      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999


                                                      REGISTRATION NO. 333-78557
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 3674                                04-3363001
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------
                             DANIEL E. BOXER, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                      333 WESTERN AVENUE, MAIL STOP 01-00
                          SOUTH PORTLAND, MAINE 04106
                                 (207) 775-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                WITH COPIES TO:

                 NINA P. GRAYSON, ESQ.                                  KRIS F. HEINZELMAN, ESQ.
                DECHERT PRICE & RHOADS                                   CRAVATH, SWAINE & MOORE
                 30 ROCKEFELLER PLAZA                                        WORLDWIDE PLAZA
               NEW YORK, NEW YORK 10112                                     825 EIGHTH AVENUE
                    (212) 698-3500                                      NEW YORK, NEW YORK 10019
                                                                             (212) 474-1000

                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------.

    If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE           AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)      REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01 par value per share.............       $480,000,000              $133,440
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum aggregate offering price includes amounts attributable to shares that may be purchased by the Underwriters to cover over-allotments, if any.


(2) $97,300 has been previously paid.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 2, 1999



                               20,000,000 Shares


                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                              Class A Common Stock

                               ------------------


     We are selling 20,000,000 shares of our Class A Common Stock. National Semiconductor Corporation, one of our principal stockholders, has granted the underwriters an option to purchase a maximum of 3,000,000 additional shares to cover over-allotments of shares.



     Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price is expected to be between $17.00 and $20.00 per share. We have applied to list our Class A Common Stock on The New York Stock Exchange under the symbol "FCS."


     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 10.


                                                                UNDERWRITING      PROCEEDS TO
                                                  PRICE TO      DISCOUNTS AND      FAIRCHILD
                                                   PUBLIC        COMMISSIONS     INTERNATIONAL
                                                ------------    -------------    -------------
Per Share.....................................             $               $                 $
Total.........................................  $                $               $


     Delivery of the shares of Class A Common Stock will be made on or about
            , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                The date of this prospectus is           , 1999.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   10
Forward-Looking Statements............   19
Debt Repayment and Preferred Stock
  Conversion Transactions.............   20
Use of Proceeds.......................   21
Dividend Policy.......................   21
Capitalization........................   22
Dilution..............................   23
Unaudited Pro Forma Combined Condensed
  Financial Statements and Unaudited
  Supplemental Data...................   25
Selected Consolidated Financial Data
  of Fairchild International..........   39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Fairchild
  International.......................   41
Selected Historical Financial Data of
  the Power Device Business...........   55
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Power Device
  Business............................   56

                                        PAGE
                                        ----
Industry Overview.....................   62
Business..............................   66
The Acquisition.......................   82
Management............................   86
Affiliates' Interests in this
  Offering............................   94
Certain Relationships and Related
  Transactions........................   95
Principal and Selling Stockholders....   98
Description of Capital Stock..........  100
Description of Certain Indebtedness...  103
Shares Eligible for Future Sale.......  107
United States Tax Consequences to
  Non-United States Holders...........  110
Underwriting..........................  113
Notice to Canadian Residents..........  116
Legal Matters.........................  117
Experts...............................  117
Where You Can Find More Information...  117
Glossary..............................  119
Index to Financial Statements.........  F-1

                      ------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                      ------------------------------------
                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN OUR CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                      ------------------------------------

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Fairchild International's fiscal year is comprised of a twelve-month period ending on the Sunday on or immediately preceding May 31 of each year. The power device business of Samsung Electronics Co., Ltd. reports on a calendar year basis. On June 28, 1999, FSC Semiconductor Corporation changed its name to Fairchild Semiconductor International, Inc. See "Glossary" for a description of other terms.

                            FAIRCHILD INTERNATIONAL


     Fairchild International is the largest independent semiconductor company focused solely on multi-market products, which are building block components that can be used in a wide range of applications and are found in virtually all electronic devices. We design, develop and market analog, discrete and logic semiconductors, which move, condition or shape electrical signals in electrical devices, and non-volatile memory semiconductors, which retain data after an electrical device has been turned off. We supply customers in a diverse range of end markets, including the computer, industrial, communications, consumer electronics and automotive industries. We are particularly strong in providing discrete and analog power management solutions, which address the growing requirement for portability and long battery life for computing and communication devices. Our business strategy is designed to maintain our multi-market product leadership and to focus on value-added solutions for our customers that leverage our core competencies. Those core competencies include managing power in electrical devices, converting or conditioning electricity in electrical devices and converting real world data to digital format through mixed signal technologies for consumer applications, input-output interfaces and ultra-small packaging technologies. We believe that we are well positioned for growth as a result of the new products that we are developing or that we have recently introduced, our strength in analog and discrete products, which has recently grown with our acquisition of Samsung Electronic's power device business, and the increasing semiconductor content of electronic products. We have wafer fabrication plants in California, Maine, Utah and South Korea, and assembly facilities in Malaysia and the Philippines. For Fiscal 1998, we generated pro forma total revenues of $1.3 billion and net income before cumulative effect of change in accounting principle of $50.2 million.


     Worldwide semiconductor market revenues were approximately $125.6 billion during 1998 according to the reports of Worldwide Semiconductor Trade Statistics published by the Semiconductor Industry Association. Since 1990, the global semiconductor market has expanded at a compounded annual growth rate of approximately 12.0%. We operate primarily in the approximately $55.3 billion moving and shaping segment of the semiconductor market. We believe that the markets we operate in provide us with attractive growth opportunities. The analog and discrete markets are expected to grow over the next three years at compounded annual growth rates of 13% and 8%, respectively, according to Worldwide Semiconductor Trade Statistics. Additionally, we focus on one of the fastest growing segments of the logic industry, low voltage CMOS, which is expected by Insight/Onsite to grow over the next five years at a compounded annual growth rate of 11%. We do not compete in the microprocessor, microcontroller, volatile memory or complex system-on-a-chip markets.

                  THE ACQUISITION OF THE POWER DEVICE BUSINESS

     On April 13, 1999, we purchased the power device business from Samsung Electronics for approximately $406.8 million, net of purchase price adjustments. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business product portfolio includes a number of new product designs with industry leading performance characteristics. The acquisition of the power device business not only enhances our analog and power discrete product offerings, but also provides us with a greater market presence in South Korea. The acquisition of the power device business also provides us with additional revenue opportunities through our relationship with Samsung Electronics, which requires Samsung Electronics to purchase minimum quantities of our products and to use us for contract manufacturing at guaranteed profit levels. Additionally, we expect to generate incremental revenues by offering the newly acquired power device business products to our existing customers and by offering our existing products to the power device business customers who currently do not purchase from us. In connection with the acquisition of the power device business, we have obtained a full income tax holiday for a period of seven years in South Korea. In 1998, the power device business had revenues of $386.5 million.

                               COMPANY STRENGTHS

     We believe our core strengths are the following:

     BREADTH OF PRODUCT PORTFOLIO. We provide our customers with one of the largest product offerings in the industry for analog, discrete, logic and non-volatile memory devices. Our analog device portfolio comprises over 2,300 products, including offerings in 92 of the top 100 best-selling analog product types by volume. Our discrete device portfolio comprises over 4,000 products and we believe it is one of the most comprehensive power device portfolios in the industry. We develop products for a wide range of market applications, reducing our dependence on any single product, application or market. In addition, we believe that our ability to provide our customers with multiple products meets a growing need for a single source of supply among our end users.

     LEADERSHIP IN POWER SOLUTIONS. We believe there is an increasing demand for a combination of sophisticated computing and communication capabilities, frequently in the form of portable devices. We are a leader in providing solutions for managing the power required to operate such devices. Our combined analog and discrete offering provides a complete solution for power management:

     Analog: We provide specific solutions for power conversion, temperature sensing, management functions, battery chargers and motor controls.

     Power Discrete: We provide comprehensive solutions for managing power from the original power source to end products such as computers, cellular phones and network devices.

     HIGH QUALITY CUSTOMER SERVICE. Our customers recognize us for our high quality of service. They require a reliable source of supply, often in high volumes and with short lead times, demand quick responses to technical questions and seek support in designing new applications which use our products. Because we are an independent company focused solely on multi-market products, all of our service and support efforts are tailored to meet these customer needs. As a result of our efforts, we have received numerous customer and industry awards, including supplier awards from Compaq Computer Corp., Siemens AG and Acer Inc. and the European Mid-Size Vendor of the Year award from Dataquest.

     HISTORY OF PRODUCT INNOVATION. Our success in introducing new products has been an important source of our growth and profitability. We have been a significant innovator in the multi-market segment of the semiconductor industry with several leading edge technologies and industry firsts, including our introduction of many new power management solutions over the past three decades which set new standards for speed and efficiency. Since June 1997, we have introduced approximately 300 new products.

     DIVERSE AND BLUE-CHIP CUSTOMER BASE. Our diverse customer base, which spans a wide spectrum of end user markets, enables us to avoid some of the volatility that may be encountered in specific semiconductor markets. We serve more than 50,000 customers worldwide, with no single customer, other than National Semiconductor and Samsung Electronics, providing more than 5% of our pro forma Fiscal 1998 total revenue. Customers in our end user markets include industry leaders such as Compaq, Ericsson, Lucent, Nortel Networks, Samsung Electronics and Siemens.

     EXPERIENCED MANAGEMENT. Our senior management team consists of seven individuals who have on average approximately 25 years of experience in the semiconductor industry. Our chief executive officer, Kirk P. Pond, has over 30 years of experience in the industry and has held senior management positions at Texas Instruments and National Semiconductor. At National Semiconductor, Mr. Pond was executive vice president and chief operating officer prior to his current position at Fairchild International.
                               ------------------

     Our principal executive offices are located at 333 Western Avenue, Mail Stop 01-00, South Portland, Maine 04106, and our telephone number is (207) 775-8100.

                                  THE OFFERING


Class A Common Stock offered
(1)...........................   20,000,000 shares offered by Fairchild
                                 International



Common Stock to be outstanding
  after this offering(2)......   54,594,437 shares of Class A Common Stock
                                 33,376,000 shares of Class B Common Stock

                                 ----------


  Total.......................   87,970,437 shares of common stock

                                 ----------
                                 ----------

Voting Rights.................   Holders of Class A Common Stock are entitled to
                                 one vote per share on all matters submitted to a vote of the stockholders other than in elections of directors. Our Restated
                                 Certificate of Incorporation will provide for cumulative voting in elections of directors.
                                 Holders of Class B Common Stock have no voting rights.

Other Rights..................   Except as to voting and conversion rights, each
                                 class of common stock has the same rights.
                                 Shares of each class of common stock are convertible on a one-to-one basis into shares of the other class of common stock at the option of the holder.

Use of Proceeds...............   We intend to use the net proceeds of this
                                 offering to:

                                 - repay amounts under our senior credit
                                   facilities;

                                 - repay all outstanding amounts under our
                                   11.74% Subordinated Note Due 2008 and our
                                   12.5% Subordinated Note Due 2008; and

                                 - pay fees and expenses of this offering.
-------------------------


(1) Excludes 3,000,000 shares of Class A Common Stock that the underwriters may purchase from National Semiconductor to cover over-allotment of shares.



(2) Excludes 4,288,020 shares of Class A Common Stock issuable upon exercise of outstanding stock options. Includes 5,034,517 shares of Class A Common Stock that we will issue in connection with the conversion of 12% Series A Cumulative Compounding Preferred Stock for Class A Common Stock. See "Debt Repayment and Preferred Stock Conversion Transactions."

              SUMMARY HISTORICAL, PRO FORMA AND SUPPLEMENTAL DATA

     In the tables below, we present unaudited pro forma financial data for informational purposes only. Since the information in the tables is a summary, you should read the following tables in conjunction with other information contained under the caption "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data," and with the financial statements and related notes and the other financial information contained elsewhere in this prospectus.

     We present below summary historical, pro forma as adjusted and supplemental data of Fairchild International and the power device business. We derived the historical financial data as of and for the years ended May 26, 1996, May 25, 1997 and May 31, 1998, from Fairchild International's audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. We derived the historical financial data as of and for the nine months ended February 28, 1999 from Fairchild International's unaudited consolidated financial statements and related notes which are included elsewhere in this prospectus. We derived the historical financial data as of and for the years ended May 29, 1994 and May 28, 1995 from Fairchild International's unaudited consolidated financial statements that we prepared on the same basis as Fairchild International's audited consolidated financial statements. In our opinion, the unaudited financial data include all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of the data.

     The Fairchild International unaudited pro forma as adjusted statement of operations data presented below are based upon unaudited pro forma financial statements for the nine months ended February 28, 1999 for Fairchild International after giving effect to the acquisition of the power device business and the related transactions described below as if they had occurred on May 26, 1997, this offering and the application of the proceeds of this offering as described in "Use of Proceeds." The unaudited pro forma as adjusted balance sheet data presented are based on assumptions that we believe accurately represent the effect of the transactions described below, this offering and the application of the proceeds of this offering as described in "Use of Proceeds" as if they had occurred on February 28, 1999.

     We derived the historical financial data of the power device business for the years ended December 31, 1996, 1997 and 1998 from the power device business' audited financial statements and related notes, which are included elsewhere in this prospectus. We derived the historical financial data of the power device business for the nine months ended December 31, 1998 from the power device business' unaudited financial statements and related notes, which are not included in this prospectus. The unaudited pro forma data of the power device business presented below are based upon unaudited financial statements for the nine months ended December 31, 1998 for the power device business and are adjusted to give pro forma effect to the contracts we entered into with Samsung Electronics in connection with the acquisition of the power device business, and to eliminate certain liabilities that we did not assume, the historical expenses related to those liabilities, and the related income tax effect of all pro forma adjustments. The financial statements of the power device business for the three years ended December 31, 1998 have been translated from South Korean Won into U.S. Dollars, and are presented in accordance with U.S. GAAP as described in "Selected Historical Financial Data of the Power Device Business."

FINANCING TRANSACTIONS FOR THE ACQUISITION

     In order to finance the acquisition of the power device business, we completed the following financings. We used the gross proceeds from these financings to pay the purchase price of the acquisition, to repay our existing senior credit facilities, to pay related fees and expenses and to fund our working capital needs.

     - We entered into the senior credit facilities, which provided us up to $410.0 million in financing, consisting of a $100.0 million revolving credit facility and $310.0 million of senior term facilities.


     - Citicorp Mezzanine Partners, L.P. contributed $50.0 million in cash to us in exchange for a pay-in-kind promissory note (which means that all interest due and not paid in cash is added to the then outstanding principal amount of the note) (the "12.5% Subordinated Note Due 2008"), and a warrant to purchase 3,538,228 shares of our common stock. The warrant is currently not exercisable and, assuming prepayment in full of the note in connection with this offering, the warrant will never become exercisable.


     - Fairchild Semiconductor Corporation issued the $300.0 million 10 3/8% Senior Subordinated Notes Due 2007.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.


                                                                                           NINE MONTHS ENDED
                                                                                           FEBRUARY 28, 1999
                                                  FISCAL YEAR ENDED MAY                 ------------------------
                                      ----------------------------------------------                  PRO FORMA
                                       1994     1995      1996      1997      1998      HISTORICAL   AS ADJUSTED
                                      ------   -------   -------   -------   -------    ----------   -----------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:(1)
Revenue:
  Analog............................  $   --   $    --   $    --   $   --    $  32.0     $  49.7       $172.1
  Discrete..........................    80.0     116.4     175.0    164.5      187.3       131.6        317.7
  Logic.............................   393.8     327.7     339.5    285.3      303.0       194.2        194.2
  Memory............................   185.1     185.5     174.2    138.0      113.5        58.6         58.6
  Contract manufacturing services...    57.7      50.7      87.6    104.2      153.4        54.5         78.7
                                      ------   -------   -------   -------   -------     -------       ------
Total revenue.......................  $716.6   $ 680.3   $ 776.3   $692.0    $ 789.2     $ 488.6       $821.3
                                      ======   =======   =======   =======   =======     =======       ======
Gross profit........................  $248.3   $ 203.8   $ 216.8   $152.5    $ 230.5     $ 107.0       $218.8
Research and development............    27.4      31.0      30.3     18.9       35.7        27.9         39.4
Selling, general and
  administrative....................    97.3     100.3     114.4     96.4       92.0        68.5        119.5
Litigation settlement expense(2)....      --        --        --       --         --          --         58.0
Restructuring and other
  non-recurring charges(3)..........      --        --        --      5.3       15.5         7.2          7.2
                                      ------   -------   -------   -------   -------     -------       ------
  Operating income (loss)...........   123.6      72.5      72.1     31.9       87.3         3.4         (5.3)
Interest, net.......................      --        --        --     11.2       54.5        44.7         56.0
Other expense (income), net.........    (1.9)     (1.8)     (0.2)     1.4         --          --         (0.3)
Provision (benefit) for income
  taxes.............................      --        --        --      3.8       10.7        (4.1)        (7.5)
                                      ------   -------   -------   -------   -------     -------       ------
  Income (loss) before cumulative
    effect of change in accounting
    principle(4)....................  $125.5   $  74.3   $  72.3   $ 15.5    $  22.1     $ (37.2)      $(53.5)
                                      ======   =======   =======   =======   =======     =======       ======
  Net income (loss) applicable to
    common stockholders before
    cumulative effect of change in
    accounting principle..................................................   $  13.4     $ (44.4)      $(53.5)
                                                                             =======     =======       ======
EARNINGS PER COMMON SHARE(5):
  Basic...................................................................   $  0.21     $ (0.71)      $(0.61)
  Diluted.................................................................   $  0.20     $ (0.71)      $(0.61)
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING (IN MILLIONS):
  Basic...................................................................      62.8        62.9         87.9
  Diluted.................................................................      65.0        62.9         87.9
OTHER FINANCIAL DATA:
Amortization of intangibles(6)......  $   --   $    --   $    --   $   --    $   1.4     $   2.6       $ 22.3
Depreciation and other
  amortization......................    38.7      44.7      64.2     77.1       83.2        69.5         90.0
Capital expenditures................    88.2     112.9     153.9     47.1       78.0        31.5         37.8
SUPPLEMENTAL DATA:
Adjusted EBITDA(7)..................  $162.3   $ 117.2   $ 136.3   $128.4    $ 187.4     $  82.7       $172.2
Cash flows provided from (used in):
  Operating activities..............    94.3     118.1     162.5     19.1      136.1        20.0
  Investing activities..............   (94.3)   (118.1)   (162.5)   (54.3)    (200.5)      (33.4)
  Financing activities..............      --        --        --     75.9       30.2        12.3

                                                               AS OF FEBRUARY 28, 1999
                                                              -------------------------
                                                                             PRO FORMA
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents...................................   $   5.4       $   64.6
Accounts receivable, net....................................     101.5          128.1
Inventories.................................................     105.6          145.0
Total assets................................................     623.5        1,101.4
Long-term debt, including current portion...................     560.0          711.4
Total stockholders' equity (deficit)........................    (161.0)         223.3(8)(9)


                             POWER DEVICE BUSINESS

                                                          YEAR ENDED                NINE MONTHS ENDED
                                                         DECEMBER 31,               DECEMBER 31, 1998
                                                  --------------------------    --------------------------
                                                   1996      1997      1998     HISTORICAL   PRO FORMA(10)
                                                  ------    ------    ------    ----------   -------------
                                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $471.8    $478.1    $386.5      $294.9        $332.7

Gross profit....................................  $ 56.5    $131.0    $137.3      $ 92.1        $114.8
Research and development........................    18.6      19.2      15.2        11.5          11.5
Selling, general and administrative.............    29.0      34.3      33.8        27.9          31.3
Litigation settlement expense(2)................      --        --      58.0        58.0          58.0
                                                  ------    ------    ------      ------        ------
Operating income (loss).........................  $  8.9    $ 77.5    $ 30.3      $ (5.3)       $ 14.0
                                                  ======    ======    ======      ======        ======
OTHER FINANCIAL DATA:
Adjusted EBITDA(7)..............................  $ 57.9    $116.3    $110.6      $ 70.2        $ 89.5
Cash flows provided from (used in):
    Operating activities........................    39.4      74.3     128.1
    Investing activities........................   (88.5)     (0.1)     (5.7)
    Financing activities........................    28.0    (157.1)   (106.8)
Capital expenditures............................   118.1      10.9       8.6         6.3           6.3

-------------------------

 (1) For the fiscal years ended May 1997 and prior, statement of operations data includes the direct and allocated expense of the Fairchild Semiconductor business of National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 and the historical and pro forma nine months ended February 28, 1999.

 (2) Represents a one-time charge for settlement by Samsung Electronics of a patent infringement lawsuit attributable to the power device business. The associated liability is being retained by Samsung Electronics.

 (3) In Fiscal 1997, restructuring and other non-recurring charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of in-process research and development associated with the acquisition of Raytheon. For the historical and pro forma nine months ended February 28, 1999, such charges consisted of $7.2 million related to severance and other costs that occurred in the first and third quarters of Fiscal 1999.

 (4) Excludes a charge for the cumulative effect of change in accounting principle of $1.5 million, net of a related tax benefit of $0.8 million, in Fiscal 1998.


 (5) Earnings per common share is calculated using net income (loss) applicable to common stockholders and excludes the effect of a $1.5 million cumulative effect of change in accounting principle in Fiscal 1998, which amount would reduce both basic and diluted earnings per common share by $0.02.


 (6) Amortization of intangibles primarily represents the amortization of indentifiable acquisition-related intangible assets.

 (7) Adjusted EBITDA is defined as operating income before other (income) expense, interest expense, taxes, depreciation, amortization and, in the case of Fairchild International, (a) restructuring and other non-recurring charges and (b) $14.1 million of one-time retention bonuses in 1997 associated with the recapitalization of National Semiconductor and, a one-time charge of $58.0 million for litigation settlement expense associated with the power device business. Adjusted EBITDA is presented because we believe that EBITDA it is a widely accepted financial indicator of an entity's ability to incur and service debt. Adjusted EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of Adjusted EBITDA may differ from similarly titled computations of other companies.

 (8) The excess of the aggregate purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998 has been allocated to inventory, property, plant and equipment, and various intangible assets for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the acquisition date (April 13, 1999). Included in the allocation to intangible assets is an estimated allocation to in-process research and development of $31.2 million, which amount was immediately expensed on consummation of the acquisition of the power device business. This expense has been deducted from stockholders' equity in the pro forma balance sheet data as of February 28, 1999.


(9) Pro forma stockholders' equity as adjusted for the offering will be reduced by $7.6 million for a one-time write-off, net of tax benefit, of a receivable from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables will be cancelled as a result of a public offering of our common stock. Additionally, we will expense amounts to discharge their individual tax liabilities associated with the cancellation. Pro forma stockholders' equity as adjusted for the offering has also been reduced by $5.6 million for the one-time write-off, net of tax benefit, of unamortized debt issuance costs associated with the debt being repaid. The expenses will reduce stockholders' equity, but will not have any effect on Adjusted EBITDA.


(10) Pro forma data for the nine months ended December 31, 1998 has been presented to be consistent with the pro forma nine months ended February 28, 1999 data presented for Fairchild International.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our Class A Common Stock.


FOLLOWING THIS OFFERING, WE WILL HAVE $711.4 MILLION OF TOTAL INDEBTEDNESS AND A DEBT TO EQUITY RATIO OF 3.2 TO 1.0, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO GROW AND COMPETE.



     On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, this offering and the application of the proceeds of this offering as described in "Use of Proceeds," as of February 28, 1999, we would have had total indebtedness of $711.4 million, stockholders' equity of $223.3 million and a ratio of debt to equity of 3.2 to
1.0. In addition, we and our subsidiaries may be able to incur substantial additional indebtedness in the future, which would increase our leverage.


     Our substantial indebtedness:

     - requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     - increases our vulnerability to general adverse economic and industry conditions;

     - limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - restricts us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

     - places us at a competitive disadvantage compared to our competitors that have less debt.

     See "Capitalization," "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data" and "Description of Certain Indebtedness."

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR EXISTING DEBT, WHICH MAY REQUIRE US TO REFINANCE OUR DEBT OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS.


     On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, this offering and the application of the proceeds of this offering as described in "Use of Proceeds," interest expense for Fiscal 1998 and for the nine months ended February 28, 1999 would have been $77.9 million and $57.2 million, respectively. On a pro forma basis after giving effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, this offering and the application of the proceeds of this offering as described in "Use of Proceeds," our ratio of earnings to fixed charges would have been 1.7x for Fiscal 1998, and for the nine months ended February 28, 1999, our fixed charges would have exceeded our earnings by $61.0 million. On a historical basis, our ratio of earnings to fixed charges would have been 1.6x for Fiscal 1998, while our fixed charges would have exceeded our earnings by $41.3 million for the nine months ended February 28, 1999. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuations.


     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because some of our borrowings have variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to service our indebtedness, we may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we would be able to refinance any of our indebtedness on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

     See "-- Cyclical Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

OUR DEBT INSTRUMENTS RESTRICT OR PROHIBIT OUR ABILITY TO ENGAGE IN OR ENTER INTO CERTAIN BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.

     The operating and financial restrictions and covenants in our debt instruments may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. Our debt instruments impose significant operating and financial restrictions on us, affecting our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities, which could place us at a disadvantage relative to competitors not subject to such limitations. Failure to comply with any such restrictions could result in a default under the terms of our debt instruments. In the event of any such default, our debtholders could demand payment of all borrowings outstanding, including accrued interest and other fees. In addition, if we were unable to repay any borrowings under our senior credit facilities when due, the lenders could proceed against their collateral, which consists of substantially all of the assets of our company, Fairchild Semiconductor Corporation and its subsidiary guarantors. If the indebtedness under our debt instruments were to be accelerated, the value of our common stock would likely decrease significantly.

     See "Description of Certain Indebtedness."

AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS.

     We expect our subsidiaries to retain substantially all of their earnings to meet their own obligations. As a result, and because certain of our subsidiaries are prohibited by terms in their debt instruments from making payments to us, we may have difficulty meeting our obligations, and it is therefore unlikely that we will be able to make dividend payments in the near future. We are a holding company with no business operations, and our only significant asset is the outstanding capital stock of our subsidiaries. As we intend to use substantially all the net proceeds from this offering to repay indebtedness, we will rely on payments from our subsidiaries to meet our future obligations. Absent such payments, we will not be able to pay cash dividends on our Class A Common Stock. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including by Fairchild Semiconductor Corporation to service its debt obligations. Even if we determined to pay a dividend on or make a distribution in respect of our Class A Common Stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay a dividend or distribute funds to us or that applicable state law and contractual restrictions, including restrictions in Fairchild Semiconductor Corporation's debt instruments, will permit such dividends or distributions. See "-- Substantial Leverage," "-- Restrictions and Covenants in Our Debt Instruments" and "Description of Certain Indebtedness."

DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

     The semiconductor industry is highly cyclical and the value of our business may decline during the "down" portion of these cycles. During the latter half of Fiscal 1998 and the beginning of Fiscal 1999, we, as well as many others in our industry, experienced significant declines in the pricing of our products as customers reduced demand forecasts and manufacturers reduced prices to keep capacity utilization high. We believe these trends were due primarily to the Asian financial crisis and excess personal computer inventories. We cannot assure you that the market for semiconductors will improve or that our markets will not experience additional, possibly more severe and prolonged, downturns in the future. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, price competition for orders and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computer, industrial, telecommunications, consumer electronics and automotive goods, and these end user markets may experience changes in demand that will adversely affect our prospects.

NEW TECHNOLOGIES COULD RESULT IN THE DEVELOPMENT OF NEW PRODUCTS AND A DECREASE IN DEMAND FOR OUR PRODUCTS, AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER DEMANDS.

     Our failure to develop new technologies, or react to changes in existing technologies, could materially delay our development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We cannot assure you that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technologies in our product markets could have a material adverse effect on our competitive position within the industry.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the multi-market semiconductor product markets in particular, is highly competitive. Competition is based on price, product performance, quality, reliability and customer service. In addition, even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

BECAUSE THE POWER DEVICE BUSINESS PREVIOUSLY OPERATED AS A DIVISION OF SAMSUNG ELECTRONICS, THE COSTS OF OPERATING THIS BUSINESS AS AN INDEPENDENT ENTITY MAY BE SIGNIFICANTLY GREATER THAN INITIALLY ESTIMATED.

     The operation of the power device business as an independent entity may result in our incurring operating costs and expenses significantly greater than we anticipated prior to the acquisition of the power device business. Prior to our purchase of it, the power device business was operated as a division of Samsung Electronics. During 1998, the power device business incurred costs for research and development, sales and marketing and general and administrative activities. These costs represent expenses incurred directly by the power device business and charges allocated to it by Samsung

Electronics. The power device business now obtains many of these services on an arm's length basis. However, to provide certain of these services for a transition period after the acquisition of the power device business, we entered into a Transitional Services Agreement with Samsung Electronics under which the power device business continues to obtain a number of these services. We cannot assure you that upon termination of the Transitional Services Agreement, we will be able to obtain similar services on comparable terms.

     The power device business has historically provided manufacturing services to Samsung Electronics at cost. The power device business will provide contract manufacturing services to Samsung Electronics for a period of three years under various agreements at rates designed to generate levels of profitability totaling W53,700 million over three years. The pro forma data contained in this prospectus are based on our estimates as to expenses on a stand-alone basis, including the effect of the Transitional Services Agreement with Samsung Electronics, and contract manufacturing revenue under the manufacturing agreements with Samsung Electronics. We cannot assure you that such estimates are accurate or will reflect the actual expenses or revenues of the power device business.

     See "The Acquisition" and "-- Dependence on Samsung Electronics."

WE ENTERED INTO A NUMBER OF LONG-TERM SUPPLY AND SUPPORT CONTRACTS WITH SAMSUNG ELECTRONICS IN CONNECTION WITH THE ACQUISITION OF THE POWER DEVICE BUSINESS, AND ANY DECREASE IN THE PURCHASE REQUIREMENTS OF SAMSUNG ELECTRONICS OR INABILITY OF SAMSUNG ELECTRONICS TO MEET ITS CONTRACTUAL OBLIGATIONS COULD SUBSTANTIALLY REDUCE THE FINANCIAL PERFORMANCE OF OUR KOREAN SUBSIDIARY.

     As a result of the acquisition of the power device business, we have numerous arrangements with Samsung Electronics including arrangements relating to product sales, designation as a vendor to affiliated Samsung companies and other services. Any material adverse change in the purchase requirements of Samsung Electronics, in its ability to supply the agreed-upon services or in its ability to fulfill its other obligations could have a material adverse effect on our Korean subsidiary. Although historically the power device business generated significant revenues from the sale of products to affiliated Samsung companies, we cannot assure you that we will be able to sell any products to affiliated Samsung companies or that the designation of the power device business as a vendor to those affiliated Samsung companies will generate any revenues for our company. Furthermore, under the Korean Fair Trade Law, the Fair Trade Commission may issue an order requiring change of terms and conditions of the agreements between us and Samsung Electronics if it concludes that Samsung Electronics has provided us with undue support or discriminated against our competitors.

     See "The Acquisition."

OUR POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA.

     As a result of the acquisition of the power device business, we have operations in South Korea and are subject to risks associated with doing business in that country.

     - In addition to other risks disclosed relating to international operations, some businesses in South Korea are presently subject to labor unrest. Also, relations between South Korea and North Korea have been tense over most of South Korea's history. Recent events involving, among other things, North Korea's refusal to comply with the Nuclear Non-Proliferation Treaty and several naval confrontations, have caused the level of tension between the two countries to increase. No assurance can be given as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary.

     - The power device business' sales are denominated primarily in U.S. Dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in Won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance U.S. Dollar vs. Won costs, a significant decrease in the value of the U.S. Dollar relative to the Won could have a material adverse effect on our financial performance and results of operations.

A CHANGE IN CERTAIN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CERTAIN CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN OUR NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.

     The transaction structure we utilized for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. If our assumptions are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from our transaction structure. For a discussion of the transaction structure, see "The Acquisition -- General" and "Description of Certain Indebtedness -- Senior Credit Facilities."

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS.

     We cannot assure you that we will be successful in overcoming the risks related to or arising from operating in international markets. We maintain significant operations in Cebu, the Philippines, Penang, Malaysia, and, through the power device business, in South Korea. The following are risks inherent in doing business on an international level:

     - changes in import duties;
     - trade restrictions;
     - transportation delays;
     - work stoppages;
     - economic and political instability;
     - foreign currency fluctuations; and
     - the laws, including tax laws, and policies of the United States and of the countries in which we manufacture our products.

PRODUCTION TIME AND THE OVERALL COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR PRIMARY SUPPLIERS OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS.

     Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis, and our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a minority of our wafer fabrication and assembly and test operations to other manufacturers, including Torex, NS Electronics Ltd., Samsung Electronics and National Semiconductor. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

     Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries or reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

THE FAILURE OF NATIONAL SEMICONDUCTOR TO MAINTAIN ITS PURCHASE REQUIREMENTS OR MEET ITS CONTRACTUAL OBLIGATIONS COULD ADVERSELY AFFECT OUR CAPACITY UTILIZATION AND PROFITABILITY.

     We have several arrangements with National Semiconductor relating to the provision of our services and the sale of our products. Any material adverse change in the arrangements, such as National Semiconductor's ability to provide the agreed-upon services, its ability to fulfill its intellectual property indemnity obligations or its ability to fulfill its other obligations, could have a material adverse effect on us. In addition, any material adverse change in the purchase requirements of National Semiconductor under the foundry services agreement, or failure to continue making purchases after expiration of the agreement on June 11, 2000, could adversely affect our factory utilization and profitability.

     National Semiconductor is currently required to purchase a certain amount of our products pursuant to a foundry sales agreement which expires in June, 2000. However, in the fourth quarter of Fiscal 1998, National Semiconductor informed us that its demand would be significantly lower in Fiscal 1999 than in Fiscal 1998. This has resulted in significantly lower contract manufacturing revenues in the first nine months of Fiscal 1999 as compared to the first nine months of Fiscal 1998 and will result in substantially lower contract manufacturing revenues throughout Fiscal 1999 as compared to Fiscal 1998. Such reduced demand has and will continue to negatively impact our factory utilization and profitability.

BECAUSE A LIMITED NUMBER OF PERSONS, INCLUDING MEMBERS OF OUR MANAGEMENT TEAM, OWN A MAJORITY OF OUR SHARES AND THEREFORE CONTROL OUR COMPANY, CERTAIN DECISIONS MAY BE MADE BY THEM THAT MAY BE DETRIMENTAL TO YOUR INTERESTS.


     Upon completion of this offering, Sterling Holding Company, LLC and some of the key employees of our company will own 21,083,317 shares, or approximately 38.6%, of the outstanding Class A Common Stock, our only class of voting stock, and 28,396,000 shares of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis. By virtue of such stock ownership, such persons have the power to direct our affairs and are able to determine the outcome of matters required to be submitted to stockholders for approval, including the election of a majority of our directors and amendment of our Certificate of Incorporation. We cannot assure you that such persons will not exercise their control over us in a manner detrimental to your interests.

     See "Principal Stockholders."

BECAUSE MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, OUR FAILURE TO PROTECT OUR PROPERTY AND DEVELOP VALUABLE NEW TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     Failure to protect our existing intellectual property or to develop new technologies may result in our inability to increase sales and our losing some of our market share to our competitors. Our future success and competitive position depend in part upon our ability to obtain and maintain certain proprietary technologies used in our principal products. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

     - any of the more than 250 U.S. patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to others; or

     - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

     In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     The future success of many of our competitors is also based on their ability to protect and develop intellectual property. Our competitors may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of such research. Certain of our technologies have been licensed on a non-exclusive basis from National Semiconductor which may, after a five-year period, license such technologies to others, including our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

     While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed upon the intellectual property rights of others. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

     - pay substantial damages;

     - cease the manufacture, use, sale or importation of infringing products;

     - expend significant resources to develop or acquire non-infringing technologies;

     - discontinue the use of certain processes; or

     - obtain licenses to the infringing technologies.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND CERTAIN CONSEQUENCES OF THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY ADVERSELY AFFECT US.

     We plan to continue to pursue additional acquisitions of related businesses. The expense incurred in consummating the future acquisition of related businesses, or our failure or inability to integrate such businesses successfully into our existing business, could result in our incurring unanticipated expenses and losses. We plan to continue to pursue additional acquisitions of related businesses in the future. We cannot assure you, however, that we will be able to identify or finance additional acquisitions or that, if consummated, we will realize any anticipated benefits from such acquisitions.

     The success of some of our competitors has also been due in part to their ability to identify, acquire and successfully integrate related businesses. Some of these competitors are larger, have greater cash reserves, or the ability to incur more debt to finance the acquisition of such businesses. As the number of attractive acquisition targets is limited, we cannot assure you that we could successfully outbid these competitors for these businesses.

     Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. In addition, although Samsung Electronics assists us in integrating the operations of the power device business into our operations pursuant to the Transitional Services Agreement, we may encounter unforeseen obstacles or costs in such integration. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.


67,970,437 MILLION, OR 77.3%, OF OUR TOTAL OUTSTANDING SHARES MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE; FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF THE CLASS A COMMON STOCK.



     Immediately after this offering, the public market for the Class A Common Stock will include only the 20,000,000 shares that we are selling in this offering, assuming the over-allotment option is not exercised. At that time, there will be an additional 34,594,437 shares of Class A Common Stock outstanding, including the shares of Class A Common Stock issued in connection with the 12% Series A Cumulative Compounding Preferred Stock conversion, and 33,376,000 shares of Class B Common Stock outstanding, which are convertible on a one-to-one basis into Class A Common Stock. Certain shares held by our existing stockholders are subject to "lock-up" agreements that prohibit existing stockholders from selling their shares of Class A Common Stock in the public market for 180 days after the date of this prospectus. When the 180-day "lock-up" period expires, or if Credit Suisse First Boston consents, in its sole discretion, to an earlier sale, our existing stockholders will be able to sell their shares in the public market, subject to certain legal restrictions. If our existing stockholders sell a large number of shares, the market price of shares of Class A Common Stock could decline, as such sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in the financial performance of our company. Moreover, the perception in the public market that these stockholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock. Furthermore, our existing stockholders have the right to require us to register their shares, which may facilitate their sale of shares in the public market.

INVESTORS WILL PAY A PRICE FOR SHARES OF CLASS A COMMON STOCK THAT WAS NOT ESTABLISHED IN A COMPETITIVE MARKET AND THE PRICE THAT PREVAILS IN THE MARKET MAY BE LOWER.

     Prior to this offering, there has been no public market for the Class A Common Stock. We have applied to list the Class A Common Stock for trading on The New York Stock Exchange. After this offering, an active trading market might not develop or continue. If you purchase shares of Class A Common Stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with our underwriters and National Semiconductor, which is substantially greater than the price paid by our existing stockholders. The price of the Class A Common Stock that will prevail in the market after this offering may be higher or lower than the price you pay. For a description of the factors we will consider in negotiating the public offering price, see "Underwriting."

THE VALUE OF YOUR INVESTMENT IN OUR CLASS A COMMON STOCK WILL BE DILUTED.

     If you purchase Class A Common Stock in this offering, you will pay more for your shares than the amount paid by existing stockholders or individuals or companies which acquired shares by exercising options granted before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded on our books, will be less than the amount you pay for shares of Class A Common Stock in this offering. In addition, the total amount of our capital will be less than what it would have been had you and all of the existing stockholders and optionees paid the same amount per share of Class A Common Stock as you will pay in this offering. See "Dilution" for a more complete description of how the value of your investment in our Class A Common Stock will be diluted upon the completion of this offering.

WE FACE A VARIETY OF RISKS WHICH MAY NOT BE UNIQUE TO OUR COMPANY, BUT WHICH WE BELIEVE ARE MATERIAL TO A DECISION TO INVEST IN OUR COMPANY.

     - Dependence on key personnel -- our key executives have been an integral part of our success, and the experience, knowledge, business relationships and expertise which we would lose should such an executive depart could be difficult to replace and may result in a decrease in operating efficiency and financial performance;

     - Environmental liabilities -- our business subjects us to federal, state and foreign laws and regulations concerning the environment, and we cannot predict the amounts we may need to spend in order to comply with new environmental laws or regulations enacted in the future;

     - Year 2000 compliance -- our business is dependent on business systems that may fail at the year 2000, and although we believe that these systems are currently year 2000 compliant, we cannot assure you that our systems or those systems used by our major customers, suppliers or other third parties on whom we depend will remain effective at the year 2000;


     - Risks associated with the conversion by certain EU member states to the Euro -- our business may be exposed to certain risks associated with the conversion by many European countries of their currencies to the Euro.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business," "Business" and other sections of this prospectus.

     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: the integration of the acquired power device business without disruption to manufacturing, marketing and distribution activities; changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; the availability, terms and deployment of capital; and our ability to accurately estimate the cost of systems preparation and successfully implement for Year 2000 compliance. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

           DEBT REPAYMENT AND PREFERRED STOCK CONVERSION TRANSACTIONS

DEBT REPAYMENT


     A portion of the proceeds of this offering will be used to repay a portion of amounts due under our senior credit facilities and to repay all outstanding amounts due under our 12.5% Subordinated Note Due 2008 and our 11.74% Subordinated Note Due 2008. Our 12.5% Subordinated Note Due 2008 and our 11.74% Subordinated Note Due 2008 are pay-in-kind promissory notes which means that all interest due and not paid in cash is added to the then outstanding principal amount of the notes. The terms of the senior credit facilities require Fairchild Semiconductor Corporation to apply 50% of the net proceeds of this offering in excess of $50.0 million to the repayment of loans under the senior credit facilities. The terms of the 12.5% Subordinated Note Due 2008 require that all net cash proceeds of this offering be used to repay outstanding amounts due under that note, except to the extent such proceeds are required to be used to repay amounts due under the senior credit facilities or are voluntarily used to repay debt that is senior to that note. In addition, because the 12.5% Subordinated Note Due 2008 will be repaid prior to 18 months after its issuance, the warrant to purchase Class A Common Stock issued in connection with the 12.5% Subordinated Note Due 2008 will not become exercisable according to its terms. The terms of the 11.74% Subordinated Note Due 2008 require that the first $50.0 million in net cash proceeds from this offering be used to redeem debt senior to that note, to the extent such debt requires such redemption. In addition, the 11.74% Subordinated Note Due 2008 requires that 50% of the net cash proceeds from this offering in excess of $50.0 million must be used to redeem amounts due under that note. After complying with all of the foregoing requirements, and assuming we completed this offering on February 28, 1999, we would have repaid $198.6 million under the senior credit facilities, $50.0 million under the 12.5% Subordinated Note Due 2008 and $96.4 million under the 11.74% Subordinated Note Due 2008. See "Use of Proceeds."


CONVERSION OF PREFERRED STOCK


     Concurrently with the completion of this offering, all of our outstanding 12% Series A Cumulative Compounding Preferred Stock will be converted into shares of Class A Common Stock. The conversion will be accomplished through an amendment to our certificate of incorporation. Each participating preferred stockholder will receive shares of Class A Common Stock equal in aggregate value to $1,000 per share of preferred stock held by the stockholder at the closing plus accumulated and unpaid dividends. The number of shares of Class A Common Stock received by each preferred stockholder will be determined based on the amount per share received by us for shares of Class A Common Stock sold in this offering. Assuming we complete this offering on July 31, 1999 at $17.39 per share (the mid-point of the range shown on the cover of this prospectus, less assumed underwriting discounts and commissions), a total of 5,034,517 shares of Class A Common Stock will be exchanged for all outstanding shares of our 12% Series A Cumulative Compounding Preferred Stock. No shares of preferred stock will be authorized for issuance following the offering. See "Use of Proceeds."

                                USE OF PROCEEDS


     The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, based on the assumed initial public offering price of $18.50 per share (the mid-point of the range shown on the cover of this prospectus), are estimated to be approximately $345.0 million. The gross proceeds from this offering will be used as set forth below. The following table assumes that the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings were consummated on February 28, 1999 and sets forth the estimated sources and uses of funds for the transactions described above as of such date:



                                          AMOUNT
                                       ------------
                                         (DOLLARS
                                       IN MILLIONS)
Sources:
 Gross Offering Proceeds.............        $370.0
                                       ------------
Total Sources........................        $370.0
                                       ============



                                          AMOUNT
                                       ------------
                                         (DOLLARS
                                       IN MILLIONS)
Uses:
 Repay Senior Credit Facilities(1)...        $198.6
 Repay 12.5% Subordinated Note(2)....          50.0
 Repay 11.74% Subordinated Note(3)...          96.4
 Fees and Expenses...................          25.0
                                       ------------
Total Uses...........................        $370.0
                                       ============


------------------------

(1) The outstanding indebtedness to be repaid with a portion of the proceeds of this offering consists of the following amounts under our senior credit facilities: $100.0 million of tranche A term loan that matures on March 31, 2004 and $98.6 million of tranche B term loan that matures on December 15, 2004. At February 28, 1999, the weighted average interest rate with respect to the tranche A term loan and the tranche B term loan was approximately 8.0%. The actual amount repaid will be reduced by $55,700 per day, the sum of accrued interest and prepayment premium on the 12.5% Subordinated Note Due 2008 per day and accrued interest on the 11.74% Subordinated Note Due 2008 per day, until the closing of this offering. The proceeds of our senior credit facilities were used to fund the acquisition of the power device business, to refinance our then existing senior credit facilities and to pay related fees and expenses.

(2) In connection with the acquisition of the power device business from Samsung Electronics, Fairchild International issued to Citicorp Mezzanine Partners, L.P. the 12.5% Subordinated Note Due 2008 in the original principal amount of $50.0 million. The 12.5% Subordinated Note Due 2008 matures on February 1, 2008 and bears interest at an annual rate equal to 12.5%. The proceeds of the 12.5% Subordinated Note Due 2008 were used to fund the acquisition of the power device business, to refinance our then existing senior credit facilities and to pay related fees and expenses. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital owns an interest in Sterling Holding Company, LLC, one of our principal stockholders.
(3) In connection with the recapitalization of Fairchild Semiconductor Corporation in 1997, Fairchild International issued to National Semiconductor the 11.74% Subordinated Note Due 2008 in the original principal amount of $77.0 million. The 11.74% Subordinated Note Due 2008 matures on March 14, 2008 and bears interest at an annual rate equal to 11.74%. During Fiscal 1998, National Semiconductor sold the 11.74% Subordinated Note Due 2008 to a number of financial institutions.

     We will not receive any proceeds from the sale of the shares of Class A Common Stock, if any, to be sold by National Semiconductor upon the exercise of the underwriters' over-allotment option.

                                DIVIDEND POLICY

     We have never paid a cash dividend and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual limitations contained in our debt instruments and such other factors as the board of directors deems relevant. See "Description of Indebtedness" and "Description of Capital Stock."

                                 CAPITALIZATION
     The following table sets forth the capitalization of our company as of February 28, 1999 (i) on an actual basis, (ii) pro forma to give effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings and (iii) as adjusted to give pro forma effect to this offering, the conversion of the 12% Series A Cumulative Compounding Preferred Stock in exchange for shares of Class A Common Stock and application of the proceeds of such offering and repurchase as described under "Use of Proceeds." This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business" and the financial statements of Fairchild International and the power device business included elsewhere in this prospectus.


                                                                   AS OF FEBRUARY 28, 1999
                                                              ---------------------------------
                                                                                    PRO FORMA
                                                                          PRO      AS ADJUSTED
                                                              ACTUAL     FORMA     FOR OFFERING
                                                              ------   ---------   ------------
                                                                    (DOLLARS IN MILLIONS)
Cash and cash equivalents...................................  $  5.4   $   64.6       $ 64.6
                                                              ======   ========       ======
Long-term debt, including current portion:
  Former Senior Credit Facilities :.........................  $163.6   $     --       $   --
  Senior Credit Facilities:
    Revolving Credit Facility(1)............................      --         --           --
    Tranche A Facility......................................      --      100.0           --
    Tranche B Facility......................................      --      210.0        111.4
  10 1/8% Senior Subordinated Notes Due 2007................   300.0      300.0        300.0
  10 3/8% Senior Subordinated Notes Due 2007................      --      300.0        300.0
  12.5% Subordinated Note Due 2008..........................      --       50.0           --
  11.74% Subordinated Note Due 2008.........................    96.4       96.4           --
                                                              ------   --------       ------
       Total long-term debt, including current portion......   560.0    1,056.4        711.4
                                                              ------   --------       ------
12% Series A Cumulative Compounding Redeemable Preferred
  Stock(2)..................................................    87.7       87.7           --
Stockholders' Equity:
    Class A Common Stock $.01 par value: 80,000,000 shares
      authorized; 29,559,920 shares issued and outstanding,
      actual; 29,559,920 shares issued and outstanding, pro
      forma; 54,594,437 shares issued and outstanding, pro
      forma as adjusted for this offering...................     0.3        0.3          0.5
    Class B Common Stock $.01 par value: 80,000,000 shares
      authorized; 33,376,000 shares issued and outstanding,
      actual, pro forma and pro forma as adjusted for this
      offering..............................................     0.3        0.3          0.3
    Additional paid-in capital..............................     9.5        9.5        442.0
    Accumulated deficit.....................................  (171.1)    (206.3)      (219.5)
                                                              ------   --------       ------
       Total stockholders' equity (deficit)(3)(4)...........  (161.0)    (196.2)       223.3
                                                              ------   --------       ------
         Total capitalization...............................  $486.7   $  947.9       $934.7
                                                              ======   ========       ======


-------------------------
(1) Borrowings of up to $100.0 million under the revolving credit facility are available for working capital and general corporate purposes.
(2) Assumes all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock will be converted into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount we will receive in this offering. See "Debt Repayment and Preferred Stock Conversion Transaction."
(3) The excess of the aggregate purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998 has been allocated to inventory, property, plant and equipment, and various intangible assets, for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the date of the acquisition of the power device business (April 13, 1999). Included in the allocation to intangible assets is an estimated allocation to in-process research and development of $31.2 million, which amount was expensed on consummation of the acquisition of the power device business. This expense amount has been deducted from stockholders' equity in the pro forma balance sheet as of February 28, 1999.

(4) Pro forma stockholders' equity as adjusted for the offering has been reduced by $7.6 million for a one-time write-off, net of tax benefit, of a receivable from the management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. Such receivables will be cancelled as a result of this offering. Additionally, we will expense amounts to discharge their individual tax liabilities associated with the cancellation. Pro forma stockholders' equity as adjusted for the offering has also been reduced by $5.6 million for the one-time write-off, net of tax benefit, of unamortized debt issuance costs associated with the debt being repaid. These expenses will reduce stockholders' equity, but will not have any effect on Adjusted EBITDA.

                                    DILUTION


     Purchasers of the Class A Common Stock offered by this prospectus will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A Common Stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of February 28, 1999, Fairchild International had a negative pro forma tangible book value of $362.1 million or $5.75 per share after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. Assuming the sale of 20,000,000 shares at an initial public offering price of $18.50 per share (the mid-point of the range shown on the cover of this prospectus) and the conversion of the 12% Series A Cumulative Compounding Preferred Stock in exchange for shares of Class A Common Stock, and after deducting the underwriters' discounts and commissions and estimated offering expenses, Fairchild International's negative pro forma tangible book value as of February 28, 1999 would have been $30.3 million or $0.34 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $5.41 per share and an immediate dilution to new investors of $18.84 per share. The following table illustrates this per share dilution:



                                                                          PER
                                                                         SHARE
                                                                         ------
Assumed initial public offering price.......................             $18.50
  Pro forma net tangible book value before this offering....  $ (5.75)
  Increase in net tangible book value per share attributable
     to this offering.......................................     5.41
                                                              -------
Pro forma net tangible book value after this offering.......              (0.34)
                                                                         ------
Dilution to new investors...................................             $18.84
                                                                         ======



     The following table summarizes, on a pro forma as adjusted basis as of February 28, 1999, the number of shares of common stock purchased from Fairchild International, the estimated value of the total consideration paid for or attributed to such common stock, and the average price per share paid by or attributable to (i) existing stockholders, (ii) stockholders exchanging the 12% Series A Cumulative Compounding Preferred Stock for shares of Class A Common Stock and (iii) new investors purchasing shares in this offering at an assumed initial offering price of $18.50 per share (the mid-point of the range shown on the cover of this prospectus).



                                                                          TOTAL CASH
                                                                        CONSIDERATION
                                         SHARES OF COMMON STOCK     ----------------------
                                         PURCHASED OR CONVERTED                                AVERAGE
                                         -----------------------    (DOLLARS IN MILLIONS)     PRICE PER
                                           NUMBER       PERCENT      AMOUNT       PERCENT       SHARE
                                         -----------    --------    ---------    ---------    ---------
Existing stockholders..................  62,935,920       71.5%      $   7.8         1.7%      $  0.12
Converting preferred stockholders......   5,034,517        5.7          87.7        18.8         17.39
New investors..........................  20,000,000       22.8         370.0        79.5         18.50
                                         ----------      -----       -------       -----
     Total.............................  87,970,437      100.0%      $ 465.5       100.0%
                                         ==========      =====       =======       =====



     The existing stockholders will hold 62,935,920 shares, or 71.5% of the total number of shares outstanding after this offering and the stockholders converting the 12% Series A Cumulative Compounding Preferred Stock into shares of Class A Common Stock will hold 5,034,517 shares, or 5.7% of the total number of shares outstanding after this offering.

     If the underwriters exercise their over-allotment option in full, the following will occur:


     - the number of shares of common stock held by existing stockholders will decrease to 59,935,920, or approximately 68.1% of the total number of shares of common stock outstanding; and



     - the number of shares of common stock held by new public investors will be increased to 23,000,000, or approximately 26.1% of the total number of shares of our common stock outstanding after this offering.



     The foregoing tables assume no exercise of any outstanding stock options to purchase Class A Common Stock under our 1997 Stock Option Plan. As of February 28, 1999, there were outstanding options to purchase an additional 4,288,020 shares of Class A Common Stock at an average exercise price of $3.69 per share. To the extent these options or purchase rights are exercised, there may be further dilution to new investors.

                UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                   STATEMENTS AND UNAUDITED SUPPLEMENTAL DATA

     The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Fairchild International, the power device business and Raytheon which are included elsewhere in this prospectus. The acquisition of Raytheon was consummated on December 31, 1997, and, accordingly, Fairchild International's historical consolidated statements of operations include the results of operations of Raytheon beginning January 1, 1998.

     The Unaudited Pro Forma Combined Condensed Statements of Operations give effect to the Raytheon acquisition, the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, this offering and the application of the proceeds of this offering as described in "Use of Proceeds" as if they were consummated on May 26, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the acquisition of the power device business, the financings in connection with the acquisition, the application of the proceeds of such financings, this offering and the application of the proceeds of this offering as described in "Use of Proceeds," as if they were consummated on February 28, 1999. All of the pro forma adjustments are described more fully in the accompanying notes. The pro forma adjustments are based upon preliminary estimates and assumptions that we believe are reasonable in the circumstances. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. Final amounts could differ from those set forth below.

     The Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999 include the historical statements of operations of the power device business for the twelve months ended June 30, 1998 and the nine months ended December 31, 1998, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet as of February 28, 1999 includes the historical balance sheet of the power device business as of December 31, 1998. The results of operations of the power device business for the period from April 1, 1998 through June 30, 1998 have been included in both the Unaudited Pro Forma Combined Condensed Statements of Operations for the fiscal year ended May 31, 1998 and the nine months ended February 29, 1999. Power device business revenue and loss for this period was $101.5 million and $34.1 million, respectively.

     The power device business' historical financial information reflected in the pro forma financial statements represents the accounts and operations of Samsung Electronics with respect to the power device business. During the period covered by the power device business' financial statements, the power device business was conducted as a part of Samsung Electronics' overall operations, and separate financial statements were not prepared. Fairchild International has been advised by Samsung Electronics that the power device business' financial statements were prepared from the historical accounting records of Samsung Electronics and include various allocations for costs and expenses. Therefore, the statements of operations of the power device business may not be indicative of the results of operations that would have resulted if the power device business had operated on a stand-alone basis. Fairchild International has been advised by Samsung Electronics that all of the allocations and estimates reflected in the power device business' financial statements are based on assumptions that Samsung Electronics believes are reasonable under the circumstances.

     The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the dates or for the periods indicated and do not purport to be indicative of the balance sheet data or results of operations as of any future date or for any future period. The pro forma financial statements should be read in conjunction with the accompanying notes, the financial statements and notes thereto of Fairchild International, the power device business and Raytheon which are included elsewhere in this prospectus, "Management's Discussion and

Analysis of Financial Condition and Results of Operations of Fairchild International" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

     The acquisition of Raytheon and the acquisition of the power device business were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. For purposes of the pro forma financial statements, the excess of the aggregate purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998 has been allocated to inventory, property, plant and equipment, and various intangible assets, and is for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the date of the acquisition of the power device business (April 13, 1999).

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                 FISCAL YEAR ENDED MAY 31, 1998
                           -------------------------------------------
                                           POWER
                             POWER        DEVICE
                             DEVICE      BUSINESS        FAIRCHILD
                            BUSINESS     PRO FORMA     INTERNATIONAL
                           HISTORICAL   ADJUSTMENTS    HISTORICAL(4)
                           ----------   -----------   ----------------
                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue

  Net sales-trade........    $400.2       $  7.51a         $635.8
                                             6.11b
  Contract
    manufacturing........      27.6         22.81c          153.4
                             ------       ------           ------
                              427.8         36.4            789.2
Cost of sales
  Cost of sales-trade....     240.6         (2.7)1a         441.6
                                             9.91d
                                             1.41e
                                             1.31f
                                            (0.7)1g
  Cost of contract
    manufacturing........      27.6           --            117.1
                             ------       ------           ------
                              268.2          9.2            558.7
                             ------       ------           ------
Gross profit.............     159.6         27.2            230.5
Research and
  development............      15.4           --             35.7
Selling, general and
  administrative.........      32.5         15.51a           92.0
                                            (8.7)1d
                                            (5.4)1h
Litigation settlement
  expense................      58.0           --               --
Restructuring and other
  non-recurring
  charges................        --           --             15.5
                             ------       ------           ------
Operating income.........      53.7         25.8             87.3
Non-cash interest
  expense................        --           --              2.8
Cash interest expense,
  net....................       9.9         (9.9)1i          51.7
Foreign currency losses,
  net....................       7.5           --               --
                             ------       ------           ------
Income before income
  taxes..................      36.3         35.7             32.8
Income taxes.............      11.1        (11.1)1j          10.7
                             ------       ------           ------
Net income before
  cumulative effect of
  change in accounting
  principle..............    $ 25.2       $ 46.8           $ 22.1
                             ======       ======           ======
Net income before cumulative effect of change in
  accounting principle applicable to common
  stockholders.....................................        $ 13.4
                                                           ======
EARNINGS PER COMMON SHARE:
  Basic............................................        $ 0.21
                                                           ======
  Diluted..........................................        $ 0.20
                                                           ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN
  MILLIONS):
  Basic............................................          62.8
                                                           ======
  Diluted..........................................          65.0
                                                           ======

                                               FISCAL YEAR ENDED MAY 31, 1998
                           -----------------------------------------------------------------------

                                                           FAIRCHILD
                             RAYTHEON       PRO FORMA    INTERNATIONAL    OFFERING      PRO FORMA
                           HISTORICAL(4)   ADJUSTMENTS     PRO FORMA     ADJUSTMENTS   AS ADJUSTED
                           -------------   -----------   -------------   -----------   -----------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade........      $47.3         $   --        $1,096.9        $            $1,096.9
  Contract
    manufacturing........         --             --           203.8                        203.8
                               -----         ------        --------        ------       --------
                                47.3             --         1,300.7                      1,300.7
Cost of sales
  Cost of sales-trade....       26.7            3.92a         722.0                        722.0
  Cost of contract
    manufacturing........         --             --           144.7                        144.7
                               -----         ------        --------        ------       --------
                                26.7            3.9           866.7                        866.7
                               -----         ------        --------        ------       --------
Gross profit.............       20.6           (3.9)          434.0                        434.0
Research and
  development............        6.9             --            58.0                         58.0
Selling, general and
  administrative.........        6.4           28.42a         160.7                        160.7
Litigation settlement
  expense................         --             --            58.0                         58.0
Restructuring and other
  non-recurring
  charges................         --             --            15.5                         15.5
                               -----         ------        --------        ------       --------
Operating income.........        7.3          (32.3)          141.8                        141.8
Non-cash interest
  expense................         --            2.22b           5.0          (1.1)3a         3.9
Cash interest expense,
  net....................         --           52.42c         104.1         (31.8)3b        72.3
Foreign currency losses,
  net....................         --             --             7.5            --            7.5
                               -----         ------        --------        ------       --------
Income before income
  taxes..................        7.3           86.9            25.2          32.9           58.1
Income taxes.............        2.6           (8.7)2d          4.6           3.33c          7.9
                               -----         ------        --------        ------       --------
Net income before
  cumulative effect of
  change in accounting
  principle..............      $ 4.7         $(78.2)       $   20.6        $ 29.6       $   50.2
                               =====         ======        ========        ======       ========
Net income before cumulat
  accounting principle ap
  stockholders...........                                  $   11.9                     $   50.2
                                                           ========                     ========
EARNINGS PER COMMON SHARE
  Basic..................                                  $   0.19                     $   0.57
                                                           ========                     ========
  Diluted................                                  $   0.18                     $   0.56
                                                           ========                     ========
WEIGHTED AVERAGE COMMON S
  MILLIONS):
  Basic..................                                      62.8                         87.8
                                                           ========                     ========
  Diluted................                                      65.0                         90.0
                                                           ========                     ========


 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                             NINE MONTHS ENDED FEBRUARY 28, 1999
                             ----------------------------------------------------------------------------------------------------
                                             POWER
                               POWER        DEVICE
                               DEVICE      BUSINESS       FAIRCHILD                      FAIRCHILD
                              BUSINESS     PRO FORMA    INTERNATIONAL    PRO FORMA     INTERNATIONAL    OFFERING      PRO FORMA
                             HISTORICAL   ADJUSTMENTS    HISTORICAL     ADJUSTMENTS      PRO FORMA     ADJUSTMENTS   AS ADJUSTED
                             ----------   -----------   -------------   ------------   -------------   -----------   ------------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue
  Net sales-trade..........    $282.4        $18.41a       $434.1          $   --         $742.6         $   --         $742.6
                                               7.71b
  Contract manufacturing...      12.5         11.71c         54.5              --           78.7             --           78.7
                               ------        -----         ------          ------         ------         ------         ------
                                294.9         37.8          488.6              --          821.3             --          821.3
Cost of sales
  Cost of sales-trade......     190.3          6.91a        336.2             3.02a        544.6             --          544.6
                                               5.11d
                                               1.41e
                                               0.91f
                                               0.81g
  Cost of contract
    manufacturing..........      12.5           --           45.4              --           57.9             --           57.9
                               ------        -----         ------          ------         ------         ------         ------
                                202.8         15.1          381.6             3.0          602.5             --          602.5
                               ------        -----         ------          ------         ------         ------         ------
Gross profit...............      92.1         22.7          107.0            (3.0)         218.8             --          218.8
Research and development...      11.5           --           27.9              --           39.4             --           39.4
Selling, general and
  administrative...........      27.9         10.21a         68.5            19.72a        119.5             --          119.5
                                              (2.7)1d
                                               0.41e
                                              (4.5)1h
Litigation settlement
  expense..................      58.0           --             --              --           58.0             --           58.0
Restructuring and other
  non-recurring
  charges..................        --           --            7.2              --            7.2             --            7.2
                               ------        -----         ------          ------         ------         ------         ------
Operating income (loss)....      (5.3)        19.3            3.4           (22.7)          (5.3)            --           (5.3)
Non-cash interest
  expense..................        --           --            2.3             1.52b          3.8           (0.8)3a         3.0
Cash interest expense,
  net......................       2.6         (2.6)1i        42.4            34.82c         77.2          (24.2)3b        53.0
Foreign currency gains,
  net......................      (0.3)          --             --              --           (0.3)            --           (0.3)
                               ------        -----         ------          ------         ------         ------         ------
Income (loss) before income
  taxes....................      (7.6)        21.9          (41.3)          (59.0)         (86.0)          25.0          (61.0)
Income taxes...............       8.6         (8.6)1j        (4.1)           (5.9)2d       (10.0)           2.53c         (7.5)
                               ------        -----         ------          ------         ------         ------         ------
Net income (loss)..........    $(16.2)       $30.5         $(37.2)         $(53.1)        $(76.0)        $ 22.5         $(53.5)
                               ======        =====         ======          ======         ======         ======         ======
Net income (loss) applicable to common
  stockholders.......................................      $(44.4)                        $(83.2)                       $(53.5)
                                                           ======                         ======                        ======
EARNINGS PER COMMON SHARE:
  Basic..............................................      $(0.71)                        $(1.32)                       $(0.61)
                                                           ======                         ======                        ======
  Diluted............................................      $(0.71)                        $(1.32)                       $(0.61)
                                                           ======                         ======                        ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN
  MILLIONS):
  Basic..............................................        62.9                           62.9                          87.9
                                                           ======                         ======                        ======
  Diluted............................................        62.9                           62.9                          87.9
                                                           ======                         ======                        ======


 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

  THE UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS GIVE EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Historically, the power device business has recognized revenue for sales to Samsung Electronics' foreign sales subsidiaries at the time of shipment to such subsidiaries. The pro forma adjustment to net sales eliminates the sales to the foreign sales subsidiaries of Samsung Electronics from the revenue of the power device business and replaces them with the sales of such subsidiaries to the ultimate third parties. Cost of sales is also adjusted to reflect the change in the inventory held by the foreign sales subsidiaries of Samsung Electronics. Historically, the selling expenses incurred by the foreign sales subsidiaries of Samsung Electronics in connection with their sales to third parties have been recorded by such subsidiaries. The power device business' selling, general and administrative expenses have been adjusted to give effect to the provisions of the Overseas Sales Support Agreement, which provides for commissions to be paid to the foreign sales subsidiaries of Samsung Electronics to provide sales services to the power device business.

     The pro forma increases (decreases) to net sales, cost of sales and SG&A expenses are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Net sales -- trade...................................     $ 7.5              $18.4
     Cost of sales -- trade...............................      (2.7)               6.9
     SG&A.................................................      15.5               10.2

(b) Historically, the power device business has sold its products to Samsung Electronics at intercompany transfer prices. Under the terms of the Product Supply Agreement, the power device business will sell its products to Samsung Electronics at guaranteed minimum annual levels based on historical volumes and at prices designed to reflect market prices, subject to adjustments to reflect changes in market prices as published by Worldwide Semiconductor Trade Statistics. In order to give effect to the minimum contractual volumes over historical levels and the pricing structure under the Product Supply Agreement, the pro forma net sales are increased by $6.1 million and $7.7 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(c) The pro forma adjustment to contract manufacturing revenue is $22.8 million and $11.7 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts reflect the increase in contract manufacturing revenue that will be required to generate the minimum profit level guaranteed by Samsung Electronics under the Foundry Sale Agreement of W53,700 million during the first three years following consummation of the acquisition of the power device business (W27,700 million, W17,300 million and W8,700 million for the first, second and third years, respectively). Historically, the power device business has provided these contract manufacturing services, consisting of wafer fabrication services, to Samsung Electronics at cost. The U.S. Dollar-denominated pro forma adjustments have been recorded using weighted average exchange rates of 1,260 Won and 1,334

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     Won to one U.S. Dollar for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(d) Historically, the power device business has been charged at cost for epitaxial fabrication services, assembly and test services and photo mask supply services provided by Samsung Electronics' plants located in Onyang and Kiheung, South Korea. Under the terms of the EPI Services Agreement, the Onyang Assembly and Test Services Agreement and the Photo Mask Supply Agreement, Samsung Electronics has agreed to provide the power device business with these services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars in accordance with the terms of the above agreements. In the case of the Onyang Assembly and Test Services Agreement, the agreement provides for a 5% annual price decrease. The pro forma adjustments reflect the effects of (i) replacing the actual historical costs of these services with the negotiated costs of these services, which negotiated costs include recovery of general and administrative and interest costs attributable to these plants recorded in SG&A for the power device business, based on historical product volumes and (ii) eliminating the portion of historically allocated SG&A expenses to be included in such negotiated costs.

     The pro forma increases (decreases) to cost of sales and SG&A expenses are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Cost of sales -- trade...............................     $ 9.9              $ 5.1
     SG&A.................................................      (8.7)              (2.7)

(e) Historically, the power device business has been allocated charges for information technology services, logistics and other general and administrative services which were provided by Samsung Electronics. Under the terms of the Transitional Services Agreement, Samsung Electronics has agreed to provide to the power device business logistics and other general and administrative services for a three-year period, at the fixed annual price of $5.3 million. Information technology services are provided under a separate agreement with Samsung SDS Co., Ltd. at the fixed annual price of $3.8 million. The pro forma adjustments to cost of sales and SG&A expenses reflect the effects of replacing the historical charges for such services with the fixed prices included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd. In addition, the pro forma adjustment includes the effect of a fixed 1,200 Won to one U.S. Dollar exchange rate used to translate the fixed charges included in the Transitional Services Agreement and the agreement with Samsung SDS Co., Ltd.

     The pro forma increases to cost of sales relating to information technology services and SG&A expenses relating to logistics and other general and administrative services are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Cost of sales -- trade...............................      $1.4              $1.4
     SG&A.................................................        --               0.4

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

(f) Sales of particular MOSFET products, which are produced by the power device business, will be subject to royalties arising from Fairchild International's existing license agreement with another semiconductor corporation. The pro forma increases to cost of sales to give effect to such royalties are $1.3 million and $0.9 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(g) Historically, the power device business has been charged at cost for assembly and test services provided by Samsung Electronics' plant located in Suzhou, China. Under the terms of the Suzhou Assembly and Test Services Agreement, Samsung Electronics has agreed to provide the power device business with assembly and test services for a three-year period following consummation of the acquisition of the power device business at agreed-upon prices denominated in U.S. Dollars. The pro forma adjustments reflect the effects of replacing the actual historical costs of these services with the negotiated costs of these services based on historical product volumes. Although the Suzhou Assembly and Test Services Agreement provides for annual price adjustments based upon the percentage change in the U.S. Consumer Price Index, the pro forma adjustments do not give effect to such price adjustments. The pro forma increases (decreases) to cost of sales are $(0.7) million and $0.8 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(h) Represents the elimination of royalty expense incurred by Samsung Electronics attributable to the power device business which arises from license agreements that were not transferred to Fairchild International. This results in a decrease to SG&A expenses of $5.4 million and $4.5 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.

(i) The pro forma adjustment to cash interest expense is $9.9 million and $2.6 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts represent the elimination of interest expense on bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the power device business that were not transferred to Fairchild International.

(j) The pro forma adjustment for the elimination of income taxes is $11.1 million and $8.6 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. As a result of the acquisition of the power device business, the power device business is 100% exempt from Korean income taxes for seven years beginning with the first year in which taxable Korean income is generated.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL, THE POWER DEVICE BUSINESS AND RAYTHEON.

(a) On April 13, 1999, Fairchild International completed the acquisition of the power device business for approximately $406.8 million, net of post-closing adjustments for working capital and an income payment aggregating $48.2 million. The purchase includes all of the worldwide operations and assets of the power device business, which are comprised in part of a high volume wafer fabrication plant in Bucheon, South Korea, design and development operations in Bucheon, South Korea, secured services for high volume assembly and test operations and worldwide sales and marketing operations. The transaction is being accounted for as a purchase.

     The following table represents the estimated allocation of the purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998, and is for illustrative purposes in the pro forma financial statements only.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     Actual allocations will be based on fair values as of the acquisition date (April 13, 1999). Also presented are the estimated periods of amortization for each of the identifiable intangible assets for purposes of calculating the pro forma adjustments to amortization expense in the accompanying pro forma condensed consolidated statements of operations. All intangible assets will be amortized on a straight-line basis. The amount allocated to in-process research and development will be charged to expense in our fourth fiscal quarter ended May 30, 1999. This expense has been excluded from the accompanying pro forma combined condensed statements of operations. Assuming the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings occurred on February 28, 1999, the allocation would have included the following intangible assets (in millions):

                                                                              PERIOD OF
     INTANGIBLE ASSETS                                             AMOUNT    AMORTIZATION
     -----------------                                             ------    ------------
     Developed technology........................................  $124.1      15 years
     Customer base...............................................    47.0       8 years
     In-process research and development.........................    31.2            --
     Covenant not to compete.....................................    26.9       5 years
     Trademarks and tradenames...................................    21.9       4 years
     Assembled workforce.........................................     3.8       3 years
                                                                   ------
          Total..................................................  $254.9
                                                                   ======

     In connection with Fairchild International's acquisition of Raytheon on December 31, 1997, intangible assets were recorded for developed technologies and an assembled workforce. These assets are being amortized on a straight line basis over periods of 3 to 15 years.

     Pro forma adjustments for depreciation and amortization of fixed assets and other intangible assets are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Intangibles -- Power Device Business.................     $26.3              $19.7
     Intangibles -- Raytheon..............................       2.1                 --
                                                               -----              -----
          Total recorded in SG&A..........................     $28.4              $19.7
                                                               =====              =====
     Fixed assets -- Power Device Business recorded in
       cost of sales-trade................................     $ 3.9              $ 3.0

(b) In connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, we incurred debt issuance costs of approximately $22.3 million associated with the senior credit facilities and the 10 3/8% Senior Subordinated Notes. These costs are comprised primarily of financing costs and other professional fees that will be deferred and amortized over the term of the related debt, which ranges from 5 to 8 1/2 years. The pro forma adjustments to non-cash interest expense represent the incremental amortization of these debt issuance costs in the amount of

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     $2.2 million and $1.5 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. Unamortized debt issuance costs of $4.0 million, net of the related tax benefit of $0.4 million, associated with the existing senior credit facilities was charged to interest expense concurrent with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. The non-recurring charge has been excluded from the pro forma combined condensed statements of operations.

(c) In connection with the acquisition of the power device business, we entered into the senior credit facilities, which provided up to $410.0 million in financing, consisting of a $100.0 million revolving credit facility (under which no amounts were drawn at closing of the acquisition of the power device business) and $310.0 million of senior term facilities. We also issued $300.0 million of 10 3/8% Senior Subordinated Notes and a $50.0 million 12.5% Subordinated Note. Since a portion of the purchase price for the acquisition of Raytheon was paid from existing cash, interest income that corresponds to the interest on such cash and which would not have been earned during the period from May 26, 1997 through the date of the acquisition has been eliminated.

     The pro forma increases (decreases) to cash interest expense are as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Senior Term Facilities -- Tranche A Facility
       (7.75%)............................................     $  7.5            $  4.9
     Senior Term Facilities -- Tranche B Facility
       (8.25%)............................................       17.3              12.8
     Notes (10.375%)......................................       31.1              23.4
     12.5% Subordinated Note (12.5%)......................        6.4               5.4
     Income lost -- Raytheon..............................        1.6                --
     Interest expense on debt refinanced..................      (11.5)            (11.7)
                                                               ------            ------
          Total...........................................     $ 52.4            $ 34.8
                                                               ======            ======

     The senior term facilities bear interest at adjustable rates based on a spread over LIBOR. An increase of 0.125% in the rate applicable to the senior term facilities will increase interest expense and reduce net income as follows:

                                                            FISCAL YEAR        NINE MONTHS
                                                               ENDED              ENDED
                                                            MAY 31, 1998    FEBRUARY 28, 1999
                                                            ------------    -----------------
                                                                  (DOLLARS IN MILLIONS)
     Interest expense.....................................     $ 0.4              $ 0.3
                                                               =====              =====
     Net income...........................................     $(0.3)             $(0.2)
                                                               =====              =====

(d) The pro forma adjustment for income tax benefit is $8.7 million and $5.9 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. These amounts represent the benefit for income taxes on the loss before income tax resulting from the

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

     pro forma adjustments made to our combined results. The benefit for income taxes was calculated using a rate of 10%, our current effective tax rate.

3. PRO FORMA ADJUSTMENTS MADE TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL AND THE POWER DEVICE BUSINESS TO GIVE EFFECT TO THE OFFERING.


(a) Represents the elimination of the amortization of deferred financing costs associated with the debt being repaid. Such amounts were $1.1 million and $0.8 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively. In connection with the offering, we are required to write-off unamortized debt issuance costs associated with debt being repaid. Approximately $5.6 million, net of the related tax benefit of $0.6 million, will be written off concurrent with the offering. This non-recurring charge has been excluded from the pro forma combined condensed statements operations.



(b) Represents the elimination of interest expense associated with debt to be repaid with the proceeds of the offering. Such amounts were $31.8 million and $24.2 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.



(c) Represents the pro forma adjustment for income tax expense related to the pro forma adjustments made to give effect to the offering. Such amounts were $3.3 million and $2.5 million for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999, respectively.


4. For the fiscal year ended May 31, 1998, historical Fairchild International amounts include the results of operations of Raytheon after December 31, 1997, the date of its acquisition, and historical Raytheon amounts include the results of operations of Raytheon from June 1, 1997 to December 31, 1997.

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                          AT FEBRUARY 28, 1999
                           -----------------------------------------------------------------------------------
                                           POWER
                             POWER        DEVICE         POWER
                             DEVICE      BUSINESS       DEVICE       FAIRCHILD                     FAIRCHILD
                            BUSINESS     PRO FORMA     BUSINESS    INTERNATIONAL    PRO FORMA    INTERNATIONAL
                           HISTORICAL   ADJUSTMENTS    PRO FORMA    HISTORICAL     ADJUSTMENTS     PRO FORMA
                           ----------   -----------    ---------   -------------   -----------   -------------
                                                          (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash
    equivalents..........    $   --       $    --       $   --        $  5.4         $ 59.22a      $   64.6
  Receivables, net.......      26.6            --         26.6         101.5             --           128.1
  Inventories............      44.0            --         44.0         105.6           (4.6)2b        145.0
  Deferred income
    taxes................       1.2          (1.2)1a        --            --             --              --
  Other current assets...       3.8          (1.4)1b       2.4          19.7             --            22.1
                             ------       -------       ------        ------         ------        --------
    Total current
      assets.............      75.6          (2.6)        73.0         232.2           54.6           359.8
Property, plant and
  equipment, net.........      91.0            --         91.0         305.9           24.22b         421.1
Deferred income taxes....        --            --           --          25.3             --            25.3
Goodwill, net............        --            --           --            --             --              --
Intangible assets, net...       0.9            --          0.9          29.0          223.72b         253.6
Other assets.............       2.8            --          2.8          31.1           18.32c          52.2
                             ------       -------       ------        ------         ------        --------
    Total assets.........    $170.3       $  (2.6)      $167.7        $623.5         $320.8        $1,112.0
                             ======       =======       ======        ======         ======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings
    and current portion
    of long-term debt....    $ 20.7       $ (20.7)1c    $   --        $ 35.5         $(21.4)2d     $   14.1
  Income tax payable.....      13.0         (13.0)1a        --            --             --              --
  Accounts payable.......      13.7            --         13.7          79.1             --            92.8
  Accrued expenses and
    other current
    liabilities..........      70.6          (5.5)1b       7.1          56.0             --            63.1
                                            (58.0)1d
                             ------       -------       ------        ------         ------        --------
    Total current
      liabilities........     118.0         (97.2)        20.8         170.6          (21.4)          170.0
Long term debt, less
  current portion........      55.7         (55.7)1c        --         524.5          517.82e       1,042.3
Deferred income taxes....       1.9          (1.9)1a        --            --             --              --
Other liabilities........       6.5            --          6.5           1.7             --             8.2
                             ------       -------       ------        ------         ------        --------
    Total liabilities....     182.1        (154.8)        27.3         696.8          496.4         1,220.5
                             ------       -------       ------        ------         ------        --------
Redeemable preferred
  stock..................        --            --           --          87.7             --            87.7
Commitments and
  contingencies
  Stockholders' equity
  (deficit):
  Class A common stock...        --            --           --           0.3             --             0.3
  Class B common stock...        --            --           --           0.3             --             0.3
  Additional paid-in
    capital..............        --            --           --           9.5             --             9.5
  Business equity........       0.3         152.2        152.5            --         (152.5)2f           --
  Cumulative translation
    adjustment...........     (12.1)           --        (12.1)           --           12.12f            --
  Accumulated deficit....        --            --           --        (171.1)         (31.2)2b       (206.3)
                                                                                       (4.0)2c
                             ------       -------       ------        ------         ------        --------
    Total stockholders'
      equity (deficit)...     (11.8)        152.2        140.4        (161.0)        (175.6)         (196.2)
                             ------       -------       ------        ------         ------        --------
    Total liabilities and
      stockholders'
      equity (deficit)...    $170.3       $  (2.6)      $167.7        $623.5         $320.8        $1,112.0
                             ======       =======       ======        ======         ======        ========

                             AT FEBRUARY 28, 1999
                           -------------------------

                                          PRO FORMA
                            OFFERING         AS
                           ADJUSTMENTS    ADJUSTED
                           -----------   -----------
                             (DOLLARS IN MILLIONS)
ASSETS
Current assets:
  Cash and cash
    equivalents..........    $   --       $   64.6
  Receivables, net.......        --          128.1
  Inventories............        --          145.0
  Deferred income
    taxes................        --             --
  Other current assets...      (0.7)3a        21.4
                             ------       --------
    Total current
      assets.............        --          359.1
Property, plant and
  equipment, net.........        --          421.1
Deferred income taxes....        --           25.3
Goodwill, net............        --
Intangible assets, net...        --          253.6
Other assets.............      (4.3)3a        42.3
                               (5.6)3b
                             ------       --------
    Total assets.........    $(10.6)      $1,101.4
                             ======       ========
LIABILITIES AND STOCKHOLD
Current liabilities:
  Short-term borrowings
    and current portion
    of long-term debt....    $(12.0)3c    $    2.1
  Income tax payable.....        --             --
  Accounts payable.......        --           92.8
  Accrued expenses and
    other current
    liabilities..........       2.63a         65.7
                             ------       --------
    Total current
      liabilities........      (9.4)         160.6
Long term debt, less
  current portion........    (333.0)3d       709.3
Deferred income taxes....        --             --
Other liabilities........        --            8.2
                             ------       --------
    Total liabilities....    (342.4)         878.1
                             ------       --------
Redeemable preferred
  stock..................     (87.7)3e
Commitments and
  contingencies
  Stockholders' equity
  (deficit):
  Class A common stock...       0.23f          0.5
  Class B common stock...        --            0.3
  Additional paid-in
    capital..............      87.73e        442.0
                              344.83f
  Business equity........
  Cumulative translation
    adjustment...........
  Accumulated deficit....      (7.6)3a      (219.5)
                               (5.6)3b
                             ------       --------
    Total stockholders'
      equity (deficit)...     419.5          223.3
                             ------       --------
    Total liabilities and
      stockholders'
      equity (deficit)...    $(10.6)      $1,101.4
                             ======       ========


See accompanying notes to unaudited pro forma combined condensed balance sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

  THE UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET GIVES EFFECT TO THE FOLLOWING PRO FORMA ADJUSTMENTS:

1.  PRO FORMA ADJUSTMENTS TO THE HISTORICAL RESULTS OF THE POWER DEVICE
BUSINESS.

(a) Reflects the elimination of deferred income tax assets of $1.2 million, deferred income tax liabilities of $1.9 million and income taxes payable of $13.0 million that were not transferred to Fairchild International.

(b) Reflects the elimination of prepaid royalties of $1.4 million and accrued royalties of $5.5 million arising from license agreements that were not transferred to Fairchild International.

(c) Reflects the elimination of bank borrowings, capital lease obligations and corporate borrowings of Samsung Electronics allocated to the power device business in an aggregate amount of $76.4 million that were not transferred to Fairchild International.

(d) Reflects the elimination of accrued expense of $58.0 million for patent litigation settlement costs that will be paid by Samsung Electronics.

2. PRO FORMA ADJUSTMENTS TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL AND THE POWER DEVICE BUSINESS.

(a) Represents the amount of excess cash that was provided in connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. We obtained a total of $660.0 million of proceeds from entering into the senior term facilities and from issuance of the 10 3/8% Senior Subordinated Notes and the 12.5% Subordinated Note Due 2008. Of this amount, we used approximately $406.8 million to pay for the purchase price of the power device business, approximately $163.6 million to repay the existing senior credit facilities, approximately $30.4 million to pay related fees and expenses and approximately $59.2 million to fund our working capital needs.

(b) The following table represents the estimated allocation of the purchase price over the historical net book value of the power device business' assets acquired and liabilities assumed as of December 31, 1998, and is for illustrative purposes in the pro forma financial statements only. Actual allocations will be based on fair values as of the acquisition date (April 13, 1999). The amount allocated to in-process research and development will be charged to expense in our fourth fiscal quarter ended May 30, 1999. This expense has been excluded from the accompanying pro forma condensed consolidated statements of operations. Assuming the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings occurred on February 28, 1999, the purchase price allocation, including acquisition related expenses of $8.1 million, would have been as follows (in millions):


                                                           POWER DEVICE        PURCHASE      PURCHASE
                                                        BUSINESS HISTORICAL      PRICE        PRICE
                                                            AS ADJUSTED       ADJUSTMENTS   ALLOCATION
                                                        -------------------   -----------   ----------
     Receivables, net.................................        $ 26.6            $   --        $ 26.6
     Inventories......................................          44.0              (4.6)         39.4
     Other current assets.............................           2.4                --           2.4
     Property plant and equipment, net................          91.0              24.2         115.2

     Developed technology.............................            --             124.1         124.1
     Customer base....................................            --              47.0          47.0
     In-process research
       and development................................            --              31.2          31.2
     Covenant not to compete..........................            --              26.9          26.9
     Trademarks and tradenames........................            --              21.9          21.9
     Assembled workforce..............................            --               3.8           3.8
     Other intangible assets..........................           0.9                --           0.9
                                                              ------            ------
          Total intangible assets.....................           0.9             254.9
          Less: in-process research and development...            --              31.2
                                                                                ------
               Net intangible assets after in-process
                  research and development
                  write-off...........................           0.9             223.7
                                                              ------            ------

     Other assets.....................................           2.8                --           2.8
     Accounts payable.................................         (13.7)               --         (13.7)
     Accrued expenses and other current liabilities...          (7.1)               --          (7.1)
     Other liabilities................................          (6.5)               --          (6.5)
                                                              ------                          ------
               Net assets.............................        $140.4
                                                              ======
               Total purchase price allocation........                                        $414.9
                                                                                              ======


     In-process research and development of $31.2 million will be charged to operations in our fourth fiscal quarter ending May 30, 1999. This non-recurring charge has been excluded from the unaudited pro forma statement of operations data presented in this prospectus. For pro forma balance sheet purposes, intangible assets have been reduced by $31.2 million with a corresponding charge to accumulated deficit.

(c) Represents deferred debt issuance costs primarily comprised of financing costs and professional fees of $22.3 million associated with the 10 3/8% Senior Subordinated Notes and the senior credit facilities offset by the write-off of $4.0 million, net of the related tax benefit of $0.4 million, of unamortized debt issuance costs associated with the existing senior credit facilities being repaid.

(d) Represents the repayment of the short-term portion of the existing senior credit facilities in an aggregate amount of $35.5 million, offset by the current portion of the term loan facilities in an aggregate amount of $14.1 million.

(e) Represents the repayment of the long-term portion of the existing senior credit facilities in an aggregate amount of $128.1 million offset by the term loan facilities, the 12.5% Subordinated Note and the 10 3/8% Senior Subordinated Notes in an aggregate amount of $645.9 million.

(f) Represents the elimination of the equity of the power device business at the acquisition date in an aggregate amount of $140.4 million.

3. PRO FORMA ADJUSTMENTS MADE TO THE COMBINED RESULTS OF FAIRCHILD INTERNATIONAL AND THE POWER DEVICE BUSINESS TO GIVE EFFECT TO THE OFFERING.

(a) Loans aggregating $5.0 million were made by us to management investors to pay their federal and state individual income tax liabilities resulting from the lapse of risks of forfeiture with respect to their stock ownership. These loans will be cancelled as a result of the public offering of our common stock, and we will pay to such management investors amounts sufficient to enable them to discharge all tax liabilities arising out of such cancellation. The net effect of the above transaction is a charge to retained earnings of $7.6 million.


(b) Represents the write-off of approximately $5.6 million, net of the related tax benefit of $0.6 million, of unamortized debt issuance costs associated with debt being repaid.


(c) Represents the repayment of the short-term portion of the tranche A senior term facility.

(d) Represents the repayment of the following components of long-term debt (in millions):


Long-term portion of tranche A facility.....................    $ 88.0
Long-term portion of tranche B facility.....................      98.6
11.74% Subordinated Note Due 2008...........................      96.4
12.5% Subordinated Note Due 2008............................      50.0
                                                                ------
                                                                $333.0
                                                                ======


(e) Represents the conversion of the 12% Series A Cumulative Compounding Preferred Stock.


(f) Represents the estimated net proceeds of this offering. Of the net proceeds, $0.2 million has been allocated to Class A Common Stock to reflect the increase in the aggregate par value for the total number of shares outstanding after the offering. The remaining net proceeds of $344.8 million have been applied to additional paid-in capital.

        SELECTED CONSOLIDATED FINANCIAL DATA OF FAIRCHILD INTERNATIONAL

     The following table sets forth selected historical consolidated financial data of Fairchild International. The historical consolidated financial data as of and for the fiscal years ended May 26, 1996, May 25, 1997 and May 31, 1998 are derived directly from the audited consolidated financial statements of Fairchild International included elsewhere in this prospectus. The historical consolidated financial data as of February 28, 1999 and for the nine months ended March 1, 1998 and February 28, 1999 are derived directly from the unaudited consolidated financial statements of Fairchild International included elsewhere in this prospectus. The historical consolidated financial data as of and for the fiscal years ended May 29, 1994 and May 28, 1995, and the historical balance sheet data as of March 1, 1998, are derived from unaudited consolidated financial statements of Fairchild International that are not included in this prospectus. We believe that such unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the financial condition and the results of operations of Fairchild International for such periods and as of such dates. Operating results for the nine months ended February 28, 1999 are not necessarily indicative of the results of operations that may be expected for Fiscal 1999. This information should be read in conjunction with the consolidated financial statements of Fairchild International included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Fairchild International."


                                                                                                            NINE MONTHS ENDED
                                                                   FISCAL YEAR ENDED MAY                 ------------------------
                                                       ----------------------------------------------    MARCH 1,    FEBRUARY 28,
                                                        1994      1995      1996      1997      1998       1998          1999
                                                       ------    ------    ------    ------    ------    --------    ------------
                                                                                 (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:(1)
Revenue..............................................  $716.6    $680.3    $776.3    $692.0    $789.2     $601.9        $488.6

Gross profit.........................................  $248.3    $203.8    $216.8    $152.5    $230.5     $180.2        $107.0
Research and development.............................    27.4      31.0      30.3      18.9      35.7       24.7          27.9
Selling, general and administrative..................    97.3     100.3     114.4      96.4      92.0       66.6          68.5
Restructuring and other non-recurring charges(2).....      --        --        --       5.3      15.5       15.5           7.2
                                                       ------    ------    ------    ------    ------     ------        ------
  Operating income...................................   123.6      72.5      72.1      31.9      87.3       73.4           3.4
Interest, net........................................      --        --        --      11.2      54.5       41.1          44.7
Other expense (income) net...........................    (1.9)     (1.8)     (0.2)      1.4        --         --            --
                                                       ------    ------    ------    ------    ------     ------        ------
  Income before income taxes.........................   125.5      74.3      72.3      19.3      32.8       32.3         (41.3)
Provision (benefit) for income taxes.................      --        --        --       3.8      10.7       10.4          (4.1)
                                                       ------    ------    ------    ------    ------     ------        ------
  Income (loss) before cumulative effect of change in
    accounting principle.............................   125.5      74.3      72.3      15.5      22.1       21.9         (37.2)
Cumulative effect of change in accounting
  principle..........................................      --        --        --        --      (1.5)      (1.5)           --
                                                       ------    ------    ------    ------    ------     ------        ------
  Net income (loss)..................................  $125.5    $ 74.3    $ 72.3    $ 15.5      20.6       20.4         (37.2)
                                                       ======    ======    ======    ======
Dividends on preferred stock...............................................................      (8.7)      (6.5)         (7.2)
                                                                                               ------     ------        ------
  Net income (loss) applicable to common stockholders......................................    $ 11.9     $ 13.9        $(44.4)
                                                                                               ======     ======        ======
  Basic earnings (loss) per common share:
  Income before cumulative effect of change in accounting principle........................    $ 0.21     $ 0.24        $(0.71)
                                                                                               ------     ------        ------
  Cumulative effect of change in accounting principle......................................     (0.02)     (0.02)           --
                                                                                               ------     ------        ------
                                                                                               $ 0.19     $ 0.22        $(0.71)
                                                                                               ======     ======        ======
Diluted earnings (loss) per common share:
  Income before cumulative effect of change in accounting principle........................    $ 0.20     $ 0.23        $(0.71)
  Cumulative effect of change in accounting principle......................................     (0.02)     (0.02)           --
                                                                                               ------     ------        ------
                                                                                               $ 0.18     $ 0.21        $(0.71)
                                                                                               ======     ======        ======
Weighted average common shares outstanding (in
  millions):
  Basic....................................................................................      62.8       62.8          62.9
                                                                                               ======     ======        ======
  Diluted..................................................................................      65.0       65.2          62.9
                                                                                               ======     ======        ======

                                                                                                            NINE MONTHS ENDED
                                                                   FISCAL YEAR ENDED MAY                 ------------------------
                                                       ----------------------------------------------    MARCH 1,    FEBRUARY 28,
                                                        1994      1995      1996      1997      1998       1998          1999
                                                       ------    ------    ------    ------    ------    --------    ------------
                                                                                 (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
Revenue:
  Analog.............................................  $   --    $   --    $   --    $   --    $ 32.0     $ 11.9        $ 49.7
  Discrete...........................................    80.0     116.4     175.0     164.5     187.3      144.8         131.6
  Logic..............................................   393.8     327.7     339.5     285.3     303.0      234.3         194.2
  Memory.............................................   185.1     185.5     174.2     138.0     113.5       88.1          58.6
  Contract manufacturing services....................    57.7      50.7      87.6     104.2     153.4      122.8          54.5
                                                       ------    ------    ------    ------    ------     ------        ------
Total revenue........................................  $716.6    $680.3    $776.3    $692.0    $789.2     $601.9        $488.6
                                                       ======    ======    ======    ======    ======     ======        ======
Adjusted EBITDA(3)...................................  $162.3    $117.2    $136.3    $128.4    $187.4     $151.4        $ 82.7
Cash flows provided from (used in):
    Operating activities.............................    94.3     118.1     162.5      19.1     136.1      108.7          20.0
    Investing activities.............................   (94.3)   (118.1)   (162.5)    (54.3)   (200.5)    (170.3)        (33.4)
    Financing activities.............................      --        --        --      75.9      30.2       33.3          12.3
Depreciation and amortization........................    38.7      44.7      64.2      77.1      84.6       62.5          72.1
Amortization of intangibles(4).......................      --        --        --        --       1.4        2.6          22.3
Capital expenditures.................................    88.2     112.9     153.9      47.1      78.0       49.3          31.5

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories..........................................  $ 60.9    $ 68.8    $ 93.1    $ 73.1    $108.0     $ 99.6        $105.6
Total assets.........................................   233.0     323.2     432.7     555.0     635.7      632.4         623.5
Long-term debt, excluding current portion............      --        --        --     487.9     526.7      528.2         524.5
Total stockholders' equity (deficit).................   161.1     233.2     349.2    (133.3)   (116.6)    (117.0)       (161.0)

-------------------------

(1) For the fiscal years ended May 1997 and prior, statement of operations data includes the direct and allocated expense of the Fairchild Semiconductor Business of National Semiconductor. Such amounts may not be comparable to data for Fiscal 1998 and the historical and pro forma nine months ended February 28, 1999.

(2) In Fiscal 1997, restructuring and other non-recurring charges consisted of severance and other costs related to lay-offs that occurred in the first quarter of Fiscal 1997. In Fiscal 1998, such charges consisted of $15.5 million for in-process research and development associated with the acquisition of Raytheon. For the nine months ended February 28, 1999, such charges consisted of severance and other costs related to lay-offs in the first and third quarters of Fiscal 1999.

(3) Adjusted EBITDA is defined as operating income before other (income) expense, interest expense, taxes, depreciation, amortization, restructuring and other non-recurring charges and $14.1 million of one-time retention bonuses in 1997 associated with the recapitalization of National Semiconductor. Adjusted EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. Adjusted EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator or our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. Our computation of Adjusted EBITDA may differ from similarly titled computations of other companies.

(4) Amortization of intangibles primarily represents the amortization of identifiable acquisition-related intangible assets.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                     OPERATIONS OF FAIRCHILD INTERNATIONAL

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto of Fairchild International included elsewhere in this prospectus.

OVERVIEW

     Fairchild International is a leading designer, manufacturer and supplier of high-performance logic, non-volatile memory, discrete power and signal technology and analog and mixed signal semiconductors, serving the personal computer, industrial, telecommunications, consumer electronics and automotive markets. The predecessor to Fairchild Semiconductor Corporation was renowned as one of the pioneering companies of the semiconductor industry. Fairchild Semiconductor Corporation invented the planar process of manufacturing semiconductors, regarded as one of the most significant achievements in the semiconductor industry since the invention of the transistor. These early innovations form the base of a rich company history. Acquired in 1979 by Schlumberger, Fairchild Semiconductor Corporation continued to innovate, introducing logic products such as FAST(R) (Fairchild Advanced Schottky Technology) and FACT(TM) (Fairchild Advanced CMOS Technology), which remain industry standard products today. In 1987, Fairchild Semiconductor Corporation was acquired by National Semiconductor and integrated into its operations. The assets of Fairchild Semiconductor Corporation were spun-off from National Semiconductor on March 11, 1997 pursuant to an Agreement and Plan of Recapitalization and began operating as a stand-alone entity. At that time, Fairchild Semiconductor Corporation's business consisted of the Logic Products Group, historically a core business of Fairchild Semiconductor Corporation, and the Discrete Products Group and the Non-Volatile Memory Products Group, historically multi-market businesses of National Semiconductor. On December 31, 1997, Fairchild Semiconductor Corporation acquired all of the outstanding common stock of Raytheon for approximately $117.0 million in cash. Raytheon designs, manufactures and markets high-performance analog and mixed signal semiconductors with long product lives for the personal computer, communications, broadcast video and industrial markets. Similar to Fairchild Semiconductor Corporation's business, Raytheon operates in the moving and shaping segment of the semiconductor market. Immediately prior to the closing of the transaction, Raytheon was renamed Fairchild Semiconductor Corporation of California and, upon closing, became a wholly-owned subsidiary of Fairchild Semiconductor Corporation. Fairchild Semiconductor Corporation of California was combined with the Non-Volatile Memory Products Group and is being operated as the Analog, Mixed Signal and Non-Volatile Memory Products Group. The transaction was accounted for as a purchase. Accordingly, Fairchild International's operating results in Fiscal 1998 include the operating results of Fairchild Semiconductor Corporation of California as of the date of the acquisition. The results of operations in Fiscal 1997 for the period prior to March 11, 1997 reflect the operating results of the Fairchild Semiconductor Business of National Semiconductor, and are not necessarily indicative of the results that would have been obtained as a stand-alone company during that time. This is due in part to the fact that National Semiconductor allocated to the Fairchild Semiconductor Business corporate and other overhead costs at levels higher than those experienced as a stand-alone company. In addition, the Fairchild Semiconductor Business, prior to the establishment of Fairchild International, provided contract manufacturing services to National Semiconductor at cost and now provides such services at higher prices. Under manufacturing agreements with National Semiconductor, National Semiconductor is required to purchase not less than $330.0 million of contract manufacturing services from Fairchild International during the first 39 months after consummation of the recapitalization of Fairchild Semiconductor Corporation.

     The following table sets forth the composition of revenue by product group and contract manufacturing services, as a percentage of total revenues:

                                                           FISCAL YEAR ENDED MAY
                                                          -----------------------
                                                          1996     1997     1998
                                                          -----    -----    -----
Logic...................................................   43.7%    41.2%    38.4%
Discrete................................................   22.6     23.8     23.7
Memory..................................................   22.5     19.9     14.4
Analog..................................................     --       --      4.1
Contract Manufacturing Services.........................   11.2     15.1     19.4
                                                          -----    -----    -----
     Total..............................................  100.0%   100.0%   100.0%
                                                          =====    =====    =====

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly trade sales and trade gross profits (losses) of Fairchild International's product groups:

                                           FISCAL 1997                         FISCAL 1998                    FISCAL 1999
                                ---------------------------------   ---------------------------------   ------------------------
                                  Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2       Q3
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                     (DOLLARS IN MILLIONS)
TRADE SALES:
Logic.........................  $ 66.8   $ 74.7   $ 69.2   $ 74.6   $ 78.9   $ 79.8   $ 75.6   $ 68.7   $ 60.9   $ 67.7   $ 65.6
Discrete......................    35.9     39.7     42.7     46.2     48.2     47.0     49.6     42.5     38.9     45.7     47.0
Memory........................    30.2     39.6     35.6     32.6     31.6     28.5     28.0     25.4     18.4     20.9     19.3
Analog........................      --       --       --       --       --       --     11.9     20.1     16.9     17.7     15.1
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total.....................  $132.9   $154.0   $147.5   $153.4   $158.7   $155.3   $165.1   $156.7   $135.1   $152.0   $147.0
                                ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT (LOSS):
Logic.........................  $ 12.2   $ 18.7   $ 15.7   $ 21.0   $ 25.9   $ 29.7   $ 25.6   $ 21.3   $ 14.8   $ 17.7   $ 20.4
Discrete......................    10.7     11.2     13.4     15.8     18.9     17.9     17.3     12.8      8.9     10.5     10.7
Memory........................     7.1      6.6      6.8      6.5      5.9      2.3      1.3      3.2     (0.8)    (2.0)    (0.8)
Analog........................      --       --       --       --       --       --      4.9      7.2      5.9      7.4      5.2
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total.....................  $ 30.0   $ 36.5   $ 35.9   $ 43.3   $ 50.7   $ 49.9   $ 49.1   $ 44.5   $ 28.8   $ 33.6   $ 35.5
                                ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT (LOSS) PERCENTAGE:
Logic.........................    18.3%    25.0%    22.7%    28.2%    32.8%    37.2%    33.9%    31.0%    24.3%    26.1%    31.1%
Discrete......................    29.8     28.2     31.4     34.2     39.2     38.1     34.9     30.1     22.9     23.0     22.8
Memory........................    23.5     16.7     19.1     19.9     18.7      8.1      4.6     12.6     (4.3)    (9.6)    (4.1)
Analog........................      --       --       --       --       --       --     41.2     35.8     34.9     41.8     34.4
    Total.....................    22.6     23.7     24.3     28.2     31.9     32.1     29.7     28.4     21.3     22.1     24.1

NINE MONTHS ENDED FEBRUARY 28, 1999 COMPARED TO NINE MONTHS ENDED MARCH 1, 1998

     RESULTS OF OPERATIONS. Fairchild International incurred net losses of $37.2 million for the first nine months of Fiscal 1999, compared to net income of $20.4 million in the corresponding period last year. Net losses for the first nine months of Fiscal 1999 include pre-tax restructuring charges of $7.2 million. The corresponding period in Fiscal 1998 includes both a non-recurring pre-tax charge of $15.5 million for the write-off of purchased in-process research and development associated with the acquisition of Raytheon Semiconductor, Inc. ("Analog") in December 1997 and an after-tax charge of $1.5 million for the cumulative effect of a change in accounting principle.

     Operating income was $3.4 million in the first nine months of Fiscal 1999, compared to $73.4 million in the first nine months of Fiscal 1998. Excluding restructuring and other non-recurring charges, Fairchild International had operating income of $10.6 million and $88.9 million for the first nine months of Fiscal 1999 and 1998, respectively. Operating income for the first nine months of Fiscal 1999 includes operating losses of $0.3 million for Analog. The decrease in profitability in the first nine months of Fiscal 1999 over the comparable period last year is primarily attributable to lower trade revenues and corresponding deterioration in margins resulting from soft market conditions worldwide in the industry, due to excess personal computer inventories in the sales channels and adverse effects on semiconductor demand driven by economic uncertainty in Southeast Asia, and lower contract manufacturing profits due to significantly reduced demand from National Semiconductor.

     Excluding depreciation and amortization of $72.1 million in the first nine months of Fiscal 1999 and $62.5 million in the comparable period of Fiscal 1998, and restructuring and other non-recurring charges, earnings before interest, taxes and depreciation and amortization, which we refer to as EBITDA, were $82.7 million in the first nine months of Fiscal 1999 compared to $151.4 million in the comparable period of Fiscal 1998. EBITDA is presented because Fairchild International believes that it is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of Fairchild International, or as an alternative to cash flows as a measure of liquidity.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (88.8% of total revenues in the first nine months of Fiscal 1999 and 79.6% in the comparable period of Fiscal 1998) and revenues from contract manufacturing services provided to National Semiconductor (11.2% of total revenues in the first nine months of Fiscal 1999, and 20.4% in the comparable period of Fiscal 1998). Trade sales decreased 9.4% to $434.1 million compared to $479.1 million for the comparable period of Fiscal 1998. Trade sales for the first nine months of Fiscal 1999 include those of Analog, while the comparable period in Fiscal 1998 includes only two months. Excluding Analog's trade sales for the non-comparable periods, trade sales decreased 17.5% for the nine month period ending February 28, 1999 over the same period a year ago. Sales declines impacted all product groups. For the first nine months of Fiscal 1999, Logic, Discrete and Memory trade sales decreased by 17.2%, 9.1% and 33.3%, respectively, over the comparable period a year ago.

     Geographically, 35%, 20% and 45% of trade sales were derived from North America, Europe and Asia/Pacific, respectively, in the first nine months of Fiscal 1999, compared to 36%, 21% and 43% in the first nine months of Fiscal 1998. Trade sales were down in all regions in the first nine months of Fiscal 1999 compared to a year ago. Trade sales decreased by 17.4%, 25.1% and 11.6% in North America, Europe and Asia/Pacific, respectively.

     Contract manufacturing revenues decreased to $54.5 million, from $122.8 million for the comparable period in Fiscal 1998. Contract manufacturing revenue includes $15.8 million of billings, recorded in the first nine months of Fiscal 1999, under the fixed cost recovery and guaranteed annual revenue provisions of Fairchild International's manufacturing agreements with National Semiconductor. The aforementioned decrease is reflective of greatly reduced demand from National Semiconductor.

     Gross Profit. Gross profit decreased 40.6% to $107.0 million, compared to $180.2 million in the first nine months of Fiscal 1998. As a percentage of trade sales, gross trade profit for the first nine months of Fiscal 1999 was 22.6% compared to 31.2% in the same period of Fiscal 1998. The decrease in the first nine months of Fiscal 1999 over the comparable period of Fiscal 1998 is due to lower average selling prices and decreased factory utilization, particularly in the first half of Fiscal 1999, resulting from soft market conditions. Fairchild International also experienced inefficiencies, particularly in the second quarter of Fiscal 1999, due to the start-up of its own shipping and logistics systems (independent of National Semiconductor's), part of its ongoing enterprise system implementation.

     Contract manufacturing gross profit decreased 70.2% in the first nine months of Fiscal 1999, over the corresponding period in the prior year. As a percentage of contract manufacturing revenue, gross contract manufacturing profits were 16.7% in the first nine months of Fiscal 1999 compared to 24.8% in the comparable period of Fiscal 1998. The decreases in contract manufacturing gross profits as a percent of contract manufacturing revenues result from factory under-utilization driven by reduced demand from National Semiconductor.

     Research and Development. Research and development expenses were $27.9 million, or 6.4% of trade sales, compared to $24.7 million, or 5.2% of trade sales, for the comparable period of Fiscal 1998. The increase in year-to-date R&D expenditures is driven by R&D costs incurred by Analog in Fiscal 1999. Only two months of R&D for Analog were recorded in the first nine months of Fiscal 1998. R&D efforts are focused on Fairchild International's growth products: CMOS Logic, DMOS, EEPROM and Analog. In the first nine months of Fiscal 1999, R&D expenditures were 9.0% of trade sales, for these growth products. R&D expenditures for Fairchild International's mature products (Bipolar Logic, Bipolar Discretes and EPROM) were less than 1% of trade sales for the first nine months of Fiscal 1999.

     Selling, General and Administrative. Selling, general and administrative expenses were $68.5 million, or 15.8% of trade sales, compared to $66.6 million, or 13.9% of trade sales for the comparable period of Fiscal 1998. The increase in year-to-date SG&A expenses is primarily the result of the incremental SG&A expenses of Analog. Only two months of SG&A expenses for Analog were recorded in the comparable period of Fiscal 1998.

     Restructuring. The nine months ended February 28, 1999 included a pre-tax restructuring charge of approximately $4.5 million in the first quarter of Fiscal 1999 in connection with management's plan to reduce costs and improve operating efficiencies. The charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The nine months ended February 28, 1999 also included a charge of $2.7 million in the third quarter of Fiscal 1999 in connection with the transfer of all assembly and test activities related to its Analog and Mixed Signal product lines from its Mountain View, California facility to its Penang, Malaysia facility or to subcontractors. The charge consisted of $1.9 million of non-cash asset write-offs and $0.8 million of employee separation costs that were substantially paid during the third quarter of Fiscal 1999.

     Interest, Net. Interest, net was $44.7 million in the first nine months of Fiscal 1999 compared to $41.1 million in the comparable period of Fiscal 1998. The increase is principally the result of indebtedness incurred to fund the Raytheon acquisition, which occurred in the third quarter of Fiscal 1998.

     Income Taxes. Income tax expense (benefit) was $(4.1) million for the first nine months of Fiscal 1999, compared to $10.4 million in the first nine months of Fiscal 1998. The effective tax rate for the first nine months of Fiscal 1999 was 10% compared to 32% in the comparable period last year. The reduction in Fairchild International's effective tax rate primarily results from Fairchild International's year-to-date loss and its inability to carry-back current year net operating losses due to the short time Fairchild International has operated as a stand-alone entity.

YEAR ENDED MAY 31, 1998 COMPARED TO YEAR ENDED MAY 25, 1997

     RESULTS OF OPERATIONS. Net income increased 32.9% to $20.6 million in Fiscal 1998, as compared to $15.5 million in Fiscal 1997. Net income in Fiscal 1998 includes a one-time pre-tax charge for in-process research and development associated with the acquisition of Raytheon ($15.5 million) and an after-tax charge for the cumulative effect of a change in accounting principle pertaining to business process reengineering costs associated with Fairchild International's enterprise software system implementation ($1.5 million) which had been previously capitalized. Net income in Fiscal 1997 includes one-time pre-tax charges related to payment of retention bonuses ($14.1 million) and a restructuring charge ($5.3 million) related to workforce reductions. In addition, Fiscal 1998 net income includes a full year of interest expense and income taxes, while Fiscal 1997 includes these charges only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, the Fairchild Semiconductor Business did not incur these costs. Excluding one-time charges and amortization of acquisition-related intangibles of $1.4 million in Fiscal 1998, net of tax effect, net income was $33.5 million and $34.9 million in Fiscal 1998 and Fiscal 1997, respectively.

     Operating income, excluding one-time charges, increased 100.4% to $102.8 million in Fiscal 1998 from $51.3 million in Fiscal 1997. Included in operating income is $36.3 million and $6.8 million of gross profit on contract manufacturing services in Fiscal 1998 and 1997, respectively, under manufacturing agreements with National Semiconductor. Gross profit on contract manufacturing services in Fiscal 1997 was generated subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, contract manufacturing revenues were recorded at cost. In addition, operating income in Fiscal 1998 increased over Fiscal 1997 due to higher trade revenues as a result of the acquisition of Raytheon and improved market conditions, particularly in the first half of the year, higher trade gross profit due to improved factory utilization, and the favorable effect of currency devaluations in Southeast Asia on manufacturing costs. Excluding one-time charges, depreciation and amortization of $84.6 million and $77.1 million in Fiscal 1998 and 1997, respectively, and other expense of $1.4 million in Fiscal 1997, EBITDA increased 46.0% to $187.4 million in Fiscal 1998 from $128.4 million in Fiscal 1997.

     Fairchild International's results for the fiscal year ended May 31, 1998 consist of 53 weeks of activity, compared to 52 weeks for the fiscal years ended May 25, 1997 and May 26, 1996.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (80.6% and 84.9% of total revenues in Fiscal 1998 and 1997, respectively) and revenues from contract manufacturing services provided to National Semiconductor (19.4% and 15.1% of total revenues in Fiscal 1998 and 1997, respectively).

     Trade sales increased 8.2% to $635.8 million in Fiscal 1998 compared to $587.8 million in Fiscal 1997. Trade sales for Fiscal 1998 include those of Raytheon since the acquisition. Excluding Raytheon, trade sales increased 2.7% in Fiscal 1998 over Fiscal 1997. The increase in trade sales was driven primarily by increased unit volume, as average selling prices were flat. Average selling prices increased year over year for the first three quarters in Fiscal 1998, but decreased significantly in the fourth quarter as industry-wide market conditions softened.

     Logic trade sales increased 6.2% in Fiscal 1998 over Fiscal 1997. The increase was driven by higher unit volume, which offset a decrease in average selling prices. In Fiscal 1998, CMOS trade sales increased 14.3% over Fiscal 1997, offsetting a decrease of 2.8% in Bipolar trade sales. The increase in CMOS trade sales was across all product lines, including VHC, LCX, FACT(TM) and HCMOS. The decrease in Bipolar trade sales is reflective of the general market trend toward lower power consuming CMOS products.

     Discrete trade sales increased 13.9% in Fiscal 1998 over Fiscal 1997. The increase was due to higher average selling prices, driven by new product introductions and a favorable sales mix, and slightly higher unit volume. DMOS trade sales increased 39.9% in Fiscal 1998 over Fiscal 1997, offsetting a decrease of 7.6% in Bipolar trade sales. The increase in DMOS trade sales was due to higher sales volume of new products featuring Fairchild International's Trench technology, which offset price erosion in some of the more mature DMOS products. The decrease in Bipolar trade sales was driven by a combination of lower sales volume and slightly lower average selling prices. Reflective of Fairchild International's growth strategy, trade sales of DMOS products in Fiscal 1998 exceeded trade sales in Bipolar products for the first time.

     Analog, Mixed Signal and Non-Volatile Memory trade sales increased 5.4% in Fiscal 1998 over Fiscal 1997. The increase was due entirely to the acquisition of Raytheon. Excluding Analog and Mixed Signal Products, Non-volatile Memory trade sales decreased 17.7% in Fiscal 1998 over Fiscal 1997. The decrease was driven by lower prices impacting all memory product lines due to competitive pressures, partially offset by higher volume, particularly in EEPROM. EEPROM, which is Fairchild International's long-term focus in the non-volatile memory market, had increased trade sales of 4.7% in Fiscal 1998 over Fiscal 1997. In a declining market, EPROM trade sales decreased 46.2% in Fiscal 1998 over Fiscal 1997, as EPROMs are being rapidly phased out by FLASH memory products in the marketplace.

     Geographically, 38%, 21% and 41% of trade sales were derived in North America, Europe and Asia/ Pacific, respectively, in Fiscal 1998, compared to 38%, 20% and 42% in Fiscal 1997. Trade sales in all regions grew over Fiscal 1997 levels. Europe increased 12.7%, North America increased 8.8% and Asia/Pacific increased 5.4%, despite soft economic conditions in the region. Asia/Pacific trade sales were influenced by strong growth in Southeast Asia, which offset a year over year decline in Japan.

     Contract manufacturing revenues increased 47.2% to $153.4 million in Fiscal 1998 compared to $104.2 million in Fiscal 1997. This increase, when normalized for higher prices to include a markup for all of Fiscal 1998, reflects greater demand from National Semiconductor, particularly in the first nine months of Fiscal 1998. During the fourth quarter, foundry revenues decreased 26.1% from the third quarter as National Semiconductor sharply cut back its demand in response to its own publicly-announced restructuring created by soft market conditions in the industry.

     Gross Profit. Gross profit increased 51.2% to $230.5 million in Fiscal 1998, compared to $152.5 million in Fiscal 1997. Included in gross profit in Fiscal 1998 and 1997 is $36.3 million and $6.8 million, respectively, attributable to contract manufacturing services provided to National Semiconductor. Prior to the recapitalization of Fairchild Semiconductor Corporation in Fiscal 1997, these revenues were recorded at cost. Gross trade profit excluding contract manufacturing increased 33.3% in Fiscal 1998 over Fiscal 1997. As a percentage of trade sales, gross trade profits were 30.5% and 24.8% in Fiscal 1998 and 1997, respectively. The increase in gross trade profit as a percentage of trade sales was due to increased factory utilization due to improved market conditions and the favorable effect on fixed cost absorption of increased demand from National Semiconductor in the first nine months of Fiscal 1998, the favorable effects of currency devaluations in Southeast Asia on Fairchild International's manufacturing costs and the acquisition of Raytheon, which increased Fairchild International's portfolio of higher-margin products.

     Research and Development. R&D expenses were $35.7 million, excluding a $15.5 million pre-tax charge for purchased in-process R&D expenses associated with the acquisition of Raytheon, or 5.6% of trade sales in Fiscal 1998, compared to $18.9 million, or 3.2% of trade sales in Fiscal 1997. The increase in R&D expenses is driven by higher spending to support new product development, reflecting Fairchild International's renewed emphasis on R&D efforts as a stand-alone company following the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization,

R&D expenditures of the business primarily consisted of allocations from National Semiconductor. Reflective of increased R&D efforts, Fairchild International approximately doubled the number of new products introduced in Fiscal 1998 from Fiscal 1997. In addition, Fairchild International is spending higher levels of R&D expenses for its Analog and Mixed Signal products, reflecting its strategy to focus on and grow this segment of its business. R&D efforts are focused on Fairchild International's growth products: CMOS Logic, DMOS, EEPROM and Analog. In Fiscal 1998, R&D expenditures were 8.9% of trade sales for these growth products, and 0.5% of trade sales for Fairchild International's mature products (Bipolar Logic, Bipolar Discretes and EPROM). Comparison of the above to Fiscal 1997 is not meaningful as Fairchild International was not a stand-alone entity for the entire year.

     Selling, General and Administrative. SG&A expenses were $92.0 million, or 14.5% of trade sales, in Fiscal 1998, compared to $96.4 million, or 16.4% of trade sales, in Fiscal 1997. Excluding one-time retention bonuses of $14.1 million charged in Fiscal 1997, SG&A expenses were $82.3 million, or 14.0% of trade sales in Fiscal 1997. The increase in SG&A expenses as a percent of trade sales after elimination of retention bonuses is due to higher selling and marketing expenses driven by inefficiencies experienced in the first half of Fiscal 1998 while operating under transition service agreements with National Semiconductor, and in the second half of Fiscal 1998 due to the integration of the Raytheon sales force into Fairchild International. The increase in selling and marketing expenses was partially offset by a decrease in general and administrative expenses due to lower expenses incurred as a stand-alone entity in Fiscal 1998 compared to Fiscal 1997, which reflects nine months of direct and allocated expenses of the Fairchild Semiconductor Business while operated by National Semiconductor.

     Restructuring. Fiscal 1997 included a one-time restructuring charge of $5.3 million, incurred in the first quarter, for severance and other costs directly attributable to a workforce reduction.

     Interest, Net. Interest, net was $54.5 million and $11.2 million in Fiscal 1998 and 1997, respectively. Fiscal 1998 includes a full year of interest expense on indebtedness incurred to finance the recapitalization of Fairchild Semiconductor Corporation, while Fiscal 1997 contains approximately one quarter of such interest expense. In addition, Fairchild International incurred additional indebtedness due to the purchase of Raytheon in the third quarter of Fiscal 1998. Prior to the recapitalization in Fiscal 1997 of Fairchild Semiconductor Corporation, the Fairchild Semiconductor Business was allocated net interest expense from National Semiconductor. This amount is included in other expense.

     Other Expenses. Other expense was $1.4 million in Fiscal 1997, consisting primarily of net interest expense allocated to the Fairchild Semiconductor Business by National Semiconductor. There were no comparable amounts incurred in Fiscal 1998.

     In the third quarter of Fiscal 1998, Fairchild International took a pre-tax charge of $15.5 million for purchased in-process research and development in conjunction with the acquisition of Raytheon and an after-tax charge of $1.5 million for the cumulative effect of an accounting charge pertaining to treatment of business process reengineering costs associated with Fairchild International's enterprise software system implementation. The enterprise software system implementation costs, relating to activities to assess the system's capabilities in light of Fairchild International's current business processes, were previously capitalized as part of the cost of the software. Emerging Issues Task Force Issue 97-13, dated November 20, 1997, requires companies to expense such costs as incurred.

     Income Taxes. Income taxes were $10.7 million and $3.8 million in Fiscal 1998 and 1997, respectively. In Fiscal 1998, income taxes were recorded at an effective tax rate of 32.6%. In Fiscal 1997, income taxes were recorded only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation, at an effective rate of 39.1%. The lower tax rate in Fiscal 1998 is due to a higher proportion of taxable income in lower tax countries as compared to Fiscal 1997. Prior to the recapitalization of Fairchild Semiconductor Corporation, the Fairchild Semiconductor Business did not record a tax provision or pay income taxes as it operated as a division of National Semiconductor.

YEAR ENDED MAY 25, 1997 COMPARED TO YEAR ENDED MAY 26, 1996

     RESULTS OF OPERATIONS. Net income decreased 78.6% to $15.5 million in Fiscal 1997 from $72.3 million in Fiscal 1996. Fiscal 1997 includes interest expense and income taxes of $11.2 million and $3.8 million, respectively, incurred subsequent to the recapitalization of Fairchild Semiconductor Corporation. No such amounts were incurred in Fiscal 1996. Operating income was $31.9 million in Fiscal 1997, a 55.8% decrease from the prior year. This decrease was attributable to a combination of lower trade sales driven by industry-wide adverse market conditions that impacted much of Fiscal 1997, lower gross profits as a result of factory underutilization caused by an inventory reduction initiative in Fiscal 1997, one-time retention bonuses of $14.1 million and a one-time restructuring charge of $5.3 million in Fiscal 1997 related to Fairchild International's workforce reductions in the first quarter of Fiscal 1997, partially offset by gross profit on contract manufacturing services in Fiscal 1997 subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, these revenues were recorded at cost. Excluding interest expense and one-time charges in Fiscal 1997 and other (income) expense of $1.4 million and $(0.2) million in Fiscal 1997 and 1996, respectively, EBITDA was $128.4 million in Fiscal 1997, compared to $136.3 million in Fiscal 1996.

     Revenues. Fairchild International's revenues consist of trade sales to unaffiliated customers (84.9% and 88.7% of total revenues in Fiscal 1997 and 1996, respectively) and revenues from contract manufacturing services provided to National Semiconductor (15.1% and 11.3% of total revenues in Fiscal 1997 and 1996, respectively).

     Trade sales decreased 14.7% to $587.8 million in Fiscal 1997 from $688.7 million in Fiscal 1996. The decrease in trade sales impacted all product groups and was due primarily to industry-wide adverse market conditions which impacted order rates starting in the second half of Fiscal 1996 and continued through the first half of Fiscal 1997, after which order rates recovered moderately. Trade sales were down 23.7% in the first half of Fiscal 1997 over the first half of Fiscal 1996, but were down only 3.7% in the second half of Fiscal 1997 over the second half of Fiscal 1996, reflecting improvement in orders as market conditions improved.

     Logic trade sales decreased 16.0% in Fiscal 1997 over Fiscal 1996. The decline in Logic trade sales was almost entirely unit price driven, as volumes were flat year over year. The majority of Logic's trade sales decline was in the mature Bipolar products, which declined 22.1% in Fiscal 1997 over Fiscal 1996. CMOS trade sales declined 9.5% in Fiscal 1997 over Fiscal 1996. Reflective of Fairchild International's growth strategy, CMOS trade sales in Fiscal 1997 exceeded Bipolar trade sales for the first time.

     Discrete trade sales decreased 6.0% in Fiscal 1997 over Fiscal 1996. The decline in Discrete trade sales was due to lower volume in Bipolar products, whose trade sales decreased 27.7% in Fiscal 1997 over Fiscal 1996, offset by strong growth in higher-priced DMOS products, the focus of the Discrete Products Group's growth strategy, whose trade sales increased 54.2% in Fiscal 1997 over Fiscal 1996.

     Non-Volatile Memory trade sales decreased 20.8% in Fiscal 1997 over Fiscal 1996. The decline in Non-Volatile Memory trade sales was driven by a significant decline in EPROM sales volume, whose trade sales decreased 40.8% year over year, offset by continued growth in EEPROM trade sales, which increased 6.2% in Fiscal 1997 over Fiscal 1996. Additionally, EEPROM trade sales exceeded EPROM trade sales in Fiscal 1997 for the first time.

     Geographically, 38%, 20% and 42% of trade sales were derived in North America, Europe and Asia/Pacific, respectively, in Fiscal 1997, as compared to 38%, 23% and 39% in Fiscal 1996. All regions experienced declines in trade sales in Fiscal 1997 as compared to Fiscal 1996. Trade sales in North America declined 14%, Europe 27% and Asia/Pacific 7%. Overall, exchange rates had a minimal effect on trade sales as the majority of Fairchild International's sales are U.S. Dollar-denominated.

     Contract manufacturing revenues increased 19.0% to $104.2 million in Fiscal 1997 from $87.6 million in Fiscal 1996. This increase, when normalized for higher prices to include a markup in Fiscal 1997 subsequent to the recapitalization of Fairchild Semiconductor Corporation, was due to greater demand in Fiscal 1997 from National Semiconductor, particularly for products manufactured in Fairchild International's 6-inch wafer fabrication plant in South Portland, Maine.

     Gross Profit. Gross profit decreased 29.7% to $152.5 million in Fiscal 1997 from $216.8 million in Fiscal 1996. Included in the Fiscal 1997 amount is $6.8 million of gross profit attributable to contract manufacturing services provided to National Semiconductor subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, these revenues were recorded at cost. Under the manufacturing agreements with National Semiconductor, prices for contract manufacturing services were designed to generate a 20% gross profit for Fairchild International. For the period subsequent to the recapitalization of Fairchild Semiconductor Corporation, Fairchild International was achieving this level of gross profit with respect to contract manufacturing revenues. As a percentage of trade sales, gross trade profits were 24.8% and 31.5% in Fiscal 1997 and 1996, respectively. The decline in gross trade profit as a percentage of trade sales was due to lower prices, particularly in Logic, and lower factory utilization, particularly in the first half of Fiscal 1997, due to adverse market conditions and an inventory reduction initiative. Fairchild International reduced inventories by $20.0 million, or 21.5%, in Fiscal 1997 over Fiscal 1996. In response to declining gross profit, we enacted cost reduction programs, which included headcount reductions, in the first quarter of Fiscal 1997. Gross trade profit as a percent of trade sales was 23.2% in the first half of Fiscal 1997, reflecting slow order rates and low factory utilization. Gross trade profit as a percent of trade sales increased to 26.3% in the second half of Fiscal 1997, reflecting increased order rates, improved factory utilization and the beneficial effects of the cost reduction programs enacted in the first half of Fiscal 1997.

     Research and Development. R&D expenses were $18.9 million, or 3.2% of trade sales in Fiscal 1997, compared to $30.3 million, or 4.4% of trade sales, in Fiscal 1996. The decrease in R&D expenses relates primarily to reduced allocations from National Semiconductor in Fiscal 1997 prior to the recapitalization of Fairchild Semiconductor Corporation as a result of the refocus of its strategic direction away from Fairchild International's markets, as well as the elimination of allocations from National Semiconductor subsequent to the recapitalization.

     Selling, General and Administrative. SG&A expenses were $96.4 million, or 16.4% of trade sales, in Fiscal 1997, compared to $114.4 million, or 16.6% of trade sales, in Fiscal 1996. The decrease in SG&A expenses is attributable to reduced allocations from National Semiconductor in Fiscal 1997 prior to the recapitalization of Fairchild Semiconductor Corporation, reflecting the reduced consumption of corporate services, and the favorable effect of lower charges under the Transition Services Agreement with National Semiconductor subsequent to the recapitalization as compared to the allocations for those same services for the comparable period in Fiscal 1996, offset by one-time retention and incentive bonuses ($14.1 million) paid in Fiscal 1997 concurrently with the recapitalization.

     Restructuring. Fiscal 1997 included a restructuring charge of $5.3 million for severance and other costs directly attributable to a workforce reduction undertaken in the first quarter of Fiscal 1997.

     Interest, Net. Interest, net was $11.2 million in Fiscal 1997, as a result of indebtedness incurred concurrently with the recapitalization of Fairchild Semiconductor Corporation. In Fiscal 1997 prior to the recapitalization, and in Fiscal 1996, Fairchild International was allocated net interest income from National Semiconductor. This amount is included in other (income) expense.

     Other (Income) Expense. Other expense was $1.4 million in Fiscal 1997, compared to other income of $0.2 million in Fiscal 1996. The increase in other expense was primarily due to higher net interest expense allocated from National Semiconductor in Fiscal 1997.

     Income Taxes. Income taxes were $3.8 million in Fiscal 1997. The provision for income taxes was recorded only for the period subsequent to the recapitalization of Fairchild Semiconductor Corporation. Prior to the recapitalization, Fairchild International did not pay income taxes or file income tax returns as it operated as a division of National Semiconductor. The effective tax rate on income generated subsequent to the recapitalization is 39.1%.

ACQUISITION OF RAYTHEON

     In connection with the acquisition of Raytheon, Fairchild International allocated $15.5 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     Fairchild International used independent third-party appraisers to assess and allocate values to the in-process research and development. The values assigned to each purchased R&D project were determined by the income approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows. Significant assumptions that had to be made using this approach included projected revenues, operating margins and determining an appropriate discount rate. The forecast for the in-process project related products relied on sales estimates that were based on targeted market share, pricing estimates and expected product life cycles. The discount rate utilized for the acquired in-process technologies was estimated at 22.5% in consideration of Fairchild International's 15% weighted average cost of capital. The discount rate utilized for the in-process technology was determined to be higher than Fairchild International's weighted average cost of capital due to the fact that the technology had not yet reached technological feasibility as of the date of valuation. The nature of the efforts necessary to complete the purchased R&D projects relate to completing beta testing. Fairchild International estimates that approximately $2.5 million of additional research and development will be required to complete this product development through early 1999.

     As of February 28, 1999, a subsequent review of the assumptions used in the valuation of the Raytheon in-process R&D indicates that for most of the projects identified, the actual revenues and profits realized from these projects were materially less than originally estimated. These shortfalls were primarily a result of overall weak market conditions during calendar 1998 which were driven by the unfavorable Asian economic conditions, declines in demand in the PC market, and overall competitive pricing pressures. The impact to Fairchild International of these weaker results will not have a material adverse effect on the overall results of Fairchild International, or its financial position.

LIQUIDITY AND CAPITAL RESOURCES

     Fairchild International has a borrowing capacity of $100.0 million for working capital and general corporate purposes under the revolving credit facility. Fairchild International did not draw upon the revolving credit facility in connection with the acquisition of the power device business.

     The senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes do, and other debt instruments Fairchild International may enter into in the future may, impose various restrictions and covenants on Fairchild International which could potentially limit Fairchild International's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. The restrictive covenants include limitations on consolidations, mergers and acquisitions, restrictions on creating liens, restrictions on paying dividends or making other similar restricted payments, restrictions on asset sales, limitations on borrowing money, and limitations on capital expenditures, among other restrictions. The covenants relating to financial ratios include minimum fixed charge and interest coverage ratios and a maximum leverage ratio. The senior credit facilities also limit our ability to modify our certificate of incorporation, bylaws, shareholder agreements, voting trusts or similar arrangements. In addition, the senior credit facilities, the 10 1/8% Senior Subordinated Notes and the 10 3/8% Senior Subordinated Notes contain additional restrictions limiting the ability of our subsidiaries to make dividends or advances to our company. However, our subsidiaries are permitted without material restrictions under our debt instruments to make dividends or advances to Fairchild Semiconductor Corporation. We believe that those funds permitted to be transferred to us, together with existing cash, will be sufficient to meet our cash obligations. Fairchild International expects that its existing cash, together with available funds from its amended senior credit facilities and funds generated from operations, will be sufficient to meet its anticipated operating requirements and to fund its research and development and capital expenditures for the next twelve months. In the long-term, additional borrowing or equity investment may be required to fund future acquisitions.

     As of February 28, 1999, Fairchild International's cash and cash equivalents balance was $5.4 million, a decrease of $1.1 million from May 31, 1998. On a pro forma basis, after giving effect to the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings, Fairchild International's cash and cash equivalents as of February 28, 1999 was $64.6 million.

     During the nine months ended February 28, 1999, Fairchild International's operations generated $20.0 million in cash compared to $108.7 million generated in the first nine months of Fiscal 1998. The decrease in cash provided by operating activities reflects a decrease in net income adjusted for noncash items of $64.9 million as well as a decrease in cash flows from changes in operating assets and liabilities of $23.8 million. Cash used in investing activities during the first nine months of Fiscal 1999 totaled $33.4 million compared to $170.3 million in the first nine months of Fiscal 1998. Capital expenditures in the first nine months of Fiscal 1999 and Fiscal 1998, respectively, were being made principally to purchase and install Fairchild International's enterprise-wide information system and to increase capacity in Fairchild International's assembly and test facilities. Cash provided by financing activities of $12.3 million for the first nine months of Fiscal 1999 was the result of net proceeds from Fairchild International's revolving credit facility of $21.6 million and repayments of long-term debt of $9.3 million. Cash provided by financing activities of $33.3 million for the first nine months of Fiscal 1998 was primarily the result of borrowings used to fund the acquisition offset by repayments of long-term debt.

     The cash flows of Fairchild International are equal to that of Fairchild Semiconductor Corporation. Fairchild International has no cash requirements for the next twelve months, other than to convert its 12% Series A Cumulative Compounding Preferred Stock in connection with the offering, which had a carrying amount of $87.7 million as of February 28, 1999.

     During Fiscal 1998, Fairchild International generated sufficient cash from operations to fund its research and development, capital expenditure and debt service requirements. Fairchild International also used approximately $75.0 million of its existing cash to fund in part the acquisition of Raytheon. Concurrent with the acquisition of Raytheon, Fairchild International borrowed $90.0 million under a tranche C term loan under its then existing senior credit facilities, the proceeds from which were used in part to repay the remaining principal on its tranche B term loan under its then existing senior credit facilities. Research and development expenditures are made primarily to fund new product development. Capital expenditures in Fiscal 1998, and those anticipated for the remainder of Fiscal 1999, are being made primarily to increase assembly and test capacity in Fairchild International's manufacturing facilities and to purchase and install an enterprise-wide information system. Capital expenditures for Fiscal 1999 are expected to be approximately $50.0 million.

     Fairchild International utilizes financial instruments to hedge its overall exposure to the effects of foreign currency and interest rate fluctuations. Fairchild International may utilize short-term forward and option contracts to hedge currency exposure when deemed necessary for expenses denominated in Malaysian ringgit and Philippine peso, as well as revenues denominated in Japanese yen and the major European currencies. Deferred gains and losses from hedging transactions were immaterial to Fairchild International's operating results in all periods presented. Fairchild International does not speculate in these financial instruments.

     On January 1, 1999, 11 of the 15 countries which are members of the European Monetary Union introduced a new currency called the "Euro." The conversion rates between the Euro and the participating nations' currencies were irrevocably fixed on January 1, 1999. Until January 1, 2002, either the Euro or a participating country's present currency (a "national currency") will be accepted as legal currency. Fairchild International has incorporated the necessary changes to its information systems to allow it to conduct business in Euros, the cost of which was not material. While it is not possible to predict the impact the Euro will have on Fairchild International's business or on the economy in general with certainty, we currently do not anticipate that the Euro conversion will have a material adverse impact on Fairchild International's results of operations or financial condition.

NATIONAL SEMICONDUCTOR RELATIONSHIP

     Fairchild International and National Semiconductor have arrangements relating to services and sale of Fairchild International's products as follows:
First, National Semiconductor has agreed to purchase products and services from Fairchild International until June 11, 2000 under a foundry services agreement. In Fiscal 1998, such sale of products and services to National Semiconductor accounted for approximately 19% of Fairchild International's revenues. Second, National Semiconductor has agreed to provide some of our administrative services to Fairchild International under a transition services agreement. Third, National Semiconductor has agreed to indemnify Fairchild International against losses relating to infringement of intellectual property rights of third parties under a technology licensing and transfer agreement.

     In the fourth quarter of Fiscal 1998, National Semiconductor informed Fairchild International that its demand would be significantly lower in Fiscal 1999 than in Fiscal 1998. This has resulted in significantly lower contract manufacturing revenues in the first half of Fiscal 1999 as compared to the first half of Fiscal 1998 and will result in substantially lower contract manufacturing revenues throughout Fiscal 1999 as compared to Fiscal 1998. Such reduced demand has and will continue to negatively impact factory utilization, particularly in the 6-inch wafer fabrication plant in South Portland, Maine. National Semiconductor, under the terms of the Asset Purchase Agreement with Fairchild International, is obligated to purchase an aggregate of $330.0 million of contract manufacturing services during the 39-month period which began March 11, 1997, including a minimum of $90.0 million and $80.0 million of contract manufacturing services in Fiscal 1999 and Fiscal 2000, respectively. In addition, National Semiconductor is obligated to cover a contractually agreed-upon amount of fixed costs in Fairchild International's 6-inch wafer fabrication plant in South Portland, Maine in Fiscal 1999. For the six-months ended November 29, 1998, Fairchild International has billed National Semiconductor $11.6 million for committed fixed cost absorption under the Asset

Purchase Agreement. Despite recent indications that demand from National Semiconductor will increase in the second half of Fiscal 1999, Fairchild International does not believe National Semiconductor will meet its revenue commitment in Fiscal 1999. In this event, the Asset Purchase Agreement requires National Semiconductor to reimburse Fairchild International for unabsorbed fixed costs and lost profit on the revenue shortfall. National Semiconductor has reaffirmed its commitment to remain in compliance with the terms of the Asset Purchase Agreement.

YEAR 2000 COMPLIANCE


     In the fourth quarter of Fiscal 1997, Fairchild International commenced its enterprise software system implementation project for the purpose of separating from National Semiconductor's business systems. The system, which became operational for several of Fairchild International's critical business processes in the first half of Fiscal 1999, is year 2000 compliant. Additional modules of the system are scheduled to be implemented through Fiscal 2000. For those legacy systems that will not be connected by December 31, 1999, year end remediation projects are underway, and are expected to be completed by September 30, 1999. Fairchild International's business is dependent upon its information systems as an integral part of all major business processes. Additionally, internal resources have been redeployed to identify, test and correct year 2000 problems in other systems throughout Fairchild International, including those systems embedded in Fairchild International's machinery and equipment. Identification of systems and equipment that are not year 2000 compliant has been completed. Fairchild International is also reviewing the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on Fairchild International. In addition, Fairchild International is working with its customers to identify potential year 2000 issues with its products. The Company has completed its assessments. Fairchild International does not believe there are any year 2000 problems with its products. No year 2000 issues were noted with its key suppliers which in Fairchild International's opinion would cause a major disruption to its operations. During the first nine months of Fiscal 1999, incremental amounts incurred and charged to expense to identify, test and correct such other year 2000 problems were immaterial to the financial statements. Future incremental expenditures are currently estimated to be approximately $1.0 million, the majority of which should be incurred before the end of the second quarter of Fiscal 2000. Although we believe Fairchild International's systems will be year 2000 compliant, the failure of Fairchild International's suppliers and customers to address the year 2000 issue could result in disruption to Fairchild International's operations and have a significant adverse impact on its results of operations, the extent of which Fairchild International has not yet estimated. Fairchild International is actively engaged in preparing contingency plans in the event that key suppliers fail to become year 2000 compliant. For example, for key materials which are imported from outside the U.S., arrangements are being made to insure at least four weeks of available supply. Fairchild International, in the ordinary course of business, seeks to expand its customer base to lessen dependence on any one customer for a significant portion of its revenues, and seeks second sources of supply for its key products and services where appropriate.


RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     During and subsequent to Fiscal 1998, the Financial Accounting Standards Board issued several new statements. SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual and interim financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, but is not required in interim periods in the first year of adoption. SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, amends provisions of SFAS Nos. 87, 88 and 106. It revises employers' disclosures about pension and other postretirement benefit plans. This statement is effective for fiscal years beginning after December 15, 1997. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivatives and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

     The AICPA issued two new Statements of Position ("SOP") in Fiscal 1998. SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, requires that companies capitalize certain internal-use software costs upon meeting of certain criteria. This SOP is effective for fiscal years beginning after December 15, 1998. SOP 98-5, Reporting on the Costs of Start-up Activities, requires companies to expense start-up costs and organization costs as they are incurred. This SOP is effective for fiscal years beginning after December 15, 1998.


     Fairchild International intends to adopt SFAS No. 131 and SFAS No. 132 effective for its consolidated financial statements for the fiscal year ending May 30, 1999 and will retroactively adopt the provisions of SFAS No. 131 for the year ended May 31, 1998. Fairchild International intends to adopt SOP 98-1 and SOP 98-5 in Fiscal 2000 and SFAS No. 133 in Fiscal 2001. Adoption of SFAS No. 131 will only result in added disclosure and adoption of SOP 98-1 and SOP 98-5 is not expected to have a material effect on the consolidated financial statements. Adoption of SFAS No. 132 is not expected to have any impact on the Company's disclosures. Fairchild International is presently analyzing SFAS No. 133, and has not yet determined its impact on Fairchild International's consolidated financial statements.

        SELECTED HISTORICAL FINANCIAL DATA OF THE POWER DEVICE BUSINESS

     The following table sets forth selected historical financial data of the power device business. The historical financial data as of and for the years ended December 31, 1996, 1997 and 1998 are derived directly from the audited financial statements of the power device business included elsewhere in this prospectus. The financial statements for the three years ended December 31, 1998 have been translated from South Korean Won into U.S. Dollars based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, and are presented in accordance with U.S. GAAP. For historical financial information, assets and liabilities have been translated at the exchange rate on the balance sheet date, and income statement amounts have been translated using the weighted average of the exchange rates in effect during the period. The income statement of the power device business has been translated from Won into U.S. Dollars at the weighted average exchange rates of 805 Won, 951 Won and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively. On June 29, 1999, the noon buying rate as reported by the Federal Reserve Board of New York was 1,157.5 Won to one U.S. Dollar. This information should be read in conjunction with the financial statements of the power device business included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Power Device Business."

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1997      1998
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
HISTORICAL STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $471.8    $478.1    $386.5

Gross profit................................................  $ 56.5    $131.0    $137.3
Research and development....................................    18.6      19.2      15.2
Selling, general and administrative.........................    29.0      34.3      33.8
Litigation settlement expense...............................      --        --      58.0
                                                              ------    ------    ------
Operating income............................................  $  8.9    $ 77.5    $ 30.3
                                                              ======    ======    ======
OTHER FINANCIAL DATA:
Revenue:
  Discrete..................................................  $300.7    $286.4    $224.6
  Analog....................................................   117.4     154.3     145.3
  Contract manufacturing services...........................    53.7      37.4      16.6
                                                              ------    ------    ------
Total revenue...............................................  $471.8    $478.1    $386.5
                                                              ======    ======    ======
Depreciation and amortization...............................  $ 49.0    $ 38.8    $ 22.3
Capital expenditures........................................   118.1      10.9       8.6

HISTORICAL BALANCE SHEET DATA (END OF PERIOD):
Inventories.................................................  $ 79.2    $ 50.5    $ 44.0
Total assets................................................   340.1     188.6     170.3
Business equity.............................................    51.9      37.3       0.3
Cumulative translation adjustments..........................    (4.1)    (18.6)    (12.1)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                    OPERATIONS OF THE POWER DEVICE BUSINESS

     The following discussion should be read in conjunction with the financial statements and notes thereto of the power device business included elsewhere in this prospectus.

OVERVIEW

     The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. On April 13, 1999, Samsung Electronics sold the power device business to Fairchild International for approximately $406.8 million in cash, net of purchase price adjustments. The power device business is headquartered in Bucheon, South Korea. For all periods presented, the power device business has been operated as part of the System LSI Division of Samsung Electronics. The operating results of the power device business are not necessarily indicative of the results that would have been obtained on a stand-alone basis. See Notes to Unaudited Pro Forma Combined Condensed Financial Statements and Unaudited Supplemental Data.

     The functional currency of the power device business is the Won. The financial statements for the three years ended December 31, 1998, have been translated into U.S. Dollars based on the provisions of SFAS No. 52, and are presented in accordance with U.S. GAAP. The income statement of the power device business has been translated into U.S. Dollars at the weighted average rates of 805 Won, 951 Won, and 1,399 Won to one U.S. Dollar for 1996, 1997 and 1998, respectively.

     The following table summarizes the composition of the revenues of the power device business as a percentage of total revenues:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Trade sales to unaffiliated customers.......................   38.1%    40.9%    48.0%
Trade sales to Samsung Electronics and affiliated Samsung
  companies.................................................   19.9     19.7     25.3
Trade sales to Foreign Sales Subsidiaries of Samsung
  Electronics...............................................   30.6     31.6     22.4
                                                              -----    -----    -----
Total product sales.........................................   88.6     92.2     95.7
Contract manufacturing revenues -- Samsung Electronics......   11.4      7.8      4.3
                                                              -----    -----    -----
     Total..................................................  100.0%   100.0%   100.0%
                                                              =====    =====    =====

     As part of the acquisition of the power device business, Fairchild International negotiated a Product Supply Agreement with Samsung Electronics, which provides for guaranteed annual minimum levels of product purchases at historical volumes and at current market-adjusted prices for three years. In addition, the Product Supply Agreement stipulates that Samsung Electronics will undertake its best efforts to assure that Fairchild International is established as a preferred vendor of affiliated Samsung companies to the extent permissible under applicable laws and regulations. The foreign sales subsidiaries of Samsung Electronics re-sell products of the power device business to third party customers in Asia, North America, Europe and Japan. As part of the acquisition of the power device business, Fairchild International negotiated continued sales support by the foreign sales subsidiaries of Samsung Electronics under a Transitional Services Agreement for a period of three years. The power device business provides wafer fabrication services to Samsung Electronics. Historically, contract manufacturing revenues have been recorded at cost. As part of the acquisition of the power device business, Fairchild International negotiated a Foundry Sale Agreement with

Samsung Electronics which is designed to generate Won-denominated profits equivalent to $44.8 million over the next three years (assuming an exchange rate of 1,200 Won to one U.S. Dollar).

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     RESULTS OF OPERATIONS. Net income was $15.7 million for 1998, compared to $42.9 million for 1997. Net income for 1998 includes a one-time charge for a settlement of a patent infringement lawsuit of $58.0 million which did not occur in 1997. Excluding this one-time charge which will remain with Samsung Electronics, net income was $73.7 million, an increase of 71.8% from 1997. Operating income, excluding the one-time charge, was $88.3 million in 1998, compared to $77.5 million in 1997, an increase of 13.9%. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, lower depreciation and a full year's benefit of the impact of cost reduction actions in 1998, which were undertaken during 1997. Excluding the one-time charge, foreign currency gains and losses and depreciation and amortization of $22.3 million and $38.8 million in 1998 and 1997, respectively, EBITDA was $110.6 million in 1998 as compared to $116.3 million in 1997. EBITDA is presented because we believe that it is a widely accepted indicator of an entity's ability to incur and service debt. EBITDA should not be considered as an alternative to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with generally accepted accounting principles, as an indicator of the operating performance of the Power Device Business, or as an alternative to cash flows as a measure of liquidity.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (95.7% and 92.2% of total revenues in 1998 and 1997, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (4.3% and 7.8% of total revenues in 1998 and 1997, respectively). Product sales decreased 16.1% to $369.9 million in 1998 from $440.7 million in 1997, driven by soft market conditions in the semiconductor industry and the devaluation of the Won. The decrease in product sales was driven by falling average selling prices, offset by an increase in unit sales volume of 3.0% year over year. The decrease in average selling prices is the result of price competition driven by excess capacity in the semiconductor industry.

     Sales of discrete products, representing 60.7% and 65.0% of 1998 and 1997 product sales, respectively, decreased 21.6% in 1998 from 1997. The decrease was due entirely to lower average selling prices, which declined approximately 24% in 1998 due in part to the devaluation of the Won, offset by slightly higher volumes. Sales of analog products, representing 39.3% and 35.0% of 1998 and 1997 product sales, respectively, decreased 5.8% in 1998 from 1997. The decrease was entirely due to lower average selling prices, which declined approximately 11% in 1998 due in part to the devaluation of the Won, offset by higher volumes.

     Geographically, 87.5%, 6.6% and 5.9% of product sales were derived in Asia, North America and Europe in 1998, respectively, compared to 85.9%, 8.1% and 6.0% in 1997. Product sales fell in all regions in 1998 from 1997. Product sales decreased 14.5%, 31.8% and 17.4% in Asia, North America and Europe, respectively, in 1998 as compared to 1997. The power device business' product sales are primarily denominated in U.S. Dollars.

     Contract manufacturing revenues decreased 55.6% to $16.6 million in 1998 from $37.4 million in 1997. Contract manufacturing revenues are recorded at cost. The decrease in 1998 from 1997 was driven by lower demand from Samsung Electronics.

     Gross Profit. Despite lower revenues, gross profit increased 4.8% to $137.3 million in 1998 from $131.0 million in 1997. As a percentage of product sales, gross profits were 37.1% in 1998, compared to 29.7% in 1997. The increase in gross profit as a percentage of product sales was driven by the devaluation of the Won against the U.S. Dollar, as the power device business' manufacturing cost structure is primarily Won-based, while revenues are predominately U.S. Dollar-denominated. The Won devalued 47.1% against the U.S. Dollar in 1998. As a result of the acquisition of the power device business, Fairchild International is seeking to minimize its exposure to fluctuations in the Won to U.S. Dollar exchange rate. Actions to reduce such exposure include increasing revenues denominated in Won and decreasing costs denominated in Won per the terms of agreements with Samsung Electronics. Other actions include negotiating U.S. Dollar prices and payment terms with subcontractors and hedging activities. In addition, gross profit as a percentage of product sales was enhanced by a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997, offset by the negative effect of falling average selling prices and reduced factory utilization in the second half of 1998 as the power device business slowed production in an effort to reduce inventories.

     Research and Development. R&D expenses decreased 20.8% to $15.2 million or 4.1% of product sales in 1998, compared to $19.2 million or 4.4% of product sales in 1997. The decrease in R&D expenses is due primarily to the devaluation of the Won against the U.S. Dollar, as R&D expenses are primarily denominated in Won. In Won, R&D expenses increased approximately 16% in 1998 from 1997 due to increased headcount and expenses related to the operation of a pilot assembly line for package development in 1998 which the power device business did not incur in 1997.

     Selling, General and Administrative. SG&A expenses decreased 1.5% to $33.8 million or 9.1% of product sales in 1998, from $34.3 million or 7.8% of product sales in 1997. The decrease in SG&A expenses is due to the devaluation of the Won, offset by higher Won-based allocations.

     Litigation Settlement. The power device business incurred litigation settlement costs, payable by Samsung Electronics, of $58.0 million in 1998 resulting from the settlement of a patent infringement lawsuit. No such amounts were incurred in 1997.

     Interest Expense, Net. Interest expense, net was $4.2 million and $10.1 million in 1998 and 1997, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1998 from 1997 is due primarily to lower corporate borrowings allocated to the power device business in 1998. Both the allocated corporate borrowings and the capital lease obligations were retained by Samsung Electronics as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $0.9 million in 1998, compared to $5.9 million in 1997. The decreased loss in 1998 is due to moderating foreign exchange losses in 1998 over 1997. In late 1997, the power device business suffered large foreign exchange transaction losses on accounts payable denominated in U.S. Dollars, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such transaction losses moderated during 1998 as the Won strengthened against the U.S. Dollar during the year.

     Income Taxes. Income tax expense was $9.5 million and $18.5 million in 1998 and 1997, respectively. The effective tax rate was 37.8% in 1998, compared to 30.2% in 1997. The increase in the effective rate is due to the translation of the patent infringement settlement at the 1998 year ending exchange rate for purposes of calculating Won-based income tax expense, as opposed to the weighted average exchange rate for translating U.S. Dollar income tax expense, in accordance with SFAS No. 52.

     The effective tax rates on a Won-denominated basis were 28.8% and 30.2% in 1998 and 1997, respectively.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     RESULTS OF OPERATIONS. Net income was $42.9 million for 1997, compared to $2.8 million for 1996. Operating income was $77.5 million in 1997, compared to $8.9 million in 1996. The increase in operating income is due primarily to increased gross profit as a result of the devaluation of the Won, particularly in the second half of 1997, lower depreciation and the favorable effect of cost reduction actions undertaken during 1997. Excluding foreign currency gains and losses and depreciation and amortization of $38.8 million and $49.0 million in 1997 and 1996, respectively, EBITDA was $116.3 million in 1997, compared to $57.9 million in 1996.

     Revenues. The revenues of the power device business are comprised of product sales to third parties, Samsung Electronics and affiliated Samsung companies and foreign sales subsidiaries of Samsung Electronics (92.2% and 88.6% of total revenues in 1997 and 1996, respectively) and revenues from contract manufacturing services provided to Samsung Electronics (7.8% and 11.4% of total revenues in 1997 and 1996, respectively). Product sales increased 5.4% to $440.7 million in 1997 from $418.0 million in 1996. The increase in product sales was driven by a 7.4% increase in unit shipments, offset by a slight decrease in average selling prices.

     Sales of discrete products, representing 65.0% and 71.9% of 1997 and 1996 product sales, respectively, decreased 4.7% in 1997 from 1996. The decrease was due to lower average selling prices, which offset a 4% increase in sales volumes. Sales of analog products, representing 35.0% and 28.1% of 1997 and 1996 product sales, respectively, increased 31.4% in 1997 from 1996. The increase was due to higher sales volume across all product families and the sales ramp for the proprietary Samsung Power Switch, offset by slightly lower average selling prices.

     Geographically, 85.9%, 8.1% and 6.0% of product sales were derived in Asia, North America and Europe in 1997, respectively, compared to 86.4%, 7.7% and 5.9% in 1996. Product sales increased in all regions in 1997 from 1996. Product sales increased 4.8%, 11.4% and 6.1% in Asia, North America and Europe, respectively, in 1997 compared to 1996. The power device business' product sales are denominated primarily in U.S. Dollars.

     Contract manufacturing revenues decreased 30.4% to $37.4 million in 1997 from $53.7 million in 1996. Contract manufacturing revenues are recorded at cost. The decrease in 1997 from 1996 was driven by lower demand from Samsung Electronics.

     Gross Profit. Gross profit increased 132.2% to $131.0 million in 1997 from $56.5 million in 1996. As a percentage of product sales, gross profits were 29.7% in 1997, compared to 13.5% in 1996. The increase in gross profit as a percentage of product sales was driven primarily by the effect of a full-year's benefit of cost reduction actions, including efficiencies realized from the transfer of wafer fabrication processes relating to epitaxial fabrication, which is an intermediate step in wafer fabrication, and assembly and test activities to other Samsung Electronics' facilities, which was completed during 1997. In addition, gross profit was negatively impacted by the devaluation of the Won against the U.S. Dollar, particularly in the second half of 1997, as the power device business' manufacturing cost structure is primarily Won-based. The Won devalued 18.1% against the U.S. Dollar in 1997.

     Research and Development. R&D expenses increased 3.2% to $19.2 million, or 4.4% of product sales in 1997 compared to $18.6 million or 4.4% of product sales in 1996. The increase in R&D expenses is primarily due to increased headcount to support new product and process development activities.

     Selling, General and Administrative. SG&A expenses increased 18.4% to $34.3 million or 7.8% of product sales in 1997, from $29.0 million or 6.9% of product sales in 1996. The increase in SG&A expenses is due primarily to increased allocations from Samsung Electronics.

     Interest Expense, Net. Interest expense, net was $10.1 million and $10.4 million in 1997 and 1996, respectively. Interest is recorded on the allocated portion of corporate borrowings by Samsung Electronics and on the amortization of capital lease obligations on assets held by the power device business. The reduction in interest in 1997 from 1996 is due primarily to lower corporate borrowings allocated to the power device business in 1997. Neither the allocated corporate borrowings nor the capital lease obligations were assumed by Fairchild International as part of the acquisition of the power device business.

     Foreign Currency Losses, Net. The power device business experienced foreign currency losses of $5.9 million in 1997, compared to $0.5 million in 1996. The increased loss is due to large foreign exchange losses on accounts payable denominated in U.S. Dollars in late 1997, resulting from the sudden devaluation of the Won. Accounts receivable denominated in U.S. Dollars are not similarly exposed due to one to two day settlements under letter of credit arrangements. Such a devaluation did not occur in 1996.

     Income Taxes. Income tax expense was $18.5 million in 1997, as compared to an income tax benefit of $4.8 million in 1996. The effective tax rate was 30.2% in 1997. The effective tax rate for 1996 is not meaningful as the power device business incurred a net loss before income taxes. Income tax benefits incurred in 1996 represent an increase in deferred tax assets due to net operating losses and R&D tax credits that will be utilized to offset future taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     The power device business' cash flows from operations are used to fund its working capital, research and development and capital expenditure requirements, as well as to support the overall cash requirements of Samsung Electronics. As of December 31, 1998, the power device business had pro forma stockholder's equity of $140.4 million.

     In 1998, the power device business generated cash from operations of $128.1 million compared to $74.3 million in 1997. The increase is due to higher net income adjusted for non-cash items and increased cash flows from changes in operating assets and liabilities, principally trade accounts and notes receivable. Cash used by investing activities was $5.7 million in 1998, compared to $0.1 million in 1997. The increase was due to less proceeds received in 1998 for sales of property, plant and equipment, offset by lower capital expenditures. Cash used in financing activities was $106.8 million in 1998, compared to $157.1 million in 1997. The decrease was due to lower net corporate borrowings and lower capital lease payments.

     Over the past three years, the power device business has spent approximately $135.9 million, primarily for a new wafer fabrication line. Capital expenditures are expected to be approximately $20.0 million in 1999. The power device business' future cash flows from operations may be used by Fairchild International's subsidiaries for their working capital and financing requirements.

YEAR 2000 COMPLIANCE

     The power device business is dependent upon the information systems of Samsung Electronics. Under the terms of an agreement with Samsung SDS Co., Ltd. entered into in connection with the acquisition of the power device business, Samsung SDS Co., Ltd. has agreed to provide information technology services to the power device business and to support the use of its information systems by the power device business for a three-year period following consummation of the acquisition of the power device business. See "The Acquisition -- Transitional Services Agreement." The terms of the agreement with Samsung SDS Co., Ltd. require them to insure the systems utilized by the power device business are year 2000 compliant. Samsung Electronics' systems have been certified by a Korean government agency to be year 2000 compliant.



     The power device business has deployed internal resources to identify, test and correct year 2000 problems in other systems it employs, including those embedded in its machinery and equipment. Year 2000 issues in its critical manufacturing equipment and systems have been remedied. With the assistance of Samsung Electronics, the power device business reviewed the year 2000 readiness and compliance of its principal suppliers of products and services, in order to identify and assess any negative impacts that such non-compliances could have on the power device business. All key suppliers, including raw material suppliers and subcontractors, have been assessed, with no major issues identified. In addition, the power device business is working with its customers to identify potential year 2000 problems with its products. To date, none have been identified. For 1998, 1997 and 1996, incremental amounts incurred and charged to expense to identify, test and correct year 2000 problems were immaterial to the financial statements. Future amounts expected to be incurred are also believed to be immaterial. Although the power device business expects its other systems will be year 2000 compliant, either the failure of Samsung Electronics to make its systems year 2000 compliant or the failure of its key suppliers and customers to address the year 2000 issue could result in disruption to the operations of the power device business and have a significant adverse effect on its results of operations, the extent of which cannot be estimated. The power device business is in the process of developing contingency plans in the event that certain or all of Samsung Electronics' systems fail to become year 2000 compliant, or the operations of key suppliers or customers become disrupted. Such contingency plans are expected to be completed by October 1999.

                               INDUSTRY OVERVIEW

     Semiconductors are the critical components used to create an increasing variety of electronic products and systems. Since the invention of the transistor in 1948, continuous improvements in semiconductor process and design technologies have led to smaller, more complex and more reliable devices at a lower cost per function. As performance has increased and size and cost have decreased, semiconductors have expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have demanded systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor content as a percentage of the system costs of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia/Pacific region.

     Historically, changes in production capacity in the semiconductor industry and, to a lesser extent, demand for electronic systems have resulted in pronounced fluctuations in prices and margins. However, we believe that the following factors may limit the severity of future cyclical variations: the development of new semiconductor applications, the increased semiconductor content as a percentage of total system cost, the trend towards consolidation in the industry, more moderate capital spending on production capacity and the increased customer use of just-in-time supply systems that have reduced inventory levels.

     Additionally, these trends have helped build demand for multi-market companies that can provide a wide range of building block semiconductors as a single-source supplier. Utilizing a single supplier with a sufficiently broad product portfolio contributes to a manufacturer's overall cost reduction, and helps to simplify the production of electronic products and systems.

     Since 1990, the semiconductor market has expanded at a compounded annual growth rate of approximately 12.0%, primarily as a result of two factors. The first is the rapidly expanding end-user demand for faster, smaller and more efficient electronic devices, with a greater range of functionality and reliability, at lower costs. The second is the increasing value of semiconductors as a percentage of the cost of electronic systems. According to Worldwide Semiconductor Trade Statistics, the worldwide semiconductor total available market declined to $125.6 billion in 1998 from $137.2 billion in 1997. The decline was due primarily to an industry-wide drop in average selling prices due to industry overcapacity. In addition, during the same period, total available market for the DRAM segment of the semiconductor market declined by 29.3%, compared to a decline of 4.9% for all other segments in the aggregate.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market in each of the three product functions of the semiconductor industry:

                                                WORLDWIDE SEMICONDUCTOR TOTAL AVAILABLE MARKET(1)
                               ------------------------------------------------------------------------------------
                               1990    1991    1992    1993     1994     1995     1996     1997     1998    CAGR(2)
                               -----   -----   -----   -----   ------   ------   ------   ------   ------   -------
                                                              (DOLLARS IN BILLIONS)
Micro components.............  $ 9.2   $11.4   $13.9   $19.1   $ 23.8   $ 33.4   $ 39.8   $ 47.8   $ 47.3     22.7%
Memory:
  Volatile...................    8.7     9.1    11.4    16.4     27.2     46.9     29.9     23.6     17.9
  Non-volatile...............    3.1     3.1     3.4     4.8      5.3      6.6      6.1      5.7      5.1
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total memory.............   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0      8.7
Moving/Shaping...............   29.6    31.0    31.1    37.0     45.6     57.5     56.1     60.1     55.3      8.1
                               -----   -----   -----   -----   ------   ------   ------   ------   ------
    Total....................  $50.5   $54.6   $59.9   $77.3   $101.9   $144.4   $132.0   $137.2   $125.6     12.0
                               =====   =====   =====   =====   ======   ======   ======   ======   ======

-------------------------

(1) According to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures.

(2) Compounded annual growth rate. Represents the compounded annual growth rate for the semiconductor industry since 1990.

     The semiconductor industry can be divided into three product functions: microcomponents, memory and moving and shaping. Microcomponents include microprocessors and microcontrollers that process data according to instruction sets embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory includes two types of memory devices, volatile and non-volatile, that store data and instructions. Volatile memory devices, which need continual application of electricity to retain data, can be segmented into DRAM (dynamic random access memory), SRAM (static random access memory) and VRAM (video random access memory). Non-volatile devices, which retain data after power to the device has been shut off, can be segmented into ROM (read-only memory), EPROM, EEPROM and FLASH (memories that enable high speed electrical reprogramming). Moving and shaping includes the moving of commands and the shaping of signals to enable electronic devices to perform intended functions, including moving information into memory or from one sub-system to another, or allowing microprocessors to process data.

     Semiconductors are either analog/mixed signal, where electronic signals are not viewed as "one" and "zero," or digital integrated circuits, such as logic devices, that do rely on ones and zeroes to control the operation of electronic systems. Furthermore, semiconductors are classified as either standard components or application-specific components. Multi-market standard components are used by a large group of systems designers for a broad range of applications, while application-specific components are designed to perform specific functions in specific applications.

FAIRCHILD INTERNATIONAL MARKETS

     The following table sets forth information with respect to worldwide semiconductor sales by product family and process technology in which we participate:

                                              WORLDWIDE SEMICONDUCTOR SALES(1)
                                 ----------------------------------------------------------
                                 1990   1991   1992   1993    1994    1995    1996    1997
                                 ----   ----   ----   -----   -----   -----   -----   -----
                                                   (DOLLARS IN BILLIONS)
MOVING & SHAPING:
ANALOG
  Standard Linear..............  $3.0   $3.0   $3.1   $ 3.8   $ 4.7   $ 5.7   $ 5.5   $ 6.2
  Mixed Signal.................   4.8    5.3    5.6     6.9     8.9    10.9    11.5    13.6
                                 ----   ----   ----   -----   -----   -----   -----   -----
     Total.....................  $7.8   $8.3   $8.7   $10.7   $13.6   $17.6   $17.0   $19.8
                                 ====   ====   ====   =====   =====   =====   =====   =====
DISCRETE
  DMOS Power...................  $0.6   $0.7   $0.8   $ 1.1   $ 1.4   $ 2.1   $ 2.2   $ 2.2
  Bipolar......................   4.2    4.2    4.1     4.6     5.5     7.1     6.2     6.1
  IGBT.........................    --     --     --      --      --     0.5     0.6     0.6
                                 ----   ----   ----   -----   -----   -----   -----   -----
     Total.....................  $4.8   $4.9   $4.9   $ 5.7   $ 6.9   $ 9.7   $ 9.0   $ 8.9
                                 ====   ====   ====   =====   =====   =====   =====   =====
LOGIC
  Bipolar......................  $1.5   $1.4   $1.3   $ 1.5   $ 1.3   $ 1.3   $ 0.9   $ 0.9
  CMOS/BiCMOS..................   1.1    1.1    1.0     1.4     1.8     2.3     2.1     2.4
                                 ----   ----   ----   -----   -----   -----   -----   -----
     Total.....................  $2.6   $2.5   $2.3   $ 2.9   $ 3.1   $ 3.6   $ 3.0   $ 3.3
                                 ====   ====   ====   =====   =====   =====   =====   =====
MEMORY:
NON-VOLATILE MEMORY
  EPROM........................  $1.6   $1.4   $1.2   $ 1.3   $ 1.4   $ 1.4   $ 1.1   $ 0.7
  EEPROM(2)....................   0.2    0.2    0.5     0.7     0.7     0.9     0.9     0.9
                                 ----   ----   ----   -----   -----   -----   -----   -----
     Total.....................  $1.8   $1.6   $1.7   $ 2.0   $ 2.1   $ 2.3   $ 2.0   $ 1.6
                                 ====   ====   ====   =====   =====   =====   =====   =====

-------------------------

(1) All data other than data for EEPROM, according to Worldwide Semiconductor Trade Statistics. Due to rounding, some totals are not arithmetically correct sums of their component figures. In addition, 1998 data are not yet available.

(2) According to ICE Corporation.

MOVING AND SHAPING MARKETS

     Analog Market. Analog products are used to shape or condition electrical signals, to amplify electrical signal strength, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. The analog market is split into two major segments: Standard Linear and Mixed Signal. The Standard Linear market is comprised of building block products such as amplifiers, voltage regulators, data conversion, interface circuits, and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The Mixed Signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed Signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power supply control. We compete in both the Standard Linear and Mixed Signal markets.

     Discrete Market. The discrete business, unlike logic and memory, is highly fragmented and composed of dozens of middle market players. Discrete devices consist of individual diodes or transistors, whereas integrated circuits (such as memory or logic devices) combine millions of functions into a "single chip" of silicon to form a more complex circuit. Discrete products are differentiated almost entirely on the basis of performance, as opposed to on the basis of function as in the integrated circuit market. We participate in both the power and small signal discrete markets, manufacturing devices that condition power or signals for use by other devices. While small signal discrete markets have generally grown at slower, but more stable, rates than integrated circuit markets, the power discrete market is rapidly growing due to the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers).

     Standard Logic Market. Logic devices are integrated circuits that control the operation of electronic systems and move data. The standard logic market is fully digital and has five major participants, of which we are one of the leaders. Standard logic products are fabricated through three primary process technologies: Bipolar, CMOS and BiCMOS. Bipolar technology is targeted for high speed applications while CMOS technology allows the manufacturer to create a denser chip, consuming less power and generating less heat. BiCMOS is a hybrid of Bipolar and CMOS. While Bipolar semiconductors were once used extensively in large computer systems, CMOS has become the most prevalent technology, particularly for devices used in portable personal computer systems. Given the growing demand for portability, use of CMOS technology is expected to continue to expand; however, the demand for Bipolar is expected to continue as a result of its lower cost and suitability for particular applications.

MEMORY MARKET

     Non-Volatile Memory Market. The memory market is comprised of volatile memory devices (DRAM, SRAM and VRAM) and non-volatile memory devices (ROM, EPROM, EEPROM and FLASH). Volatile memory devices need continual application of electricity to retain data, while non-volatile memory retains data after the power to the device has been turned off. Most of the historic economic cyclicality in the semiconductor industry has been attributable to the volatile memory market, as evidenced by a 29.3% decline in 1998 market sales versus a 4.9% decrease for the microcomponents, moving & shaping and non-volatile memory markets.

     We produce standard EPROM and EEPROM products, but also fabricate application-specific EEPROM devices. We have standardized the application-specific nature of the EEPROM process, having designed it to perform functions in a specific application, but not be proprietary for any single customer. EEPROMs are being used extensively due to their ease of programmability, and the demand for these products is growing rapidly. The EEPROM market has grown at a compounded annual growth rate of 24.0% from 1990 to 1997, ahead of the overall semiconductor market growth. EEPROMs are somewhat isolated from FLASH products, as they serve different market needs. Reprogrammable EEPROMs are used in many products to store frequently used phone numbers (fax machines), store accumulated phone time (cellular phones) and change authorization codes (keyless security systems). EPROMs have been losing market share to FLASH products because FLASH memories are easily programmable and have higher data densities. However, there is a level of EPROM demand that is not economically served by FLASH. As a result, EPROMs are still utilized in virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines), where storage of the instruction set for the microcontrollers require less than 2 Mb.

                                    BUSINESS

GENERAL

     Fairchild International is the largest independent semiconductor company focused solely on multi-market products. We design, develop and market analog, discrete, logic and non-volatile memory semiconductors. Within our multi-market products portfolio, we are particularly strong in providing discrete and analog power management solutions. Multi-market products are the building block components for virtually all electronic devices, from sophisticated computers and internet hardware to telecommunications equipment to household appliances. Because of their basic functionality, our products provide customers with greater design flexibility than more highly integrated products and improve the performance of more complex devices or systems. Given such characteristics, our products have a wide range of applications. Our products are sold to customers in the personal computer, industrial, telecommunications, consumer electronics and automotive markets.

     With a history dating back more than 35 years, Fairchild Semiconductor Corporation's predecessors were among the original founders of the semiconductor industry. The original Fairchild Semiconductor Corporation was established in 1959 as a provider of memory and logic semiconductors. Fairchild Semiconductor Corporation was acquired by Schlumberger in 1979. National Semiconductor acquired Fairchild Semiconductor Corporation from Schlumberger in 1987, and fully integrated it into its operations. Pursuant to the recapitalization of Fairchild Semiconductor Corporation, National Semiconductor spun-off the assets of Fairchild Semiconductor Corporation as an independent company on March 11, 1997. At the time of the recapitalization, Fairchild Semiconductor Corporation consisted of the discrete, logic and non-volatile memory businesses of National Semiconductor. On December 31, 1997, Fairchild Semiconductor Corporation acquired Raytheon Semiconductor, Inc., a wholly owned subsidiary of Raytheon Company, for approximately $117.0 million in cash. Raytheon Semiconductor designs, manufactures and markets high-performance analog and mixed signal semiconductors for the personal computer, communications, broadcast video and industrial markets. Raytheon Semiconductor was combined with the Non-Volatile Memory Products Group to form the Analog, Mixed Signal and Non-Volatile Memory Products Group. Fairchild International's other product groups include the Discrete Power and Signal Technologies Group and the Logic Products Group.

     On April 13, 1999, we purchased the power device business from Samsung Electronics for approximately $406.8 million, net of purchase price adjustments. The power device business designs, manufactures and markets power discrete semiconductors and standard analog integrated circuits serving the personal computer, industrial, telecommunications and consumer electronics markets. The power device business has developed a number of new product designs with industry leading performance characteristics, such as its recent process developments in trench technology and silicon bonding. The acquisition of the power device business not only enhances our analog and power discrete product offerings, but also provides us with a greater market presence in South Korea. The acquisition of the power device business also provides us with additional revenue opportunities through our relationship with Samsung Electronics:

     - Samsung Electronics is required to purchase guaranteed minimum annual levels of products from the power device business based on historical volumes and market prices for a three-year period according to terms of a product supply agreement.

     - We are required to provide contract manufacturing services in the form of wafer foundry services for Samsung Electronics for a three-year period according to the terms of a foundry sale agreement. The agreement is designed to provide us levels of profitability totaling W53,700 million over three years.

     In connection with the acquisition of the power device business, we have obtained a full income tax holiday for a period of seven years in South Korea. The power device business added approximately 1,455 employees, most of whom work at its wafer fabrication facilities in South Korea, to Fairchild International's existing work force of approximately 6,500.

GROWTH STRATEGY

     Our objective is to be the leading supplier of multi-market semiconductors to the worldwide personal computer, industrial, telecommunications, consumer electronics and automotive industries. Our business strategy emphasizes the following key elements:

     MAINTAIN HIGH QUALITY SERVICE. We seek to distinguish our service by providing the industry's best support services, including electronic order entry, just-in-time delivery and a full range of Internet services that provide device specifications and order entry for samples. Since 1997, we have invested in a number of innovative programs in order to deliver superior customer service including:

     - developing and maintaining four customer response centers staffed with experienced employees to provide a link between customers and our design engineers, manufacturing operations and sales personnel;

     - creating a vice president of customer service position and establishing customer focus teams and field application engineering teams;

     - installing a state-of-the-art company-wide PeopleSoft enterprise software system which provides a fully integrated order management, inventory and manufacturing system;

     - centralizing and consolidating our finished goods warehouse functions to a primary site in Penang, Malaysia. This site, together with a Federal Express shipment arrangement, facilitates timely movement of products worldwide to end customers.

     INTRODUCE NEW PRODUCTS. We are focused on expanding our customer base and increasing our market share by continuing to develop new products and enhance our current product portfolio to capitalize on industry trends. In Fiscal 1998, our first full year as a stand-alone company, Fairchild International introduced over 200 new products, approximately twice the number of new products introduced in Fiscal 1997. In 1998, the power device business introduced approximately 85 new products.

     INCREASE MARKET PENETRATION OF EXISTING PRODUCTS. We are uniquely positioned, as the only global semiconductor company focused solely on multi-market semiconductors, to dedicate our sales and marketing efforts toward expanding our market share of existing products. Our internal sales force, authorized representatives and distributors continue to expand customer information programs, including technical specifications, application notes and on-line services, and augment our trade advertising and comprehensive customer support efforts which facilitate the incorporation of our products into our customers' designs.

     MAKE SELECTED SYNERGISTIC ACQUISITIONS. We intend to pursue strategic acquisitions of companies that will complement our existing business by expanding our product offerings, research and development capabilities and market share. In addition to the acquisition of the power device business, we acquired Raytheon Semiconductor, Inc. from Raytheon Company in December 1997. That acquisition provided us with the opportunity to enter the approximately $19.0 billion analog market.

     CONTINUE TO IMPROVE MANUFACTURING EFFICIENCY. We have made significant capital expenditures to increase capacity and improve manufacturing efficiency. Although we believe that our wafer fabrication plants and assembly and test facilities are among the most productive and efficient in the industry, we will continue to invest in our people and assets in order to increase productivity and enhance process efficiency. We are currently in the process of transferring our analog wafer fabrication plants from our Mountain View, California facility to our South Portland, Maine facility, which is expected to reduce our wafer costs by two-thirds.

COMPANY STRENGTHS

     We believe our core strengths are the following:

     BREADTH OF PRODUCT PORTFOLIO. We provide our customers with one of the largest product offerings in the industry for analog, discrete, logic and non-volatile memory devices. Our analog device portfolio comprises over 2,300 products, including offerings in 92 of the top 100 best-selling analog product types by volume. Our discrete device portfolio comprises over 4,000 products and we believe it is one of the most comprehensive power device portfolios in the industry. We develop products for a wide range of market applications, reducing our dependence on any single product, application or market. In addition, we believe that our ability to provide our customers with multiple products meets a growing need for a single source of supply among our end users.

     LEADERSHIP IN POWER SOLUTIONS. We believe there is an increasing demand for a combination of sophisticated computing and communication capabilities, frequently in the form of portable devices. We are a leader in providing solutions for managing the power required to operate such devices. Our combined analog and discrete offering provides a complete solution for power management:

     - Analog: We provide specific solutions for power conversion, temperature sensing, management functions, battery chargers and motor controls.

     - Power Discrete: We provide a comprehensive solutions for managing power from the original source to end products such as computers, cellular phones and network devices. Our portfolio of products includes low-voltage products, such as power and signal MOSFETs and bipolar devices, and high-voltage products, such as high-power MOSFETs, IGBTs, Smart Power Switches and high-power bipolar transistors.

     HIGH QUALITY CUSTOMER SERVICE. Our customers recognize us for our high quality of service. They require a reliable source of supply, often in high volumes and with short lead times, demand quick responses to technical questions and seek support in designing new applications which use our products. Because we are an independent company focused solely on multi-market products, all of our service and support efforts are tailored to meet these customer needs. As a result of our efforts, we have recently received numerous customer and industry awards, including supplier awards from Compaq Computer Corp., Siemens AG and Acer Inc. and the European Mid-Size Vendor of the Year award from Dataquest.

     HISTORY OF PRODUCT INNOVATION. Our success in introducing new products has been an important source of our growth and profitability. We have been a significant innovator in the multi-market segment of the semiconductor industry with several leading edge technologies and industry firsts, including our introduction of High Speed CMOS in the late 1970s, FAST(R) and FACT(TM) in the 1980s and Low Voltage Logic products, DMOS Power MOSFETs using trench technology and IGBT using silicon bonding technology in the 1990s. Since June 1997, we have introduced approximately 300 new products.

     DIVERSE AND BLUE-CHIP CUSTOMER BASE. Our diverse customer base, which spans a wide spectrum of end user markets, enables us to avoid some of the volatility that may be encountered in specific semiconductor markets. We serve more than 50,000 customers worldwide, with no single customer, other than National Semiconductor and Samsung Electronics, providing more than 5% of our pro forma Fiscal 1998 total revenue. Customers in our end user markets include industry leaders such as Compaq, Ericsson, Lucent, Nortel Networks, Samsung Electronics and Siemens.

     EXPERIENCED MANAGEMENT. Our senior management team consists of seven individuals who have on average approximately 25 years of experience in the semiconductor industry and includes:

     - Kirk P. Pond (Chief Executive Officer): Mr. Pond, with over 30 years of experience in the semiconductor industry, has held various senior management positions at Texas Instruments Incorporated and was the Chief Operating Officer of National Semiconductor.

     - Joseph R. Martin (Chief Financial Officer): Mr. Martin, with over 20 years of experience in the semiconductor industry, has held various senior financial positions with National Semiconductor, including Vice President of Finance, Worldwide Operations.

     In March 1997, Mr. Pond, Mr. Martin and other key employees of Fairchild International made an aggregate cash investment of $6.8 million in our company. Such individuals currently own approximately 17.1% of our outstanding common stock.

CUSTOMERS AND APPLICATIONS

     Fairchild International designs, develops and manufactures products that it supplies to more than 50,000 customers. As a result of the acquisition of the power device business, we provide a wide range of more than 10,000 analog, discrete, logic and non-volatile memory products to our diverse customer base. Our position as a strategic supplier of basic and essential semiconductor products fosters close relationships with customers. These relationships result in additional growth opportunities for sales of existing products as well as early knowledge of customers' evolving requirements and opportunities arising from the related development of their new products.

     The following table sets forth our principal end-user markets, the percentage of pro forma trade revenue generated from each end-user market, certain applications for our products and certain of our customers. Products from each of our businesses are used throughout each of the major end-user markets set forth below.

                                                                                               CONSUMER
                             PERSONAL COMPUTERS  INDUSTRIAL AND OTHER  TELECOMMUNICATIONS     ELECTRONICS        AUTOMOTIVE
END MARKETS: --------------  ------------------  --------------------  ------------------  -----------------  -----------------
PERCENTAGE OF OUR TRADE      40%                 25%                   15%                 16%                4%
REVENUE(1):
-------------------------------------------------------------------------------------------------------------------------------
APPLICATIONS:                Chips for           Industrial            Central office      Cable television   Airbags
                             smartcards           automation and       switching systems    systems           Antiskid braking
                             Disk drives         control               Data Network        Compact disc       kits
                             Internet hardware   Intelligent power     equipment           players            Automotive
                             Monitors            switches              Cellular            Home security      entertainment
                             Network             Lighting systems      telephones          systems            systems
                             controllers         Motor controllers     ISDN controllers    Household          Central locking
                             Optical scanners    Power supplies        Modems              appliances         systems
                             PDA                 Smartcard readers     PBX systems         Pay television     Fuel injection
                             Printers                                  Set-top boxes       decoders           circuits
                             PC motherboards                                               Satellite          Ignition circuits
                                                                                           receiver           Transmission
                                                                                           decoding circuits  control circuits
                                                                                           VCR
-------------------------------------------------------------------------------------------------------------------------------
CUSTOMERS:                   Apple               Allen Bradley         AT&T                Canon              Bosch
                             Compaq              American Power        Alcatel             Creative Design    Chrysler
                             Dell                Honeywell             Ericsson            Daewoo             Delco Electronics
                             Gateway             Reliance              Lucent              LG Electronics     Ford
                             Hewlett-Packard     Siemens               Technologies        Motorola           Mitsubishi
                             IBM                 Tektronics            Nokia               Samsung            Teves
                             Intel               Teradyne              Nortel Networks     Electronics        Toyota
                             NEC                                       Samsung             Sony
                             Samsung                                   Electronics         Thompson
                             Electronics                               Siemens             Consumer
                             Seagate Technology                                            Zenith
                             Toshiba
-------------------------------------------------------------------------------------------------------------------------------
EXAMPLE OF PRODUCT           Computer            Electric motor        Portable phone      VCR                Engine control
 APPLICATION:                                    assembly line
                                                 control
-------------------------------------------------------------------------------------------------------------------------------
INPUT:                       Turn on computer    Start motor assembly  Turn on phone       Program VCR to     Start car
                                                 conveyor                                  record
-------------------------------------------------------------------------------------------------------------------------------
WHAT THE PRODUCT DOES:       Boot up program     Analog device to      Power is routed     EEPROM memory is   Program in EPROM
                             moves from          detect ground faults  from  battery to    programmed to      memory directs
                             EPROM to main                             active  circuits    start VCR          fuel mixture
                             memory via logic                          by a  discrete
                             chip; logic chips                         DMOS  transistor
                             communicate
                             between main
                             memory and
                             processor
-------------------------------------------------------------------------------------------------------------------------------
RESULT:                      Spreadsheet         Potential electrical  A phone call is     Program is         Car runs smoothly
                             application is      hazard is             made                recorded           with fewer
                             accessed            eliminated                                                   emissions
-------------------------------------------------------------------------------------------------------------------------------

(1) 1998 combined trade revenues include those of Fairchild International for the twelve-month period ended November 29, 1998 and those of the power device business for the twelve-months ended December 31, 1998 and are presented to be consistent with the data reported by Worldwide Semiconductor Trade Statistics.

PRODUCTS AND TECHNOLOGY

     We design, develop and manufacture a broad range of products used in a wide variety of microelectronic applications, including personal computer, industrial, telecommunications, consumer products and automotive systems. Our products are organized into three principal products groups: the Analog, Mixed Signal and Non-Volatile Memory Products Group, the Discrete Power and Signal Technologies Group, and the Logic Products Group.

  ANALOG, MIXED SIGNAL AND NON-VOLATILE MEMORY PRODUCTS GROUP

       ANALOG AND MIXED SIGNAL PRODUCTS

     This product line designs, manufactures and markets high-performance analog and mixed signal integrated circuits for the personal computer, industrial, consumer electronics and broadcast video markets. These products are manufactured using leading-edge CMOS, BiCMOS, DMOS and bipolar technologies. Analog and mixed signal products represent a significant long-term growth area of the semiconductor industry. The increasing demand to integrate high performance microprocessor-based electronics in equipment ranging from personal computers to scientific instrumentation, telecommunications and data communications networks has led analog and mixed signal semiconductor suppliers to create designs that have higher levels of integration to reduce space and power requirements and provide greater functionality, all at lower cost. We offer over 2,300 analog device products, including offerings in 92 of the top 100 best selling (in terms of volume) analog product types by volume. Major competitors include Analog Devices, Burr Brown, Linear Technology, Harris, Motorola, Philips and Semtech.

     Analog. Analog products control continuously variable functions such as light, color, sound and power. They enable human beings to interface with the digital world. We provide analog products that solve problems relating to power conversion, temperature sensing, management functions, battery chargers and motor controls. Our Smart Power Switch is a proprietary, multichip module consisting of a power management integrated circuit and a MOSFET. Smart Power Switches provide a solution for off-line power converter designs in power supplies, battery chargers, PC peripherals, and home and consumer applications. We also offer a mix of mature products, such as operational amplifiers, audio amplifiers, regulators, compurators, references and timers, and ground fault interrupters, which continue to generate significant revenues due to their long product life cycles.

     Mixed Signal. Mixed signal products are those which can process both analog and digital information. Our mixed signal offerings include analog to digital converters, digital to analog converters and market-leading digital video encoders and decoders sold to manufacturers of high-end video equipment and set top boxes.

     We believe our Analog product portfolio is further enhanced by a wide variety of packaging solutions that we have developed. These solutions include surface mount and tiny packages.

       NON-VOLATILE MEMORY PRODUCTS

     Fairchild International designs, manufactures and markets non-volatile memory circuits which retain data after power to the device has been shut off. We offer an extensive portfolio of high performance serial EEPROM and EPROM products. We do not participate in the FLASH market segment. EPROMs are electrically programmable read-only memories. These non-volatile memory devices are used in the personal computer, industrial, telecommunications, consumer electronics and automotive systems. Major competitors include ST Microlectronics, Advanced Micro Devices, Atmel, Xicor and Microchip Technology.

     EEPROMS. EEPROMs are used primarily to store changing information in consumer products and automotive applications such as microwaves, televisions, stereos and automotive controls.

EEPROMs are one of the growth products in the group and a focus of non-volatile memory research and development expenditures. We serve the serial EEPROM market with product offerings in (i) standard EEPROM and (ii) Application Specific Standard Products. Our standard EEPROM products serve each of the three bus interface protocols used with all industry standard microcontrollers. Our Application Specific Standard Products are individually developed for specific applications and combine our core EEPROM competencies with logic capabilities. Our Application Specific Standard Products serve three applications groups:
HiSeC, Plug and Play and SPD. HiSeC, introduced in 1994, is a single chip remote keyless entry solution which operates complex rolling codes for secure entry. The device is intended for applications such as automotive keyless entry systems, garage door openers and other applications where secure transmission of a code is critical. Plug and Play devices allow manufacturers of computer add-on cards to automatically configure their cards for the host system. SPD, introduced in 1996, allows a computer to identify specifications of an add-on memory module and is used in memory upgrade products. Since Fairchild Semiconductor Corporation's spin-off from National Semiconductor, Fairchild Semiconductor Corporation's market share in the growing Serial EEPROM market ($910 million total available market) has grown by 10.2%.

     EPROMS. The ability of EPROMs to be programmed electrically by the equipment manufacturer enables them to achieve shorter time to market for new products than if they used products that must be programmed by the chip manufacturer. Today, EPROMs are primarily utilized in applications where storage of the instruction sets for microcontrollers requires less than 2 Mb in density, which is virtually all segments of the low-end consumer electronic market (e.g., answering machines, garage door openers and washing machines). The EPROM market is declining as FLASH becomes cost-effective at lower densities. As a result, we are incurring minimal research and development expenditures in this product line. We currently sell EPROMs in densities ranging from 64K to 4Mb. In Fiscal 1998, we had a market share of 4.4% in the EPROM market ($740 million total available market).

DISCRETE POWER AND SIGNAL TECHNOLOGIES GROUP

     Discrete devices are individual diodes or transistors that perform basic signal amplification and switching functions in electronic circuits. Driving the long-term growth of discretes is the increasing importance of power management, particularly in portable applications (e.g., pagers and notebook computers). We participate in both the power and small signal discrete markets using our DMOS and Bipolar technologies, manufacturing semiconductors that condition (or shape) power or signals for use by other devices. The acquisition of the power device business added significantly to our discrete product portfolio, with only small signal transistors overlapping with our existing portfolio. While the world market is dominated by such multinational semiconductor manufacturers as Toshiba, Motorola and Philips, a significant portion of the industry is fragmented where competition is primarily on a regional basis. Other competitors include Siliconix and International Rectifier.

     DMOS. DMOS discrete devices are used to convert, switch or otherwise shape or condition electricity. We offer a wide range of DMOS power MOSFETs designed for low and high voltage applications over a wide range of performance characteristics, power handling capabilities and package options. We are focusing on DMOS as our growth area due to the trend towards smaller and lighter products and longer battery life, as well as batteries with built-in smart functions. DMOS products are the focus of our research and development expenditures. These expenditures have been directed primarily toward the development of our leading-edge Trench technology. These products are commonly found in portable computers and peripherals, portable telephones, automobiles, and battery-powered devices. Our DMOS products include:

     Low Voltage MOSFET. This product line is focused on developing products in the Low Voltage DMOS area in support of the trend towards smaller and lighter products, longer battery life expectancy, as well as batteries with built-in smart functions. Research and development efforts and expenditures have been directed towards the development of our leading edge Trench Technology. The combination of leading edge wafer fabrication processes and new packaging technology continues to allow our Low Voltage DMOS product families to set new standards for low resistance and high current performance in miniature surface mount power packaging. Our Low Voltage DMOS products are commonly found in portable computers and peripherals, portable telephones, automobiles and battery-powered devices.

     High Voltage MOSFET. This product line offers a wide variety of HV MOSFET devices designed for high voltage applications (200V to 900V) over a wide range of performance characteristics, power handling capabilities and package options. The product portfolio includes both N channel and P channel devices using proprietary HDMOS process technology. These products are commonly found in power system applications including flyback and forward converters and power factor correction in switch-mode power supplies (SMPS).

       IGBT. This product line offers very high voltage devices (600V to 1500V) in a variety of package options. A proprietary silicon bonding process is being used in the production of this family of products. Typical applications for these devices are motor control, inverters, robotics, servo controls, power supply and lamp ballast. IGBT will be a focused growth product line as more industrial applications are designing products using this technology.

       Bipolar. We manufacture and sell a wide range of bipolar discretes, including single junction glass diodes, small signal transistors, bipolar power transistors, JFETs and Zener diodes in a wide variety of package configurations. These devices switch, amplify and otherwise shape or modify electronic signals and are found in nearly every electronic product, including computers, cellular phones, mass storage devices, televisions, radios, VCRs and camcorders.

  LOGIC PRODUCTS GROUP

     We design, develop and manufacture standard logic devices utilizing three wafer fabrication processes: CMOS, BiCMOS and Bipolar. Within each of these production processes, we manufacture products that possess advanced performance characteristics, as well as mature products that provide high performance at low cost to customers. Since market adoption rates of new standard logic families have historically spanned several years, we continue to generate significant revenues from our mature products. Customers are typically slow to move from an older product to a newer one. Further, for any given product, standard logic customers use several different generations of logic products in their designs. As a result, typical life cycles for logic families are between 20 to 25 years.

     Since it takes new logic products an average of three to five years to reach full market acceptance, we continue to invest in new products to generate future revenue growth. In addition, many of these investments have established our logic devices as key components for the personal computer and telecommunications markets, particularly in the internet and networking sector and cellular communications sector. Internet appliances and internet infrastructure equipment (e.g. LAN and WAN switches, hubs, routers, and servers) require high speed, high drive and low noise characteristics. We offer logic devices using CMOS, BiCMOS and Bipolar processes that are required to achieve these characteristics. Our ABT, LVT, ECL and GTL logic devices have all successfully penetrated the internet hardware market. In addition, cellular communications equipment such as cellular phones, pagers and base stations requires low power and noise generation in very small packages. Our Tiny Logic, VHC, LCX and FST technology have established our logic products as a leader in addressing these requirements. Major competitors include Texas Instruments, Motorola and Philips.

     CMOS. CMOS is a technology that consumes less power than Bipolar technology and therefore permits more transistors to be integrated into a single integrated circuit. Portable applications such as laptop computers and cellular telephones require the low power consumption of CMOS technology. As a result of the general trend toward portability, CMOS technology has been expanding at the expense of Bipolar technology, and is the focus of research and development spending in the Logic Products Group. Our CMOS offerings include mature products such as FACT(TM), HCMOS, and CD4K, and new products such as LCX, VHC, GTL, Switches and TinyLogic.

     Bipolar. Bipolar devices typically operate at high speeds, require more power, are less costly than CMOS devices and are used in many applications that do not require CMOS solutions. We supply a full line of Bipolar products to a broad customer base in a wide range of end-user applications. Bipolar products are generally mature products that have few new product development activities associated with them. Our Bipolar offerings include FAST(R), ALS, LS, ECL and TTL.

     BiCMOS. BiCMOS is a hybrid of CMOS and Bipolar technologies developed to combine the high speed and high drive characteristics of bipolar technologies with the low power consumption and high integration of CMOS technologies. BiCMOS is an emerging technology which requires complex manufacturing processes and is used in niche applications, primarily in the telecommunications market. Our BiCMOS offerings include ABT and LVT.

     According to reports issued by Insight/Onsite, a market research firm, we were the third largest supplier of standard logic products in the world in 1997. In the Low Voltage CMOS Logic market ($175.0 million total available market in 1997), the fastest growing portion of the CMOS Logic market, we held a No. 2 share position in 1997 behind the leader, Texas Instruments. We held a strong No. 2 position in 1997 in the TTL Bipolar market as well with a 24% market share.

SALES, MARKETING AND DISTRIBUTION

     In Fiscal 1998, Fairchild International derived approximately 55% of its trade sales from original equipment manufacturer customers through its regional sales organizations and 45% of its trade sales through distributors. Fairchild International operates regional sales organizations in Europe, headquartered in Swindon, England, the Americas, headquartered in Sunnyvale, California, the Asia/ Pacific region, with offices in Kowloon, Hong Kong and the Japan region with its office in Tokyo, Japan. Each of the four regional sales organizations is supported by logistics organizations which manage independently-operated free-on-board warehouses. Product orders flow to Fairchild International's manufacturing facilities, where the product is made. Products are then shipped either directly to the customer or indirectly to the customer via independently-operated warehouses in Singapore, the United States and the United Kingdom.

     Fairchild International has dedicated direct sales organizations operating in Europe, the Americas, Asia/Pacific and Japan that serve its major original equipment manufacturer customers. Fairchild International also has a large network of distributors and manufacturer's representatives to distribute its products around the world. We believe that maintaining a small, highly focused, direct sales force selling products for each of Fairchild International's businesses, combined with an extensive network of distributors and manufacturer's representatives, is the most efficient way to serve our multi-market customer base. Fairchild International also maintains a dedicated marketing organization, which consists of marketing organizations in each product group, including tactical and strategic marketing and applications, as well as marketing personnel located in each of the sales regions.

     Typically, distributors handle a wide variety of products, including products that compete with Fairchild International products, and fill orders for many customers. Some of Fairchild International's sales to distributors primarily in North America are made under agreements allowing for market price fluctuations and/or the right of return on unsold merchandise, subject to the right terminating after the expiration of a limited time period. Virtually all distribution agreements contain a standard stock rotation provision allowing for minimum levels of inventory returns. In Fairchild International's experience, these inventory returns can usually be resold. Manufacturer's representatives generally do not offer products that compete directly with Fairchild International's products, but may carry complementary items manufactured by others. Manufacturer's representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with Fairchild International and are referred to distributors for smaller orders.

     In 1998, the power device business derived approximately 73% of its trade sales from third party original equipment manufacturer customers and Samsung Electronics and affiliated Samsung companies and 27% of its trade sales through distributors. The power device business has been historically supported by sales organizations in Korea and in foreign sales subsidiaries of Samsung Electronics throughout the world. Product orders flow to the power device business' manufacturing facility, in Bucheon, South Korea, where silicon wafers are fabricated. Products are assembled and tested by either independently operated subcontractors or manufacturing entities of Samsung Electronics. Finished products are warehoused in a Samsung Electronics facility in Onyang, South Korea. From there they are shipped either directly to customers, distributors or sales agents or first to Samsung Electronics' foreign sales subsidiaries and then to customers. As a result of the acquisition of the power device business, assembly and testing services are provided under the Assembly and Test Services Agreements, warehousing is provided under the Transitional Services Agreement, and sales and distribution services are provided under an Overseas Sales Services Agreement. See "The Acquisition."

RESEARCH AND DEVELOPMENT

     Fairchild International's expenditures for research and development in Fiscal 1996, 1997 and 1998 were $30.3 million, $18.9 million and $35.7 million (excluding a $15.5 million pre-tax charge for purchased in-process research and development associated with the acquisition of Raytheon), respectively. Such expenditures represented 4.4%, 3.2% and 5.6% of trade sales in Fiscal 1996, 1997 and 1998, respectively. Manufacturing technology is a key determinant in the improvement of semiconductor products. Each new generation of process technology has resulted in products with higher speed and greater performance produced at lower cost. Infrastructure investments made in recent years will enable Fairchild International to continue to achieve high volume, high reliability and low-cost production using leading edge process technology. Fairchild International's research and development efforts are focused on new product development and improvements in process technology in Fairchild International's growth areas: CMOS logic, DMOS power discretes, EEPROMs and analog and mixed signal products.

     Each of Fairchild International's product groups maintain independent research and development organizations. Fairchild International works closely with its major customers in many research and development situations, in order to increase the likelihood that Fairchild International's products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

     The power device business' expenditures for research and development in 1996, 1997 and 1998 were $18.6 million, $19.2 million and $15.2 million, respectively. The power device business' research and development efforts are focused on IGBT and HV MOSFET process and product development, Motor Control integrated circuit and Samsung Power Switch product development and BCDMOS process development.

     The power device business' research and development team at the Bucheon facility consists of design, application, process and package engineers. The power device business ensures early adoption of its new products by engaging application engineers to work side-by-side with design engineers and customers during product definition and design phase to ensure customers' ease of incorporating our products into their designs. Following the acquisition of the power device business, research and development for power device business products continues to be conducted by a research and development team at the Bucheon facility.

MANUFACTURING

     We operate six manufacturing facilities, four of which are front-end wafer fabrication plants located in the United States and South Korea and two of which are back-end assembly and test facilities in the Asia/Pacific region. Our products are manufactured and designed using a broad range of manufacturing processes and proprietary design methods. We use all of the prevalent function-oriented process technologies for wafer fabrication, including CMOS, Bipolar, BiCMOS, DMOS and non-volatile memory technologies. We use primarily through-hole and surface mount technologies in our assembly and test operations, in lead counts from two to fifty-six leads.

     The table below sets forth certain information with respect to our manufacturing facilities, products and technologies.

                            MANUFACTURING FACILITIES

           LOCATION                         PRODUCTS                       TECHNOLOGIES
           --------                         --------                       ------------
FRONT-END FACILITIES:
South Portland, Maine            Bipolar, CMOS and BiCMOS logic   4-inch fab -- 5.0/3.0 micron
                                   products                         Bipolar and CMOS
                                                                    5-inch fab -- 3.0/1.5 micron
                                                                    Bipolar and CMOS
                                 National Semiconductor contract  6-inch fab -- 1.5/0.5 micron
                                   manufacturing                    CMOS and BiCMOS
Salt Lake City, Utah             EPROMs, EEPROMs, ACE and USB     6-inch fab -- 1.0/0.65 micron
                                                                    CMOS EPROM
                                 Discrete power                   -- 2.0/0.8 micron CMOS
                                 National Semiconductor contract  EPROM
                                   manufacturing                    -- 2.0 micron DMOS
Mountain View, California(1)     Standard Linear products         4-inch fab -- 5.0/3.0 micron
                                 Op Amps, Ground Fault            Bipolar and CMOS
                                   Interruptors
Bucheon, South Korea             Power discrete semiconductors,   4-inch fab -- 5.0/4.0 micron
                                   Standard analog integrated       Bipolar
                                 circuits                         5-inch fab -- 2.0/0.8 micron
                                                                    Bipolar and DMOS
BACK-END FACILITIES:
Penang, Malaysia                 Bipolar, CMOS and BiCMOS logic   MDIP, SOIC, EIAJ, TSSOP, SSOP,
                                   products                         8-56 Pins
                                 National Semiconductor assembly
                                   and test services
Cebu, the Philippines            Power and small signal discrete  TO92, SOT-23, Super SOT,
                                 National Semiconductor assembly  SOT-223, TO220, TO263
                                   and test services

-------------------------

(1) We are currently in the process of transferring our analog wafer fabrication plant from our Mountain View, California facility to our South Portland, Maine facility. On April 23, 1999, we sold our Mountain View property for $35.0 million. See "-- Properties."

     Fairchild International's strategy is to have its manufacturing facilities dedicated to its product groups. The South Portland, Maine, wafer fabrication plant and Penang, Malaysia assembly and test facility primarily support the Logic Products Group. The Salt Lake City, Utah wafer fabrication plant and Cebu, the Philippines assembly and test facility primarily support the Discrete Power and Signal Technologies Group. The Mountain View, California facility supports the Analog and Mixed Signal Products Group. Fairchild International also subcontracts out a minority of fabrication of wafers, primarily to Tower Semiconductor, Chartered Semiconductor and Torex Semiconductor. In order to maximize our production capacity, some of our back-end assembly and testing operations are also subcontracted out. Primary subcontractors include Carsem, NS Electronics (Bangkok) Ltd. and New Japan Radio Corporation.

     The power device business' wafer fabrication plant in Bucheon, South Korea, supports the entire operations of the power device business. The power device business subcontracts out nearly all of its assembly and test operations to third party vendors, primarily to Korea Micro Industry, AUK and

Woosuk Electronic Company. The power device business also subcontracts manufacturing services from Samsung Electronics. As a result of the acquisition of the power device business, these services are provided under other manufacturing agreements with Samsung Electronics.

     Our manufacturing processes use many raw materials, including silicon wafers, copper lead frames, mold compound, ceramic packages and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our trade sales are made primarily pursuant to standard purchase orders that are generally booked from one to twelve months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Quantities actually purchased by customers, as well as prices, are subject to variations between booking and delivery to reflect changes in customer needs or industry conditions.

     Fairchild International sells certain products to key customers pursuant to contracts. Contracts are annual fixed-price agreements with customers setting forth the terms of purchase and sale of specific products. These contracts allow Fairchild International to schedule production capacity in advance and allow customers to manage their inventory levels consistent with just-in-time principles while shortening the cycle times required to produce ordered products. However, quantity and price agreements under these contracts are, as a matter of industry practice, difficult to maintain and implement. Fairchild International recognizes revenue from contract manufacturing services but does not account for these revenues on a backlog basis. For these reasons, Fairchild International believes that the amount of backlog at a particular date is not meaningful and is not necessarily a relevant indicator of future revenues.

     The power device business historically did not track backlog, but rather negotiated pricing and delivery agreements with its customers from time to time based on current market conditions. However, we intend to manage the backlog of the power device business in a manner consistent with the historic management of Fairchild International's backlog.

SEASONALITY

     Generally, Fairchild International is affected by the seasonal trends of the semiconductor and related industries. As a result of these trends, Fairchild International typically experiences lower revenue in the third fiscal quarter, primarily due to customer demand adjustments as a result of holiday seasons around the world. Revenue usually has a seasonal peak in Fairchild International's fourth fiscal quarter. In Fiscal 1998, Fairchild International did not experience the typical seasonality in the fourth quarter due to decreasing customer demand primarily as a result of the Asian financial crisis and softness in the personal computer market due to excess inventories in the sales channels.

     The power device business is also affected by the seasonal trends of the semiconductor and related industries. The power device business typically experiences lower revenues in its fourth quarter. Revenue usually has a seasonal peak in the third quarter. In 1998, the power device business did not experience the typical seasonality in the third quarter due to market softness in the semiconductor industry.

COMPETITION

     Markets for our products are highly competitive. Although only a few companies compete with us in all of our product lines, we face significant competition within each of our product lines from major international semiconductor companies. Some of our competitors may have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products.

     We compete in different product lines to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields and product availability, customer service, pricing, industry trends and general economic trends.

TRADEMARKS AND PATENTS

     Fairchild International owns rights to a number of trademarks and patents that are important to its business. Among others, we consider Fairchild, FACT(TM) and FAST(R) to be trademarks that are material to Fairchild International's operations.

     Fairchild International's corporate policy is to protect proprietary products by obtaining patents for such products when practicable. Under a technology licensing and transfer agreement with National Semiconductor entered into in connection with the recapitalization of Fairchild Semiconductor Corporation, Fairchild International has acquired approximately 150 U.S. patents and obtained perpetual, royalty free non-exclusive licenses on approximately 250 of National Semiconductor's patents. Pursuant to an acquisition agreement with Raytheon Company, Fairchild International acquired over 100 patents owned by Raytheon Semiconductor, Inc., as well as licensing rights (similar to those granted to Fairchild International by National Semiconductor in the recapitalization of Fairchild Semiconductor Corporation) for other semiconductor-related intellectual property of Raytheon Company not directly owned by Raytheon Semiconductor, Inc. We believe that we have the right to use all technology used in the production of our products.

     Similarly, Fairchild International acquired from Samsung Electronics a significant number of licenses and patents (granted, applied for and under review for application). We obtained approximately 125 U.S. patents and over 1,000 Korean patents pursuant to the acquisition of the power device business. Fairchild International also received the rights to use all relevant trademarks. See "The Acquisition -- Intellectual Property and Trademark License Agreements."

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws and regulations in the countries in which we operate that regulate, among other things, air and water emissions and discharges at or from our manufacturing facilities; the generation, storage, treatment, transportation and disposal of hazardous materials by our company; the investigation and remediation of environmental contamination; and the release of hazardous materials into the environment at or from properties operated by our company and at other sites. As with other companies engaged in like businesses, the nature of our operations exposes our company to the risk of liabilities and claims with respect to such matters. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations. Fairchild International's costs to comply with environmental regulations were immaterial in Fiscal 1996, 1997 and 1998, as were the power device business' environmental compliance costs for 1996, 1997 and 1998.

     Fairchild International's facilities in South Portland, Maine, and, to a lesser extent, Salt Lake City, Utah, have ongoing remediation projects to respond to releases of hazardous materials that occurred prior to the consummation of the recapitalization. Under the Asset Purchase Agreement, as supplemented by ancillary agreements entered into in conjunction with the recapitalization, National Semiconductor has agreed to indemnify Fairchild International for the cost of these projects subject to limitations. Based on the historical costs of these projects, we do not believe that future remediation costs will be material, even without the indemnity.

     Fairchild International's Mountain View, California, facility is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has retained responsibility for, and has agreed to indemnify us with respect to, remediation costs or other liabilities related to pre-acquisition contamination.

     Although we believe that the power device business has no significant environmental liabilities, Samsung Electronics has agreed to indemnify Fairchild International for environmental liabilities arising out of the Bucheon, South Korea plant or the power device business subject to limitations.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our results of operations, business or financial condition, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws.

EMPLOYEES

     Fairchild International's worldwide workforce consisted of 6,450 full- and part-time employees as of February 28, 1999, none of whom were represented by collective bargaining arrangements. Of the total number of employees, 5,460 were engaged in manufacturing and information services, 232 were engaged in marketing and sales, 528 were engaged in administration and 230 were engaged in research and development. Of the total number of employees, 3,201 or 50% were employed in the Logic Products Group, 2,624 or 41% were employed in the Discrete Power and Signal Technologies Group, 371 or 5% were employed in the Analog, Mixed Signal and Non-Volatile Memory Products Group and 254 or 4% were employed in corporate or centralized sales and marketing activities. Fairchild International believes that its relations with its employees are satisfactory.

     The power device business' worldwide workforce consisted of approximately 1,455 full- and part-time employees as of February 28, 1999, none of whom were represented by collective bargaining arrangements. Of the total number of employees, 910 were engaged in production, 65 were engaged in marketing and sales, 264 were engaged in administration and 216 were engaged in research and development. In connection with the acquisition of the power device business, we retained all of the employees of the power device business.

     Fairchild Korea sponsors a Power Device Business Labor Council consisting of seven representatives from the non-management workforce and seven members of the management workforce. The Labor Council, under Korean law, is recognized as a representative of the workforce for the purposes of consultation and cooperation only. The Labor Council therefore has no right to take a work action or to strike and is not party to any labor or collective bargaining agreements with Fairchild Korea Semiconductor Ltd. Management of the power device business believes that its relations with its employees and the Labor Council are satisfactory.

PROPERTIES

     In the United States, our corporate headquarters as well as the headquarters and wafer fabrication operations of the Logic Products Group are located in approximately 240,000 square feet of space in properties that we own in South Portland, Maine. Additional manufacturing, warehouse and office facilities are housed in approximately 300,000 square feet and 120,000 square feet of space in properties in Salt Lake City, Utah, which Fairchild International owns, and Mountain View, California, which Fairchild International leases, respectively. Additional office and manufacturing space is located in leased facilities in Sunnyvale, California and San Diego, California.

     Fairchild International is currently in the process of transferring its analog wafer fabrication plant from its Mountain View, California facility to its South Portland, Maine facility. On April 23, 1999, Fairchild International sold its Mountain View property for approximately $35.0 million. The sale price is subject to (1) a $3.5 million holdback which will be paid to Fairchild International unless the city council rejects the buyer's application to increase its building density from 35% to 50%; and (2) a $500,000 deposit which will be placed into an escrow account and will be released to Fairchild International upon the demolition of the existing structures on the Mountain View property. In connection with the sale of the Mountain View property, Fairchild International has entered into an agreement to lease back the property until the transfer of its facility from the property is completed. We pay monthly rent of $125,000 under the lease, which expires on December 31, 2000.

     In Asia, we own or lease approximately 397,000 square feet and 170,000 square feet of manufacturing and warehouse space in Penang, Malaysia, and Cebu, the Philippines, respectively. Leases affecting the facilities in Penang, Malaysia, and Cebu, the Philippines, are generally in the form of long-term ground leases, with Fairchild International owning improvements on the land. The initial terms of these leases will expire beginning in 2014. In some cases Fairchild International has the option to renew the lease term, while in others Fairchild International has the option to purchase the leased premises. We lease additional warehouse space in Singapore.

     We maintain regional sales offices in leased space in Swindon, England, Kowloon, Hong Kong, and Tokyo, Japan. In addition, we maintain smaller sales offices in leased space around the world.

     The power device business' corporate headquarters as well as its wafer fabrication operations are located in approximately 766,000 square feet of space in properties owned by the power device business in Bucheon, South Korea. See "-- Manufacturing."

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient productive capacity to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. We believe there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, results of operations or cash flows.

                                THE ACQUISITION

     The following contains summaries of certain agreements which we entered into in connection with the acquisition of the power device business. The descriptions in the summaries of the terms and provisions of the agreements is not complete, and you should read the agreements themselves, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part.

BUSINESS TRANSFER AGREEMENT

     The Business Transfer Agreement provided for the sale from Samsung Electronics to Fairchild Korea Semiconductor Ltd., an indirect wholly owned subsidiary of Fairchild Semiconductor Corporation, of substantially all of the assets and the assumption of the liabilities occurring in the ordinary course of business of the power device business for a purchase price of approximately $406.8 million, net of purchase price adjustments based on the working capital of the power device business upon consummation of the acquisition of the power device business and an income payment Samsung Electronics made to Fairchild Korea Semiconductor Ltd. upon consummation of the acquisition.

     The assets purchased by Fairchild Korea Semiconductor Ltd. include, among other things, land, a manufacturing plant and other buildings in Bucheon, South Korea, as well as, with some exceptions and limitations, all of the manufacturing equipment, inventory, motor vehicles, contractual rights and obligations, governmental permits and licenses and all other assets used to conduct the power device business. In addition, the purchased assets included all of the patents, trademarks, mask works, copyrights and other intellectual property used primarily in the power device business. Samsung retained a co-ownership interest in some of the assembly and test patents transferred in the acquisition. Intellectual property which is used in connection with the power device business, but which is also used by other affiliated Samsung companies, is licensed to Fairchild Korea Semiconductor Ltd. by Samsung Electronics. See "-- Intellectual Property and Trademark License Agreements."

     Fairchild Korea Semiconductor Ltd. did not assume liabilities incurred by or relating to the power device business on or prior to consummation of the acquisition of the power device business, except for liabilities that arise in the ordinary course of business and income tax liabilities as discussed below. The agreement provides that Samsung Electronics will indemnify Fairchild Korea Semiconductor Ltd. for those and other excluded liabilities as well as for environmental liabilities of the power device business. Samsung Electronics' liability under the environmental indemnity, together with other indemnification claims under the agreement, is limited to $150.0 million. Samsung Electronics will also indemnify Fairchild Korea Semiconductor Ltd., for a period of three years after consummation of the acquisition of the power device business, for damages that result from third-party claims that the products of the power device business infringe patents owned by those third parties that were issued before consummation of the acquisition. This separate patent infringement indemnity is subject to limitations and conditions. For example, it does not apply if the infringement claim would have been avoided were it not for a post-closing product design change by Fairchild Korea Semiconductor Ltd. Samsung Electronics' liability under the patent indemnity provision is limited to $40.0 million.

     The agreement provides that the economic benefit or detriment of the power device business inure to Fairchild Korea Semiconductor Ltd. as of January 1, 1999. In connection with this provision, Samsung Electronics agreed to pay Fairchild Korea Semiconductor Ltd. an amount equal to the net income before income taxes of the power device business from January 1, 1999 to March 15, 1999, and half the net income before income taxes from March 15, 1999 to the date the acquisition of the power device business was consummated. Accordingly, the agreement provides that Fairchild Korea

Semiconductor Ltd. assume liabilities for income taxes of the power device business, with respect to amounts received, for the same period.

     Under the agreement, Fairchild Korea Semiconductor Ltd. agreed to offer employment to all power device business employees in South Korea and to provide, either itself or through the Transitional Services Agreement, employee benefits comparable to those provided by Samsung Electronics at the time of consummation of the acquisition of the power device business. The agreement also contains a provision that generally forbids Samsung Electronics from competing with the power device business for a period of five years after consummation of the acquisition of the power device business. In addition, both Samsung Electronics and Fairchild Korea Semiconductor Ltd. have agreed that, for one year following consummation of the acquisition of the power device business, neither of them will solicit any director, officer or employee of the other party to terminate his or her employment with the other party. In case an employee of either party seeks employment with the other without solicitation, Samsung Electronics and Fairchild Korea Semiconductor Ltd. have agreed to consult one another before making a hiring decision.

     As required by the Business Transfer Agreement, Samsung Electronics and Fairchild Korea Semiconductor Ltd. have entered into the Intellectual Property License Agreement, the Transitional Services Agreement, the Assembly and Test Services Agreements, the Trademark License Agreement, the Foundry Sale Agreement, the Product Supply Agreement, the EPI Services Agreement, the Photo Mask Supply Agreement and an employment agreement with Dr. Deok J. Kim, Vice President and General Manager of the power device business.

     In connection with the consummation of the acquisition of the power device business, Fairchild Semiconductor Corporation, Fairchild Korea Semiconductor Ltd. and Samsung Electronics entered into a closing agreement providing, among other things, for post-consummation filings, mechanisms for determining purchase price adjustments and confirming the agreed-upon schedules to the Business Transfer Agreement.

INTELLECTUAL PROPERTY AND TRADEMARK LICENSE AGREEMENTS

     Under the Intellectual Property License Agreement, Samsung Electronics non-exclusively licensed to Fairchild Korea Semiconductor Ltd. patent, copyright and mask work rights that are used in connection with the power device business, but that were not transferred to Fairchild Korea Semiconductor Ltd. under the Business Transfer Agreement. The licensed rights include rights to intellectual property of Samsung Electronics as well as to certain intellectual property used in the power device business under licenses granted by third parties, in each case to the extent Samsung Electronics has the right to grant a license without obligation or accounting to others. Licensed patent rights include rights to design, develop, make, have made, use, offer for sale, import, package, sell or modify any product of the power device business that is under design or development or being manufactured or sold by the power device business on the date of the acquisition of the power device business, as well as similar rights with respect to derivative products that are designed for the power device business and embody technologies assigned or licensed to Fairchild Korea Semiconductor Ltd. in the acquisition of the power device business. Samsung Electronics also sublicensed to Fairchild Korea Semiconductor Ltd. rights to software necessary for the operation of the power device business, for the life of Samsung Electronics' license for that software.

     For patents and other intellectual property that were transferred to Fairchild Korea Semiconductor Ltd. under the Business Transfer Agreement, Fairchild Korea Semiconductor Ltd. has non-exclusively licensed back to Samsung Electronics rights to such intellectual property, to the extent Samsung Electronics needs such rights to fulfill obligations to third parties under existing agreements, or to prosecute or defend infringement and other claims of third parties arising in connection with the power device business prior to the acquisition of the power device business.

     Under the Trademark License Agreement, Samsung Electronics has licensed Fairchild Korea Semiconductor Ltd. to continue to use Samsung Electronics' trademarks on power device business products, and to use part numbers and other proprietary identification systems in the power device business as long as necessary for up to ten years to avoid retooling, requalification of existing products or customer disruption. Fairchild Korea Semiconductor Ltd. has agreed to use its good faith efforts to discontinue using Samsung Electronics' trademarks and to replace them with Fairchild International's trademarks and identification numbers. As the use of Samsung Electronics trademarks by Fairchild Korea Semiconductor Ltd. is discontinued, its rights under the Trademark License Agreement will terminate.

TRANSITIONAL SERVICES AGREEMENT

     Under the Transitional Services Agreement, Samsung Electronics has agreed to provide a number of business support services to Fairchild Korea Semiconductor Ltd. that assist the power device business' conversion into an indirect subsidiary of Fairchild International. The agreement requires Samsung Electronics to provide Fairchild Korea Semiconductor Ltd., for up to three years following the acquisition of the power device business, logistics, purchasing, sales, personnel, financial services, intellectual property administration and other services that have been provided to the power device business by Samsung Electronics or its sales subsidiaries and that were necessary to operate the power device business during calendar year 1998. Information technology services are provided under a separate agreement between Fairchild Korea Semiconductor Ltd. and Samsung SDS Co., Ltd. The Transitional Services Agreement requires services to be provided at a cost per service consistent with costs charged to the power device business during calendar year 1998, subject to adjustments for inflation and before accounting for the effects of currency exchange rate changes. Fairchild Korea Semiconductor Ltd. has the right to terminate any given service under the Transitional Services Agreement upon 90 days' notice. Under the Transitional Services Agreement, Samsung Electronics bears any costs of Fairchild Korea Semiconductor Ltd. separating from the provided services, except for the costs of any third-party assistance, which will be shared equally by Samsung Electronics and Fairchild Korea Semiconductor Ltd., and costs of Fairchild Semiconductor Corporation's or our company's personnel, which will be borne by Fairchild International. Samsung Electronics will invoice Fairchild Korea Semiconductor Ltd. monthly for services provided under the Transitional Services Agreement.

MANUFACTURING AGREEMENTS

     Samsung Electronics and Fairchild Korea Semiconductor Ltd. have entered into several manufacturing agreements, including a Product Supply Agreement pursuant to which Fairchild Korea Semiconductor Ltd. has agreed to supply products to Samsung Electronics, a Foundry Sale Agreement pursuant to which Fairchild Korea Semiconductor Ltd. has agreed to provide foundry manufacturing services for Samsung Electronics, Assembly and Test Services Agreements pursuant to which Samsung Electronics and one of its subsidiaries have agreed to provide assembly and test services to Fairchild Korea Semiconductor Ltd., a Photo Mask Supply Agreement pursuant to which Samsung Electronics has agreed to provide mask work services for Fairchild Korea Semiconductor Ltd., and an EPI Services Agreement pursuant to which Samsung Electronics has agreed to provide wafer fabrication services for Fairchild Korea Semiconductor Ltd..

     Under the Product Supply Agreement, Samsung Electronics has agreed that for three years it will purchase power device business products from Fairchild Korea Semiconductor Ltd. at a volume level equal to 701,941,000 units per year, the average of its purchases from the power device business during 1996, 1997 and 1998. Prices charged to Samsung Electronics under the Product Supply Agreement will be based on prices paid by Samsung Electronics during the power device business' fourth quarter of 1998, subject to quarterly adjustment and reconciliation to reflect changes in the worldwide market price for such products. Samsung Electronics has also agreed that for three years it will provide Fairchild Korea Semiconductor Ltd. with an opportunity to match quotes of other suppliers with respect to Samsung Electronics' needs for products manufactured by the power device business, to the extent such needs exceed Samsung Electronics' committed volume of purchases under the agreement. Samsung Electronics' purchase commitments are conditioned on the ability of Fairchild Korea Semiconductor Ltd. to satisfy Samsung Electronics' quality and other specifications for the power device business products. Samsung Electronics also agreed to use its best efforts to cause affiliated Samsung companies to designate Fairchild Korea Semiconductor Ltd. as a preferred supplier of power device business products to the extent permissible under applicable laws and regulations.

     Under the Foundry Sale Agreement, Fairchild Korea Semiconductor Ltd. has agreed to provide semiconductor wafer manufacturing services for Samsung Electronics for a three-year period following consummation of the acquisition of the power device business. The agreement is structured to provide that Fairchild Korea Semiconductor Ltd. will earn a profit from foundry sales to Samsung Electronics equal to 27.7 billion Won, 17.3 billion Won and 8.7 billion Won in each of the respective years of the agreement. Profits earned in excess of each annual minimum amount will be counted toward the next year's minimum profit amount.

     Under the Assembly and Test Services Agreements, Samsung Electronics has agreed to provide assembly and test services for Fairchild Korea Semiconductor Ltd. at Samsung Electronics' Onyang, South Korea facility and a subsidiary of Samsung Electronics has agreed to provide such services at facilities in Suzhou, China for three years following consummation of the acquisition of the power device business. Under separate agreements for services to be provided at each location, the costs charged for such services should be consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, subject to adjustments for inflation in the case of Suzhou and 5% annual price decreases, in the case of Onyang. Fairchild Korea Semiconductor Ltd. has the right to terminate the Suzhou agreement at any time, and the Onyang agreement after its second anniversary, in either case upon 90 days' notice. Each agreement also provides that Samsung Electronics in the case of Onyang, or its subsidiary in the case of Suzhou, and Fairchild Korea Semiconductor Ltd. will enter into good-faith negotiations to allow Fairchild Korea Semiconductor Ltd. the opportunity to own or have an interest in the assembly and test facilities at Onyang and Suzhou.

     Under the Photo Mask Supply Agreement, Samsung Electronics has agreed to supply masks, which are used in semiconductor wafer manufacturing, to Fairchild Korea Semiconductor Ltd. for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with costs historically charged to the power device business. Under the EPI Services Agreement, Samsung Electronics has agreed to provide epitaxial fabrication, an intermediate step in wafer manufacturing, for three years following consummation of the acquisition of the power device business at costs consistent (before accounting for the effects of currency exchange rate changes) with historical costs charged to the power device business, plus a 10% markup.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the persons who are members of the Board of Directors or executive officers of our company. Each director of our company will hold office until the next annual meeting of shareholders of our company or until his successor has been elected and qualified.

                NAME                   AGE                           TITLE
                ----                   ---                           -----
Kirk P. Pond.........................  54    Chairman of the Board of Directors, President and
                                             Chief Executive Officer
Joseph R. Martin.....................  51    Executive Vice President and Chief Financial Officer
                                             and Director
Daniel E. Boxer......................  53    Executive Vice President and Chief Administrative
                                             Officer, General Counsel and Secretary
Jerry M. Baker.......................  47    Executive Vice President and General Manager, Discrete
                                               Power and Signal Technologies Group
W. Wayne Carlson.....................  57    Executive Vice President and General Manager, Logic
                                               Products Group
Keith Jackson........................  43    Executive Vice President and General Manager, Analog,
                                               Mixed Signal and Non-Volatile Memory Products Group
Darrell Mayeux.......................  56    Senior Vice President, Worldwide Sales and Marketing
David A. Henry.......................  37    Vice President, Corporate Controller
Matthew W. Towse.....................  36    Vice President, Treasurer
Brian L. Halla.......................  52    Director
William N. Stout.....................  60    Director
Richard M. Cashin, Jr. ..............  46    Director
Paul C. Schorr IV....................  32    Director
Ronald W. Shelly.....................  55    Director

     Kirk P. Pond, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Pond has been the President of our company since June 1996. Since 1987, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation.

     Joseph R. Martin, Executive Vice President, Chief Financial Officer and Director. Mr. Martin has been the Executive Vice President and Chief Financial Officer of our company since June 1996. Mr. Martin had held several senior financial positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated.

     Daniel E. Boxer, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary. Mr. Boxer joined our company in March 1997. He has practiced law for 27 years and since 1975 had been a partner at the law firm of Pierce Atwood, Portland, Maine. His practice at Pierce Atwood included advising many large manufacturing companies, including our company, on business, governmental, legal compliance and environmental issues. He was most recently a senior partner and Chairman of the firm's Management Committee.

     Jerry M. Baker, Executive Vice President and General Manager, Discrete Power and Signal Technologies Group. Mr. Baker has been Executive Vice President and General Manager, Discrete Power and Signal Technologies Group, since December 1996. He has spent more than 24 years in a variety of engineering and management positions within National Semiconductor, most recently as Vice President and General Manager, Discrete Products Divisions.

     W. Wayne Carlson, Executive Vice President and General Manager, Logic Products Group. Mr. Carlson has been Executive Vice President and General Manager, Logic Products Group, since June 1996. He has 32 years of prior engineering and management experience with National Semiconductor and Fairchild International, most recently as Vice President and General Manager, Data Management Division.

     Keith Jackson, Executive Vice President and General Manager, Analog, Mixed Signal and Non-Volatile Memory Products Group. Mr. Jackson joined our company in March 1998. He has over 20 years of semiconductor industry experience. Most recently, Mr. Jackson was President of TriTech Microelectronics in Singapore, a manufacturer of analog and mixed signal products, which he joined in 1996. Prior to that, he worked for National Semiconductor for 10 years, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He has also held various marketing and engineering positions at National Semiconductor and Texas Instruments.

     Darrell Mayeux, Senior Vice President, Worldwide Sales and Marketing. Mr. Mayeux has been Senior Vice President, Worldwide Sales and Marketing since November 1996. He had been with National Semiconductor since 1992 as Vice President of Sales and Marketing for Logic Products Group. He previously held engineering, marketing and general management positions with Texas Instruments and Philips.

     David A. Henry, Vice President, Corporate Controller. Mr. Henry has been Corporate Controller since December 1996. Previously, he had been with National Semiconductor for eight years, and held various financial management positions, most recently as Director of Financial Planning and Analysis for the Fairchild Business of National Semiconductor. Mr. Henry previously worked for Amfac, Inc. as well as Ernst and Whinney, and is a Certified Public Accountant.

     Matthew W. Towse, Vice President, Treasurer. Mr. Towse became Treasurer in March 1997. He had been with National Semiconductor for six years and has held various financial management positions, most recently as Controller for the Fairchild International plant in South Portland, Maine. Mr. Towse previously worked for Ernst & Young and is a Certified Public Accountant.

     Brian L. Halla, Director. Mr. Halla became a Director upon consummation of the recapitalization of Fairchild Semiconductor Corporation. He had been employed by National Semiconductor since 1996, serving as Chairman of the Board, President and Chief Executive Officer. From 1988 to 1996, he was employed by LSI Logic Corporation, where he was (in reverse chronological order) Executive Vice President, LSI Logic Products; Senior Vice President and General Manager, Microprocessor/DSP Products Group; and Vice President, General Manager, Microprocessor Products Group.

     William N. Stout, Director. Mr. Stout became a Director in March 1997. He has been Chairman and Chief Executive Officer of Sterling Holding Company LLC and Sterling's subsidiaries since 1988. Sterling is engaged, through subsidiaries including Trompeter Electronics Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies. From 1985 to 1988, Mr. Stout was a private investor and consultant. From 1979 to 1985, Mr. Stout was President and Chief Executive Officer of Lundy Electronics & Systems, which manufactured electronic products and systems.

     Richard M. Cashin, Jr., Director. Mr. Cashin became a Director in March 1997. He has been employed by Citicorp Venture Capital Ltd. since 1980, and has been President since 1994. Mr. Cashin is a director of Lifestyle Furnishings International, Euramax International plc, Delco Remy International, Gerber Childrenswear, MSX International, IPC Information Systems and Titan Wheel International.

     Paul C. Schorr IV, Director. Mr. Schorr became a Director in March 1997. He has been employed by and been a Vice President of Citicorp Venture Capital Ltd. since 1996. Prior to joining Citicorp Venture Capital Ltd., Mr. Schorr was employed by McKinsey & Company, Inc. from 1993 to 1996 (in reverse chronological order) as an engagement manager and an associate. He is a director of KEMET Corporation and Sybron Chemical.

     Ronald W. Shelly, Director. Mr. Shelly became a Director in June 1998. Until January 31, 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until April 1999 when he retired. He currently serves as a consultant to Solectron. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President, Custom Manufacturing Services.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Two of our non-employee directors receive cash compensation for their services as a director. Messrs. Stout and Shelly receive $20,000 per year, plus $1,500 for meetings attended in person and $500 for meetings attended by teleconference. Messrs. Halla, Cashin and Schorr do not receive cash compensation for their services as directors. We do not pay our employee directors any fees or additional compensation for service as members of our Board. We reimburse all our directors for expenses incurred in attending our Board meetings.


     In connection with this offering, on June 24, 1999 our Board of Directors authorized a directors' option program pursuant to which non-employee Directors will receive options to purchase 7,000 shares of Class A Common Stock each year at an exercise price equal to the fair market value of the shares on the date of grant, subject to vesting over a five-year period after the date of grant. In addition, the Board authorized grants to each non-employee Director of options to purchase 10,000 shares of Class A Common Stock, at an exercise price equal to the fair market value of the shares at or prior to the initial public offering, which options will be fully vested on the grant date.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers relating to services rendered during Fiscal 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                   ANNUAL COMPENSATION         COMPENSATION
                                               ----------------------------   --------------
                                                                                NUMBER OF
                                               FISCAL                         STOCK OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION                     YEAR     SALARY     BONUS     (IN SHARES)(1)   COMPENSATION(2)
---------------------------                    ------   --------   --------   --------------   ---------------
Kirk P. Pond(3)..............................   1998    $449,994   $435,969           --         $   39,844
 Chairman of the Board of Directors,            1997     424,624    594,382      100,000          3,018,314
 President and Chief Executive                  1996     414,521    146,300       18,000             34,292
 Officer
Joseph R. Martin.............................   1998     262,024    152,240           --             19,818
 Executive Vice President and Chief             1997     201,614    147,385        9,000          1,251,476
 Financial Officer and Director                 1996     181,466     68,875        7,500              7,114
Daniel E. Boxer..............................   1998     262,024    152,240           --            254,283
 Executive Vice President and Chief             1997      52,885         --           --                 --
 Administrative Officer,                        1996          --         --           --                 --
 General Counsel and Secretary
W. Wayne Carlson.............................   1998     250,004    138,406           --             17,081
 Executive Vice President and                   1997     245,862    198,582       10,000            801,614
 General Manager, Logic                         1996     234,125     64,815        7,000              8,895
 Products Group
Jerry M. Baker...............................   1998     250,009    138,406           --             12,598
 Executive Vice President and                   1997     204,864    241,269       10,000            602,782
 General Manager, Discrete Power                1996     169,370     54,744       10,200              6,906
 and Signal Technologies

-------------------------

(1) All options granted were for National Semiconductor common stock pursuant to National Semiconductor's Stock Option Plan. We did not assume National Semiconductor's obligations under its Stock Option Plan.

(2) Amounts shown reflect contributions and allocations to National Semiconductor and/or Fairchild International defined contribution retirement plans and the value of insurance premiums paid by National Semiconductor and/or Fairchild International for term life insurance and disability insurance as follows: for Fiscal 1998, all amounts shown except $238,262 for Mr. Boxer representing a one-time signing bonus. For Fiscal 1997, $18,314 for Mr. Pond; $4,289 for Mr. Martin; $4,500 for Mr. Baker; and $4,542 for Mr. Carlson. For Fiscal 1996, all amounts shown. The remainder of the amounts shown for Fiscal 1997 are comprised of one-time retention bonuses paid by National Semiconductor as follows: $3,000,000 to Mr. Pond; $1,247,187 to Mr. Martin; $598,282 to Mr. Baker; and $797,072 to Mr.
    Carlson.

(3) In addition to the amounts disclosed in the table, Mr. Pond received, as long-term compensation from National Semiconductor in Fiscal 1996, $311,190 in long-term incentive plan payoffs pursuant to National Semiconductor's Performance Award Plan and, in Fiscal 1997, a severance payment from National Semiconductor of $742,757. National Semiconductor's obligations under the Performance Award Plan were not assumed by Fairchild International.

     The following table provides information with respect to the named executive officers concerning the exercise of National Semiconductor options during Fiscal 1998, and unexercised National

Semiconductor options held as of the end of Fiscal 1998. No stock options were granted during Fiscal 1998 under the FSC Semiconductor Stock Option Plan to the named executive officers.

                                                                      NUMBER OF        VALUE OF
                                         NUMBER OF                   UNEXERCISED      UNEXERCISED
                                           SHARES                    OPTIONS AT      IN-THE-MONEY
                                        ACQUIRED ON       VALUE      FISCAL 1998   OPTIONS AT FISCAL
NAME                                    EXERCISE(1)    REALIZED(2)       END           1998 END
----                                    ------------   -----------   -----------   -----------------
Kirk P. Pond..........................     94,000      $1,586,716      80,000(3)        $75,000(3)(4)
Joseph R. Martin......................     22,750         176,156          --                --
Daniel E. Boxer.......................         --              --          --                --
W. Wayne Carlson......................     22,375         207,063          --                --
Jerry M. Baker........................         --              --          --                --

-------------------------

(1) Options exercised were for National Semiconductor common stock. The table excludes any shares acquired under the National Semiconductor Employees Stock Purchase Plan.

(2) Equals the market value of the underlying shares (based on the opening price of National Semiconductor on the date of exercise) minus the exercise price.

(3) All options held by Mr. Pond were exercisable at the end of Fiscal 1998.

(4) Represents the difference between $16.875, the market price per share of National Semiconductor common stock at fiscal year end, and the exercise price.

DEFERRED COMPENSATION AGREEMENTS

     National Semiconductor adopted the National Semiconductor Corporation Deferred Compensation Plan shortly before the establishment of Fairchild Semiconductor as an independent entity in March 1997. Under the Deferred Compensation Plan, Kirk P. Pond, Joseph R. Martin, W. Wayne Carlson and Jerry M. Baker elected to defer receipt of amounts that otherwise would have become payable in Fiscal 1997 under National Semiconductor's Key Employee Incentive Plan, Discrete Retention Bonus Plan, Discrete Performance Incentive
Plan -- Executive Level and/or letter agreements with National Semiconductor concerning payments related to the establishment of Fairchild Semiconductor Corporation as an independent entity. In March 1997, Fairchild Semiconductor Corporation assumed the Deferred Compensation Plan and all liabilities with respect to payments due thereunder, and the Deferred Compensation Plan participants released National Semiconductor from those liabilities. The Deferred Compensation Plan is administered by the Board of Directors. No compensation from Fairchild International is eligible for deferral under the plan.

     Amounts participants deferred in Fiscal 1997 pursuant to the Deferred Compensation Plan were credited to an account for that participant on the books of Fairchild International and will be credited with earnings based on the employee's election. Each Deferred Compensation Plan participant has elected that specific portions of the earnings on his deferrals will be measured based on the performance of our company's 12% Series A Cumulative Compounding Preferred Stock and common stock, and that a portion of the earnings on his deferrals will be measured based on short-term U.S. Treasury obligations.

     Amounts credited to a Deferred Compensation Plan participant's account also will be paid based on the participant's election. Each participant has elected that the portion of his account on which earnings are measured based on shares of our company's stock will be paid when such shares, if actually held, would be redeemed, automatically or upon request, by our company to the extent that all restrictions on the transfer of such shares have lapsed. Generally, all payments under the Deferred Compensation Plan will be made in cash. Payments will be made in all events (1) upon liquidation or dissolution of Fairchild Semiconductor Corporation; (2) upon a sale of fifty percent (50%) or more of the equity interests in our company or Fairchild Semiconductor Corporation, consolidation or merger of Fairchild Semiconductor Corporation with or into another entity, or sale of all or substantially all of Fairchild International's assets; (3) to the participant's beneficiary upon his death; and (4) upon the mandatory redemption of 12% Series A Cumulative Compounding Preferred Stock. Payments pursuant to items (2) through (4) of the portion of any account the earnings on which are measured based on the performance of our company stock will only be made, however, to the extent that shares of such stock, if actually held, would be redeemed at that time upon request. Payment to a participant may be accelerated if the participant suffers an unforeseeable financial emergency or severe hardship.

     In March 1997, Fairchild International established a grantor trust to which National Semiconductor and Fairchild International together contributed cash in an amount equal to the aggregate amount of deferrals under the Deferred Compensation Plan as of the closing date of the recapitalization of Fairchild Semiconductor Corporation. The trust agreement establishing the trust provides that such amount will be invested in specific amounts of 12% Series A Cumulative Compounding Preferred Stock and common stock.

EMPLOYMENT AGREEMENTS

     In March 1997, Fairchild International and Sterling entered into an employment agreement with each of Kirk P. Pond and Joseph R. Martin. The employment agreements were entered into upon the closing of the recapitalization in 1997.

     Mr. Pond is employed as Chairman of the Board of Directors and as Chief Executive Officer of Fairchild International. Mr. Martin is employed as Executive Vice President and Chief Financial Officer, and serves as a member of our Board of Directors. The respective agreements provide for an annual base salary of $450,000 for Mr. Pond and $250,000 for Mr. Martin (which was subsequently increased to $285,000), subject in each case to increases at the discretion of the Board of Directors and to annual performance bonuses in accordance with the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan. Each agreement also provides for the Executive to receive standard Fairchild International benefits. The term of each agreement is three years subject to automatic renewal for up to two consecutive one-year terms unless, in each case, either we or the Executive gives prior notice of non-renewal. Under each agreement, either we or the Executive may terminate the agreement with or without cause. If we terminate without cause or the Executive terminates with cause, each agreement requires us to pay the Executive monthly severance payments (approximately equal to his salary at the time of termination plus an amount equal to incentive awards payable in the fiscal year prior to termination) until the end of the term of the agreement or for 24 months if longer. Each Executive is subject to a non-competition covenant during the term of his agreement and for a period of at least 24 months following termination or expiration of the agreement. On June 24, 1999, the Board of Directors authorized increases of Mr. Pond's salary to $600,000 and of Mr. Martin's salary to $360,000 per year.

PERSONAL SAVINGS AND RETIREMENT PLAN

     We have adopted a Personal Savings and Retirement Plan, which we refer to as the Retirement Plan, for all eligible employees who are not foreign nationals or contract employees. The Retirement Plan includes a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code and matching contributions under Section 401(m) of the Internal Revenue Code. Under the 401(k) plan, participants may elect to defer from 1% to 15% of their compensation on an after-tax basis, directing the investment of these elective deferrals among several mutual funds. We will make quarterly matching contributions equal to 75% of the first 6% of an employee's before-tax elective deferral contributions for the period. Both elective deferrals and matching contributions under the 401(k) plan will be fully vested at all times.

FAIRCHILD BENEFIT RESTORATION PLAN

     We have adopted the Fairchild Benefit Restoration Plan. Under the Fairchild Benefit Restoration Plan, certain of our employees are eligible (i) to defer on a before-tax basis amounts over and above those they are permitted by law to defer under Fairchild International's Retirement Plan and (ii) to receive matching contributions from our company equal to the difference between matching contributions received under the Retirement Plan and the matching contributions they would have received under the Retirement Plan but for statutory limits applicable to such contributions. Deferral and matching contributions are credited to accounts established and maintained by our company. Interest at a rate equal to a commonly reported rate for long-term "A"-rated corporate bonds is credited to participants' accounts at such times as determined by the Board of Directors which administers the Fairchild Benefit Restoration Plan. The Fairchild Benefit Restoration Plan is an unfunded plan of deferred compensation, and amounts payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FAIRCHILD INCENTIVE PROGRAM

     We have adopted the Fairchild Incentive Program. Under the Fairchild Incentive Program, all of our regular full-and part-time employees (with certain limited exceptions) are eligible to receive annual or semiannual incentive awards. The amount of each payment is based on a given employee's "Target Award." Under the current formulation of the Fairchild Incentive Program, the Target Award is 5% of annual compensation for non-exempt employees, from 5% to 15% (depending on grade level) of annual compensation for exempt employees, and up to 35% (depending on grade level) of annual compensation for certain management-level employees. Payment awards range from 0% to 250% of the Target Award, depending on whether we achieve certain pre-established earnings goals. Certain participants in the Fairchild Incentive Program are eligible to defer awards, and to the extent that the deferral option applies only to certain Fairchild Incentive Program participants, it constitutes a separate unfunded plan known as the Fairchild Select Employee Incentive Deferral Plan. For participants who elect deferral, we will establish and maintain book-entry accounts to which we shall credit deferred payments and interest equal to a commonly reported rate for long-term "A"-rated corporate bonds. We pay deferred amounts and accrued interest to participants upon termination or on the date pre-selected by the participant according to the terms of the Deferral Plan. The Compensation Committee, which is presently comprised of the entire Board of Directors, administers the Fairchild Incentive Program and reserves the right, among other things, not to make award payments, and to modify or amend the Fairchild Incentive Program. The Deferral Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

FSC SEMICONDUCTOR CORPORATION 1997 EXECUTIVE OFFICER INCENTIVE PLAN

     We adopted the FSC Semiconductor Corporation 1997 Executive Officer Incentive Plan on March 11, 1997 and subsequently amended and restated it on June 1, 1998. Under the Executive Officer Incentive Plan, certain of our executive officers may be eligible to receive annual incentive awards, based on a "Target Award" which ranges from 40% to 90% of an officer's base annual compensation. Actual award payments range from 0% to 250% of the Target Award depending on the extent to which we achieve or surpass pre-established earnings goals. Participants may elect to defer all or any portion of an award payment. For participants who elect deferral, we will establish and maintain book-entry accounts, and credit cash account annually with deferred payments, as well as interest at a rate equal to a commonly reported rate for long-term A-rated corporate bonds. We pay deferrals and accrued interest thereon to participants upon termination or on a date pre-selected by the participant according to the terms of the Executive Officer Incentive Plan. The Board of Directors determines eligibility for Executive Officer Incentive Plan participation, performance goals and other terms of the Executive Officer Incentive Plan. To the extent of any deferrals, the Executive Officer Incentive Plan is an unfunded plan of deferred compensation, and benefits payable thereunder are paid out of our general corporate assets and are subject to the claims of our general creditors.

1997 STOCK OPTION PLAN


     Fairchild International has adopted the 1997 Stock Option Plan. We may grant to regular salaried officers and key employees of our company and Fairchild Semiconductor Corporation options for up to 6,084,000 shares of Class A Common Stock under the 1997 Stock Option Plan, as amended. The plan authorizes our company to grant either (i) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, or (ii) non-qualified stock options. Under the 1997 Stock Option Plan, our board of directors determines the exercise price of each option granted. The maximum term of any option is ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted are exercisable at the determination of our board of directors, and most options currently vest ratably over approximately five years. Within any one-year period, employees may not receive options to purchase more than 200,000 shares of Class A Common Stock. As of June 25, 1999, there were 7,785,698 shares of common stock subject to outstanding options and warrants. On June 24, 1999, the board of directors authorized grants of options to purchase a total of 625,000 shares of Class A Common Stock, including options for 200,000 shares to Kirk P. Pond, 100,000 shares to Joseph R. Martin, 75,000 shares to Daniel E. Boxer, 50,000 shares to W. Wayne Carlson and 50,000 shares to Jerry M. Baker. The options will vest over a five-year period following the date of grant and may be exercised at the fair market value on the date of grant. In addition, the board authorized the grant of options to purchase shares of Class A Common Stock equal in the aggregate to 2% of the number of shares outstanding after giving effect to the offering. These options will vest over a five-year period and will be exercisable at the fair market value on the date of grant.


     Following this offering, we intend to amend the 1997 Stock Option Plan to, among other things, (i) increase the number of shares of Class A Common Stock available for grant under the plan, (ii) increase the number of shares of Class A Common Stock permitted to be granted to any employee within any one-year period, (iii) set the maximum exercise price of each option granted at the then current market price and (iv) permit the grant of options to regular salaried officers and key employees of Fairchild Korea Semiconductor Ltd.

EMPLOYEE STOCK PURCHASE SAVINGS PLAN

     We adopted the Employee Stock Purchase Savings Plan (the "Savings Plan"), pursuant to which participating employees contribute a portion of their salary, through payroll deductions, to the Savings Plan and in return obtain an interest in the Savings Plan. The contributions to the Savings Plan are held in trust for the benefit of the participating employees and are invested in one or more money-market funds. In addition, participating employees become eligible to use funds contributed to the Savings Plan to purchase, if they so choose, shares of Class A Common Stock concurrently and in connection with an initial public offering of such stock. Upon an initial public offering of our Class A Common Stock registered with the SEC, the Savings Plan authorizes our company to issue to participating employees up to the lesser of (i) shares having an aggregate sales price of $5.0 million and (ii) shares representing 2.5% of the total number of shares issuable pursuant to such initial public offering. Such shares will be offered to participating employees at a price equal to or less than the price at which shares of Class A Common Stock are offered to the public generally in such public offering.


     In conjunction with this offering, we intend to terminate the Savings Plan. When the Savings Plan is terminated, each participating employee will receive in a lump sum all of the employee's contributions to the Savings Plan plus accrued interest. Each employee will have the option to keep the funds or use any portion of the funds to purchase shares of Class A Common Stock at the price per share in this offering. Had we terminated the Savings Plan on May 13, 1999, participating employees would have been entitled to receive payments totalling
$1,744,615 and       shares of Class A Common Stock would have been issuable if participating employees had chosen to use all such funds to purchase shares of Class A Common Stock as described above. See "Underwriting."



     In connection with this offering, on June 24, 1999 the board of directors authorized a new employee stock purchase plan, pursuant to which employees will have an opportunity to purchase shares of our Class A Common Stock at a 15% discount to the current market price. Shares purchased under the plan will be purchased in open-market transactions.


POWER DEVICE BUSINESS EMPLOYMENT AGREEMENTS AND BENEFIT PLANS

     In connection with the acquisition of the power device business, we executed employment agreements with Dr. Deok J. Kim, Vice President and General Manager of the power device business, the head of sales and marketing of the power device business and the Vice President of the Bucheon plant.

     We also provide key management of the power device business, as well as all other employees, with compensation and benefits plans comparable to those that were in place on the date of the acquisition of the power device business. These plans consist of all legally mandated and nationally-sponsored benefits plans such as national medical insurance, unemployment insurance and a national pension program, as well as privately sponsored plans such as a medical treatment guarantee program and a personal pension contribution program. We will either continue in the Samsung Electronics-sponsored programs that currently exist or replicate existing Samsung Electronics programs under the sponsorship of Fairchild Korea Semiconductor Ltd.

     In addition to the above-mentioned benefits plans, we are continuing incentive compensation programs of the power device business which existed at the date of the acquisition of the power device business. These programs include an Individual Incentive Plan which provides potential annual incentive compensation for key employees, a Productivity Incentive Plan which pays semi-annually based on productivity rankings and a Management by Objectives Incentive Plan which pays semi-annually based on reaching EBITDA goals (as defined in the plan). These incentive plans make incentive payments available in multiples of the employee's monthly base salary, with varying caps on the payments available under the various plans, so that an employee can earn a maximum of 200% of monthly base salary under any one plan. Under all of the various incentive plans, the average employee will receive approximately six months of pay in the form of incentive payments during a fiscal year.

                     AFFILIATES' INTERESTS IN THIS OFFERING


     Citicorp Venture Capital Ltd. owns an interest in Sterling. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $50.0 million in cash to our company in exchange for a 12.5% Subordinated Note Due 2008 and a warrant to purchase 3,538,228 shares of our common stock. We contributed the $50.0 million from Citicorp Mezzanine Partners, L.P. to Fairchild Semiconductor Corporation as a capital contribution. The

12.5% Subordinated Note is being repaid in full in connection with this offering, upon which event the warrant is no longer exercisable.

     In connection with the recapitalization of Fairchild Semiconductor Corporation, the existing stockholders of our company entered into the Stockholders' Agreement containing agreements among such stockholders with respect to the capital stock and corporate governance of our company and Fairchild Semiconductor Corporation. Amendments to the Stockholders' Agreement, which were effected on May 29, 1998, resulted in the lapse of risks of forfeiture by executive officers of Fairchild Semiconductor Corporation with respect to their stock in our company. The lapse of such restrictions resulted in the incurrence by such executive officers of liability for federal and state income tax. Fairchild Semiconductor Corporation made loans to such executive officers in June 1998 to enable such officers to fund such tax liabilities. These loans were in the following amounts: Kirk P. Pond -- $1,686,164; Joseph R. Martin -- $843,094; Daniel E. Boxer -- $347,060; Darrell Mayeux -- $347,060; W.
Wayne Carlson -- $347,060; and Jerry M. Baker -- $350,600. Such loans bear interest at a rate of 6% per annum. Such loans (including accrued but unpaid interest thereon) will be canceled upon the occurrence of this offering. We have agreed to pay to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminates prior to the completion of this offering will be required to repay any uncanceled amounts immediately. It is anticipated that the amounts payable by Fairchild Semiconductor Corporation with respect to such executive officers' tax liabilities (assuming no repayment obligation on the part of any executive officer and cancellation in full after 4 years) are as follows: Kirk P. Pond -- $1,811,523; Joseph R. Martin -- $905,763; Daniel E. Boxer -- $372,858; Darrell Mayeux -- $372,858; W. Wayne Carlson -- $372,858; and Jerry M. Baker -- $384,287.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Concurrently with the recapitalization, Fairchild Semiconductor Corporation and National Semiconductor entered into several agreements that remain in effect. Under the Asset Purchase Agreement, dated as of March 11, 1997, National Semiconductor agreed to indemnify Fairchild Semiconductor Corporation from damages arising out of any liabilities other than those assumed by Fairchild Semiconductor Corporation in connection with such asset sale. In addition, the Asset Purchase Agreement contains a provision that, subject to certain limitations, forbids National Semiconductor for a period of five years beginning on March 11, 1997 from engaging in any business competing with our products in existence on March 11, 1997. For a period of 39 months beginning on March 11, 1997 the Asset Purchase Agreement, subject to certain limitations, forbids Fairchild Semiconductor Corporation from engaging in any business competing with National Semiconductor's products in existence on March 11, 1997.

     Under the Technology Licensing and Transfer Agreement, dated March 11, 1997, between Fairchild Semiconductor Corporation and National Semiconductor, National Semiconductor assigned or non-exclusively licensed to Fairchild Semiconductor Corporation certain patent, copyright, maskwork, trade secret and trademark rights necessary to Fairchild Semiconductor Corporation's business and to make certain improvements to Fairchild Semiconductor Corporation's product line. These rights include a non-exclusive license to practice certain processes necessary to Fairchild Semiconductor Corporation's business. For patent rights, National Semiconductor assigned to Fairchild Semiconductor Corporation 150 patents and granted Fairchild Semiconductor Corporation, a worldwide, royalty-free, non-exclusive license under applicable patents and patent applications, for the life of such patents (but without right to sublicense) to manufacture, package, use, sell, offer for sale, import, design or develop Fairchild Semiconductor Corporation's products and certain improvements to those products. With respect to copyrights and maskworks used in Fairchild

Semiconductor Corporation's business. National Semiconductor granted Fairchild Semiconductor Corporation an undivided interest in certain co-owned copyrights and maskworks. For trademarks, National Semiconductor assigned certain trademarks related to Fairchild Semiconductor Corporation's products and granted licenses recognizing transitional use of visible trademarks and of product-embedded trademarks, which embedded trademarks in some cases will not be eliminated until the relevant product is discontinued or replaced. For patents that National Semiconductor assigned to Fairchild Semiconductor Corporation, a worldwide, paid-up, royalty-free, non-exclusive license, with a limited right to sublicense, was granted by Fairchild Semiconductor Corporation to National Semiconductor. National Semiconductor and Fairchild Semiconductor Corporation further cross-licensed certain discoveries, improvements or inventions occurring within one year after March 11, 1997, with no right to grant sublicenses (except for the purpose of settling third party claims against Fairchild Semiconductor Corporation). The agreement further provides that National Semiconductor, for a period of time, shall indemnify and render assistance to Fairchild Semiconductor Corporation for intellectual property claims made by third parties.

     Under the National Foundry Services Agreement and the Fairchild Foundry Services Agreement, each dated March 11, 1997, National Semiconductor and Fairchild Semiconductor Corporation agreed to manufacture semiconductor products (i.e., provide "foundry" services) for each other during at least the 39-month period beginning on March 11, 1997. Foundry services are the manufacturing processes through which thousands of integrated circuits are fabricated from raw silicon wafers. The Fairchild Foundry Services Agreement establishes the terms and conditions under which Fairchild Semiconductor Corporation provides foundry services for National Semiconductor and the National Foundry Services Agreement defines the terms and conditions under which National Semiconductor provides foundry services for Fairchild Semiconductor Corporation. Both foundry agreements (i) establish the processes the foundry service provider shall use,
(ii) define purchase commitments and production forecasts, (iii) establish pricing, (iv) provide for engineering support from the other party, (v) establish quality standards, (vi) specify delivery and payment terms among other things, and (vii) specify warranty and inspection terms.

     The National Assembly Services Agreement and the Fairchild Assembly Services Agreement, each dated March 11, 1997, provide for assembly and test services between National Semiconductor and Fairchild Semiconductor Corporation during at least the 39-month period beginning on March 11, 1997. During the assembly and test phase of semiconductor production, the thousands of integrated circuits produced on silicon wafers during the foundry phase are separated and packaged into individual devices ready for sale to customers. The Fairchild Assembly Services Agreement sets forth the terms and conditions under which National Semiconductor provides such services for Fairchild Semiconductor Corporation. Similar to the foundry agreements, the assembly agreements establish terms for (i) volume commitments and production planning, (ii) ordering and shipping, (iii) quality, inspection and acceptance of finished goods and (iv) pricing and payment.

     National Semiconductor and Fairchild Semiconductor Corporation entered into the Mil/Aero Wafer and Services Agreement, dated March 11, 1997, which establishes, in a similar fashion, the terms and conditions under which Fairchild Semiconductor Corporation manufactures integrated circuits for certain military and aerospace industry customers of National Semiconductor.

     Under a letter agreement, dated March 11, 1997, between National Semiconductor and Fairchild Semiconductor Corporation, National Semiconductor is required to purchase from Fairchild Semiconductor Corporation a minimum of $330.0 million in goods and services in the 39-month period beginning on March 11, 1997, subject to certain conditions and adjustments.

     Under the Transition Services Agreement, dated March 11, 1997, National Semiconductor provided a number of business support services to Fairchild Semiconductor Corporation in order to assist in Fairchild Semiconductor Corporation's conversion to an independent entity, from March 11,

1997 until, in most instances, June 1, 1998, which deadline was extended with respect to some services until August 31, 1998. These services included (i) data processing and communication services, (ii) financial and administrative support, (iii) purchasing services, (iv) marketing and sales services, (v) logistics and operational support services, (vi) human resources and benefits services and (vii) security assistance and consulting. National Semiconductor also agreed to provide Fairchild Semiconductor Corporation, during such period, with additional services as provided in separate shared facilities and services agreements for the South Portland, Maine, site and a sublease for the Santa Clara, California, site (the latter site having been vacated by Fairchild Semiconductor Corporation during Fiscal Year 1998). Generally, such agreements provided that National Semiconductor would invoice Fairchild Semiconductor Corporation for the services provided, with certain charges based on a fixed cost and other charges based on National Semiconductor's actual incurred costs. In addition, under the agreements National Semiconductor granted to Fairchild Semiconductor Corporation a royalty-free, perpetual and irrevocable worldwide license to use National Semiconductor's in-house business, engineering and manufacturing systems software. The license survives termination of such agreements.

     Daniel E. Boxer was a partner of Pierce Atwood, a Portland, Maine law firm, during a portion of the fiscal year ended May 25, 1997. Pierce Atwood performed legal services for Fairchild Semiconductor Corporation during such fiscal year and continued to perform legal services for Fairchild Semiconductor Corporation in Fiscal Year 1998.

     Keith Jackson, Executive Vice President, Analog, Mixed Signal and Non-Volatile Memory Products Group, received a loan in the amount of $100,000 from Fairchild Semiconductor Corporation on April 15, 1998 in order to assist him in covering the costs of relocating to take this position. Such loan bears interest at a rate of 6% per annum, with all accrued interest payable on each April 15, beginning April 15, 1999. The outstanding principal of the loan is payable in full upon the earlier of (a) six months after any initial public offering of our company's stock, (b) 60 days after Mr. Jackson ceases to be employed by Fairchild Semiconductor Corporation or (c) April 15, 2003.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of Class A Common Stock (its only voting class of stock), each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of March 31, 1999 and as adjusted to give effect to this offering, but without giving effect to the exercise of the underwriters' over-allotment option.


     The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. National Semiconductor has granted the underwriters an option to purchase up to 3,000,000 shares of Class A Common Stock to cover over-allotments, if any. If the underwriters exercise this over-allotment option in full, National Semiconductor will beneficially own 2,220,764 shares (4.1%) of the Class A Common Stock, 4,980,000 shares (14.9%) of the Class B Common Stock and 8.2% of the total number of shares of common stock outstanding after the offering. If the underwriters do not exercise their over-allotment option, National Semiconductor will not sell any shares in the offering.



                                                 CLASS A COMMON                      CLASS B COMMON
                                                    STOCK(1)                            STOCK(2)
                                 ----------------------------------------------   --------------------
                                   NUMBER                   NUMBER                                         PERCENT OF
                                  OF SHARES    PERCENT    OF SHARES    PERCENT                               COMMON
                                  PRIOR TO     PRIOR TO     AFTER       AFTER       NUMBER                   STOCK
NAME OF BENEFICIAL OWNER          OFFERING     OFFERING    OFFERING    OFFERING   OF SHARES    PERCENT   AFTER OFFERING
------------------------         -----------   --------   ----------   --------   ----------   -------   --------------
Sterling Holding Company, LLC
c/o Fairchild Semiconductor
Corporation
333 Western Avenue
South Portland, Maine
04106(3)(4)(7).................   14,212,000     48.1%    18,033,198     33.0%    28,396,000     85.1%        52.8%
National Semiconductor
Corporation
2900 Semiconductor Drive
Santa Clara, California
95052(5)(7)....................    4,380,000     14.8%     5,220,764      9.6%     4,980,000     14.9%        11.6%
Kirk P. Pond
c/o Fairchild Semiconductor
Corporation
333 Western Avenue
South Portland, Maine 04106....    3,275,863     11.1%     3,275,836      6.0%            --       --          3.7%
Joseph R. Martin
c/o Fairchild Semiconductor
Corporation
333 Western Avenue
South Portland, Maine 04106....    1,637,920      5.5%     1,637,920      3.0%            --       --          1.9%
H.M. Payson & Co., Trustee
of the Fairchild NSC Deferred
Compensation Plan Trust
P.O. Box 31
Portland, Maine 04112(7).......      435,520      1.5%       762,764      1.4%            --       --          0.9%
Daniel E. Boxer................      668,208      2.3%       693,381      1.3%            --       --          0.8%
Jerry M. Baker.................      668,208      2.3%       668,208      1.2%            --       --          0.8%
W. Wayne Carlson...............      668,208      2.3%       668,208      1.2%            --       --          0.8%
Brian L. Halla(5)..............    4,380,000     14.8%     5,220,764      9.6%     4,980,000     14.9%        11.6%
William N. Stout(3)............   14,212,000     48.1%    18,033,198     33.0%    28,396,000     85.1%        52.8%
Richard M. Cashin(3)...........   14,212,000     48.1%    18,033,198     33.0%    28,396,000     85.1%        52.8%

                                                 CLASS A COMMON                      CLASS B COMMON
                                                    STOCK(1)                            STOCK(2)
                                 ----------------------------------------------   --------------------
                                   NUMBER                   NUMBER                                         PERCENT OF
                                  OF SHARES    PERCENT    OF SHARES    PERCENT                               COMMON
                                  PRIOR TO     PRIOR TO     AFTER       AFTER       NUMBER                   STOCK
NAME OF BENEFICIAL OWNER          OFFERING     OFFERING    OFFERING    OFFERING   OF SHARES    PERCENT   AFTER OFFERING
------------------------         -----------   --------   ----------   --------   ----------   -------   --------------
Paul C. Schorr IV(3)...........   14,212,000     48.1%    18,033,198     33.0%    28,396,000     85.1%        52.8%
Ronald W. Shelly...............           --       --             --       --             --       --
All directors and executive
  officers as a group (14
  persons)(6)(7)...............   26,278,908     88.9%    26,304,081     48.2%    33,376,000    100.0%        67.8%


-------------------------

(1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock.

(3) William N. Stout, who is one of our directors, is affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers." All shares listed for Mr. Stout are held by Sterling, which Mr. Stout may be deemed to beneficially own. Mr. Stout disclaims beneficial ownership of such shares. Richard M. Cashin and Paul C. Schorr IV, two of our directors, are affiliated with Sterling in the capacities described under "Management -- Directors and Executive Officers" and footnote (4) below. All shares listed for Mr. Cashin and Mr. Schorr are held by Sterling, which Mr. Cashin and Mr. Schorr may be deemed to beneficially own. Each of Mr. Cashin and Mr. Schorr disclaims beneficial ownership of such shares.


(4) Citicorp Venture Capital Ltd. owns an interest in Sterling. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $50.0 million in cash to our company in exchange for the 12.5% Subordinated Note Due 2008 and a warrant to purchase 3,538,228 shares of our common stock. We contributed such $50.0 million to Fairchild Semiconductor Corporation as a capital contribution. The 12.5% Subordinated Note Due 2008 is being repaid in full in connection with this offering, upon which event the warrant is no longer exercisable.


(5) Brian L. Halla, who is one of our directors, is affiliated with National Semiconductor in the capacities described under "Management -- Directors and Executive Officers." All shares listed for Mr. Halla are held by National Semiconductor, which Mr. Halla may be deemed to beneficially own. Mr. Halla disclaims beneficial ownership of such shares.

(6) Does not include shares held for the benefit of executive officers by H.M. Payson & Co., trustee of the Fairchild Semiconductor Corporation Deferred Compensation Plan Trust. Under the terms of that trust, the executive officers do not beneficially own the shares held for their benefit under the meaning of the Securities Act. See "Deferred Compensation Agreements."


(7) The following table sets forth certain information with respect to the security ownership of the 12% Series A Cumulative Compounding Preferred Stock. All of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock are being converted into shares of Class A Common Stock in connection with this offering at the assumed initial public offering price, less assumed underwriting discounts and commissions, of $17.39 per share. The number of shares of Class A Common Stock to be received upon conversion of the 12% Series A Cumulative Compounding Preferred Stock is included in the column "Number of shares after Offering."



                                                                    12% SERIES A       SHARES OF CLASS A
                                                                     CUMULATIVE          COMMON STOCK
                                                                     COMPOUNDING         RECEIVED UPON
                                                                   PREFERRED STOCK        CONVERSION
                                                                  -----------------    -----------------
    NAME OF BENEFICIAL OWNER                                      NUMBER    PERCENT         NUMBER
    ------------------------                                      ------    -------    -----------------
    Sterling Holding Company, LLC...............................  53,113      75.9%        3,821,198
    National Semiconductor Corporation..........................  11,667      16.7%          840,764
    H.M. Payson & Co., Trustee of the Fairchild NSC Deferred
      Compensation Plan Trust...................................  4,582        6.5%          327,244
    All directors and executive officers as a group (14
      persons)..................................................    332        0.5%           25,173
    Other management employees..................................    306        0.4%           20,138

                          DESCRIPTION OF CAPITAL STOCK


     The following description of our capital stock gives effect to this offering and the conversion of all outstanding shares of 12% Series A Cumulative Compounding Preferred Stock into Class A Common Stock, which will occur prior to or simultaneously with this offering. Our capital stock consists of (1) 160,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 80,000,000 shares of Class A Common Stock, of which 54,594,437 shares are outstanding and (b) 80,000,000 shares of Class B Common Stock, of which 33,376,000 shares are outstanding. On January 5, 1998, our Board of Directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.


     The following description of the terms and provisions of our capital stock is not complete, and you should read our Restated Certificate of Incorporation and By-Laws (each of which will become effective when this offering is completed) which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

CLASS A COMMON STOCK

     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our Restated Certificate of Incorporation will provide for cumulative voting for directors. Under cumulative voting, at all elections for directors each holder of Class A Common Stock will be entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future. See "Dividend Policy." As of February 28, 1999, there were 79 holders of record of our Class A Common Stock.

CLASS B COMMON STOCK

     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to us in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class B Common Stock in the foreseeable future. As of February 28, 1999, there were 2 holders of record of our Class B Common Stock.

12% SERIES A CUMULATIVE COMPOUNDING PREFERRED STOCK

     Until this offering is completed, we will have 70,000 shares of 12% Series A Cumulative Compounding Preferred Stock issued and outstanding. The 12% Series A Cumulative Compounding Preferred Stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, accruing at a rate of 12% and compounding annually. All outstanding shares of 12% Series A Cumulative Compounding Preferred Stock will be converted into shares of Class A Common Stock in connection with this offering and no preferred stock will be authorized after this offering. See "Debt Repayment and Preferred Stock Conversion Transactions."

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS


     Our Restated Certificate of Incorporation, which will become effective when this offering is completed, contains provisions relating to:



     - the ability of our Board of Directors to adopt "shareholder rights" plans;



     - the size of the Board of Directors;



     - whether Directors shall be elected for staggered terms;



     - the ability of stockholders to call special meetings of the stockholders;



     - the ability of the stockholders to take action by written consent without a meeting and without notice or a vote; and



     - how the certificate of incorporation may be amended.



     Under the Restated Certificate of Incorporation, we will not be subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers.


STOCKHOLDERS' AGREEMENT

     The existing stockholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Stockholders' Agreement, containing agreements among such stockholders with respect to the capital stock and corporate governance of our company and Fairchild Semiconductor Corporation.

     The Stockholders' Agreement contains provisions which restrict the ability of the stockholders to transfer any common stock or 12% Series A Cumulative Compounding Preferred Stock. Neither Sterling nor any of its affiliates may sell any of their shares of our common stock to us or any of our affiliates without offering the other stockholders who are party to the agreement a pro rata opportunity to participate in such sale. In addition, the Stockholders' Agreement restricts certain transactions between our company and Fairchild Semiconductor Corporation, on the one hand, and owners of 15% or more of the common stock and their affiliates, on the other hand.

     Amendments to the Stockholders' Agreement, which were effected on May 29, 1998, resulted in the lapse of risks of forfeiture by our executive officers with respect to their stock in our company. The lapse of such restrictions resulted in the incurrence by such executive officers of liability for federal and state income tax. We made loans to such executive officers in June 1998 to enable such officers to fund such tax liabilities and in connection with this offering will forgive such loans and indemnify these executives for such taxes. See "Affiliates' Interest in this Offering."

REGISTRATION RIGHTS AGREEMENT

     In connection with the entry by the existing stockholders of our company into the Stockholders' Agreement, our company, Sterling, some key employees of Fairchild International, National Semiconductor and such stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, upon the written request of Sterling or National Semiconductor, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Sterling or National Semiconductor and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for the common stock pursuant to a request by Sterling, National Semiconductor or otherwise (other than a registration statement on Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to our employees or existing stockholders, or a registration statement registering a unit offering), we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of common stock (or a portion of their shares when an underwriter determines that registering fewer than all their shares is advisable) included in such offering of common stock. We will pay the registration expenses of the selling stockholders, other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or the fees and expenses of any accountants or other representatives retained by a selling stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A Common Stock is BankBoston, N.A.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of significant indebtedness of our company and Fairchild Semiconductor Corporation that will be outstanding following consummation of this offering. To the extent such summary contains descriptions of documents governing our indebtedness, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which we will provide you upon request.

SENIOR CREDIT FACILITIES

     GENERAL. In connection with the acquisition of the power device business, we entered into the senior credit facilities with a syndicate of financial institutions, as lenders, Credit Suisse First Boston, New York Branch, as the Administrative Agent, Salomon Brothers Holding Company Inc, as Syndication Agent, and ABN Amro Bank, N.V. and Fleet National Bank, as Documentation Agents.

     The senior credit facilities provide for up to $410.0 million of aggregate borrowing capacity for Fairchild Semiconductor Corporation consisting of:

     - a secured $100.0 million funded tranche A term loan facility;

     - a secured $210.0 million funded tranche B term loan facility; and

     - a secured $100.0 million revolving line of credit, including up to $10.0 million of swingline loans.

     GUARANTEES; SECURITY. Fairchild Semiconductor Corporation's obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by our company, Fairchild Semiconductor Corporation of California and all of Fairchild Semiconductor Corporation's subsequently acquired or organized domestic, and, to the extent no adverse tax consequences will result, foreign, subsidiaries. Fairchild Semiconductor Corporation's obligations and those of such guarantors under the senior credit facilities are secured by a pledge of all of Fairchild Semiconductor Corporation's capital stock and by substantially all of the assets of our company, Fairchild Semiconductor Corporation, Fairchild Semiconductor Corporation of California and all of Fairchild Semiconductor Corporation's subsequently acquired or organized domestic, and, to the extent no adverse tax consequences will result, foreign, subsidiaries. None of Fairchild Semiconductor Corporation's foreign subsidiaries guarantee the senior credit facilities, and the senior credit facilities are not secured by a pledge of the intercompany debt obligations of Fairchild Korea Semiconductor Ltd. The only intercompany debt obligation of Fairchild Korea Semiconductor Ltd. is with respect to the corporate bonds issued by it in connection with the acquisition of the power device business. Less than two-thirds of the capital stock of Fairchild Korea Semiconductor Ltd. has been pledged to secure the senior credit facilities.

     AMORTIZATION; INTEREST; FEES; MATURITY. The tranche A facility is subject to amortization payments required to be made in quarterly installments which commence on September 30, 1999 until final payment is made on March 31, 2004. The tranche B facility is subject to amortization payments required to be made in quarterly installments which commence on September 30, 1999 until final payment is made on December 15, 2004. The revolving credit facility is available until March 31, 2004 unless terminated earlier under the terms of the facility.

     Borrowings under the tranche A facility, tranche B facility and revolving credit facility portions of the senior credit facilities bear interest at a rate equal to, at Fairchild Semiconductor Corporation's option, either (i) a base rate which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1% or (ii) the applicable London interbank offered rate, in each case plus an applicable margin determined by reference to the ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the senior credit facilities).

In general, Consolidated Indebtedness means the debt obligations of our company and our subsidiaries and Consolidated EBITDA means our company's consolidated net income before interest, taxes, depreciation and amortization. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the revolving credit facility, and letter of credit fees with respect to each letter of credit outstanding under the senior credit facilities equal to (i) the spread over Adjusted LIBO Rate (as defined in the senior credit facilities) in effect for loans under the revolving credit facility and (ii) 0.25% per annum on the face amount of all outstanding letters of credit. In general, Adjusted LIBO Rate means the London interbank offered rate as adjusted by the applicable reserve percentage.

     PREPAYMENTS. The loans under the senior credit facilities are required to be prepaid with all or a portion of the net cash proceeds from asset and capital stock sales and dispositions, incurrences of indebtedness, offerings of common equity securities and by 50 or 75% of Fairchild Semiconductor Corporations's annual Excess Cash Flow (as defined in the senior credit facilities). In general, Excess Cash Flow means, for any fiscal year of our company, the excess of (a) the sum of:

     - consolidated EBITDA for such fiscal year;

     - extraordinary cash receipts of our company and our subsidiaries during such fiscal year; and

     - reductions to noncash working capital of our company and our subsidiaries for such fiscal year;

over (b) the sum of:

     - cash income taxes payable by our company and our subsidiaries for such fiscal year;

     - cash interest paid by our company and our subsidiaries during such fiscal year;

     - capital expenditures made in cash during such fiscal year;

     - permanent repayments of indebtedness made by our company and our subsidiaries during such fiscal year;

     - prepayments of the principal of loans during such fiscal year;

     - extraordinary cash expenses paid by our company and our subsidiaries during such fiscal year;

     - additions to noncash working capital for such fiscal year; and

     - the amount of permitted capital expenditures being carried forward from such fiscal year into the next fiscal year, net of the amount of permitted capital expenditures carried forward into such fiscal year from the previous fiscal year.

Voluntary prepayments may be made in whole or in part without premium or penalty.

     COVENANTS AND EVENTS OF DEFAULT. The senior credit facilities contain, among other things, covenants restricting Fairchild Semiconductor's ability and its subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness, including the 10 3/8% Senior Subordinated Notes, incur indebtedness and guarantees, create liens, enter into agreements with negative pledge clauses, make investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change its business or make fundamental changes, and otherwise restrict corporate actions. The senior credit facilities also contain a number of financial maintenance covenants.

     The senior credit facilities also include events of default customary for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guarantees or the security documents and changes of control of our company. The occurrence of any event of default could result in the acceleration of our and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect value of our common stock.

10 1/8% SENIOR SUBORDINATED NOTES DUE 2007

     Fairchild Semiconductor Corporation is the primary obligor on $300,000,000 in aggregate principal amount of 10 1/8% Senior Subordinated Notes. The 10 1/8% Senior Subordinated Notes bear interest at a rate of 10 1/8% per annum, payable semi-annually on March 15 and September 15 of each year.

     Fairchild Semiconductor Corporation is required to redeem $150.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2005 and $75.0 million principal amount of 10 1/8% Senior Subordinated Notes on March 15, 2006, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption, subject to its right to credit against any such redemption 10 1/8% Senior Subordinated Notes acquired by Fairchild Semiconductor Corporation otherwise than through any such redemption. The 10 1/8% Senior Subordinated Notes are not otherwise redeemable prior to March 15, 2002, except that, until March 15, 2000, Fairchild Semiconductor Corporation may redeem up to an aggregate of $105.0 million of the principal amount of the 10 1/8% Senior Subordinated Notes at the redemption price of 110% of the principal amount of the 10 1/8% Senior Subordinated Notes plus accrued interest to the date of redemption with the net proceeds of one or more underwritten primary public offerings of common stock of our company or Fairchild Semiconductor Corporation under effective registration statement, if at least $150.0 million of the principal amount of the 10 1/8% Senior Subordinated Notes remains outstanding after each such redemption. On and after March 15, 2002, the 10 1/8% Senior Subordinated Notes are redeemable at Fairchild Semiconductor Corporation's option at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 in the years indicated below:

                            YEAR                              PERCENTAGE
2002........................................................  105.063%
2003........................................................   103.375
2004........................................................   101.688
2005 and thereafter.........................................   100.000

     Upon a change of control of Fairchild Semiconductor Corporation, each holder of the 10 1/8% Senior Subordinated Notes may require Fairchild Semiconductor Corporation to repurchase the 10 1/8% Senior Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     The 10 1/8% Senior Subordinated Notes are unsecured senior subordinated obligations of Fairchild Semiconductor Corporation and are subordinated in right of payment to all existing and future senior indebtedness of Fairchild Semiconductor Corporation. The 10 1/8% Senior Subordinated Notes rank pari passu in right of payment with all senior subordinated indebtedness of Fairchild Semiconductor Corporation and senior to any other subordinated indebtedness of Fairchild Semiconductor Corporation.

     The payment of principal, premium, if any, and interest on the 10 1/8% Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by our company and the subsidiary guarantors. The guaranties by our company and the subsidiary guarantors are subordinated to all existing and future senior indebtedness of such parties, including our company's and the subsidiary guarantors' guaranties of Fairchild Semiconductor Corporation's obligations under the senior credit facilities. Our company currently conducts no business and has no significant assets other than the capital stock of Fairchild Semiconductor Corporation, all of which has been pledged to secure our company's obligations under the senior credit facilities. The guaranty of our company or a subsidiary guarantor, as the case may be, may be released upon a sale of our company or a subsidiary guarantor, as the case may be, or upon repayment or defeasance of the 10 1/8% Senior Subordinated Notes in each case as permitted by the indenture governing the 10 1/8% Senior Subordinated Notes.

     The indenture governing the 10 1/8% Senior Subordinated Notes contains restrictive covenants substantially identical to those contained in the indenture governing the 10 3/8% Senior Subordinated Notes, including covenants that limit, among other things, (i) the incurrence of additional debt by Fairchild Semiconductor Corporation and its subsidiaries, (ii) the payment of dividends on Fairchild Semiconductor Corporation's capital stock and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. The indenture governing the 10 1/8% Senior Subordinated Notes also prohibits certain restrictions on distributions from subsidiaries.

10 3/8% SENIOR SUBORDINATED NOTES DUE 2007

     Fairchild Semiconductor Corporation is the primary obligor on $300,000,000 in aggregate principal amount of 10 3/8% Senior Subordinated Notes. The 10 3/8% Senior Subordinated Notes bear interest at a rate of 10 3/8% per annum, payable semi-annually on April 1 and October 1 of each year.

     Fairchild Semiconductor Corporation cannot redeem the 10 3/8% Senior Subordinated Notes prior to April 1, 2003, except as discussed below. Until April 1, 2002, Fairchild Semiconductor Corporation can choose to redeem the
10 3/8% Senior Subordinated Notes in an amount not to exceed 35% of the sum of the original principal amount of the 10 3/8% Senior Subordinated Notes and the original principal amount of any other notes issued under the same indenture, with money it raises in one or more underwritten primary public offerings of common stock of our company or Fairchild Semiconductor Corporation under effective registration statements, as long as:

     - Fairchild Semiconductor Corporation pays the holders of the 10 3/8% Senior Subordinated Notes and any such other notes redeemed a redemption price of 110 3/8% of the principal amount of the 10 3/8% Senior Subordinated Notes and any such other notes Fairchild Semiconductor Corporation redeems, plus accrued interest to the date of redemption; and

     - at least 65% of the original aggregate principal amount of the 10 3/8% Senior Subordinated Notes and any such other notes remains outstanding after each such redemption.

     On and after April 1, 2003, Fairchild Semiconductor Corporation can redeem some or all of the 10 3/8% Senior Subordinated Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 in the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................    105.188%
2004........................................................    103.458
2005........................................................    101.729
2006 and thereafter.........................................    100.000

     Upon a change of control of Fairchild Semiconductor Corporation, each holder of the 10 3/8% Senior Subordinated Notes may require Fairchild Semiconductor Corporation to repurchase the 10 3/8% Senior Subordinated Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     The 10 3/8% Senior Subordinated Notes are unsecured senior subordinated obligations of Fairchild Semiconductor Corporation and are subordinated in right of payment to all existing and future senior indebtedness of Fairchild Semiconductor Corporation. The 10 3/8% Senior Subordinated Notes rank pari passu in right of payment with all senior subordinated indebtedness of Fairchild Semiconductor Corporation and senior to any other subordinated indebtedness of Fairchild Semiconductor Corporation.

     The payment of principal, premium, if any, and interest on the 10 3/8% Senior Subordinated Notes is fully and unconditionally guaranteed on a senior subordinated basis by our company and Fairchild Semiconductor Corporation's principal domestic subsidiaries. The guaranties by our company and Fairchild Semiconductor Corporation's principal domestic subsidiaries are subordinated to all existing and future senior indebtedness of such parties, including our company's and Fairchild Semiconductor Corporation's principal domestic subsidiaries' guaranties of Fairchild Semiconductor Corporation's obligations under the senior credit facilities. Our company currently conducts no business and has no significant assets other than Fairchild Semiconductor Corporation's capital stock, all of which will be pledged to secure our company's obligations under the senior credit facilities. The guaranty of our company or a subsidiary guarantor, as the case may be, may be released upon a sale of our company or a subsidiary guarantor, as the case may be, or upon repayment or defeasance of the 10 3/8% Senior Subordinated Notes in each case as permitted by the indenture governing the 10 3/8% Senior Subordinated Notes.

     The indenture governing the 10 3/8% Senior Subordinated Notes contains restrictive covenants substantially identical to those contained in the indenture governing the 10 1/8% Senior Subordinated Notes, including covenants that limit, among other things, (i) the incurrence of additional debt by Fairchild Semiconductor Corporation and its subsidiaries, (ii) the payment of dividends on Fairchild Semiconductor Corporation's capital stock and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries and (vi) certain consolidations, mergers and transfers of assets. The indenture governing the 10 3/8% Senior Subordinated Notes also prohibits certain restrictions on distributions from subsidiaries.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this offering, 54,594,437 shares of Class A Common Stock will be outstanding and 33,376,000 shares of Class B Common Stock will be outstanding, each of which is convertible into the other on a one-to-one basis. 23,000,000 shares of Class A Common Stock, assuming the underwriters exercise their over-allotment option in full, sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of our company as that term is defined in Rule
144. Other than shares of Class A Common Stock registered on a registration statement on Form S-8 under the Securities Act, and subject to Rule 144 provisions to the extent applicable to affiliates, all of the shares of Class A Common Stock outstanding prior to this offering are "restricted securities," as such term is defined under Rule 144. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or Rule 701 promulgated under the Securities Act or another exemption from registration. This prospectus may not be used in connection with any resale of shares of Class A Common Stock acquired in this offering by our affiliates.


     Each of our company, our directors and executive officers, the selling stockholder and some of our existing stockholders has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. The restrictions set forth in the previous sentence do not apply to grants of employee stock options pursuant to the terms of our stock option plans, issuances of securities pursuant to the exercise of such options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof.

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Class A Common Stock are aggregated), including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:


     - one percent of the then-outstanding shares of Class A Common Stock, which equals approximately 545,944 shares immediately after this offering; or


     - the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.


     Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about our company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from our company or the date they were acquired from an affiliate of our company, a stockholder who is not an affiliate of our company at the time of sale and who has not been an affiliate of our company for at least three months prior to the sale would be entitled to sell shares of Class A Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144, unless otherwise restricted. Rule 144 does not require the same person to have held the securities for the applicable periods.


     In addition, any employee, director or officer of, or consultant to our company who acquired shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits our affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the effectiveness of the Registration Statement of which this prospectus is a part.


     All "restricted securities" held by existing stockholders may be sold in the public market only if they are registered or if they are exempt from registration under Rule 144, Rule 144(k) or Rule 701. Beginning 90 days after the effectiveness of the Registration Statement of which this prospectus is a part, and without consideration of the contractual restrictions described above, 4,288,020 shares either issued under the 1997 Stock Option Plan or acquired upon exercise of options issued under the 1997 Stock Option Plan will be outstanding and eligible for sale in reliance upon Rule 701. Additional shares of Class A Common Stock may be available if options are exercised in the 180-day period following the date of this prospectus.



     We have an effective registration statement on Form S-8 under the Securities Act with respect to 821,000 shares of Class A Common Stock reserved or to be available for issuance pursuant to the 1997 Stock Option Plan. We also have an effective registration statement on Form S-8 with respect to an additional 5,263,000 shares of Class A Common Stock issuable upon exercise of options granted under the 1997 Stock Option Plan prior to the date of this offering. Shares of Class A Common Stock issued pursuant to the 1997 Stock Option Plan generally will be available for sale in the open market by holders who are not our affiliates and, subject to the volume and other applicable limitations of Rule 144, by holders who are our affiliates, unless such shares are subject to vesting restrictions or the contractual restrictions described above.

     Prior to this offering, there has been no public market for the Class A Common Stock. No information is currently available and we cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of the Class A Common Stock, including shares issuable upon the exercise of stock options, in the public market after the lapse of the restrictions described above, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the Class A Common Stock and the ability of our company to raise equity capital in the future. See "Risk Factors."

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. A "Non-United States Holder" is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term "United States person" means: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust. In the case of a partnership that holds our Class A Common Stock, any partner described in any of (i) through (iv) above is also a United States person.

     This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

     We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

DIVIDENDS

     We have never paid, and do not anticipate that we will pay, cash dividends on our Class A Common Stock. Should we ever pay a cash dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally would be subject to United States withholding tax at the then-effective U.S. withholding tax rate (currently 30% of the gross amount of the dividend) or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder or, if a tax treaty applies, attributable to a United States permanent establishment of such Non-United States Holder would be exempt from such withholding tax, provided such Non-United States Holder complies with applicable certification and disclosure requirements. However, any such effectively connected or attributable dividends, net of deductions and credits, would be taxed at the same graduated rates that apply to United States persons.

     Dividends may be subject to backup withholding at the rate of 31% unless the Non-United States Holder certifies to required information in accordance with United States Treasury Regulations applicable to withholding and information reporting. Currently, backup withholding does not apply to dividends paid to a Non-United States Holder at an address outside the United States. However, under final regulations regarding withholding and information reporting, which will generally be effective for payments made after December 31, 2000, payment of dividends to a Non-United States Holder at an address outside the United States may be subject to backup withholding unless such Non-United States Holder satisfies applicable certification requirements. Backup withholding, if applied, is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of its common stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder (all or a portion of which gain, in the case of a corporate Non-United States Holder, may be subject to the branch profits tax at the rate of 30% (or lower treaty rate, if applicable)), (ii) the Non-United States Holder is an individual who holds such common stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs and other conditions are met; or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period of its common stock. We have determined that we are not and do not believe that we are likely to become a "United States real property holding corporation" for United States federal income tax purposes. However, no assurance can be provided that we will not become a United States real property holding corporation. If we were to become a United States real property holding corporation, gains realized by a Non-United States Holder which did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding such disposition or such Holder's holding period generally would not be subject to United States federal income tax as a result of the status of our company as a United States real property holding corporation, provided that our common stock was regularly traded on an established securities market.

     The payment of the proceeds of a sale of common stock to or through the United States office of a broker is currently subject to both information reporting and backup withholding at the rate of 31% unless the Non-United States Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds of a disposition by a Non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, such payments will be subject to information reporting if the broker is: (i) a United States person; (ii) a "controlled foreign corporation" for United States tax purposes; (iii) a foreign person 50% or more of whose gross income for a specified three-year period is effectively connected with a United States trade or business or (iv) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, such foreign partnership is engaged in a United States trade or business, unless the Non-United States Holder establishes an exemption in accordance with the current or final United States Treasury Regulations regarding withholding and information reporting, as applicable.

     The final regulations regarding withholding and information reporting unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the final regulations generally do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their own tax advisors regarding the effect, if any, of the final regulations on their particular situations.

ESTATE TAX

     Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies other rules, and as a result may be subject to United States federal estate tax.

     The foregoing discussion is a summary of the principal United States federal income and estate tax consequences of the ownership, sale or other disposition of our common stock by Non-United States holders. Accordingly, investors are urged to consult their own tax advisors with respect to the income tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 1999, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation ("CSFBC") is acting as representative, the following respective number of shares of Class A Common Stock:


                                                                NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ----------
Credit Suisse First Boston Corporation......................
                                                              ----------
     Total..................................................  20,000,000
                                                              ==========


     The underwriting agreement provides that the underwriters will be obligated to purchase all of the shares of Class A Common Stock offered in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that for underwriter defaults, purchase commitments of non-defaulting underwriters may be increased or the offering of Class A Common Stock may be terminated.


     National Semiconductor has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 3,000,000 additional shares of Class A Common Stock at the initial public offering price, less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of Class A Common Stock.


     The underwriters propose to offer the Class A Common Stock initially at the public offering price set forth on the cover page of this prospectus and to
selling group members at such price less a concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the offering price and concession and discount to broker/dealers may be changed by the representative.

     The following table summarizes the discounts and commissions and estimated expenses payable by us and National Semiconductor.

                                          PER SHARE                             TOTAL
                               --------------------------------    --------------------------------
                                  WITHOUT             WITH            WITHOUT             WITH
                               OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                               --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions payable by
  us.........................   $                 $                 $                 $
Expenses payable by us.......   $                 $                 $                 $
Underwriting discounts and
  commissions payable by
  National Semiconductor.....   $                 $                 $                 $

     We, our officers and directors, National Semiconductor and, with respect to certain of their shares, our existing stockholders have agreed not to offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our Class A Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Class A Common Stock without the prior written consent of CSFBC for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to the exercise of employee stock options outstanding on the date hereof or the exercise of any other stock options outstanding on the date hereof and, in the case of National Semiconductor, shares sold in the over-allotment option.


     Of the 20,000,000 shares of our Class A Common Stock to be sold in this offering, the underwriters have reserved for sale, at a price to be determined,
up to           shares as follows:


     - at Fairchild International's request, up to           shares for
       Fairchild International's directors, officers, friends, family members and business associates; and

     - up to           shares for eligible employees pursuant to Fairchild
       International's Employee Stock Purchase Savings Plan.

As a result, the number of shares of our Class A Common Stock available for sale to the public will be reduced to the extent such eligible persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the public on the same terms as the other shares sold in this offering.

     We and National Semiconductor have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list our Class A Common Stock on The New York Stock Exchange.

     Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation among us, National Semiconductor and CSFBC, and does not reflect the market price for the Class A Common Stock following the offering. Among the principal factors considered in determining the initial public offering price will be:

     - the information set forth in this prospectus and otherwise available to CSFBC;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we are competing;

     - our past and present operations;

     - our past and present earnings and current financial position;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the ability of our management;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

     - the general condition of the securities markets at the time of this offering; and

     - other relevant factors.

     We cannot assure you that the initial public offering price will correspond to the price at which the Class A Common Stock will trade in the public market subsequent to the offering or that an active trading market for the Class A Common Stock will develop and continue after the offering.

     The representative may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase shares of the Class A Common Stock so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


     We intend to use more than 10% of the net proceeds of the sale of our Class A Common Stock to repay indebtedness under our existing credit facilities owed by us to banking affiliates of certain of the underwriters and to repay the 12.5% Subordinated Note Due 2008 held by an affiliate of one of the underwriters. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of our Class A Common Stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. The initial public offering price of the shares of our Class A Common Stock will be no higher than the price recommended by Credit Suisse First Boston Corporation.


     The underwriters and their affiliates have provided and will in the future continue to provide investment banking and other financial services, including the provision of credit facilities, for us and certain of our respective affiliates in the ordinary course of business for which they have received and will receive customary compensation.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that we and National Semiconductor prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to us, National Semiconductor and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent and (3) such purchaser has reviewed the text above under "Resale restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Ontario Securities Law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers, as well as the experts named herein, and National Semiconductor may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Common Stock in their particular circumstances and with respect to the eligibility of the Class A Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for us by Dechert Price & Rhoads, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS


     The consolidated financial statements of FSC Semiconductor Corporation as of May 31, 1998 and May 25, 1997, and for each of the years in the three-year period ended May 31, 1998, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The report of KPMG LLP covering the May 31, 1998 consolidated financial statements of FSC Semiconductor Corporation contains an explanatory paragraph that states that we changed our method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs."


     The audited financial statements of the power device business included in this prospectus have been audited by Samil Accounting Corporation, independent certified public accountants, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in reliance upon the report of Samil Accounting Corporation.

     The financial statements of Raytheon Semiconductor, Inc. as of December 31, 1997 and for the year then ended, have been included in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which report is included elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, covering the Class A Common Stock to be offered pursuant to this prospectus (File No. 333-78557). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information with respect to Fairchild International and the Class A Common Stock offered hereby, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Fairchild Semiconductor International, Inc.
    333 Western Avenue
    South Portland, Maine 04106
    Attention: General Counsel
    (207) 775-8100

                                    GLOSSARY

ABT........................  Advanced BiCMOS Technology.

ALS........................  Advanced Low Power Schottky.

Application Specific
Standard Product...........  A standard integrated circuit designed for a specific product or application, such as a VCR, stereo or microwave.

BiCMOS.....................  BiCMOS is a hybrid of CMOS and bipolar technologies developed to combine the high speed characteristics of bipolar technologies with the low power consumption and high integration of CMOS technologies.

Bipolar....................  A manufacturing process that uses two opposite electrical poles to build semiconductors.

CD4K.......................  Metal Gate Logic.

CMOS.......................  Complementary Metal Oxide Semiconductor. Currently
                             the most common integrated circuit fabrication process technology, CMOS is one of the latest fabrication techniques to use metal oxide semiconductor transistors.

Die........................  A piece of a semiconductor wafer containing the circuitry of a single chip.

Diode......................  An electronic device that allows current to flow in only one direction.

Discrete...................  A single individually packaged component.

DMOS.......................  Diffused Metal Oxide Semiconductor. A process technology used in power discrete fabrication.

ECL........................  Emitter Coupled Logic.

EEPROM.....................  Electrically Erasable and Programmable Read-Only
                             Memory. A form of non-volatile memory that can be erased electronically before being reprogrammed.

EPROM......................  Electrically Programmable Read-Only Memory.
                             Non-volatile memory which may be erased by exposure to ultraviolet light and which can be reprogrammed only by an external programming unit.

Fab........................  The facility that fabricates the wafer.

FACT(TM)...................  Fairchild Advanced CMOS Technology. FACT(TM)
                             enhances connections between products, permitting faster speeds at higher powers.

FAST(R)....................  Fairchild Advanced Schottky Technology. FAST(R)
                             enhances connections between products, permitting low power consumption at lower speeds.

FET........................  Field Effect Transistor.

Flash Memory...............  A type of non-volatile memory, similar to an EEPROM in that it is erasable and reprogrammable. The difference is that it must be erased and reprogrammed in sectors, not individual bits.

Foundry....................  A wafer fabrication plant that manufactures silicon for another business.

GFI........................  Ground Fault Interruptors.

GTL........................  Gunning Transceiver Logic.

HV MOSFET..................  High Voltage MOSFET.

IGBT.......................  Insulated Gate Bipolar Transistor. A semiconductor within an electronic switch, an IGBT operates at high voltages.

Input-output interface.....  A connection in electronic equipment allowing circuits to connect more efficiently, such as increasing speed by reducing power.

Integrated Circuit.........  A combination of two or more transistors on a base material, usually silicon. All semiconductor chips, including memory chips and logic chips, are just very complicated integrated circuits with thousands of transistors.

LAN........................  Local Area Network. A local area network links many nearby computers so that they may communicate and share information. For example, an office network is often LAN.

Lead Frames................  A conductive frame that brings the electrical signals to and from the die.

Logic Product..............  A product that contains digital integrated circuits that move and shape, rather than store,
                             information.

LS.........................  Low Power Schottky.

LVT........................  Low Voltage Technology. Low voltage technology enhances connections between products, permitting circuits at different voltages to interface.

Mask.......................  A piece of glass on which an integrated circuit's circuitry design is laid out. Integrated circuits may require up to 20 different layers of design, each with its own mask. In the integrated circuit production process, a light shines through the mask leaving an image of the design on the wafer. Also known as a reticle.

Mb.........................  Mega Bit. One million (or 1,048,576) bits as a unit of data size or memory capacity.

Memory.....................  A group of integrated circuits that a computer uses to store data and programs, such as ROM, RAM, DRAM, SRAM, EEPROM and EPROM.

Micron.....................  1/25,000 of an inch. Circuity on an integrated circuit typically follows lines that are less than one micron wide.

MOS........................  Metal Oxide Semiconductor.

MOSFET.....................  Metal Oxide Semiconductor FET. A semiconductor within an electronic switch, a MOSFET operates at mid-range voltages.

Motherboard................  The main piece of circuitry inside a PC.

Non-volatile Memory........  Memory products which retain their data content without the need for constant power supply.

Op Amp.....................  Operational Amplifier.

Package....................  A protective case that surrounds the die, consisting of a plastic housing and a lead frame.

PC.........................  Personal Computer.

Planar Technology..........  By the later 1950s, transistors were made in batches through a simple photolithographic technique known as the mesa process. This process, which led directly to the creation of the commercially viable integrated circuit, is a form of contact printing.

                             A cross section of a typical mesa transistor resembles a mesa of silicon squatting on top of a foundation of silicon. The three essential parts of a transistor are all there: the base is the mesa, the collector is the foundation, and the emitter is a tiny piece of doped silicon embedded in the base. To fabricate a mesa transistor, a flat wafer of silicon was doped with either positive ions or electrons, covered with a photomask (a photographic plate), exposed to ultraviolet light and then immersed in an acid bath, which etched away the exposed area around the mesa.

                             For all the manufacturing benefits brought about by the mesa process, it had two major drawbacks: the mesa was susceptible to both physical harm and contamination, and the process did not lend itself to the making of resistors. Then Jean Hoerni, a Swiss physicist and one of Fairchild Semiconductor's founders, invented an ingenious way around these obstacles by creating a flat, or planar, transistor.

                             Instead of mounting the mesa, or base, on top of a foundation of silicon, he diffused it into the foundation, which served as the collector. Next he diffused the emittor into the base. (The base was composed of negatively doped silicon, the collector and emitor of positively doped silicon; the first planar device was thus a pnp transistor.) Then he covered the whole thing with a protective coating of silicon dioxide, an insulator, leaving certain areas in the base and the emitter uncovered. He diffused a thin layer of aluminum into these areas, thereby creating "wires" that hooked the device up to the outside (this was the idea of his colleague and Fairchild Semiconductor's co-founder, Robert Noyce). The result was a durable and reliable transistor, and the all-important breakthrough that made commercial production of integrated circuits possible.

Plug and Play..............  A protocol that supports automated configuration of add on cards.

Power Discrete.............  A discrete device that converts, switches or conditions electricity.

PROM.......................  Programmable Read-Only Memory. Similar to ROM in
                             that once programmed it can be "read only" and not changed. Programmable ROM means that customers can program the integrated circuits themselves, so that the integrated circuit need not be programmed when it is manufactured. The programming is possible because of a series of fuses in the circuitry that can be selectively blown to create a unique type of data.

RAM........................  Random Access Memory. A type of volatile memory, forming the main memory of a computer where applications and files are run.

ROM........................  Read-Only Memory. Memory that is programmed by the manufacturer and cannot be changed. Typically, ROM is used to provide start-up data when a computer is first turned on.

Semiconductor..............  A material with electrical conducting properties in between those of metals and insulators. (Metals always conduct and insulators never conduct, but semiconductors sometimes conduct.) Essentially, semiconductors transmit electricity only under certain circumstances, such as when given a positive or negative electric charge. Therefore, a semiconductor's ability to conduct can be turned on or off by manipulating those charges and this allows the semiconductor to act as an electric switch. The most common semiconductor material is silicon, used as the base of most semiconductor chips today because it is relatively inexpensive and easy to create.

Silicon bonding............  A manufacturing process used to bond together two silicon wafers, allowing higher resistivity in one layer and lower resistivity in the other to help conduct current.

Sort.......................  The process of evaluating die into different grades, good/bad or speed grades.

SPD........................  Serial Presence Detect.

Transistor.................  An individual circuit that can amplify or switch electric current. This is the building block of all integrated circuits and semiconductors.

Trench technology..........  A manufacturing process used to etch trenches into silicon wafers, allowing the transistor to be placed both on the sides of the trenches and on the surface of the wafer to enable transistors to be condensed into a smaller area.

TTL........................  Transistor Transistor Logic.

Ultra small packaging......  The process of encasing very small semiconductors so that they are protected and electronically and mechanically connected to the outside world.

VHC........................  Very High Speed CMOS.

Volatile Memory............  Memory products which lose their data content when the power supply is switched off.

Wafer......................  Thin, round, flat piece of silicon that is the base of most integrated circuits.

WAN........................  Wide Area Network. A wide area network links many computers from potentially all over the world so that they may communicate and share information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
                  FSC SEMICONDUCTOR CORPORATION
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at May 31, 1998 and May 25,
  1997......................................................   F-3
Consolidated Statements of Operations for each of the years
  in the three-year period ended May 31, 1998...............   F-4
Consolidated Statement of Cash Flows for the year ended May
  31, 1998..................................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for each of the years in the three-year period ended May
  31, 1998..................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Statements of Operations (Unaudited)
  for the Nine Months Ended February 28, 1999 and March 1,
  1998......................................................  F-30
Condensed Consolidated Balance Sheet as of February 28, 1999
  (Unaudited)...............................................  F-31
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the Nine Months Ended February 28, 1999 and March 1,
  1998......................................................  F-32
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-33

                      POWER DEVICE BUSINESS
Independent Auditors' Report................................  F-35
Statements of Net Assets (Liabilities) as of December 31,
  1998 and 1997.............................................  F-36
Statements of Operations and Comprehensive Income (Loss) for
  each of the years in the three-year period ended December
  31, 1998..................................................  F-37
Statements of Cash Flows for each of the years in the
  three-year period ended December 31, 1998.................  F-38
Notes to Financial Statements...............................  F-39

                   RAYTHEON SEMICONDUCTOR, INC.
Independent Auditors' Report................................  F-55
Balance Sheet as of December 31, 1997.......................  F-56
Statement of Income for the year ended December 31, 1997....  F-57
Statement of Stockholders' Equity for the year ended
  December 31, 1997.........................................  F-58
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-59
Notes to Financial Statements...............................  F-60

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FSC Semiconductor Corporation:

     We have audited the accompanying balance sheets of FSC Semiconductor Corporation (the "Company") as of May 31, 1998 and May 25, 1997, the related consolidated and combined statements of operations and stockholders' equity (deficit) for each of the years in the three-year period ended May 31, 1998, and the related consolidated statement of cash flows for the year ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared on the basis of presentation as described in Note 1. Prior to March 11, 1997, the statements present the combined business equity and the related combined revenues less direct expenses before taxes of the Fairchild Semiconductor Business of National Semiconductor Corporation (the Business), and are not intended to be a complete presentation of the Business' financial position, results of operations or cash flows. The results of operations before taxes are not necessarily indicative of the results of operations before taxes that would have been recorded by the Company on a stand-alone basis.

     In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 1998 and May 25, 1997, the results of operations for each of the years in the three year period ended May 31, 1998, and the results of cash flows for the year ended May 31, 1998, on the basis described in Note 1, in conformity with generally accepted accounting principles.

     As discussed in Note 18 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998 to adopt the provisions of the Emerging Issues Task Force Issue 97-13, "Accounting for Business Process Reengineering Costs".

                                      KPMG PEAT MARWICK LLP

Boston, Massachusetts

June 16, 1998, except as to Note 19, which is as of July 20, 1998

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)


                                                              MAY 31,    MAY 25,
                                                               1998       1997
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   6.5    $  40.7
  Accounts receivable, net of allowances of $14.2 and $15.9
     at May 31, 1998 and May 25, 1997, respectively.........     75.0       79.6
  Inventories...............................................    108.0       73.1
  Other current assets......................................     20.0       18.7
                                                              -------    -------
     Total current assets...................................    209.5      212.1
Property, plant and equipment, net..........................    342.9      295.0
Deferred income taxes.......................................     21.4       18.5
Intangible assets, net of accumulated amortization of $1.4
  at May 31, 1998...........................................     31.5         --
Other assets................................................     30.4       29.4
                                                              -------    -------
     Total assets...........................................  $ 635.7    $ 555.0
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................  $  13.2    $  11.0
  Accounts payable..........................................     75.4       77.1
  Accrued expenses and other current liabilities............     55.9       40.1
                                                              -------    -------
     Total current liabilities..............................    144.5      128.2
Long-term debt, less current portion........................    526.7      487.9
Other liabilities...........................................      0.6        0.4
                                                              -------    -------
     Total liabilities......................................    671.8      616.5
                                                              -------    -------
Redeemable preferred stock--12% Series A cumulative
  compounding preferred stock, $.01 par value, $1,000 stated
  value; 70,000 shares authorized, issued and outstanding at
  May 31, 1998 and May 25, 1997.............................     80.5       71.8
Commitments and contingencies
Stockholders' equity (deficit):
  Class A common stock, $.01 par value, voting; 80,000,000
     shares authorized, 29,238,800 and 28,764,480 shares
     issued and outstanding at May 31, 1998 and May 25,
     1997, respectively.....................................      0.3        0.1
  Class B common stock, $.01 par value, nonvoting;
     80,000,000 shares authorized, 33,635,520 shares issued
     and outstanding at May 31, 1998 and May 25, 1997.......      0.3        0.1
Additional paid-in capital..................................      9.5        7.6
Accumulated deficit.........................................   (126.7)    (141.1)
                                                              -------    -------
     Total stockholders' equity (deficit)...................   (116.6)    (133.3)
                                                              -------    -------
     Total liabilities and stockholders' equity (deficit)...  $ 635.7    $ 555.0
                                                              =======    =======


          See accompanying notes to consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              MAY 31,    MAY 25,    MAY 26,
                                                               1998       1997       1996
                                                              -------    -------    -------
Revenue:
  Net sales -- trade........................................  $635.8     $587.8     $688.7
  Contract manufacturing -- National Semiconductor..........   153.4      104.2       87.6
                                                              ------     ------     ------
     Total revenue..........................................   789.2      692.0      776.3
                                                              ------     ------     ------
Operating expenses:
  Cost of sales.............................................   441.6      442.1      471.9
  Cost of contract manufacturing -- National
     Semiconductor..........................................   117.1       97.4       87.6
  Research and development..................................    35.7       18.9       30.3
  Selling, general and administrative.......................    92.0       96.4      114.4
  Purchased in-process research and development.............    15.5         --         --
  Restructuring.............................................      --        5.3         --
                                                              ------     ------     ------
     Total operating expenses...............................   701.9      660.1      704.2
                                                              ------     ------     ------
Operating Income............................................    87.3       31.9       72.1
Interest, net...............................................    54.5       11.2         --
Other (income) expense, net.................................      --        1.4       (0.2)
                                                              ------     ------     ------
Income before income taxes..................................    32.8       19.3       72.3
Income taxes................................................    10.7        3.8         --
                                                              ------     ------     ------
Income before cumulative effect of change in accounting
  principle.................................................    22.1       15.5       72.3
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................    (1.5)        --         --
                                                              ------     ------     ------
Net income..................................................  $ 20.6     $ 15.5     $ 72.3
                                                              ======     ======     ======


Net income applicable to common stockholders (note 2).......  $ 11.9
                                                              ======
Basic earnings (loss) per common share
  Income before cumulative effect of change in accounting
  principle.................................................  $ 0.21
  Cumulative effect of change in accounting principle.......   (0.02)
                                                              ------
                                                              $ 0.19
                                                              ======
Diluted earnings (loss) per common share
  Income before cumulative effect of change in accounting
  principle.................................................  $ 0.20
  Cumulative effect of change in accounting principle.......   (0.02)
                                                              ------
                                                              $ 0.18
                                                              ======
Weighted average common shares outstanding
  Basic.....................................................    62.6
                                                              ======
  Diluted...................................................    64.8
                                                              ======


          See accompanying notes to consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED
                                                               MAY 31,
                                                                 1998
                                                              ----------
Cash flows from operating activities:
  Net income................................................   $  20.6
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Amortization of deferred compensation..................       0.2
     Cumulative effect of change in accounting principle,
      net...................................................       1.5
     Depreciation and amortization..........................      84.6
     Loss on disposal of fixed assets.......................       0.9
     Non-cash interest expense..............................       9.7
     Purchased in-process research and development..........      15.5
     Deferred income taxes..................................      (0.4)
  Changes in operating assets and liabilities, net of effect of acquisition:
     Accounts receivable....................................      18.6
     Inventories............................................     (21.3)
     Other current assets...................................      (1.6)
     Accounts payable.......................................      (6.5)
     Accrued expenses and other current liabilities.........      13.7
     Other assets and liabilities, net......................       0.6
                                                               -------
       Cash provided by operating activities................     136.1
                                                               -------
Cash flows from investing activities:
  Capital expenditures......................................     (78.0)
  Purchase of molds and tooling.............................      (5.7)
  Purchase of Raytheon Semiconductor, Inc., net of cash
     acquired...............................................    (116.8)
                                                               -------
       Cash used by investing activities....................    (200.5)
                                                               -------
Cash flows from financing activities:
  Repayment of long-term debt...............................     (58.7)
  Issuance of long-term debt................................      90.0
  Debt issuance costs.......................................      (1.1)
                                                               -------
       Cash provided by financing activities................      30.2
                                                               -------
Net change in cash and cash equivalents.....................     (34.2)
Cash and cash equivalents at beginning of period............      40.7
                                                               -------
Cash and cash equivalents at end of period..................   $   6.5
                                                               =======
Supplemental Cash Flow Information:
  Cash paid during the year for:
     Income taxes...........................................   $   8.9
                                                               =======
     Interest...............................................   $  43.8
                                                               =======

          See accompanying notes to consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN MILLIONS)


                                              COMMON STOCK
                                  -------------------------------------
                                                      CLASS A   CLASS B   ADDITIONAL                              TOTAL
                                  CLASS A   CLASS B     PAR       PAR      PAID-IN     ACCUMULATED   BUSINESS    EQUITY
                                  SHARES    SHARES     VALUE     VALUE     CAPITAL       DEFICIT      EQUITY    (DEFICIT)
                                  -------   -------   -------   -------   ----------   -----------   --------   ---------
Balances at May 28, 1995........     --        --      $ --      $ --       $  --        $    --     $ 233.2     $ 233.2
  Revenues less expenses........     --        --        --        --          --             --        72.3        72.3
  Net intercompany activity.....     --        --        --        --          --             --        43.7        43.7
                                   ----      ----      ----      ----       -----        -------     -------     -------
Balances at May 25, 1996........     --        --        --        --          --             --       349.2       349.2
  Revenues less expenses........     --        --        --        --          --             --         9.6         9.6
  Net intercompany activity.....     --        --        --        --          --             --       (25.4)      (25.4)
                                   ----      ----      ----      ----       -----        -------     -------     -------
Balances at March 10, 1997......     --        --        --        --          --             --       333.4       333.4
  Recapitalization of
     Business...................     --        --        --        --          --          333.4      (333.4)         --
  Distribution to National
     Semiconductor by
     Fairchild..................     --        --        --        --          --         (401.6)         --      (401.6)
  PIK Note issued as additional
     purchase consideration for
     the stock of Fairchild.....     --        --        --        --          --          (77.0)         --       (77.0)
  Issuance of common stock......   28.8      33.6       0.1       0.1         7.6             --          --         7.8
  Net income....................     --        --        --        --          --            5.9          --         5.9
  Dividends on redeemable
     preferred stock............     --        --        --        --          --           (1.8)         --        (1.8)
                                   ----      ----      ----      ----       -----        -------     -------     -------
Balances at May 25, 1997........   28.8      33.6       0.1       0.1         7.6         (141.1)         --      (133.3)
  Net income....................     --        --        --        --          --           20.6          --        20.6
  Dividends on redeemable
     preferred stock............     --        --        --        --          --           (8.6)         --        (8.6)
  Adjustment to business equity
     assumed....................     --        --        --        --          --            2.4          --         2.4
  Issuance of common stock......    0.4        --        --        --          --             --          --          --
  Common stock split issued in
     the form of a stock
     dividend (4-1).............     --        --       0.2       0.2        (0.4)            --          --          --
  Deferred compensation related
     to the grant of stock
     options....................     --        --        --        --         0.2             --          --         0.2
  Tax benefit from compensation
     related to lifting of
     restrictions on common
     stock owned by management
     investors..................     --        --        --        --         2.1             --          --         2.1
                                   ----      ----      ----      ----       -----        -------     -------     -------
Balances at May 31, 1998........   29.2      33.6      $0.3      $0.3       $ 9.5        $(126.7)    $    --     $(116.6)
                                   ====      ====      ====      ====       =====        =======     =======     =======


          See accompanying notes to consolidated financial statements.

                         FSC SEMICONDUCTOR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     FSC Semiconductor Corporation ("Fairchild Holdings" or the "Company") was incorporated on March 10, 1997 by National Semiconductor Corporation ("National Semiconductor" or "National"). On March 11, 1997, National Semiconductor consummated an Agreement and Plan of Recapitalization ("Recapitalization"). As part of the Recapitalization, National Semiconductor transferred all of the capital stock of Fairchild Semiconductor Corporation ("Fairchild") and approximately $12.8 million in cash to Fairchild Holdings in exchange for shares of Fairchild Holdings' 12% Series A Cumulative Compounding Preferred Stock, Fairchild Holdings' common stock and a promissory note in the principal amount of approximately $77.0 million.

     In addition, National Semiconductor transferred substantially all of the assets and liabilities of the Fairchild Semiconductor Business (the "Business") to Fairchild. The Business was defined as the logic, discrete and memory divisions of National Semiconductor. The Recapitalization was accounted for as a leveraged recapitalization, whereby the Company assumed the historical operating results of the Business. Fairchild is a leading global designer, developer and manufacturer of high performance multi-market semiconductors. The Company's logic, discrete, non-volatile memory and analog and mixed signal products are the building block components for virtually all electronic devices, from sophisticated computers to household appliances. The Company is headquartered in South Portland, Maine, and has manufacturing operations in South Portland, Maine, West Jordan, Utah, Mountain View, California, Cebu, the Philippines, and Penang, Malaysia.

  BASIS OF PRESENTATION

     The consolidated financial statements at May 31, 1998 and for the fiscal year then ended, as well as at May 25, 1997, and for the period from March 11, 1997 through May 25, 1997, include the accounts and operations of the Company and its wholly-owned subsidiaries.

     Prior to March 11, 1997, the combined balance sheets included the assets and liabilities that were directly related to the Business as they were operated within National Semiconductor. These balance sheets do not include National Semiconductor's corporate assets or liabilities not specifically identifiable to Fairchild. National Semiconductor performed cash management on a centralized basis and processed related receivables and certain payables, payroll and other activity for Fairchild. These systems did not track receivables, liabilities and cash receipts and payments on a business specific basis. Accordingly, it was not practical to determine certain assets and liabilities associated with the Business. Given these constraints, certain supplemental cash flow information is presented in lieu of a statement of cash flows for the years ended May 25, 1997 and May 26, 1996 (See Note 16). The financial condition and cash flows may have been significantly different if not for the centralized cash management system of National Semiconductor.

     Prior to March 11, 1997, the combined statements of operations included all revenues and costs attributable to the Business including an allocation of the costs of shared facilities and overhead of National Semiconductor. In addition, certain costs incurred at Fairchild plants for the benefit of other National Semiconductor product lines were allocated from Fairchild to National Semiconductor. All of the allocations and estimates in the combined statements of operations were based on assumptions that management believes were reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand alone basis.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION -- (CONTINUED)
     Transactions with National Semiconductor have been identified in the financial statements as transactions between related parties to the extent practicable (See Note 12).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  FISCAL YEAR

     The Company's fiscal year ends on the Sunday on or nearest preceding May
31. The Company's results for the fiscal year ended May 31, 1998 consist of 53 weeks of activity, compared to 52 weeks for the fiscal years ended May 25, 1997 and May 26, 1996.

  PRINCIPLES OF CONSOLIDATION

     Commencing with the Recapitalization, the consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  REVENUE RECOGNITION

     Revenue from the sale of semiconductor products is recognized when shipped, with a provision for estimated returns and allowances recorded at the time of shipment. Contract manufacturing revenues are recognized upon completion of contracted services.

  RESEARCH AND DEVELOPMENT COSTS

     The Company's research and development expenditures are charged to expense as incurred.

  RELATED PARTY ACTIVITY

     In conjunction with the Recapitalization, Fairchild and National Semiconductor executed several agreements which govern the performance of manufacturing services by Fairchild on behalf of National Semiconductor and by National Semiconductor on behalf of Fairchild. In addition, National Semiconductor provides a number of business support services to Fairchild.

     Prior to the Recapitalization, the Business performed contract manufacturing services for National Semiconductor. The revenues for these services are reflected at cost in the accompanying consolidated statements of operations.

     Manufacturing costs were generally apportioned between National Semiconductor and the Business' product lines based upon budgeted and actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged or credited directly without apportionment.

     National Semiconductor also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors.

     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from National Semiconductor's corporate office, selling and marketing locations, and manufacturing sites to the Business or from the Business' plants to National Semiconductor product lines on a basis which is considered to fairly and

                         FSC SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) reasonably reflect the utilization of the services provided to, or benefit obtained by, the business receiving the charge. National Semiconductor had net interest income on a consolidated basis for all periods presented prior to the Recapitalization. Although not material, these amounts have been allocated to the Business prior to the Recapitalization on the basis of net assets and are included in other (income) expense (See Note 12).

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost and is generally depreciated based upon the following estimated useful lives: buildings and improvements ten to thirty years, and machinery and equipment three to five years. Depreciation is computed using the straight-line method.

  INTANGIBLE ASSETS

     Intangible assets were recorded as part of the Raytheon acquisition and are amortized by the use of the straight-line method over their estimated lives which are generally three to fifteen years. (See Note 17)

  OTHER ASSETS

     Other assets includes debt acquisition costs which represent costs incurred related to the issuance of the Company's long-term debt. The costs are being amortized using the effective interest method over the related term of the borrowings, which ranges from five to ten years, and are included in interest expense. Also included in other assets are mold and tooling costs. Molds and tools are amortized over their expected useful lives, generally one to three years.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates the recoverability of long-lived assets not held for sale, including intangible assets, by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in Fiscal Years 1998, 1997 and 1996.

  CURRENCIES

     The Company's functional currency for all operations worldwide is the U.S. dollar. Accordingly, gains and losses from translation of foreign currency financial statements are included in current

                         FSC SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) results. In addition, cash conversion of foreign currency and foreign currency transactions are also included in current results.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Company utilizes various off-balance sheet financial instruments to manage market risks associated with the fluctuations in certain interest rates and foreign currency exchange rates. It is the Company's policy to use derivative financial instruments to protect against market risk arising from the normal course of business. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transaction is no longer expected to occur. The criteria the Company uses for designating an instrument as a hedge include the instrument's effectiveness in risk reduction and one-to-one matching of derivative instruments to underlying transactions. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. Fair values of long term debt, currency forward contracts and currency options are based on quoted market prices or pricing models using prevailing financial market information as of May 31, 1998.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

     Prior to the Recapitalization, the Business did not file separate income tax returns but rather was included in the income tax returns filed by National Semiconductor and its subsidiaries in various domestic and foreign jurisdictions. Therefore, no provision for income taxes has been recorded in the accompanying consolidated financial statements for the period May 27, 1996 through March 10, 1997 and for the year ended May 26, 1996. Upon the Recapitalization, the Company became responsible for its income taxes and, therefore, the provision for income taxes included in the accompanying 1997 statement of operations is for the period March 11, 1997 through May 25, 1997.

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected

                         FSC SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Common Share

     The Company has presented net income (loss) per share pursuant to SFAS No. 128, Earnings per Share, and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net income (loss) per common share is presented for the year ended May 31, 1998 only because it is not meaningful for earlier years since the Company did not have common stock outstanding for the entire period during any earlier year.

     Basic income (loss) per share was computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted income (loss) per share also gives effect to all dilutive potential common shares outstanding, consisting solely of outstanding stock options.

     The following table reconciles net income to net income applicable to common stockholders and basic weighted average shares to diluted weighted average shares outstanding.


                                                              (IN MILLIONS)
                                                              -------------
Basic weighted average common shares outstanding............       62.6
Net effect of dilutive stock options based on the treasury
  stock method using the average market price...............        2.2
                                                                  -----
Diluted weighted average common shares outstanding..........       64.8
                                                                  =====
Net income..................................................      $20.6
Dividends on redeemable preferred stock.....................       (8.7)
                                                                  -----
Net income applicable to common stockholders................      $11.9
                                                                  =====



     Options to purchase 750,000 shares of common stock at $10.00 per share were outstanding during fiscal 1998 but were not included in the computation of diluted EPS because the effect of including such options would be anti-dilutive.


  EMPLOYEE STOCK PLAN

     The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. As permitted under SFAS No. 123, the Company continues to account for its stock option plan in accordance with the provisions of APB 25 (see Note 6) and provides the disclosure of pro forma net income as if the fair value method under SFAS No. 123 had been applied.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) RECLASSIFICATION

     Certain amounts in Fiscal Years 1997 and 1996 have been reclassified to conform with the current year presentation.

NOTE 3 -- FINANCIAL STATEMENT DETAILS

                                                              MAY 31,    MAY 25,
                                                               1998       1997
                                                              -------    -------
                                                                (IN MILLIONS)
Inventories(1)
  Raw materials.............................................  $ 13.0     $  8.8
  Work in process...........................................    69.5       43.4
  Finished goods............................................    25.5       20.9
                                                              ------     ------
                                                              $108.0     $ 73.1
                                                              ======     ======
Other current assets
  Non-trade receivable from manufacturing subcontractor.....  $ 12.7     $ 14.8
  Prepaid and other current assets..........................     7.3        3.9
                                                              ------     ------
                                                              $ 20.0     $ 18.7
                                                              ======     ======
Property, plant and equipment(1)
  Land......................................................  $ 23.5     $  1.2
  Buildings and improvements................................   154.7      140.2
  Machinery and equipment...................................   575.1      526.8
  Construction in progress..................................    46.5       20.2
                                                              ------     ------
     Total property, plant and equipment....................   799.8      688.4
  Less accumulated depreciation.............................   456.9      393.4
                                                              ------     ------
                                                              $342.9     $295.0
                                                              ======     ======
Accrued expenses(1)
  Payroll and employee related accruals.....................  $ 23.4     $ 14.9
  Accrued interest..........................................     8.1        8.9
  Income taxes payable......................................     3.2        2.0
  Other.....................................................    21.2       14.3
                                                              ------     ------
                                                              $ 55.9     $ 40.1
                                                              ======     ======

-------------------------

(1) Approximately $13.6 million of inventory, $49.9 million of property, plant and equipment, and $4.1 million in accrued liabilities were obtained through the Raytheon acquisition and contribute to the growth in each respective account in Fiscal Year 1998.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following at:

                                                              MAY 31,    MAY 25,
                                                               1998       1997
                                                              -------    -------
                                                                (IN MILLIONS)
Tranche A term loan payable.................................  $ 62.5     $ 75.0
Tranche B term loan payable.................................      --       45.0
Tranche C term loan payable.................................    88.8         --
Senior subordinated notes payable...........................   300.0      300.0
                                                              ------     ------
     Subtotal...............................................   451.3      420.0
PIK note payable............................................    88.6       78.9
                                                              ------     ------
     Total long-term debt...................................   539.9      498.9
Less current portion........................................    13.2       11.0
                                                              ------     ------
     Long-term portion......................................  $526.7     $487.9
                                                              ======     ======

     On March 11, 1997, the Company entered into a Senior Credit Facilities agreement ("Credit Agreement") with a syndicate of financial institutions. On December 31, 1997, the Credit Agreement was amended and restated ("Amended Credit Agreement") in order to permit the acquisition of Raytheon Semiconductor, Inc. (See Note 17).

     Borrowings under the Amended Credit Agreement are segregated into two tranches: $75.0 million Tranche A Term Loans and $90.0 million Tranche C Term Loans. A portion of the proceeds from the Tranche C Term Loans was used to repay in full the outstanding borrowings of the Tranche B Term Loans under the original Credit Agreement. The Tranche A Term Loans are scheduled to mature on March 11, 2002 and are subject to quarterly principal payments ranging from $2.5 million to $6.5 million, commencing May 30, 1997. The Tranche C Term Loans are scheduled to mature on March 11, 2003 and are subject to quarterly principal payments of $0.6 million each through February 2002, commencing February 28, 1998, with an additional four quarterly payments of $20.0 million each due through March 11, 2003, commencing May 31, 2002. The Amended Credit Agreement also includes a Revolving Credit Facility of $130.0 million. The Revolving Credit Facility is scheduled to mature on March 11, 2002. No amounts were outstanding under the Revolving Credit Facility as of May 31, 1998 and May 25, 1997.

     The Senior Credit Facilities accrue interest based on either the bank's base rate or the Eurodollar rate, at the option of the Company. The interest rate was 8.2% for the Tranche A term loan and 8.1% for the Tranche C term loan at May 31, 1998. The Company pays a commitment fee of 0.5% per annum of the unutilized commitments under the Revolving Credit Agreement. Borrowings are secured by substantially all assets of the Company.

     On March 11, 1997, Fairchild issued $300.0 million of 10 1/8% Senior Subordinated Notes (the "Notes") at face value. The Notes pay interest on March 15 and September 15 of each year commencing September 15, 1997. The Notes are unsecured and are subordinated to all existing and future senior indebtedness of the Company. The Notes are redeemable by the Company, in whole or in part, on or after March 15, 2002 at redemption prices ranging from 100% to approximately 105% of the principal amount. The Company is required to redeem $150.0 million principal amount of

                         FSC SEMICONDUCTOR CORPORATION

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
Notes on March 15, 2005 and $75.0 million principal amount of Notes on March 15, 2006 and 2007, respectively, in each case at a redemption price of 100% of the principal amount plus accrued interest to the date of redemption.

     The payment of principal and interest on the Senior Credit Facilities and the Notes is fully and unconditionally guaranteed by Fairchild Holdings. Fairchild Holdings currently conducts no business and has no significant assets other than the capital stock of the Company. No subsidiaries of Fairchild, except for Fairchild Semiconductor Corporation of California, are guarantors on either the Senior Credit Facilities or the Notes. Included in the accompanying consolidated balance sheets at May 31, 1998 and May 25, 1997 are approximately $93.6 million and $76.2 million of net assets, respectively, related to the Company's foreign subsidiaries.

     On March 11, 1997, the Company issued a promissory note ("PIK Note") in the principal amount of approximately $77.0 million to National Semiconductor as part of the consideration for all of the capital stock of Fairchild. The PIK Note bears interest at 11.74% per annum and matures in 2008. During Fiscal Year 1998, National Semiconductor sold its interest in the PIK Note to a number of financial institutions. To the extent any Fairchild Holdings senior indebtedness prohibits Fairchild Holdings from paying interest due on the PIK Notes in cash, such interest shall be paid by adding such interest to the then outstanding principal amount of the PIK Notes. Such amount shall accrue interest as a portion of the principal amount of the PIK Notes from the applicable interest payment date. The PIK Notes are subordinated to both the Senior Credit Facilities and the Notes.

     The Senior Credit Facilities and the indenture under which the Notes were issued, and the PIK Notes contain certain restrictive financial and operating covenants, including limitations on stock repurchases and prohibitions on the payment of dividends, with which the Company was in compliance at May 31, 1998.

     Aggregate maturities of long-term debt for each of the next five years and thereafter are as follows:

                                                              (IN MILLIONS)
                                                              -------------
1999........................................................     $ 13.2
2000........................................................       16.2
2001........................................................       20.9
2002........................................................       41.2
2003........................................................       59.8
Thereafter..................................................      388.6
                                                                 ------
                                                                 $539.9
                                                                 ======

     On April 29, 1997 and January 7, 1998, the Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its Senior Credit Facilities described above. The swap agreements fixed the interest rate on $60.0 million of the Senior Credit Facility at 9.26% through May 2001, and $90.0 million of the Senior Credit Facility at 8.21% through February 2000. The notional face amount of the swap agreements is $151.3 million and $60.0 million at May 31, 1998 and May 25, 1997, respectively (See Note 14). The swap agreement covering $60.0 million of

                         FSC SEMICONDUCTOR CORPORATION

NOTE 4 -- LONG-TERM DEBT -- (CONTINUED)
the Senior Credit Facility is cancelable without penalty at the option of the Company after May 26, 1999.

     The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement; however, the Company does not anticipate nonperformance under the agreement.

NOTE 5 -- INCOME TAXES

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns prior to the Recapitalization, and therefore, no provision for income taxes has been recorded in the accompanying financial statements for the period ended March 10, 1997 and for the year ended May 26, 1996. The provision for income taxes included in the accompanying consolidated statements of operations for Fiscal Year 1998 and for the period from March 11, 1997 to May 25, 1997, consisted of the following:

                                                                            MARCH 11,
                                                              YEAR ENDED     1997 TO
                                                               MAY 31,       MAY 25,
                                                                 1998         1997
                                                              ----------    ---------
                                                                   (IN MILLIONS)
Income before income taxes:
  U.S.......................................................    $14.6         $7.2
  Non-U.S...................................................     18.2          2.5
                                                                -----         ----
                                                                $32.8         $9.7
                                                                =====         ====
Income taxes:
  Current:
     U.S. federal...........................................    $ 7.1         $ --
     U.S. state and local...................................      1.5           --
     Non-U.S................................................      3.3          1.4
                                                                -----         ----
                                                                 11.9          1.4
  Deferred:
     U.S. federal...........................................     (2.0)         1.9
     U.S. state and local...................................     (0.4)         0.5
     Non-U.S................................................      1.2           --
                                                                -----         ----
                                                                 (1.2)         2.4

                         FSC SEMICONDUCTOR CORPORATION

NOTE 5 -- INCOME TAXES -- (CONTINUED)

                                                                            MARCH 11,
                                                              YEAR ENDED     1997 TO
                                                               MAY 31,       MAY 25,
                                                                 1998         1997
                                                              ----------    ---------
                                                                   (IN MILLIONS)
  Total income taxes:
     U.S. federal...........................................      5.1          1.9
     U.S. state and local...................................      1.1          0.5
     Non-U.S................................................      4.5          1.4
                                                                -----         ----
                                                                $10.7         $3.8
                                                                =====         ====

     The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

                                                                            MARCH 11,
                                                              YEAR ENDED     1997 TO
                                                               MAY 31,       MAY 25,
                                                                 1998         1997
                                                              ----------    ---------
                                                                   (IN MILLIONS)
U.S. federal statutory rate.................................     35.0%        35.0%
U.S. state and local taxes, net of federal benefit..........      3.3%         4.1%
Tax differential related to non-U.S. income.................     (5.7)%         --
                                                                 ----         ----
                                                                 32.6%        39.1%
                                                                 ====         ====

     As discussed in Note 1, the Recapitalization was accounted for as a leveraged recapitalization whereby the Company retained the carrying value of assets and liabilities of the Business. For income tax reporting purposes, the Recapitalization was treated as a taxable transaction resulting in a step up of the assets and liabilities to fair value at March 11, 1997. As such, gross deferred tax assets of $53.7 million and a related valuation allowance of $30.7 million were established on March 11, 1997 with an offsetting credit to Business equity.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 5 -- INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences in the recognition of income and expense for tax and financial reporting purposes that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at May 31, 1998 and May 25, 1997 are presented below:

                                                              MAY 31,    MAY 25,
                                                               1998       1997
                                                              -------    -------
Deferred tax assets:
  Reserves and accruals.....................................  $ 15.8     $  6.1
  Plant and equipment.......................................     2.8       19.9
  Intangibles, primarily intellectual property and
     software...............................................    31.2       25.3
  AMT tax credit carryovers.................................     3.8         --
                                                              ------     ------
     Total gross deferred assets............................    53.6       51.3
  Valuation allowance.......................................   (30.7)     (30.7)
                                                              ------     ------
     Net deferred tax assets................................    22.9       20.6
Deferred tax liabilities:
  Capital allowance -- foreign..............................    (1.4)      (0.3)
                                                              ------     ------
Net deferred tax assets.....................................  $ 21.5     $ 20.3
                                                              ======     ======


     In assessing the realizability of deferred tax assets, the Company has recorded a valuation allowance. This valuation allowance reduces the gross deferred tax asset to an amount which the Company believes will more likely than not be realized, based on the Company's estimate of its future earnings and the expected timing of the reversal of temporary differences. Deferred tax assets and liabilities are classified in the consolidated balance sheet based on the classification of the related asset or liability.


     Deferred income taxes have not been provided for the undistributed earnings of the Company's foreign subsidiaries which aggregated approximately $15.1 million at May 31, 1998. The Company plans to reinvest all such earnings for future expansion. If such earnings were distributed, taxes would be increased by approximately $1.2 million.

NOTE 6 -- STOCK BASED COMPENSATION

     At May 31, 1998, the Company has one stock-based compensation plan, the 1997 Stock Option Plan, as amended, (the "Plan") which is described below. Fairchild Holdings accounts for its stock option plan in accordance with the provisions of APB 25. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Had compensation cost for the Company's stock option plan been determined consistent with FASB Statement No. 123, the Company's net income would have approximated reported net income of $20.6 million and $15.5 million, respectively, in Fiscal Years 1998 and 1997.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 6 -- STOCK BASED COMPENSATION -- (CONTINUED)
     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                                              1998    1997
                                                              ----    ----
Expected volatility.........................................    --      --
Dividend yield..............................................    --      --
Risk-free interest rate.....................................  5.88%   6.17%
Expected life, in years.....................................   2.9     2.6


     Under the Plan, the Company may grant options for up to 5,084,000 shares of Class A common stock. Options granted under the Plan may be either (a) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code or (b) non-qualified stock options. Options may be granted under the Plan to regular salaried officers and key employees of the Company and its subsidiaries.



     The exercise price of each option granted under the Plan shall be as determined by the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 4 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 200,000 shares of common stock.


     A summary of the status of the Company's stock option plan as of May 31, 1998 and May 25, 1997, and changes during the years then ended are presented in the table below:


                                                          1998                   1997
                                                   -------------------    -------------------
                                                              WEIGHTED               WEIGHTED
                                                              AVERAGE                AVERAGE
                                                   SHARES     EXERCISE    SHARES     EXERCISE
                                                   (000'S)     PRICE      (000'S)     PRICE
                                                   -------    --------    -------    --------
Outstanding at beginning of year.................   2,029      $0.13          --      $  --
Granted..........................................   1,777       4.29       2,097       0.13
Exercised........................................    (142)      0.13          --         --
Canceled.........................................     (80)      0.13         (68)      0.13
                                                    -----                  -----
Outstanding at end of year.......................   3,584      $2.20       2,029      $0.13
                                                    =====                  =====
Exercisable at end of year.......................     798      $0.13          --      $  --
Weighted average fair value of options granted...              $0.22                  $0.02

                         FSC SEMICONDUCTOR CORPORATION

NOTE 6 -- STOCK BASED COMPENSATION -- (CONTINUED)
     Information with respect to stock options outstanding and stock options exercisable at May 31, 1998, is as follows:


                                          OPTIONS OUTSTANDING
                                ---------------------------------------      OPTIONS EXERCISABLE
                                                WEIGHTED-                  ------------------------
                                                 AVERAGE      WEIGHTED-                   WEIGHTED-
                                  (000'S)       REMAINING      AVERAGE       (000'S)       AVERAGE
                                  NUMBER       CONTRACTUAL    EXERCISE       NUMBER       EXERCISE
EXERCISE PRICES                 OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
---------------                 -----------    -----------    ---------    -----------    ---------
$ 0.13........................     2,834           8.95        $ 0.13          798          $0.13
$10.00........................       750           9.94         10.00           --             --
                                   -----                                       ---
                                   3,584           9.16        $ 2.20          798          $0.13
                                   =====                                       ===


NOTE 7 -- RETIREMENT PLANS

     Effective March 11, 1997, the Company sponsors the Fairchild Personal Savings and Retirement Plan (the "Retirement Plan"), a contributory savings plan which qualifies under section 401(k) of the Internal Revenue Code. The Retirement Plan covers substantially all employees in the United States. At the inception of the Retirement Plan, the Company provided a matching contribution equal to 50% of employee elective deferrals up to a maximum of 6% of an employee's annual compensation. Effective June 1, 1997, the Company increased the matching contribution to 75% of employee elective deferrals. The Company also maintains a non-qualified Benefit Restoration Plan, under which employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. The Company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Retirement Plan. Total expense recognized under these plans was $3.4 and $1.1 million for the years ended May 31, 1998 and May 25, 1997.

     Employees in Malaysia participate in a defined contribution plan. The Company has funded accruals for this plan in accordance with statutory regulations in Malaysia. The net pension cost for the years ended May 31, 1998 and May 25, 1997 and the accrued pension cost at May 31, 1998 and May 25, 1997 are not material to the financial statements.

     Employees in the Philippines participate in a defined benefit plan that was assumed by the Company from National Semiconductor as part of the Recapitalization. The benefits are based on years of service and a multiple of the employee's final monthly salary. The Company's funding policy is to contribute annually the amount necessary to maintain the plan on an actuarially sound basis. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The contributions made for the years ended May 31, 1998 and May 25, 1997 are not material to the financial statements.

     Prior to the Recapitalization, employees of the Business participated in several National Semiconductor retirement, employee benefit, and incentive plans. No liabilities related to retirement and similar plans, other than those disclosed above, were assumed by the Company.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 8 -- LEASE COMMITMENTS

     Rental expense related to certain facilities and equipment of the Company's plants was $9.5 million, $5.0 million, and $4.8 million for the fiscal years ended 1998, 1997 and 1996, respectively.

     Future minimum lease payments under noncancelable operating leases are as follows:

                                                              (IN MILLIONS)
1999........................................................      $10.7
2000........................................................        8.8
2001........................................................        4.8
2002........................................................        2.0
2003........................................................        1.4
Thereafter..................................................        3.5
                                                                  -----
                                                                  $31.2
                                                                  =====

NOTE 9 -- REDEEMABLE PREFERRED STOCK

     Concurrent with the Recapitalization, the Company authorized 70,000 shares of redeemable preferred stock at a par value of $.01, all of which are designated as 12% Series A cumulative compounding preferred stock (the "Redeemable Preferred Stock"). The Redeemable Preferred Stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends will be cumulative, whether or not earned or declared, and will accrue at a rate of 12%, compounding annually. At May 31, 1998 and May 25, 1997, 70,000 shares were issued and outstanding. The total liquidation value of the shares outstanding at May 31, 1998 and May 25, 1997, in the amounts of $80.5 million and $71.8 million, respectively, is classified in the Company's balance sheet as Redeemable Preferred Stock. See Note 10.

     The Redeemable Preferred Stock is mandatorily redeemable in 2009. The Company may optionally redeem, in whole or in part, the Redeemable Preferred Stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption.

     At the option of the Company, the Redeemable Preferred Stock may be exchanged for junior subordinated debentures of the Company. The face value of such junior subordinated debentures shall be (i) $1,000 per share of Redeemable Preferred Stock exchanged, plus (ii) all accrued but unpaid dividends on such stock to the date of exchange. Their maturity date will be the same as the mandatory redemption date of the Redeemable Preferred Stock, and they shall bear interest at a rate equal to the lesser of 12% and the maximum interest rate permitted to be deducted as accrued under the relevant provisions of the Internal Revenue Code of 1986.

NOTE 10 -- STOCKHOLDERS' EQUITY

  RECAPITALIZATION

     On March 11, 1997, National Semiconductor consummated the Recapitalization under which the following transactions occurred:

     (i) National Semiconductor, pursuant to an Asset Purchase Agreement, transferred all of the assets and liabilities of the Business to Fairchild and its subsidiaries in exchange for

                         FSC SEMICONDUCTOR CORPORATION

NOTE 10 -- STOCKHOLDERS' EQUITY -- (CONTINUED) demand purchase notes of Fairchild and its subsidiaries in the aggregate principal amount of $401.6 million (the "Purchase Price Notes");

     (ii) National Semiconductor transferred all of the capital stock of Fairchild and approximately $12.8 million in cash to the Company in exchange for shares of Redeemable Preferred Stock, shares of Class A voting and Class B non-voting common stock, and a promissory PIK Note of the Company in the principal amount of approximately $77.0 million;

     (iii) The Company issued Redeemable Preferred Stock and additional common stock in the aggregate amount of approximately $65.0 million;

     (iv) The Company contributed cash in the amount of approximately $77.8 million to the capital of Fairchild;

     (v) Fairchild borrowed $120.0 million under term bank loans and issued $300.0 million of 10 1/8% Senior Subordinated Notes due 2007 (as described in Note 4). The proceeds from these borrowings were used to repay the Purchase Price Notes and certain debt acquisition costs as described in Note 2.

     The transaction was accounted for as a leveraged recapitalization whereby the Company assumed the historical operating results of the Business. Accordingly, the repayment of the Purchase Price Notes of $401.6 and issuance of the PIK Note of $77.0 million were included in the statements of equity as a distribution to National Semiconductor by Fairchild and the Company, respectively.

  COMMON STOCK

     On January 5, 1998, the Board of Directors approved a four-for-one common stock split in the form of a stock dividend. Stockholders received three additional shares for each share held. Such distribution was made on April 29, 1998 to stockholders of record on that date. All share amounts in the accompanying consolidated financial statements have been restated to retroactively reflect the split.

     As approved by stockholders on April 24, 1998, the Company has authorized 160,000,000 shares of common stock at a par value of $.01 per share, divided into two classes consisting of 80,000,000 shares of Class A stock and 80,000,000 shares of Class B stock. As of May 25, 1997, 60,000,000 shares were authorized, consisting of 30,000,000 shares of Class A stock and 30,000,000 shares of Class B stock. The holders of Class A stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B stock have no voting rights. A holder of either class of common stock may convert any or all of his shares into an equal number of shares of the other class of common stock provided that in the case of a conversion from Class B stock, which is nonvoting, into Class A stock, which is voting, such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A stock which would be held after giving effect to the conversion.

     Certain amendments to the Securities Purchase and Holders Agreement, dated as of March 11, 1997 (the "Stockholders Agreement"), which were effected in May 1998, resulted in the lapse of certain risks of forfeiture by the management investors with respect to their stock ownership of the Company. The lapse of such restrictions resulted in the incurrence by the Company of deductible

                         FSC SEMICONDUCTOR CORPORATION

NOTE 10 -- STOCKHOLDERS' EQUITY -- (CONTINUED) compensation expense for income tax purposes of $10.4 million in Fiscal Year 1998. The tax effect of the compensation expense of $2.1 million was recorded as a reduction in income taxes payable and an increase to additional paid-in capital at May 31, 1998. The tax effect was recorded using the alternative minimum tax rate of 20%. In connection with this transaction, loans aggregating $5.0 million were made by the Company to the management investors to pay their federal and state individual income tax liabilities in June 1998. Such loans (including accrued but unpaid interest thereon) will be cancelled over the four-year period following their creation, or earlier, in whole, upon the occurrence of certain qualifying public offerings of the Company's or Fairchild's stock and, in part, upon the death or disability of the obligor. The Company has also agreed to pay to such executive officers amounts sufficient to enable them to discharge all tax liabilities arising out of the cancellation of such loans (as well as all tax liabilities arising out of such payments). Any such executive officer whose employment terminates will be required to repay any uncancelled amounts immediately.

NOTE 11 -- RESTRUCTURING

     In June 1996, National Semiconductor announced a restructuring of its operations and the intent to pursue a sale or partial financing of the Business. In connection with the restructuring, the Business recorded a $5.3 million nonrecurring charge related to work force reductions. During the year ended May 25, 1997, $5.3 million of severance was paid to terminated employees.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 12 -- RELATED PARTY TRANSACTIONS

     Related party activity between the Company and National Semiconductor is summarized as follows:

                                                         PERIOD FROM     PERIOD FROM
                                                          MARCH 11,        MAY 27,
                                              YEAR          1997            1996         YEAR
                                              ENDED        THROUGH         THROUGH       ENDED
                                             MAY 31,       MAY 25,        MARCH 10,     MAY 26,
                                              1998          1997            1997         1996
                                             -------    -------------    -----------    -------
                                                               (IN MILLIONS)
Manufacturing services performed by
  National Semiconductor plants or
  purchased from third parties.............   $14.0         $ 2.8           $34.3       $ 73.9
Headquarters, freight, duty, warehousing
  and other elements of cost of sales......    17.9           3.7            41.8         58.5
                                              -----         -----           -----       ------
                                              $31.9         $ 6.5           $76.1       $132.4
                                              =====         =====           =====       ======
Cost of business support services provided
  by National Semiconductor................   $28.7         $11.6           $  --       $   --
                                              =====         =====           =====       ======
Operating costs allocated to the Business
  by National Semiconductor................   $  --         $  --           $63.9       $108.6
                                              =====         =====           =====       ======
Operating costs allocated to National
  Semiconductor by the Business............   $  --         $  --           $ 9.6       $ 27.1
                                              =====         =====           =====       ======

     Amounts receivable from National Semiconductor, included in accounts receivable, totaled $12.4 million and $19.9 million at May 31, 1998 and May 25, 1997, respectively. Amounts payable to National Semiconductor, included in accounts payable, totaled $5.3 million and $22.6 million at May 31, 1998 and May 25, 1997, respectively.

NOTE 13 -- CONTINGENCIES

     The Company's facilities in South Portland, Maine, West Jordan, Utah, Cebu, the Philippines, and Penang, Malaysia, have ongoing remediation projects to respond to certain releases of hazardous substances that occurred prior to the Recapitalization. Pursuant to the Asset Purchase Agreement, National Semiconductor has agreed to indemnify the Company for the future costs of these projects. The costs incurred to respond to these conditions were not material to the combined financial statements of the Business during Fiscal Years 1997 and 1996.

     The Company's Mountain View, California, facility is located on a contaminated site under the Comprehensive Environmental Response, Compensation and Liability Act. Under the terms of the Acquisition Agreement with Raytheon Company, dated December 31, 1997, Raytheon Company has assumed responsibility for all remediation costs or other liabilities related to historical contamination.

     In addition, in the normal course of business, the Company is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. All such matters are subject to uncertainties and outcomes that are not predictable with

                         FSC SEMICONDUCTOR CORPORATION

NOTE 13 -- CONTINGENCIES -- (CONTINUED)
assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at May 31, 1998. It is management's opinion that after final disposition, any monetary liability or financial impact to the Company would not be material to the Company's financial position, or annual results of operations or cash flows.

NOTE 14 -- FINANCIAL INSTRUMENTS

  FOREIGN CURRENCY INSTRUMENTS


     The objective of the Company's foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash flows in relation to non-U.S. dollar currency fluctuations. The company uses forward contracts to hedge firm commitments and option contracts to hedge anticipated transactions. Gains and losses on financial instruments that are intended to hedge an identifiable firm commitment are deferred and included in the measurement of the underlying transaction. Gains and losses on hedges of anticipated transactions are deferred until such time as the underlying transactions are recognized or immediately when the transactions are no longer expected to occur. In addition, the Company uses forward and option contracts to hedge certain non-U.S. denominated asset and liability positions. Gains and losses on these contracts are matched with the underlying gains and losses resulting from currency movement on these balance sheet positions. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. Net gains and losses from foreign currency transactions were not material for fiscal years 1998, 1997 and 1996.


  INTEREST RATE DERIVATIVES

     The Company utilizes interest rate swap agreements to exchange the variable interest rate of certain long-term, U.S. dollar debt for fixed interest rates. The variable rates on swaps are based primarily on U.S. dollar LIBOR and reset on a quarterly basis. These agreements have maturities of up to two years. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is included in current interest expense.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 14 -- FINANCIAL INSTRUMENTS -- (CONTINUED)
  FAIR VALUE AND NOTIONAL PRINCIPAL OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The table below shows the fair value and notional principal of the Company's off-balance sheet instruments as of May 31, 1998 and May 25, 1997. The notional principal amounts for off-balance sheet instruments provide one measure of the transaction volume outstanding as of year end and do not represent the amount of the Company's exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of May 31, 1998, and May 25, 1997. Although the following table reflects the notional principal and fair value of amounts of off-balance sheet instruments, it does not reflect the gains or losses associated with the exposures and transactions that the off-balance sheet instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

                                                   MAY 31, 1998               MAY 25, 1997
                                              -----------------------    -----------------------
                                              NOTIONAL     ESTIMATED     NOTIONAL     ESTIMATED
                                              PRINCIPAL    FAIR VALUE    PRINCIPAL    FAIR VALUE
                                              ---------    ----------    ---------    ----------
                                                                (IN MILLIONS)
Interest Rate Instruments
  Swaps.....................................   $151.3        $(0.5)        $60.0        $(0.2)
Foreign Exchange Instruments
  Purchased Options.........................   $ 31.7        $ 0.6         $  --        $  --

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     A summary table of estimated fair values of financial instruments at Fiscal Year end follows:

                                                    MAY 31, 1998              MAY 25, 1997
                                               ----------------------    ----------------------
                                               CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                               --------    ----------    --------    ----------
                                                                (IN MILLIONS)
Long Term Debt
  Senior Subordinated Debt...................   $300.0       $310.5       $300.0       $311.3
  PIK Note...................................     88.6         87.7         78.9         78.1
  Credit Facility............................    151.3        151.3        120.0        120.0
Currency Options.............................      0.8          0.6           --           --

     The Company has outstanding foreign currency options denominated in Japanese yen. All foreign currency options expire within one quarter. Unrealized gains and losses on these option contracts are deferred and recognized in income in the same period as the hedged transactions. Unrealized gains and losses as of May 31, 1998 are not material to the consolidated financial statements. Premiums, if any, on purchased foreign exchange option contracts are amortized over the life of the option.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 15 -- INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION

     The Company operates in one industry segment and is engaged in the design, development, manufacture and marketing of a wide variety of semiconductor products for the semiconductor industry and original equipment manufacturers. The Company operates in three main geographic areas. In the information that follows, sales include local sales and exports made by operations within each area. To control costs, a substantial portion of the Company's products are transported between various facilities in the Americas, Asia and Europe in the process of being manufactured and sold. Accordingly, it is not meaningful to present interlocation transfers between the Company's facilities on a stand alone basis. Sales to unaffiliated customers have little correlation with the location of manufacture. It is, therefore, not meaningful to present operating profit by geographic area.

     The Company conducts a substantial portion of its operations outside of the U.S. and is subject to risks associated with non-U.S. operations, such as political risks, currency controls and fluctuations, tariffs, import controls and air transportation.

                                                AMERICAS    EUROPE     ASIA     CONSOLIDATED
                                                --------    ------    ------    ------------
                                                               (IN MILLIONS)
1998:
  Sales to unaffiliated customers.............   $242.3     $132.6    $260.9       $635.8
                                                 ======     ======    ======       ======
  Total assets................................   $420.5     $ 12.2    $203.0       $635.7
                                                 ======     ======    ======       ======
1997:
  Sales to unaffiliated customers.............   $222.7     $117.6    $247.5       $587.8
                                                 ======     ======    ======       ======
  Total assets................................   $345.5     $ 14.9    $194.6       $555.0
                                                 ======     ======    ======       ======
1996:
  Sales to unaffiliated customers.............   $260.3     $161.9    $266.5       $688.7
                                                 ======     ======    ======       ======
  Total assets................................   $248.4     $  0.8    $183.5       $432.7
                                                 ======     ======    ======       ======

                         FSC SEMICONDUCTOR CORPORATION

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

     As described in Note 1, National Semiconductor's cash management system was not designed to trace centralized cash and related financing transactions to the specific cash requirements of the Business. In addition, National Semiconductor's corporate transaction systems are not designed to track receivables and certain liabilities and cash receipts and payments on a business specific basis. Given these constraints, the following data are presented to facilitate analysis of key components of cash flow activity for Fiscal Years 1997 and 1996:


                                                                  YEAR ENDED
                                                              ------------------
                                                              MAY 25,    MAY 26,
                                                               1997       1996
                                                              -------    -------
                                                                (IN MILLIONS)
Operating activities:
  Revenues less expenses....................................  $  15.5    $  72.3
  Depreciation and amortization.............................     77.1       64.2
  Deferred taxes............................................    (20.3)        --
  Loss on disposal of equipment, molds and tooling..........      1.0        2.0
  Non-cash interest expense.................................      1.9         --
  Increase in accounts receivable...........................    (79.6)        --
  Decrease (increase) in inventories........................     20.0      (24.3)
  Decrease (increase) in prepaid expenses and other current
     assets.................................................     (5.8)      11.1
  Increase in other assets..................................      0.9         --
  Increase (decrease) in accounts payable...................     12.2       (5.2)
  Increase (decrease) in accrued expenses and other
     liabilities............................................     21.6       (1.3)
  Net financing provided from (to) National
     Semiconductor*.........................................    (25.4)      43.7
                                                              -------    -------
     Cash provided by operating activities..................     19.1      162.5
                                                              -------    -------
Investing activities:
  Capital expenditures......................................    (47.1)    (153.9)
  Purchase of molds and tooling.............................     (7.2)      (8.6)
                                                              -------    -------
     Cash used by investing activities......................    (54.3)    (162.5)
                                                              -------    -------
Financing activities:
  Issuance of long-term debt................................    420.0         --
  Debt acquisition costs....................................    (20.3)        --
  Issuance of common stock..................................      7.8         --
  Issuance of preferred stock...............................     70.0         --
  Distribution to National Semiconductor....................   (401.6)        --
                                                              -------    -------
     Cash provided by financing activities..................     75.9         --
                                                              -------    -------
Net change in cash and cash equivalents.....................     40.7         --
Cash and cash equivalents at beginning of year..............       --         --
                                                              -------    -------
Cash and cash equivalents at end of year....................  $  40.7    $    --
                                                              =======    =======


-------------------------

* Net financing provided from (to) National Semiconductor does not necessarily represent the cash flows of the Business, or the timing of such cash flows, had it operated on a stand alone basis.

                         FSC SEMICONDUCTOR CORPORATION

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION -- (CONTINUED)
     Cash paid for interest by the Company totaled $0.1 million for the period from March 11, 1997 through May 25, 1997. The Business did not make any cash payments for interest prior to March 11, 1997, as discussed in Note 2. No cash payments were made for income taxes for any period presented above.

     During the year ended May 25, 1997, the Company issued a note to National Semiconductor in the principal amount of approximately $77.0 million as additional purchase consideration for the capital stock of Fairchild. The Company recorded the note as an increase to long-term debt and accumulated deficit. For the period from March 11 through May 25, 1997, the Company accumulated dividends on the redeemable preferred stock of approximately $1.8 million. The Company recorded the accumulated dividends as an increase to the carrying value of the redeemable preferred stock and accumulated deficit.

NOTE 17 -- ACQUISITIONS

     On December 31, 1997, Fairchild Semiconductor Corporation, a wholly-owned subsidiary of the Company acquired all of the outstanding common stock of Raytheon Semiconductor, Inc. ("Raytheon") for approximately $117.0 million in cash plus transaction expenses. Raytheon, based in Mountain View, California, designs, manufactures and markets high-performance analog and mixed signal integrated circuits for the personal computer, communications, broadcast video and industrial markets. The purchase price was financed through a combination of existing cash and borrowings under the Tranche C Term Loan.

     The acquisition was accounted for as a purchase as of December 31, 1997, and the results of operations of Raytheon have been included since that date. The purchase price exceeded the fair value of the net tangible assets by $48.4 million, of which $32.9 million was allocated to various intangible assets and $15.5 million to in-process research and development. The in-process research and development was expensed to operations concurrent with the acquisition.

     The unaudited pro forma combined historical results, as if Raytheon had been acquired at the beginning of Fiscal Years 1998 and 1997, respectively, are estimated to be:

                                                               1998      1997
                                                              ------    ------
                                                               (IN MILLIONS)
Net sales...................................................  $836.5    $762.6
Net income..................................................  $ 20.9    $ 11.4

     The pro forma results include amortization of the intangibles presented above and interest expense on debt assumed issued to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal years presented, nor are they necessarily indicative of future consolidated results.

NOTE 18 -- CHANGE IN ACCOUNTING PRINCIPLE

     Effective in the third quarter of Fiscal Year 1998, the Company adopted the provisions of Emerging Issues Task Force Issue 97-13 "Accounting for Business Process Reengineering Costs." This Issue requires companies to write-off business process reengineering costs that had been

                         FSC SEMICONDUCTOR CORPORATION

NOTE 18 -- CHANGE IN ACCOUNTING PRINCIPLE -- (CONTINUED) previously capitalized. The Company had been capitalizing such costs in conjunction with its enterprise software implementation project. The Issue requires companies to write-off these costs in the quarter that contains November 20, 1997.

     The cumulative effect of adoption of this Issue resulted in a charge of $1.5 million, net of taxes of $0.8 million for the year ended May 31, 1998. Of the pre-tax write-off, $1.6 million applies to costs incurred in Fiscal Year 1998, while $0.7 million applies to costs incurred in Fiscal Year 1997. The charge relates specifically to costs incurred to assess the system's capabilities in light of the Company's current business processes, which under prior guidance was capitalizable to the cost of the software.

NOTE 19 -- SUBSEQUENT EVENT -- WORKFORCE REDUCTION


     On July 20, 1998, the Company announced a restructuring of its operations, consisting of a reduction of approximately 10% of its payroll, which will primarily affect its operations in the United States. The Company will take a nonrecurring charge of approximately $4.5 million, primarily for severance costs during the first quarter of Fiscal Year 1999.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                 NINE MONTHS ENDED
                                                              ------------------------
                                                              FEBRUARY 28,    MARCH 1,
                                                                  1999          1998
                                                              ------------    --------
                                                              (IN MILLIONS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Revenue:
  Net sales -- trade........................................     $434.1        $479.1
  Contract manufacturing -- National Semiconductor..........       54.5         122.8
                                                                 ------        ------
     Total revenue..........................................      488.6         601.9
Operating expenses:
  Cost of sales.............................................      336.2         329.4
  Cost of contract manufacturing -- National
     Semiconductor..........................................       45.4          92.3
  Research and development..................................       27.9          24.7
  Selling, general and administrative.......................       68.5          66.6
  Purchased in-process research and development.............         --          15.5
  Restructuring.............................................        7.2            --
                                                                 ------        ------
     Total operating expenses...............................      485.2         528.5
                                                                 ------        ------
Operating income............................................        3.4          73.4
Interest, net...............................................       44.7          41.1
                                                                 ------        ------
Income (loss) before income taxes...........................      (41.3)         32.3
Provision (benefit) for income taxes........................       (4.1)         10.4
                                                                 ------        ------
Income (loss) before cumulative effect of change in
  accounting principle......................................      (37.2)         21.9
Cumulative effect of change in accounting principle, net of
  tax effect of $0.8 million................................         --          (1.5)
                                                                 ------        ------
Net income (loss)...........................................     $(37.2)       $ 20.4
                                                                 ======        ======
Net income (loss) applicable to common stockholders.........     $(44.4)       $ 13.9
                                                                 ======        ======
Basic earnings (loss) per common share
  Income before cumulative effect of change in accounting
     principle..............................................     $(0.71)       $ 0.24
  Cumulative effect of change in accounting principle.......         --         (0.02)
                                                                 ------        ------
                                                                 $(0.71)       $ 0.22
                                                                 ======        ======
Diluted earnings (loss) per common share
  Income before cumulative effect of change in accounting
     principle..............................................     $(0.71)       $ 0.23
  Cumulative effect of change in accounting principle.......         --         (0.02)
                                                                 ------        ------
                                                                 $(0.71)       $ 0.21
                                                                 ======        ======
Weighted average common shares outstanding
  Basic.....................................................       62.9          62.5
                                                                 ======        ======
  Diluted...................................................       62.9          65.0
                                                                 ======        ======


     See accompanying notes to condensed consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                              FEBRUARY 28,
                                                                  1999
                                                              -------------
                                                              (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $   5.4
  Receivables, net..........................................       101.5
  Inventories...............................................       105.6
  Other current assets......................................        19.7
                                                                 -------
     Total current assets...................................       232.2
Property, plant and equipment, net..........................       305.9
Deferred income taxes.......................................        25.3
Intangible assets, net......................................        29.0
Other assets................................................        31.1
                                                                 -------
     Total assets...........................................     $ 623.5
                                                                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................     $  35.5
  Accounts payable..........................................        79.1
  Accrued expenses and other current liabilities............        56.0
                                                                 -------
     Total current liabilities..............................       170.6
Long-term debt, less current portion........................       524.5
Other liabilities...........................................         1.7
                                                                 -------
     Total liabilities......................................       696.8
Redeemable preferred stock..................................        87.7
Commitments and contingencies
Stockholders' equity (deficit):
  Class A common stock......................................         0.3
  Class B common stock......................................         0.3
  Additional paid-in capital................................         9.5
  Accumulated deficit.......................................      (171.1)
                                                                 -------
     Total stockholders' equity (deficit)...................      (161.0)
                                                                 -------
     Total liabilities and stockholders' equity (deficit)...     $ 623.5
                                                                 =======

     See accompanying notes to condensed consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                              ------------------------
                                                              FEBRUARY 28,    MARCH 1,
                                                                  1999          1998
                                                              ------------    --------
                                                                   (IN MILLIONS)
Cash flows from operating activities:
  Net income (loss).........................................     $(37.2)      $  20.4
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Cumulative effect of change in accounting principle....         --           1.5
     Depreciation and amortization..........................       72.1          62.5
     Restructing charges, net of cash expended..............        3.3            --
     Non-cash interest expense..............................        7.8           7.3
     Purchased in-process research and development..........         --          15.5
     Loss on disposal of property, plant and equipment......        0.2           0.7
     Deferred income taxes..................................       (4.0)         (0.8)
  Changes in operating assets and liabilities, net:
     Accounts receivable....................................      (26.5)          6.9
     Inventories............................................        2.4         (12.9)
     Prepaid expenses and other current assets..............        0.4           2.5
     Current liabilities....................................        3.2           5.0
     Other assets and liabilities...........................       (1.7)          0.1
                                                                 ------       -------
       Cash provided by operating activities................       20.0         108.7
                                                                 ------       -------
  Cash flows from investing activities:
     Capital expenditures...................................      (31.5)        (49.3)
     Proceeds from sale of property, plant and equipment....        1.0            --
     Purchase of molds and tooling..........................       (2.9)         (4.2)
     Purchase of Raytheon Semiconductor, Inc., net of cash
      acquired..............................................         --        (116.8)
                                                                 ------       -------
     Cash used in investing activities......................      (33.4)       (170.3)
                                                                 ------       -------
  Cash flows from financing activities:
     Proceeds from revolving credit facility, net...........       21.6            --
     Issuance of long-term debt.............................         --          90.0
     Repayment of long-term debt............................       (9.3)        (55.6)
     Debt issuance costs....................................         --          (1.1)
                                                                 ------       -------
     Cash provided by financing activities..................       12.3          33.3
                                                                 ------       -------
Net change in cash and cash equivalents.....................       (1.1)        (28.3)
Cash and cash equivalents at beginning of period............        6.5          40.7
                                                                 ------       -------
Cash and cash equivalents at end of period..................     $  5.4       $  12.4
                                                                 ======       =======
Supplemental cash flow information:
  Cash paid for:
     Income taxes...........................................     $  2.1       $   8.3
                                                                 ======       =======
     Interest...............................................     $ 27.9       $  24.5
                                                                 ======       =======

     See accompanying notes to condensed consolidated financial statements.

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The Condensed Consolidated Balance Sheet of FSC Semiconductor Corporation (the "Company") as of February 28, 1999, the Condensed Consolidated Statements of Operations for the nine-month periods ended February 28, 1999 and March 1, 1998 and the Condensed Consolidated Statements of Cash Flows for the nine-month periods ended February 28, 1999 and March 1, 1998 were prepared by the Company. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position and results of operations of the Company. Interim results of operations are not necessarily indicative of the results to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended May 31, 1998, included elsewhere in this Prospectus.

     Certain prior period amounts have been reclassified to conform to their current presentation.

NOTE 2 -- INVENTORIES

     The components of inventories are as follows:

                                                              FEBRUARY 28,
                                                                  1999
                                                              -------------
                                                              (IN MILLIONS)
Raw materials...............................................     $  8.6
Work in process.............................................       75.3
Finished goods..............................................       21.7
                                                                 ------
     Total inventories......................................     $105.6
                                                                 ======

NOTE 3 -- RESTRUCTURING CHARGES

     In the first quarter of fiscal 1999, in connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a pre-tax restructuring charge of approximately $4.5 million. The restructuring charge consisted of $0.8 million related to non-cash asset impairments and $3.7 million of employee separation costs. The asset impairments relate to idle production equipment in the Company's Mountain View, California and West Jordan, Utah facilities, which primarily serve the Company's Analog and Discrete product groups, respectively. The charge for employee separation arrangements provided for the termination and other severance costs associated with the approximately 600 salaried, hourly and temporary employees severed as a result of this action, a reduction of approximately 10% of the Company's payroll. The affected employees, who work in production, engineering, sales and marketing and administration, are located in the United States and Cebu, Philippines.

     In the third quarter of fiscal 1999, the Company recorded a pre-tax restructuring charge of approximately $2.7 million related to the transfer of all assembly and test work performed at its Mountain View, California facility to its Penang, Malaysia facility. The charge consisted of $1.9 million of non-cash asset write-offs and $0.8 million primarily for severance and other benefits for 54

                 FSC SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3 -- RESTRUCTURING CHARGES -- (CONTINUED) employees terminated as a result of the transfer. The asset write-offs consist of production equipment that will be idled as a result of the action.

NOTE 4 -- SUBSEQUENT EVENT -- FACILITY CLOSURE

     On March 31, 1999, the Company agreed to sell its Mountain View, California facility for approximately $35.0 million. The sale price is subject to (i) a $1.0 million deposit, which is nonrefundable if the sale of the property is not consummated by April 19, 1999 for reasons other than a title defect; (ii) a $3.5 million holdback which will be paid to the Company unless the city council rejects the buyer's application to increase its building density from 35% to 50%; and (iii) a $0.5 million deposit which will be placed into an escrow account and will be released to the Company upon the demolition of the existing structures on the property. At closing, the Company received approximately $30.7 million (excluding the $0.5 million in escrow) after deducting closing costs, contingency holdbacks, commissions and other fees and expenses.

     In connection with the sale of the Mountain View facility, on April 2, 1999 the Company announced a transfer of all wafer production to its South Portland, Maine facility. The transfer is expected to be complete by the end of the 1999 calendar year. Net of a gain on the sale of land and building of approximately $1.6 million, the Company will record a one-time charge for severance, equipment disposals and other costs related to the closing of the Mountain View facility of approximately $11.9 million in the fourth quarter of fiscal 1999.

NOTE 5 -- SUBSEQUENT EVENT -- ACQUISITION

     On April 13, 1999, the Company completed its acquisition of the Power Device Business of Samsung Electronics Co., Ltd., for approximately $406.8 million, net of certain purchase price adjustments. The purchase includes substantially all of the worldwide business and assets of the Power Device Business, comprising high volume wafer fabs in Bucheon, South Korea, design and development personnel in Bucheon, and secured services for high volume assembly and test operations for the Power Device Business, and worldwide sales and marketing personnel. The transaction will be accounted for as a purchase.

     On April 13, 1999 the Company refinanced all of its existing senior credit facilities with the proceeds from new senior term facilities of $310.0 million. The excess proceeds, together with the net proceeds from the Company's $300.0 million senior subordinated notes issued on April 7, 1999 and a $50.0 million subordinated PIK note from Citicorp Mezzanine Partners, L.P., were used to finance the purchase price and related fees and expenses of the acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Samsung Electronics Co., Ltd.

     In our opinion, the accompanying statements of net assets (liabilities) and the related statements of operations and comprehensive income (loss) and cash flows present fairly, in all material respects, the financial position of the Power Device Business of Samsung Electronics Co., Ltd. (the "Business") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Business' management, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the financial statements, the operations of the Business, and those of similar companies in the Republic of Korea, have been significantly affected, and will continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Asia Pacific region.

     The Business is an operating unit of Samsung Electronics Co., Ltd. and, as discussed in Notes 3, 7 and 15, has engaged in various transactions with Samsung Electronics Co., Ltd.

Samil Accounting Corporation

Seoul, Korea
February 24, 1999

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                     STATEMENTS OF NET ASSETS (LIABILITIES)

                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                 1997              1998
                                                              ----------        ----------
                                                              (IN THOUSANDS OF US DOLLARS)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $     18          $     37
  Trade accounts and notes receivable, net..................     28,445            26,605
  Inventories...............................................     50,469            43,977
  Deferred tax assets.......................................        909             1,184
  Prepaid expenses and other current assets.................      2,317             3,750
                                                               --------          --------
     Total current assets...................................     82,158            75,553
Advances to employees.......................................      5,398             2,632
Property, plant and equipment, net..........................     93,166            90,955
Deposit for deferred employee compensation..................      6,272                --
Intangible assets, net......................................      1,182               887
Other assets................................................        419               262
                                                               --------          --------
     Total assets...........................................    188,595           170,289
                                                               --------          --------
LIABILITIES
Current liabilities:
  Corporate borrowings......................................      9,750            12,641
  Current portion of capital lease obligation...............     12,706             8,086
  Trade accounts and notes payable..........................     11,086            13,729
  Income taxes payable to Samsung...........................      6,394            12,947
  Accrued expenses and other accounts payable...............      6,621            70,594
                                                               --------          --------
     Total current liabilities..............................     46,557           117,997
Corporate borrowings........................................     92,032            46,065
Capital lease obligation....................................     15,151             9,667
Deferred employee compensation..............................     13,004             6,471
Deferred tax liabilities....................................      3,173             1,914
                                                               --------          --------
     Total liabilities......................................    169,917           182,114
                                                               --------          --------
Commitments and contingencies
NET ASSETS (LIABILITIES)
Business equity.............................................     37,301               272
Accumulated other comprehensive loss --
  Cumulative translation adjustments........................    (18,623)          (12,097)
                                                               --------          --------
     Total net assets (liabilities).........................   $ 18,678          $(11,825)
                                                               ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
                                                           (IN THOUSANDS OF US DOLLARS)
Revenues:
  Net sales............................................  $418,047    $440,700    $369,899
  Contract manufacturing -- Samsung Electronics........    53,735      37,428      16,620
                                                         --------    --------    --------
  Total revenue........................................   471,782     478,128     386,519
                                                         --------    --------    --------
Operating expenses:
  Cost of sales........................................   361,624     309,712     232,562
  Cost of contract manufacturing -- Samsung
     Electronics.......................................    53,735      37,428      16,620
  Research and development.............................    18,579      19,205      15,224
  Selling, general and administrative..................    28,950      34,280      33,812
  Litigation settlement................................        --          --      58,000
                                                         --------    --------    --------
     Total operating expenses..........................   462,888     400,625     356,218
                                                         --------    --------    --------
Operating income.......................................     8,894      77,503      30,301
Interest expense, net..................................    10,384      10,076       4,205
Foreign currency losses, net...........................       497       5,933         923
                                                         --------    --------    --------
Income (loss) before income taxes......................    (1,987)     61,494      25,173
Income tax benefit (provision).........................     4,754     (18,549)     (9,519)
                                                         --------    --------    --------
Net income.............................................     2,767      42,945      15,654
                                                         --------    --------    --------
Other comprehensive income (loss):
     Net foreign currency translation adjustments......    (4,837)    (14,491)      6,526
                                                         --------    --------    --------
Comprehensive income (loss)............................  $ (2,070)   $ 28,454    $ 22,180
                                                         ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   ---------
                                                                (IN THOUSANDS OF US DOLLARS)
Cash Flows From Operating Activities:
  Net income................................................  $   2,767   $  42,945   $  15,654
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     48,965      38,792      22,289
    Provision for (recovery of) doubtful accounts...........         (6)         93           7
    Provision for (reversal of) inventory reserve...........       (216)     (3,713)      1,016
    Accrual for litigation settlement.......................         --          --      58,000
    Loss on disposition of property, plant and equipment....      1,545         423         498
    Deferred employee compensation..........................      1,407      (8,623)      3,745
    Deferred income taxes...................................     (4,365)      8,648      (1,534)
  Changes in operating assets and liabilities:
    Trade accounts and notes receivable.....................      3,283     (28,329)      5,817
    Inventories.............................................     13,092      (3,166)     12,617
    Prepaid expenses and other current assets...............      2,629         720        (894)
    Advances to employees...................................     (1,208)      1,702       3,188
    Deposit for deferred employee compensation..............     (1,036)      4,057       6,345
    Other assets............................................      1,463         516         198
    Trade accounts and notes payable........................     (2,942)      1,008         638
    Income taxes payable to Samsung.........................     (4,966)      6,394       6,553
    Accrued expenses and other accounts payable.............    (12,388)     19,152       4,232
    Payment of deferred employee compensation...............     (8,642)     (6,299)    (10,278)
                                                              ---------   ---------   ---------
    Net cash provided by operating activities...............     39,382      74,320     128,091
                                                              ---------   ---------   ---------
  Cash Flows From Investing Activities:
    Acquisition of property, plant and equipment............   (118,005)    (10,259)     (7,671)
    Proceeds from sale of property, plant and equipment.....     30,644      10,593       2,297
    Acquisition of intangible assets........................     (1,134)       (454)       (319)
                                                              ---------   ---------   ---------
    Net cash used in investing activities...................    (88,495)       (120)     (5,693)
                                                              ---------   ---------   ---------
  Cash Flows from Financing Activities:
    Corporate borrowing, net................................     54,223     (75,678)    (43,076)
    Capital lease payment...................................     (9,335)    (23,819)    (11,046)
    Net capital distribution................................    (16,867)    (57,593)    (52,683)
                                                              ---------   ---------   ---------
    Net cash provided by (used in) financing activities.....     28,021    (157,090)   (106,805)
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     21,092      82,907     (15,574)
                                                              ---------   ---------   ---------
Net increase in cash and cash equivalents...................         --          17          19
Cash and cash equivalents, beginning of period..............          1           1          18
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of period....................  $       1   $      18   $      37
                                                              =========   =========   =========
Supplemental disclosure of cash flows information:
    Interest paid...........................................  $     396   $     252   $       9
                                                              =========   =========   =========
    Machinery and equipment acquired under capital lease....  $     103   $     673   $     942
                                                              =========   =========   =========

   The accompanying notes are an integral part of these financial statements.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION:

  BUSINESS

     The Power Device Business (the "Business") was established in 1985 as an operating unit of Samsung Electronics Co., Ltd. ("Samsung"). The Business is not a distinct legal entity. The Business designs, develops and manufactures discrete and standard analog semiconductors. These products are used in major market worldwide sectors including computers, computer peripherals, office equipment, consumer electronics, lighting, communications, and industrial equipment. The Business is located in Bucheon, the Republic of Korea ("Korea") and shares the Samsung Bucheon factory with Samsung's Multimedia Business.

     On December 20, 1998, Samsung entered into a Business Transfer Agreement (the "Agreement") with Fairchild Semiconductor Corporation ("Fairchild"). Under terms of the Agreement, Fairchild shall purchase substantially all of the assets including allocated notes receivable and prepaid expenses and assume certain liabilities of the Business in exchange for $455,000 thousand in cash, subject to certain conditions and adjustments. In conjunction with the transfer of the Business, Samsung intends to pay an employee bonus to the employees staying with the Business to the closing date.

  BASIS OF PRESENTATION

     The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such expenses and services.

     These financial statements present the assets, liabilities, results of operations and cash flows of the Business. Because the Business did not previously prepare separate financial statements, these financial statements were derived by extracting the assets, liabilities and results of operations of the Business from the corresponding Samsung accounts. As a result, the carved out financial statements contain allocations of certain Samsung assets, liabilities, revenues and expenses attributable to the Business deemed reasonable by management to present the Business on a stand-alone basis.

     Although the Business' management is unable to estimate the actual benefits which would have been realized and costs which would have been incurred had the respective transactions been executed with independent third parties, the allocation methodologies described below and within the respective notes to financial statements, where appropriate, are considered reasonable by management. The financial position and results of operations of the Business may, however, differ from the results which may have been achieved had the Business operated as an independent legal entity. Additionally, future expenses incurred as an independent entity may not be comparable to the historical levels.

     The carved out financial statements are presented in accordance with generally accepted accounting principles of the United States.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The significant accounting policies followed by the Business in the preparation of its financial statements are summarized below.

  RELATED PARTY ACTIVITY AND ALLOCATIONS

     The financial statements reflect the assets, liabilities, revenue and expenses that were directly related to the Business as it operated within Samsung. In cases involving assets and liabilities not specifically identifiable to any particular facility, a portion of such items were allocated to the Business based on assumptions that management considers reasonable in the circumstances.

     Samsung uses a centralized approach to cash management and the financing of its operations. These systems did not track cash balances, notes receivable balances and bank borrowings on a business specific basis. Accordingly, notes receivable and debt not specifically identifiable to the operations of any particular facility were allocated annually to the Business based on the customer sales ratio and fixed asset ratio of the Business, respectively, as a percentage of Samsung for each respective period. Interest expense on allocated debt was determined by applying the average interest rates of Samsung during the respective periods. Management believes the debt allocation basis is reasonable as the Business operates in a highly capital intensive industry and capital expenditures are financed through bank borrowings.

     Manufacturing costs were generally apportioned between the Business and Samsung's other product lines based upon actual factory production loading. Certain manufacturing costs (e.g., material costs) that were specifically identifiable with a particular product line were charged directly.

     Other operating units of Samsung also performed manufacturing services for the Business and incurred other elements of cost of sales on behalf of the Business, including freight, duty, warehousing, and purchased manufacturing services from third party vendors. Costs of these services are specifically identified as they relate to the Business. Also, the Business has performed contract manufacturing related to wafer foundry services for Samsung. The revenues for these services are reflected at cost in the accompanying statements of operations. These costs include manufacturing costs incurred within the Samsung Bucheon factory and do not include cost of raw materials and/or processing costs incurred outside of the Samsung Bucheon factory.

     Shared or common costs, including certain general and administrative, sales and marketing, and research and development expenses, have been allocated from Samsung's corporate office, selling and marketing locations, and manufacturing sites to the Business on a basis which is considered by management to reasonably reflect the utilization of such services by the operating unit receiving the charge. These allocations were based on sales revenues, the number of employees and working hours. Research and development (R&D) expenses represent the actual costs incurred by the Bucheon factory plus R&D expenses specifically incurred by Samsung on behalf of the Business.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant estimates made by management include those related to the useful lives of property, plant and equipment, allowances for doubtful accounts and customer returns, inventory realizability,

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) contingent liabilities and allocated expenses. Actual results could differ from those estimates, and such differences may be material to the financial statements.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on hand and cash in bank accounts, with original maturities of three months or less.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Business provides an allowance for doubtful accounts and notes receivable to reduce such receivables to their probable estimated collectable amounts.

  INVENTORIES

     Inventories are stated at the lower of cost or market, using the weighted average method, except for materials in-transit, for which cost is determined using the specific identification method.

  INTANGIBLE ASSETS

     Intangible assets, principally patent rights, are stated at cost and amortized on a straight-line basis over their estimated useful lives of 10 years which does not exceed the patent period.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below:

                                                                ESTIMATED
                                                              USEFUL LIVES
                                                              -------------
Buildings...................................................  15 - 40 years
Building related structures.................................   7 - 40 years
Machinery and equipment.....................................        5 years
Tools.......................................................        5 years
Furniture and fixtures......................................        5 years
Vehicles....................................................        5 years

     Assets under capital leases and leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. Amortization of assets under capital leases is included within depreciation expense.

     Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation or amortization are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period. Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or significantly extend the useful lives of the related assets are capitalized.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  IMPAIRMENT OF LONG-LIVED ASSETS

     Effective January 1, 1996, the Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of". In accordance with this standard, management periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows is separately identifiable and is less than the carrying value of the assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets.

     Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The adoption of this new accounting standard did not have a material effect on the Business' operating results or financial position.

  WARRANTIES

     The Business' products are generally warranted for up to one year from customer receipt. Estimated future costs of repair, replacement, or customer accommodations are reflected in income for the period of the related sales.

  RECOGNITION OF REVENUES

     Revenues from the sale of products are recognized on the transfer of ownership upon shipment. The Business provides a reserve for product returns from all customers at the time revenue is recognized. Contract manufacturing revenues are recognized based on completion of respective stages of production, defined as wafer fabrication and electronic die sorting.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

     The Business receives, under the terms of specific legislation, research and development grants for projects selected by the government. Such grants, collectively insignificant, are recorded as liabilities since the grant monies must be repaid upon conclusion of the project.

  INCOME TAXES

     The Business is not a separate taxable entity for Korean or international tax purposes and has not filed separate income tax returns, but rather was included in the income tax returns filed by Samsung. Accordingly, income tax expense in the carved out financial statements has been calculated as if filed on a separate tax return basis. The Business accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     Investment R&D tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward account.

  DEFERRED EMPLOYEE COMPENSATION

     In accordance with statutory regulations in Korea, employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Business, based on years of service and rate of pay at the time of termination. The accrual for deferred compensation approximates the amount required if all employees were to terminate employment at the balance sheet date.

     The annual provision for deferred compensation charged to operations is calculated based on the net change in the deferred compensation amount, assuming the termination of all eligible employees and directors as of the beginning and end of the period, plus the actual payments made during the period.

     Under the National Pension Fund Law of Korea, the Business is required to pay a certain percentage of employee retirement benefits to the National Pension Fund in exchange for a reduction in their severance pay. Contributed amounts shall be refunded from the National Pension Plan to employees on their retirement. This amount has been offset against deferred compensation except for the portion related to employees with less than one year of service which is included in current assets.

     Deferred employee compensation is partially funded through a group severance insurance plan with Samsung Life Insurance Co., Ltd., an affiliate of Samsung. The amounts deposited under this insurance plan are classified as noncurrent assets and may only be withdrawn for the actual payment of deferred compensation.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in currencies other than the Korean won have been translated at the rate of exchange on the balance sheet date. Gains and losses resulting from the translation are reflected in income for the period.

     The Business' functional currency is the Korean won, the primary currency in which business is conducted, and its official accounting records are maintained in Korean won. The accompanying financial statements are reported in US dollars pursuant to SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average exchange rate in effect during the respective period.

     Resulting translation adjustments are recorded in a separate component of net assets entitled "Cumulative Translation Adjustment." All amounts in these financial statements have been presented in thousands of US dollars, unless otherwise stated.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
     The exchange rates used to translate the financial statements are as follows:

                                                               EXCHANGE RATES USED
                                                      -------------------------------------
                                                      BALANCE SHEET     REVENUE AND EXPENSE
                                                         ACCOUNTS            ACCOUNTS
                                                      --------------    -------------------
1996................................................  US$1 =  844.20      US$1 =  804.78
1997................................................  US$1 = 1415.20      US$1 =  951.11
1998................................................  US$1 = 1207.80      US$1 = 1398.88

  COMPREHENSIVE INCOME

     Effective January 1, 1996, the Business retroactively adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income. The components of comprehensive income (loss) include net income and foreign currency translation adjustments. There is no tax effect on the foreign currency translation adjustments.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Business to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts and notes receivable.

     The Business deposits its cash with a major Korean bank. Deposits in this bank may exceed the amount of insurance provided on such deposits. However, the Business is exposed to loss only to the extent of the amount of cash reflected on its statements of net assets. The Business has not experienced losses on its bank cash deposits.

     The Business performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for domestic customers on accounts or notes receivable. The Business maintains reserves for potential credit losses, but historically has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The Business derives a substantial portion of its revenues from export sales through Samsung's foreign subsidiaries in Asia, North America and Europe.

     A substantial portion of the components necessary for the manufacture and operation of many of the Business' products are obtained from the other operating units of Samsung and its affiliates. The disruption or termination of any of these sources could have a material adverse effect on the Business' operating results and financial condition.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts and notes receivable, trade accounts and notes payable, and accrued expenses and other accounts payable approximates fair value due to the short-term nature of these instruments.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of the statement require the recognition of all derivatives as either assets or liabilities in the financial statements and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999. The Business is currently not separately engaged in any derivatives or hedging activities.

     In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance concerning recognition and measurement of costs associated with developing or acquiring software for internal use. In 1998, the AICPA also issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which provides guidance concerning the costs of start-up activities. For accounting purposes, start-up activities are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. Both pronouncements are effective for financial statements of years beginning after December 15, 1998, with earlier application encouraged. Management does not believe that adoption of these pronouncements will have a material impact on the financial statements of the Business.

3.  TRADE ACCOUNTS AND NOTES RECEIVABLE:

     Trade accounts and notes receivable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts receivable
  Due from third parties....................................  $10,820    $ 9,198
  Due from Samsung subsidiaries and affiliates..............    9,173      2,338
                                                              -------    -------
                                                               19,993     11,536
Trade notes receivable
  Due from third parties....................................    8,205      7,516
  Due from Samsung subsidiaries and affiliates..............      353      7,666
                                                              -------    -------
                                                                8,558     15,182
Allowance for doubtful accounts.............................     (106)      (113)
                                                              $28,445    $26,605
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts receivable of $17,992 thousand and $6,148 thousand, respectively, are denominated in foreign currencies, primarily US dollars. Trade notes receivable represents amounts due from domestic customers maturing generally within 90 to 120 days with no interest charge.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

4.  INVENTORIES:

     Inventories consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Finished products...........................................  $15,606    $21,482
Work-in-process.............................................   25,395     19,632
Raw materials and supplies..................................   10,444      6,411
Materials in-transit........................................    1,757        201
                                                              -------    -------
                                                               53,202     47,726
Allowance for obsolete and excess inventory.................   (2,733)    (3,749)
                                                              -------    -------
                                                              $50,469    $43,977
                                                              =======    =======

     At December 31, 1998, substantially all of the Business' inventories are insured against fire and other casualty losses.

     At December 31, 1998, a portion of the Business' inventory up to a maximum amount of $27,654 thousand is pledged as collateral for a bank loan of Samsung. At December 31, 1998, a total of approximately $9,136 thousand of raw materials and work-in-process inventories was held by the Business' subcontractors including Samsung plants in Korea and China. Also, at December 31, 1998, all finished goods inventories were held by the Samsung Onyang plant in Korea for warehousing.

5.  ADVANCES TO EMPLOYEES:

     The Business provides advances to its employees primarily for the purchase or lease of residential properties. Advances to employees are provided for periods of up to 7 years and earn interest at a maximum annual rate not to exceed 4%.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Buildings...................................................  $  38,666    $  44,948
Building related structures.................................      6,124        7,175
Machinery and equipment.....................................    165,362      190,421
Tools.......................................................      3,046        2,894
Furniture and fixtures......................................      7,737        8,757
Vehicles....................................................        497          466
                                                              ---------    ---------
                                                                221,432      254,661
Accumulated depreciation....................................   (137,891)    (172,685)
                                                              ---------    ---------
                                                                 83,541       81,976
Land........................................................      8,973        8,563
Construction in progress....................................        510          247
Machinery in transit........................................         --            4
Other.......................................................        142          165
                                                              ---------    ---------
                                                              $  93,166    $  90,955
                                                              =========    =========

     At December 31, 1998, substantially all of the Business' property, plant and equipment, other than land and certain construction in progress, are insured against fire and other casualty losses. A substantial portion of the Business' property, plant and equipment at December 31, 1998 is pledged as collateral for various bank loans of Samsung.

     Depreciation expense for property, plant and equipment was $48,812 thousand, $38,564 thousand and $21,540 thousand for the years ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, approximately $6,132 thousand of the Business' manufacturing machinery and equipment was held by its subcontractors, primarily in Korea.

     Property, plant and equipment under capital leases, which include primarily machinery and equipment, are as follows:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Cost........................................................  $ 40,114    $ 40,325
Accumulated amortization....................................   (30,387)    (33,658)
                                                              --------    --------
                                                              $  9,727    $  6,667
                                                              ========    ========

     Amortization expense for assets under capital leases for the years ended December 31, 1996, 1997 and 1998 is $15,026 thousand, $9,350 thousand and $4,002 thousand, respectively.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

7.  TRADE ACCOUNTS AND NOTES PAYABLE:

     Trade accounts and notes payable consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Trade accounts payable
  Due to third parties......................................  $ 9,091    $11,035
  Due to Samsung subsidiary and affiliates..................    1,283      2,203
                                                              -------    -------
                                                               10,374     13,238
Trade notes payable
  Due to third parties......................................      712        409
  Due to Samsung subsidiary and affiliates..................       --         82
                                                              -------    -------
                                                                  712        491
                                                              -------    -------
                                                              $11,086    $13,729
                                                              =======    =======

     At December 31, 1997 and 1998, trade accounts payable of $10,204 thousand and $12,925 thousand, respectively, are denominated in foreign currencies, primarily US dollars.

8.  CORPORATE BORROWINGS:

     The Business does not undertake its own financing but has been able to benefit from the financing obtained by Samsung. Corporate borrowings have been allocated based on the methodology described in Note 2. The interest expense on the allocated corporate borrowings has been calculated using average interest rates of 6.48%, 7.30%, and 9.69% for the years ended December 31, 1996, 1997, and 1998, respectively.

     Samsung has entered into various types of short-term financing arrangements including usance financing and bank overdrafts. The Business does not have its own usance letter of credit but benefits from such letter of credit of Samsung when needed. At December 31, 1998, no borrowings existed from such short-term financing arrangements. The Business does not have any debt sharing or other arrangements with Samsung. Consequently, corporate borrowings have been classified as current and long-term based on the expected maturities of the contractual obligations into which Samsung has entered.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

9.  DEFERRED EMPLOYEE COMPENSATION:

     Changes in deferred employee compensation are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
Beginning balance...........................................  $27,926    $ 13,004
Provision...................................................   (8,623)      3,745
Payments....................................................   (6,299)    (10,278)
                                                              -------    --------
Ending balance..............................................  $13,004    $  6,471
                                                              =======    ========

     During 1998, certain employees elected to take early settlement of deferred compensation. As a result, the Business paid approximately $2,436 thousand in cash from the deferred employee compensation balance, net of advances due from employees of $2,751 thousand.

10.  COMMITMENTS AND CONTINGENCIES:

  LITIGATION

     On December 30, 1998, a settlement agreement was reached resolving a patent infringement lawsuit. Under the terms of this settlement, Samsung shall pay the principal sum of $58,000 thousand. The litigation settlement has been accrued in the financial statements of the Business as of December 31, 1998 and for the year then ended.

     Samsung is also alleged, in the United States, to have infringed a method claimed by a patent owned by Northern Telecom ("NT"), in the production of its memory devices. The patent expired in 1994 and hence NT's claim is limited to past damages based on a reasonable royalty accrued between February 1989 and June 1994, and prejudgment interest thereon. In September 1998, the District Court granted Samsung's motion for summary judgment, finding the patent invalid and dismissed the case. NT filed a motion to set aside the judgment which was denied on December 10, 1998. Additionally, NT has brought an action against Samsung alleging an infringement of a patent in Germany. The German patent is a counterpart of the patent being litigated in the United States. In May 1997, the court allowed the action but did not fix the amount of damages to be paid and Samsung appealed against this decision. The proceedings are currently pending and the next hearing is scheduled for March 1999. Similar to the case in the United States, the German patent expired in 1995 and potential liability is limited to past damages. While it is not feasible to predict or determine the final outcome of these proceedings at the present time, management does not believe that they will result in a materially adverse effect on the financial position or results of operations of Samsung or the Business.

  LICENSING AND SUBCONTRACT AGREEMENTS

     Samsung has entered into various licensing agreements, some of which relate to Power Device products either directly or indirectly. Royalty expense incurred by or allocated to the Business was $636 thousand, $5,922 thousand, and $6,004 thousand for the years ended December 31, 1996, 1997, and 1998, respectively. The allocation was made based on the relative sales value for the respective period.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10.  COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)
     The Business has two 7-year subcontract agreements with Usha HBB (India) Ltd. ("Usha") and Psi Technologies, Inc. ("Psi"), third party subcontractors, in connection with assembly and test of certain products of the Business. The Usha agreement provides for the subcontractor to provide and the Business to purchase at least 480 million units per year at a unit price of $0.01153. And the Psi agreement provides for the subcontractor to provide and the Business to purchase at least 4 million units per month at a unit price of $0.0581. These unit prices in the agreements are subject to adjustment to reflect changes in market prices. The agreements with Usha and Psi expire in July 2001 and July 2005, respectively.

     Subject to the subcontractors' quality and performance, at December 31, 1998, the approximate future purchase commitments under these agreements are as follows:

                       YEAR                         PURCHASE COMMITMENT
                       ----                         -------------------
1999..............................................        $ 8,323
2000..............................................        $ 8,323
2001..............................................        $ 6,017
2002..............................................        $ 2,789
2003..............................................        $ 2,789
2004 and thereafter...............................        $ 4,416
                                                          -------
Total.............................................        $32,657
                                                          =======

     Total payments to Usha and Psi under the agreements were $3,734 thousand, $3,953 thousand and $5,169 thousand for the years ended December 31, 1996, 1997 and 1998, respectively.

  GUARANTEE PROVIDED

     In relation to the Business, Samsung has guaranteed payment of principal and interest on a bank loan provided to Korea Microsystems, Inc., a third-party subcontractor of the Business, up to $2,070 thousand due in April 2002.

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

10.  COMMITMENTS AND CONTINGENCIES: -- (CONTINUED)
  CAPITAL LEASE

     With respect to the Business, Samsung leases machinery and equipment under capital lease arrangements. The future minimum lease payments under the capital leases are as follows:

                                                              MINIMUM
                                                               LEASE
FOR THE YEAR ENDING DECEMBER 31,                              PAYMENTS
--------------------------------                              --------
1999........................................................  $ 8,086
2000........................................................    6,467
2001........................................................    3,177
2002........................................................    1,475
Thereafter..................................................      226
                                                              -------
     Total..................................................   19,431
Less: amount representing interest..........................   (1,678)
                                                              -------
Present value of minimum lease payments.....................   17,753
Less: current portion.......................................   (8,086)
                                                              -------
Total capital lease obligation, non-current portion.........  $ 9,667
                                                              =======

11.  UNSTABLE ECONOMIC ENVIRONMENT:

     The operations of the Business, and those of similar companies in Korea, have been affected, and may continue to be affected for the foreseeable future, by the unstable economic conditions in Korea and the Asia Pacific region. Specific factors that impact these companies include volatility in the value of the Korean won and interest rates and the general deterioration of the economies of countries in the Asia Pacific region.

12.  BUSINESS EQUITY:

     Business equity represents Samsung's ownership interest in the recorded net assets (liabilities) of the Business. A summary of activity is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Beginning balance......................................  $ 66,049    $ 51,949    $ 37,301
Net income.............................................     2,767      42,945      15,654
Net capital distribution...............................   (16,867)    (57,593)    (52,683)
                                                         --------    --------    --------
Ending balance.........................................  $ 51,949    $ 37,301    $    272
                                                         ========    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES:

     As discussed in Note 2, the Business did not pay income taxes directly or file separate income tax returns. The Business incurs income tax liabilities in Korean won and based on taxable income determined in accordance with generally accepted accounting principles and tax laws of Korea. The tax provision (benefit) included in these financial statements reflects current tax expense and the impact of accounting for deferred taxes under the asset and liability method, including the impact of foreign currency translation of such deferred tax amounts.

     The income tax provision (benefit) for 1996, 1997 and 1998 consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1996       1997       1998
                                                            -------    -------    -------
Current...................................................       --    $ 9,515    $11,178
Deferred..................................................  $(4,754)     9,034     (1,659)
                                                            -------    -------    -------
Income tax provision (benefit)............................  $(4,754)   $18,549    $ 9,519
                                                            =======    =======    =======

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Business' ability to generate taxable income within the period which the temporary differences reverse, the outlook of the Korean economic environment and the overall future industry outlook. Management has considered these factors in reaching its conclusion as to the need for a valuation allowance for financial reporting purposes.

     The Business does not have any formalized tax sharing agreement with Samsung.

     The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
Deferred tax assets -- current:
  Inventory reserve.........................................  $   842    $ 1,154
  Other.....................................................       67         30
                                                              -------    -------
                                                                  909      1,184
                                                              -------    -------
Deferred tax assets (liabilities) -- non-current:
  Provision for deferred employee compensation..............       --        783
  Excess depreciation.......................................   (3,173)    (2,697)
                                                              -------    -------
                                                               (3,173)    (1,914)
                                                              -------    -------
Net deferred tax liabilities................................  $(2,264)   $  (730)
                                                              =======    =======

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

13.  INCOME TAXES: -- (CONTINUED)
     Realization of deferred tax assets is dependent upon taxable income within carry forward periods available under the tax laws. Management has concluded that it is "more likely than not" that the Business will realize the full benefit of deferred tax assets.

     The statutory income tax rate, including tax surcharges, applicable to the Business for 1996, 1997 and 1998 is approximately 30.8%. The reconciliation from income taxes calculated at the statutory tax rate to the effective income tax amount for each of the periods is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1996       1997       1998
                                                             -------    -------    ------
Taxes at Korean statutory tax rate.........................  $  (612)   $18,940    $7,753
R&D tax credit.............................................   (4,375)      (391)     (675)
Effect of tax rate change on beginning cumulative temporary
  differences..............................................      233         --        --
Effect of exchange rate changes............................       --         --     2,441
                                                             -------    -------    ------
Effective income tax amounts...............................  $(4,754)   $18,549    $9,519
                                                             =======    =======    ======

     The current and deferred income tax provisions were computed on a Korean won basis, the functional currency of the Business, and translated into US dollars using the weighted average exchange rate. The effect of exchange rate changes in the amount of $2,441 thousand reflects the impact of translating the litigation settlement discussed in Note 10, using the rate at which such transaction was recognized for financial reporting purposes.

14.  OTHER COMPREHENSIVE INCOME (LOSS):

     For the years ended December 31, 1996, 1997 and 1998, foreign currency translation adjustments are the only components of other comprehensive income.

     There are no related tax effects allocated to foreign currency translation adjustments due to the fact that the Business' functional currency is Korean won.

     A summary of cumulative translation adjustments are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                           1996        1997        1998
                                                          -------    --------    --------
Cumulative translation adjustments:
  Beginning balance.....................................  $   705    $ (4,132)   $(18,623)
  Current-period change.................................   (4,837)    (14,491)      6,526
                                                          -------    --------    --------
  Ending balance........................................  $(4,132)   $(18,623)   $(12,097)
                                                          =======    ========    ========

             POWER DEVICE BUSINESS OF SAMSUNG ELECTRONICS CO., LTD.

15.  RELATED PARTY TRANSACTIONS:

     Related party activity between the Business and Samsung (including subsidiaries and affiliates of Samsung) is summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Product sales to other operating units of Samsung......  $ 66,834    $ 68,472    $ 56,126
Product sales to foreign sales subsidiaries of
  Samsung..............................................   144,338     150,943      86,552
Product sales to other Samsung subsidiaries and
  affiliates...........................................    27,032      25,503      41,691
                                                         --------    --------    --------
     Total sales.......................................  $238,204    $244,918    $184,369
                                                         ========    ========    ========
Manufacturing services performed by other operating
  units of Samsung.....................................  $ 81,151    $ 75,962    $ 49,775
Manufacturing services performed by a Chinese
  subsidiary of Samsung................................     5,149      22,086      16,352
Purchase of raw materials from Samsung affiliates......    15,966      20,797      10,626
                                                         --------    --------    --------
     Total manufacturing costs.........................  $102,266    $118,845    $ 76,753
                                                         ========    ========    ========
Selling, general and administrative expenses allocated
  from Samsung.........................................  $ 26,891    $ 27,880    $ 27,536
                                                         ========    ========    ========
Sales of manufacturing equipment to other operating
  units of Samsung.....................................  $ 12,590    $  6,945    $     56
                                                         ========    ========    ========
Purchase of manufacturing equipment from other
  operating units of Samsung...........................  $ 20,937    $  1,088    $  2,355
                                                         ========    ========    ========

16.  GEOGRAPHIC INFORMATION:

     The Business is engaged in one industry segment, namely the development, manufacture and marketing of power semiconductors. Sales data, summarized by geographic area, is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         --------------------------------
                                                           1996        1997        1998
                                                         --------    --------    --------
Korea..................................................  $178,321    $171,058    $137,111
Asia...................................................   182,839     207,602     186,668
North America..........................................    32,001      35,638      24,308
Europe.................................................    24,886      26,402      21,812
                                                         --------    --------    --------
     Total.............................................  $418,047    $440,700    $369,899
                                                         ========    ========    ========

     Substantially all of the Business' assets are located in Korea.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Raytheon Semiconductor, Inc:

     We have audited the accompanying balance sheet of Raytheon Semiconductor, Inc. (a wholly owned subsidiary of Thornwood Trust) (the Company) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raytheon Semiconductor, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                      KPMG PEAT MARWICK LLP

Mountain View, California
February 27, 1998

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                                 BALANCE SHEET

                                                                   DECEMBER 31, 1997
                                                              ---------------------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
ASSETS
Current assets:
  Cash......................................................            $   186
  Accounts receivable, net of allowances of $2,073..........             11,414
  Inventories...............................................             18,125
  Prepaid expenses and other................................                262
                                                                        -------
     Total current assets...................................             29,987
Property, plant, and equipment, net.........................             21,532
                                                                        -------
     Total assets...........................................            $51,519
                                                                        =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................            $ 3,711
  Accrued compensation......................................              2,575
  Accrued liabilities.......................................              1,062
                                                                        -------
     Total current liabilities..............................              7,348
Commitments and contingencies
Stockholder's equity
  Common stock, $0.01 par value; 2,500 authorized, issued,
     and outstanding........................................                 --
  Additional paid-in-capital................................             44,171
                                                                        -------
     Total liabilities and stockholder's equity.............            $51,519
                                                                        =======

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                              STATEMENT OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
Net sales...................................................     $78,369
Cost of sales...............................................      44,815
                                                                 -------
     Gross profit...........................................      33,554
Operating expenses:
  Research and development..................................      12,128
  Selling, general, and administrative......................      10,064
                                                                 -------
     Total operating expenses...............................      22,192
                                                                 -------
     Operating Income.......................................      11,362
Other Expense...............................................          88
                                                                 -------
     Income before income taxes.............................      11,274
Provision for income tax expense............................       4,395
                                                                 -------
     Net income.............................................     $ 6,879
                                                                 =======

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                                     YEAR ENDED DECEMBER 31, 1997
                                       ---------------------------------------------------------
                                         PARENT      COMMON STOCK     ADDITIONAL       TOTAL
                                        COMPANY     ---------------    PAID-IN-    STOCKHOLDERS'
                                       INVESTMENT   SHARES   AMOUNT    CAPITAL        EQUITY
                                       ----------   ------   ------   ----------   -------------
                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Balances at beginning of year........   $ 54,874       --      $--     $    --       $ 54,874
Net income...........................      6,879       --      --           --          6,879
Net transfers to parent..............    (17,582)      --      --           --        (17,582)
Incorporation of Company on December
  31, 1997...........................    (44,171)   2,500      --       44,171             --
                                        --------    -----      --      -------       --------
Balances at end of year..............   $     --    2,500      $--     $44,171       $ 44,171
                                        ========    =====      ==      =======       ========

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                 (A WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                            STATEMENT OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................     $  6,879
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        6,397
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (2,112)
       Inventory............................................        2,977
       Prepaid expenses and other...........................          (76)
       Accounts payable.....................................         (221)
       Accrued expenses.....................................         (595)
                                                                 --------
          Net cash provided by operating activities.........       13,249
                                                                 --------
Cash flows from investing activities -- additions to
  property, plant and equipment.............................       (2,718)
                                                                 --------
Cash flows from financing activities -- transfers to Parent
  Company Investment........................................      (10,570)
                                                                 --------
Net decrease in cash........................................          (39)
Cash, beginning of year.....................................          225
                                                                 --------
Cash, end of year...........................................     $    186
                                                                 ========
Supplemental disclosure of cash flow information:
Deferred taxes transferred to Parent Company Investment per
  terms of the Acquisition Agreement........................     $  7,012
                                                                 ========

                See accompanying notes to financial statements.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) BACKGROUND AND BASIS OF PRESENTATION

     Raytheon Semiconductor Inc. (the Company) is a wholly owned subsidiary of Thornwood Trust (Thornwood) which is a wholly owned unit of Raytheon Company (Raytheon). The Company's Multimedia Business Unit, based in San Diego, California, designs and manufactures digital and mixed-signal integrated circuits (IC) for use in broadcast video, computer graphics, multimedia, imaging and communications applications. The Analog and High Speed Communications Business Units, both based in Mountain View, California, manufacture DC-DC converters, voltage regulator modules and IC's used by customers in high performance microprocessors and networking applications. The Company sells mainly through distributors in North America, Asia, and Europe.

     Fairchild Semiconductor Corporation (Fairchild) acquired all the outstanding shares of the Company subsequent to the close of business on December 31, 1997 (see Note 10). Prior to this transaction, the net assets of the Company represented an operating division of Raytheon. These financial statements report the operating results of the Company as a division of Raytheon. As a division of Raytheon, certain costs included in the income statement were determined on the basis of allocations from Corporate Headquarters and represent management's best estimate of the cost that would have been incurred had the division operated independently. As a result, the financial statements presented may not reflect the financial position or results of operations which would have been realized had the Company operated as a nonaffiliated entity for the year.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

  REVENUE RECOGNITION

     Revenue is primarily recognized at the time product is shipped. The Company provides for estimated returns of products sold to distributors under various sales incentive programs and for general product returns from all customers. Reductions of net sales revenue under these programs are recorded at the time products are shipped.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  INVENTORIES

     Inventories are stated at the lower of standard cost, which approximates actual cost, or net realizable value. Cost is determined on a first-in, first-out basis.

  PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is generally provided on the double declining balance (buildings), or sum-of-years digits method based on the following estimated useful lives:

Buildings...................................................    20 to 45 years
Machinery and equipment.....................................     3 to 10 years
Computer software and other assets..........................           7 years

     Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the improvement.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards of the Company. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  STOCK OPTION PLAN

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded using the intrinsic value-based method. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, on January 1, 1996, which permits entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  PARENT COMPANY INVESTMENT

     As a division of Raytheon, the Company's operating cash requirements have been met with transfers from Raytheon as required. Cash balances of the Company not required for operations have been transferred to Raytheon, and all cash receipts and disbursements and intercompany charges

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

related to the Company's operations have been credited to or charged against Parent Company Investment.

(3) CORPORATE ALLOCATIONS

     The accompanying statement of income includes charges allocated by Raytheon representing the Company's share of certain costs incurred by Raytheon in support of the Company's operations. Services provided by Raytheon in 1997 were primarily financial, legal and administrative in nature. Costs have been allocated to the Company based on the proportion of Raytheon expenses represented by Company expenses. Management has reviewed the allocations made by Raytheon and believes them to be reasonable. In all cases, the corporate charges assessed approximate the amounts which would have been incurred by the Company if it had operated on a standalone basis during the year.

     The total amounts allocated to the Company for the year ended December 31, 1997 and included in the statement of income are as follows (in thousands):

Cost of sales...............................................    $3,647
Research and development....................................     1,059
Selling, general and administrative.........................     1,715
                                                                ------
                                                                $6,421
                                                                ======

     Additionally, in 1997, substantially all employees of the Company participated in the defined benefit pension plans of Raytheon. Under the plans, benefits are generally based on years of service and the employee's compensation during the years before retirement. Total expense allocated to the Company for 1997 was $572.

     Subject to certain age and service requirements, substantially all employees of the Company in 1997 were eligible to participate in Raytheon's defined contribution plans. Employees participating in the Raytheon Savings and Investment Plan could contribute up to 17% of their pay subject to prescribed Internal Revenue Code ("IRC") limits. Raytheon matched 50% of the employees' contributions, up to a maximum of 3% of each participating individual's compensation. Total expense charged to the Company for this plan in 1997 was $458. For employees participating in the Raytheon Employee Stock Ownership Plan, the Company's annual contribution was approximately one half of one percent of salary, as limited by the IRC. Total expense charged to the Company for this plan in 1997 was $105.

     Raytheon allocated charges for the employee benefit plans based primarily on headcount and eligible payroll. Management has reviewed the allocations made by Raytheon in respect of employee benefit plans and believes them to be reasonable.

     Subject to the Acquisition Agreement with Fairchild, substantial changes to the Company's pension and benefit plans are expected for 1998. See Note 10.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) INVENTORIES

     Inventories as of December 31, 1997, consisted of the following (in thousands):

Finished goods..............................................  $ 6,012
Work in process.............................................   10,419
Raw materials...............................................    1,694
                                                              -------
                                                              $18,125
                                                              =======

(5) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment as of December 31, 1997, consisted of the following (in thousands):

Land........................................................  $   616
Buildings and leasehold improvements........................   22,802
Machinery and equipment.....................................   61,159
Computer software...........................................    2,898
Construction in progress....................................      427
                                                              -------
                                                               87,902
Less accumulated depreciation and amortization..............   66,370
                                                              -------
Property, plant, and equipment, net.........................  $21,532
                                                              =======

(6) FEDERAL INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997, was (in thousands):

Current income tax expense:
  Federal...................................................  $2,299
  State.....................................................     473
                                                              ------
                                                               2,772
                                                              ------
Deferred income tax expense:
  Federal...................................................   1,247
  State.....................................................     376
                                                              ------
                                                               1,623
          Total tax expense.................................  $4,395
                                                              ======

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6) FEDERAL INCOME TAXES -- (CONTINUED)
     The provision for income taxes for 1997 differs from the U.S. statutory rate due to the following (in thousands):

Computed expected tax expense...............................  $3,833
State income tax, net of federal tax benefit................     562
                                                              ------
                                                              $4,395
                                                              ======

     Current income tax expense is included as a transfer to Raytheon in the Parent Company Investment account. The sources and tax effects of temporary differences which give rise to deferred income tax balances are as follows (in thousands):

Current deferred tax assets:
  Inventory reserves........................................  $2,196
  Accounts receivables allowances...........................     829
  Accrued expenses..........................................     801
                                                              ------
                                                               3,826
Noncurrent deferred tax assets:
  Depreciation and amortization.............................   1,568
                                                              ------
                                                              $5,394
                                                              ======

     Under the terms of the Acquisition Agreement with Fairchild, the deferred tax assets will not be transferred to Fairchild and accordingly are included as a transfer to Raytheon as of December 31, 1997. See Note 10.

(7) EMPLOYEE STOCK PLANS

  STOCK BASED COMPENSATION

     The Company's employees participate in the Raytheon Stock Option Plan (the
Plan) which provides for the grant of incentive stock options and nonqualified stock options to employees, directors and consultants of the Company at the fair market value of Raytheon's common stock on the date of grant.

     The vesting and exercise provisions of the option grants under the Plan are determined by the Board of Directors. Options generally vest ratably over a four-year period commencing from the date of grant, subject to one year of employment and generally expire in 10 years from the date of grant.

     The Company has elected to use the intrinsic value-based method to account for all of its stock-based employee compensation plans. Accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements because the fair value of the underlying common stock equals the exercise price of the stock options at the date of grant. Pursuant to SFAS No. 123, Accounting for Stock Based Compensation, the Company is required to disclose the pro forma effects on the net income of the Company as if the Company had elected to use the fair value approach to account for its stock-based employee compensation plan.

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) EMPLOYEE STOCK PLANS -- (CONTINUED)
     Had compensation cost for the Company's plans been determined consistent with the fair value approach under SFAS No. 123, the Company's 1997 net income would have been $6,476.

     The fair value of each option is estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, an expected life of 5 years, and volatility of 24%. No dividend impact was considered as Raytheon has never declared, and does not have plans to declare, any future dividends. No option or equity instruments were issued to nonemployees.

     The following table summarizes activity under the plan as of December 31, 1997:

                                                                        WEIGHTED-
                                                                         AVERAGE
                                                                        EXERCISE
                                                              SHARES      PRICE
                                                              ------    ---------
Outstanding at beginning of year............................  67,320     $39.25
Options granted.............................................  32,500      51.13
Options exercised...........................................  (8,900)     31.02
Options canceled............................................      --         --
                                                              ------
Outstanding at end of year..................................  90,920      44.30
                                                              ======
Options vested at year-end..................................  58,420     $40.60
                                                              ======
Weighted-average fair value of options granted during the
  year......................................................             $13.98

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) EMPLOYEE STOCK PLANS -- (CONTINUED)
     The following table summarizes information about stock options outstanding as of December 31, 1997:

             OUTSTANDING                 EXERCISABLE
--------------------------------------   -----------
                           WEIGHTED-
                            AVERAGE
EXERCISE     OPTIONS       REMAINING       OPTIONS
 PRICE     OUTSTANDING   LIFE IN YEARS   EXERCISABLE
--------   -----------   -------------   -----------
1$6.95..      2,000       1.96 years        2,000
  21.80       1,000             4.06        1,000
  31.91       2,020             5.65        2,020
  31.47       5,000             5.73        5,000
  32.53      10,000             6.48       10,000
  32.88       3,000             6.65        3,000
  39.03      14,000             7.49       14,000
  52.56      20,400             8.44       20,400
  51.75       1,000             8.66        1,000
  47.13       4,000             9.15           --
  51.69      28,500             9.50           --
             ------                        ------
  44.30      90,920                        58,420
 ======      ======                        ======

     Pursuant to the Acquisition Agreement with Fairchild (see Note 10), all unvested outstanding options at December 31, 1997 are canceled.

(8) COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company had commitments under long-term operating leases requiring approximate annual rentals as follows (in thousands):

1998........................................................  $  812
1999........................................................     844
2000........................................................     439
2001........................................................      --
2002........................................................      --
Thereafter..................................................      --
                                                              ------
                                                              $2,095
                                                              ======

     Rental expense for 1997 amounted to $533.

     The Company's Mountain View facility is located on a contaminated site under the Comprehensive Environmental Liability Act (the "Act"). During the year the Company paid $2,164

                          RAYTHEON SEMICONDUCTOR, INC.
                  (WHOLLY OWNED SUBSIDIARY OF THORNWOOD TRUST)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8) COMMITMENTS AND CONTINGENCIES -- (CONTINUED) for remediation costs which were reimbursed by Raytheon. Under the terms of the Acquisition Agreement executed on December 31, 1997(see Note 10), future responsibility for these costs will be assumed by Raytheon. All other environmental costs are immaterial to the Company and have been expensed as incurred.

     The Company is subject to various claims and legal proceedings in the normal course of business. None of the claims or potential claims outstanding at December 31, 1997 are anticipated to have a material impact on the financial position, cash flows, or results of operations of the Company after taking into consideration provisions already recorded.

(9)  RELATED PARTY TRANSACTIONS, AND GEOGRAPHIC INFORMATION

     In 1997, the Company had $2,134 of net sales to affiliate companies of Raytheon; the related cost of sales amounted to $1,126. There were no other transactions with affiliate companies of Raytheon during 1997.

     The Company's export sales for the year ended December 31, 1997 was $24,810 principally to customers Europe and Asia.

(10)  SUBSEQUENT EVENT

     As discussed in Note 1, prior to the formation of the Company on December 31, 1997, the Company operated as a division of Raytheon. On December 31, 1997, the Company was incorporated as a wholly-owned subsidiary of Thornwood Trust (Thornwood), a Massachusetts Business Trust and wholly-owned unit of Raytheon.

     Subsequent to the close of business on December 31, 1997, Fairchild acquired 100% of the outstanding shares of common stock of the Company from Thornwood for approximately $117 million. Upon closing of the acquisition, the Company became a business unit of Fairchild.

     Pursuant to the Acquisition Agreement, Raytheon will retain and be responsible for liabilities accrued by employees of the Company through December 31, 1997 under any defined benefit pension plan or other employee-related benefit plans. In addition, Raytheon will retain all liability and responsibility for the disposition of interests under the Raytheon Savings and Investment Plan and the Raytheon Stock Ownership Plan with respect to all employees of the Company who were participants in either of the plans as of December 31, 1997.

     Raytheon will also retain and be responsible for all liabilities related to environmental remediation activities, including those required by the United States Environmental Protection Agency, at the Company's Mountain View, California facility which arose prior to December 31, 1997 or were created by the release of hazardous substances that first occurred prior to December 31, 1997.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by Fairchild International.

SEC registration fee.......................................  $    97,300
Printing and engraving fees................................       *
Legal fees and expenses....................................       *
Accounting fees and expenses...............................       *
Blue Sky fees and expenses.................................       *
Directors' and Officers' Insurance.........................       *
Filing fee.................................................       *
Miscellaneous..............................................       *
                                                             -----------
          Total............................................  $24,000,000
                                                             ===========

---------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Furthermore, Section 145 provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our Bylaws provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of our company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of our company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of our company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of our company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of our company, except to the extent that such indemnification is prohibited by applicable law. Our Bylaws also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any bylaw, agreement, vote of stockholders or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains a provision so limiting the personal liability of our directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 11, 1997, Fairchild International issued approximately 28,764,480 shares of Class A Common Stock, 33,635,520 shares of Class B Common Stock, $70.0 million (aggregate principal amount) of 12% Series A Cumulative Compounding Preferred Stock and an 11.74% Subordinated Note Due March 14, 2008 in an original principal amount of approximately $77.0 million in connection with the recapitalization of Fairchild Semiconductor Corporation. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

     On April 13, 1999, Fairchild International issued a 12.5% Subordinated Note Due 2008 in the original principal amount of $50.0 million in connection with the acquisition of the power device business, the financings in connection with the acquisition and the application of the proceeds of such financings. This note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.01    Underwriting Agreement dated July   , 1999 among Fairchild
          International, National Semiconductor, Credit Suisse First
          Boston Corporation,              .*
  2.01    Agreement and Plan of Recapitalization dated January 24,
          1997 between Sterling and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.02    Asset Purchase Agreement dated as of March 11, 1997 between
          Fairchild Semiconductor and National Semiconductor
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  2.03    Acquisition Agreement dated November 25, 1997 between
          Fairchild Semiconductor Corporation and Raytheon Company
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated December 31,
          1997, filed January 13, 1998).
  2.04    Amendment No. 1 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.05    Exhibit 3.14 to Acquisition Agreement dated December 29,
          1997 between Fairchild Semiconductor Corporation and
          Raytheon Company (incorporated by reference from Fairchild
          Semiconductor Corporation's Current Report on Form 8-K dated
          December 31, 1997, filed January 13, 1998).
  2.06    Business Transfer Agreement dated December 20, 1998 between
          Samsung Electronics and Fairchild Semiconductor Corporation
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Current Report on Form 8-K dated April 13,
          1999, filed April 27, 1999).
  2.07    Closing Agreement dated April 13, 1999 among Samsung
          Electronics, Fairchild Korea Semiconductor Ltd. and
          Fairchild Semiconductor Corporation (incorporated by
          reference from Fairchild Semiconductor Corporation's Current
          Report on Form 8-K dated April 13, 1999, filed April 27,
          1999).
  3.01    Certificate of Incorporation of Fairchild International
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 filed May
          12, 1997 (File No. 333-26897)).
  3.02    Bylaws of Fairchild International (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  3.03    Certificate of Amendment to Certificate of Incorporation of
          Fairchild International (incorporated by reference from
          Fairchild International's Registration Statement on Form S-8
          filed July 7, 1998 (File No. 333-58603)).
  3.04    Certificate of Amendment of Certificate of Incorporation of
          Fairchild International.+
  3.05    Restated Certificate of Incorporation of Fairchild
          International.*
  4.01    Indenture dated April 7, 1999 among Fairchild Semiconductor
          Corporation, Fairchild International, as Guarantor,
          Fairchild Semiconductor Corporation of California, as
          Guarantor, and the United States Trust Company of New York.+
  4.02    Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).
  4.03    Registration Rights Agreement dated March 30, 1999 among
          Fairchild Semiconductor Corporation, Fairchild
          International, as Guarantor, Fairchild Semiconductor
          Corporation of California, as Guarantor, Credit Suisse First
          Boston Corporation, Morgan Stanley & Co. Incorporated,
          Salomon Smith Barney Inc. and Fleet Securities, Inc.+
  4.04    Registration Rights Agreement dated March 11, 1997 among
          Fairchild International, Sterling, National Semiconductor
          and certain investors.+
  5.01    Form of Opinion of Dechert Price & Rhoads.
 10.01    Indenture dated as of March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, as
          Guarantor and United States Trust Company of New York, as
          Trustee relating to Fairchild Semiconductor Corporation's
          10 1/8% Senior Subordinated Notes (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4 filed May 12, 1997 (File No.
          333-26897)).
 10.02    Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
 10.03    Technology Licensing and Transfer Agreement dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.04    Transition Services Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.05    Fairchild Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.06    Revenue Side Letter dated March 11, 1997 between National
          Semiconductor and Fairchild Semiconductor Corporation
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.07    Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.08    National Foundry Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.09    National Assembly Services Agreement dated March 11, 1997
          between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.10    Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed July 9, 1997 (File No.
          333-26897)).
 10.11    Shared Services Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Amendment No. 3 to Fairchild Semiconductor Corporation 's
          Registration Statement on Form S-4, filed July 9, 1997 (File
          No. 333-26897)).
 10.12    Credit Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Various
          Banks, Bankers Trust Company, Credit Suisse First Boston
          Corporation and Canadian Imperial Bank of Commerce
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4, filed May
          12, 1997 (File No. 333-26897)).
 10.13    Corporate Agreement dated February 20, 1992 between Torex
          Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4, filed July
          9, 1997 (File No. 333-26897)).
 10.14    Assembly/Test Subcontract Agreement dated August 13, 1998
          between NS Electronics Bangkok (1993) Ltd. and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Annual Report on Form
          10-K for the fiscal year ended May 31, 1998, filed August
          27, 1998).
 10.15    Supply Agreement dated January 20, 1996 between National
          Semiconductor and Dynacraft Industries Sdn. Bhd.
          (incorporated by reference from Amendment No. 3 to Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed July 9, 1997 (File No. 333-26897)).
 10.16    Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
          Inc. (incorporated by reference from Amendment No. 3 to
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed July 9, 1997 (File No. 333-26897)).
 10.17    Qualified Titles Corresponding to Registry Title Nos. 19, 44
          and 3400-Mk 12 from the State of Penang, Malaysia and
          corresponding Sale and Purchase Agreements, each dated March
          11, 1997, between National Semiconductor Sdn. Bhd. and
          Fairchild Semiconductor Sdn. Bhd. (incorporated by reference from Fairchild Semiconductor Corporation's Registration
          Statement on Form S-4, filed May 12, 1997 (File No.
          333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.18    Lease Agreement dated October 10, 1979 between Export
          Processing Zone Authority and Fairchild Semiconductor (Hong
          Kong) Limited, and Supplemental Agreements thereto dated May
          1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
          February 16, 1990; August 25, 1994; May 29, 1995; June 7,
          1995; November 9, 1995; and October 24, 1996 (incorporated by reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4, filed May 12, 1997 (File
          No. 333-26897)).
 10.19    Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.20    Shared Facilities Agreement (South Portland) dated March 11,
          1997 between National Semiconductor and Fairchild
          Semiconductor Corporation (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.21    Environmental Side Letter dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4, filed May 12, 1997 (File No. 333-26897)).
 10.22    Master Sublease Agreement dated March 11, 1997 between
          National Semiconductor and Fairchild Semiconductor
          Corporation and Master Lease Agreement dated December 13,
          1994 between General Electric Capital Corporation and
          National Semiconductor (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.23    Fairchild NSC Deferred Compensation Plan Trust established effective March 11, 1997 (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.24    Fairchild NSC Deferred Compensation Plan assumed and
          continued, effective March 11, 1997 (included as Schedule A to Exhibit 10.23).
 10.25    Fairchild Benefit Restoration Plan (incorporated by
          reference from Fairchild Semiconductor Corporation's
          Registration Statement on Form S-4 dated, filed May 12, 1997
          (File No. 333-26897)).
 10.26    Fairchild Incentive Plan (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.27    FSC Semiconductor Corporation Executive Officer Incentive
          Plan (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 dated,
          filed May 12, 1997 (File No. 333-26897)).
 10.28    FSC Semiconductor Corporation Stock Option Plan
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Registration Statement on Form S-4 dated,
          filed May 12, 1997 (File No. 333-26897)).
 10.29    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Kirk P. Pond (incorporated by reference from Fairchild
          Semiconductor Corporation's Registration Statement on Form
          S-4 dated, filed May 12, 1997 (File No. 333-26897)).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.30    Employment Agreement dated March 11, 1997 among Fairchild
          Semiconductor Corporation, Fairchild International, Sterling
          and Joseph R. Martin (incorporated by reference from
          Fairchild Semiconductor Corporation's Registration Statement
          on Form S-4, filed May 12, 1997 (File No. 333-26897)).
 10.31    Credit Agreement -- Amended and Restated as of December 31,
          1997 (incorporated by reference from Fairchild Semiconductor
          Corporation's Quarterly Report on Form 10-Q for the
          quarterly period ended March 1, 1998, filed April 13, 1998).
 10.32    Employee Stock Purchase Savings Plan, as amended as of June
          25, 1998 (incorporated by reference from Fairchild
          Semiconductor Corporation's Annual Report on Form 10-K for
          the fiscal year ended May 31, 1998, filed August 27, 1998).
 10.33    Fairchild Revocable Savings Plan Trust, dated February 20,
          1998, executed by Fleet Bank of Maine, as trustee
          (incorporated by reference from Fairchild International's
          Registration Statement on Form S-8, filed July 7, 1998 (File
          No. 333-58603)).
 10.34    Amendment to Securities Purchase and Holders Agreement dated
          May 29, 1998 (incorporated by reference from Fairchild
          Semiconductor Corporation's Annual Report on Form 10-K for
          the fiscal year ended May 31, 1998, filed August 27, 1998).
 10.35    Form of Promissory Note between Fairchild Semiconductor
          Corporation and Management Investors dated June 3, 1998
          (incorporated by reference from Fairchild Semiconductor
          Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed August 27, 1998).
 10.36    Second Amendment to Amended and Restated Credit Agreement
          dated August 25, 1998 among Fairchild International,
          Fairchild Semiconductor Corporation, the lenders party to
          the Credit Agreement dated March 11, 1997, Bankers Trust
          Company, Credit Suisse First Boston Corporation and Canadian
          Imperial Bank of Commerce (incorporated by reference from
          Fairchild Semiconductor Corporation's Quarterly Report on
          Form 10-Q for the fiscal quarter ended August 30, 1998,
          filed October 9, 1998).
 10.37    Purchase Agreement dated March 30, 1999 among Fairchild
          Semiconductor Corporation, Fairchild International,
          Fairchild Semiconductor Corporation of California, Credit
          Suisse First Boston Corporation, Morgan Stanley & Co.
          Incorporated, Salomon Smith Barney Inc. and Fleet
          Securities, Inc.+
 10.38    Transitional Services Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
 10.39    Product Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
 10.40    Foundry Sale Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.+
 10.41    Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd.+
 10.42    Trademark License Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
 10.43    Assembly and Test Services Agreement (Onyang) dated April
          13, 1999 between Samsung Electronics and Fairchild Korea
          Semiconductor Ltd.+
 10.44    Assembly and Test Services Agreement (Suzhou) dated April
          13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
          Ltd. and Fairchild Korea Semiconductor Ltd.+

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.45    EPI Services Agreement dated April 13, 1999 between Samsung
          Electronics and Fairchild Korea Semiconductor Ltd.+
 10.46    Photo Mask Supply Agreement dated April 13, 1999 between
          Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
 10.47    Credit Agreement dated April 14, 1999 among Fairchild
          Semiconductor Corporation, Fairchild International, certain lenders named within the Credit Agreement, Credit Suisse
          First Boston Corporation, Salomon Brothers Holding Company
          Inc., ABN Amro Bank NV and Fleet National Bank.+
 10.48    Employment Agreement dated March 28, 1999 between Fairchild
          International and Deok-Jung Kim.+
 10.49    Employment Agreement dated as of April 23, 1999 between
          Fairchild Semiconductor Corporation and Kyoung-Soo Kim.+
 10.50    Sublease Agreement dated April 23, 1999 between Veritas
          Software Corporation and Fairchild Semiconductor Corporation
          of California.+
 10.51    Lock-Up Agreement dated July   , 1999.*
 10.52    Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998.+
 10.53    Securities Purchase and Holders Agreement dated as of March
          11, 1997 among Fairchild International, Sterling, National
          Semiconductor and Management Investors.+
 21.01    Subsidiaries of Fairchild International.+
 23.01    Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
 23.02    Consent of Samil Accounting Corporation.
 23.03    Consent of KPMG LLP.
 23.04    Consent of KPMG LLP.
 24.01    Power of Attorney.+


---------------
* To be supplied by amendment.
+ Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES:

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 2nd day of July 1999.


                                    FAIRCHILD SEMICONDUCTOR
                                    INTERNATIONAL, INC.

                                    By: /s/ JOSEPH R. MARTIN
                                       -----------------------------------------
                                        Executive Vice President
                                        and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on July 2, 1999.


                     SIGNATURE                                            TITLE
                     ---------                                            -----

                         *                           Chairman of the Board of Directors,
---------------------------------------------------  President and Chief Executive Officer
                   Kirk P. Pond                      (principal executive officer)

                         *                           Executive Vice President, Chief Financial
---------------------------------------------------  Officer and Director (principal financial
                 Joseph R. Martin                    and accounting officer)

                         *                           Director
---------------------------------------------------
                  Brian L. Halla

                         *                           Director
---------------------------------------------------
                 William N. Stout

                         *                           Director
---------------------------------------------------
              Richard M. Cashin, Jr.

                         *                           Director
---------------------------------------------------
                 Paul C. Schorr IV

                         *                           Director
---------------------------------------------------
                 Ronald W. Shelly

             *By: /s/ JOSEPH R. MARTIN
     ---------------------------------------------
                    Joseph R. Martin
                    Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
1.01       Underwriting Agreement dated July      , 1999 among
           Fairchild International, National Semiconductor, Credit
           Suisse First Boston Corporation,           .*
2.01       Agreement and Plan of Recapitalization dated January 24,
           1997 between Sterling and National Semiconductor
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4 filed May
           12, 1997 (File No. 333-26897)).
2.02       Asset Purchase Agreement dated as of March 11, 1997 between
           Fairchild Semiconductor and National Semiconductor
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4 filed May
           12, 1997 (File No. 333-26897)).
2.03       Acquisition Agreement dated November 25, 1997 between
           Fairchild Semiconductor Corporation and Raytheon Company
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Current Report on Form 8-K dated December 31,
           1997, filed January 13, 1998).
2.04       Amendment No. 1 to Acquisition Agreement dated December 29,
           1997 between Fairchild Semiconductor Corporation and
           Raytheon Company (incorporated by reference from Fairchild
           Semiconductor Corporation's Current Report on Form 8-K dated
           December 31, 1997, filed January 13, 1998).
2.05       Exhibit 3.14 to Acquisition Agreement dated December 29,
           1997 between Fairchild Semiconductor Corporation and
           Raytheon Company (incorporated by reference from Fairchild
           Semiconductor Corporation's Current Report on Form 8-K dated
           December 31, 1997, filed January 13, 1998).
2.06       Business Transfer Agreement dated December 20, 1998 between
           Samsung Electronics and Fairchild Semiconductor Corporation
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Current Report on Form 8-K dated April 13,
           1999, filed April 27, 1999).
2.07       Closing Agreement dated April 13, 1999 among Samsung
           Electronics, Fairchild Korea Semiconductor Ltd. and
           Fairchild Semiconductor Corporation (incorporated by
           reference from Fairchild Semiconductor Corporation's Current
           Report on Form 8-K dated April 13, 1999, filed April 27,
           1999).
3.01       Certificate of Incorporation of Fairchild International
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4 filed May
           12, 1997 (File No. 333-26897)).
3.02       Bylaws of Fairchild International (incorporated by reference from Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4 filed May 12, 1997 (File No.
           333-26897)).
3.03       Certificate of Amendment to Certificate of Incorporation of
           Fairchild International (incorporated by reference from
           Fairchild International's Registration Statement on Form S-8
           filed July 7, 1998 (File No. 333-58603)).
3.04       Certificate of Amendment of Certificate of Incorporation of
           Fairchild International.+
3.05       Restated Certificate of Incorporation of Fairchild
           International.*

EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
4.01       Indenture dated April 7, 1999 among Fairchild Semiconductor
           Corporation, Fairchild International, as Guarantor,
           Fairchild Semiconductor Corporation of California, as
           Guarantor, and the United States Trust Company of New York.+
4.02       Form of 10 3/8% Senior Subordinated Notes Due 2007 (included in Exhibit 4.01).
4.03       Registration Rights Agreement dated March 30, 1999 among
           Fairchild Semiconductor Corporation, Fairchild
           International, as Guarantor, Fairchild Semiconductor
           Corporation of California, as Guarantor, Credit Suisse First
           Boston Corporation, Morgan Stanley & Co. Incorporated,
           Salomon Smith Barney Inc. and Fleet Securities, Inc.+
4.04       Registration Rights Agreement dated March 11, 1997 among
           Fairchild International, Sterling, National Semiconductor
           and certain investors.+
5.01       Form of Opinion of Dechert Price & Rhoads.
10.01      Indenture dated as of March 11, 1997 among Fairchild
           Semiconductor Corporation, Fairchild International, as
           Guarantor and United States Trust Company of New York, as
           Trustee relating to Fairchild Semiconductor Corporation's
           10 1/8% Senior Subordinated Notes (incorporated by reference from Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4 filed May 12, 1997 (File No.
           333-26897)).
10.02      Form of 10 1/8% Senior Subordinated Notes Due 2007 (included in Exhibit 10.01).
10.03      Technology Licensing and Transfer Agreement dated March 11,
           1997 between National Semiconductor and Fairchild
           Semiconductor Corporation (incorporated by reference from
           Amendment No. 3 to Fairchild Semiconductor Corporation's
           Registration Statement on Form S-4, filed July 9, 1997 (File
           No. 333-26897)).
10.04      Transition Services Agreement dated March 11, 1997 between
           National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4, filed May 12, 1997 (File No. 333-26897)).
10.05      Fairchild Foundry Services Agreement dated March 11, 1997
           between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed July 9, 1997 (File No.
           333-26897)).
10.06      Revenue Side Letter dated March 11, 1997 between National
           Semiconductor and Fairchild Semiconductor Corporation
           (incorporated by reference from Amendment No. 3 to Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4, filed July 9, 1997 (File No. 333-26897)).
10.07      Fairchild Assembly Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed July 9, 1997 (File No.
           333-26897)).

EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
10.08      National Foundry Services Agreement dated March 11, 1997
           between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed July 9, 1997 (File No.
           333-26897)).
10.09      National Assembly Services Agreement dated March 11, 1997
           between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed July 9, 1997 (File No.
           333-26897)).
10.10      Mil/Aero Wafer and Services Agreement dated March 11, 1997 between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed July 9, 1997 (File No.
           333-26897)).
10.11      Shared Services Agreement (South Portland) dated March 11,
           1997 between National Semiconductor and Fairchild
           Semiconductor Corporation (incorporated by reference from
           Amendment No. 3 to Fairchild Semiconductor Corporation 's
           Registration Statement on Form S-4, filed July 9, 1997 (File
           No. 333-26897)).
10.12      Credit Agreement dated March 11, 1997 among Fairchild
           Semiconductor Corporation, Fairchild International, Various
           Banks, Bankers Trust Company, Credit Suisse First Boston
           Corporation and Canadian Imperial Bank of Commerce
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4, filed May
           12, 1997 (File No. 333-26897)).
10.13      Corporate Agreement dated February 20, 1992 between Torex
           Semiconductor Ltd. and National Semiconductor (incorporated by reference from Amendment No. 3 to Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4, filed July
           9, 1997 (File No. 333-26897)).
10.14      Assembly/Test Subcontract Agreement dated August 13, 1998
           between NS Electronics Bangkok (1993) Ltd. and Fairchild
           Semiconductor Corporation (incorporated by reference from
           Fairchild Semiconductor Corporation's Annual Report on Form
           10-K for the fiscal year ended May 31, 1998, filed August
           27, 1998).
10.15      Supply Agreement dated January 20, 1996 between National
           Semiconductor and Dynacraft Industries Sdn. Bhd.
           (incorporated by reference from Amendment No. 3 to Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4, filed July 9, 1997 (File No. 333-26897)).
10.16      Licensing and Manufacturing Agreement dated April 27, 1990 between National Semiconductor and Waferscale Integration,
           Inc. (incorporated by reference from Amendment No. 3 to
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4, filed July 9, 1997 (File No. 333-26897)).

EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
10.17      Qualified Titles Corresponding to Registry Title Nos. 19, 44
           and 3400-Mk 12 from the State of Penang, Malaysia and
           corresponding Sale and Purchase Agreements, each dated March
           11, 1997, between National Semiconductor Sdn. Bhd. and
           Fairchild Semiconductor Sdn. Bhd. (incorporated by reference from Fairchild Semiconductor Corporation's Registration
           Statement on Form S-4, filed May 12, 1997 (File No.
           333-26897)).
10.18      Lease Agreement dated October 10, 1979 between Export
           Processing Zone Authority and Fairchild Semiconductor (Hong
           Kong) Limited, and Supplemental Agreements thereto dated May
           1, 1982; December 12, 1983; August 17, 1984; March 10, 1987;
           February 16, 1990; August 25, 1994; May 29, 1995; June 7,
           1995; November 9, 1995; and October 24, 1996 (incorporated by reference from Fairchild Semiconductor Corporation's
           Registration Statement on Form S-4, filed May 12, 1997 (File
           No. 333-26897)).
10.19      Lease for Santa Clara Facilities dated as of March 11, 1997 between National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4, filed May 12, 1997 (File No. 333-26897)).
10.20      Shared Facilities Agreement (South Portland) dated March 11,
           1997 between National Semiconductor and Fairchild
           Semiconductor Corporation (incorporated by reference from
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4, filed May 12, 1997 (File No. 333-26897)).
10.21      Environmental Side Letter dated March 11, 1997 between
           National Semiconductor and Fairchild Semiconductor
           Corporation (incorporated by reference from Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4, filed May 12, 1997 (File No. 333-26897)).
10.22      Master Sublease Agreement dated March 11, 1997 between
           National Semiconductor and Fairchild Semiconductor
           Corporation and Master Lease Agreement dated December 13,
           1994 between General Electric Capital Corporation and
           National Semiconductor (incorporated by reference from
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4, filed May 12, 1997 (File No. 333-26897)).
10.23      Fairchild NSC Deferred Compensation Plan Trust established effective March 11, 1997 (incorporated by reference from
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4, filed May 12, 1997 (File No. 333-26897)).
10.24      Fairchild NSC Deferred Compensation Plan assumed and
           continued, effective March 11, 1997 (included as Schedule A to Exhibit 10.23).
10.25      Fairchild Benefit Restoration Plan (incorporated by
           reference from Fairchild Semiconductor Corporation's
           Registration Statement on Form S-4 dated, filed May 12, 1997
           (File No. 333-26897)).
10.26      Fairchild Incentive Plan (incorporated by reference from
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4, filed May 12, 1997 (File No. 333-26897)).

EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
10.27      FSC Semiconductor Corporation Executive Officer Incentive
           Plan (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4 dated,
           filed May 12, 1997 (File No. 333-26897)).
10.28      FSC Semiconductor Corporation Stock Option Plan
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Registration Statement on Form S-4, filed May
           12, 1997 (File No. 333-26897)).
10.29      Employment Agreement dated March 11, 1997 among Fairchild
           Semiconductor Corporation, Fairchild International, Sterling
           and Kirk P. Pond (incorporated by reference from Fairchild
           Semiconductor Corporation's Registration Statement on Form
           S-4 dated, filed May 12, 1997 (File No. 333-26897)).
10.30      Employment Agreement dated March 11, 1997 among Fairchild
           Semiconductor Corporation, Fairchild International, Sterling
           and Joseph R. Martin (incorporated by reference from
           Fairchild Semiconductor Corporation's Registration Statement
           on Form S-4 dated, filed May 12, 1997 (File No. 333-26897)).
10.31      Credit Agreement -- Amended and Restated as of December 31,
           1997 (incorporated by reference from Fairchild Semiconductor
           Corporation's Quarterly Report on Form 10-Q for the
           quarterly period ended March 1, 1998, filed April 13, 1998).
10.32      Employee Stock Purchase Savings Plan, as amended as of June
           25, 1998 (incorporated by reference from Fairchild
           Semiconductor Corporation's Annual Report on Form 10-K for
           the fiscal year ended May 31, 1998, filed August 27, 1998).
10.33      Fairchild Revocable Savings Plan Trust, dated February 20,
           1998, executed by Fleet Bank of Maine, as trustee
           (incorporated by reference from Fairchild International's
           Registration Statement on Form S-8, filed July 7, 1998 (File
           No. 333-58603)).
10.34      Amendment to Securities Purchase and Holders Agreement dated
           May 29, 1998 (incorporated by reference from Fairchild
           Semiconductor Corporation's Annual Report on Form 10-K for
           the fiscal year ended May 31, 1998, filed August 27, 1998).
10.35      Form of Promissory Note between Fairchild Semiconductor
           Corporation and Management Investors dated June 3, 1998
           (incorporated by reference from Fairchild Semiconductor
           Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed August 27, 1998).
10.36      Second Amendment to Amended and Restated Credit Agreement
           dated August 25, 1998 among Fairchild International,
           Fairchild Semiconductor Corporation, the lenders party to
           the Credit Agreement dated March 11, 1997, Bankers Trust
           Company, Credit Suisse First Boston Corporation and Canadian
           Imperial Bank of Commerce (incorporated by reference from
           Fairchild Semiconductor Corporation's Quarterly Report on
           Form 10-Q for the fiscal quarter ended August 30, 1998,
           filed October 9, 1998).
10.37      Purchase Agreement dated March 30, 1999 among Fairchild
           Semiconductor Corporation, Fairchild International,
           Fairchild Semiconductor Corporation of California, Credit
           Suisse First Boston Corporation, Morgan Stanley & Co.
           Incorporated, Salomon Smith Barney Inc. and Fleet
           Securities, Inc.+

EXHIBIT
NO.                                DESCRIPTION                             PAGE
-------                            -----------                             ----
10.38      Transitional Services Agreement dated April 13, 1999 between
           Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
10.39      Product Supply Agreement dated April 13, 1999 between
           Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
10.40      Foundry Sale Agreement dated April 13, 1999 between Samsung
           Electronics and Fairchild Korea Semiconductor Ltd.+
10.41      Intellectual Property License Agreement dated April 13, 1999 between Samsung Electronics and Fairchild Korea
           Semiconductor Ltd.+
10.42      Trademark License Agreement dated April 13, 1999 between
           Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
10.43      Assembly and Test Services Agreement (Onyang) dated April
           13, 1999 between Samsung Electronics and Fairchild Korea
           Semiconductor Ltd.+
10.44      Assembly and Test Services Agreement (Suzhou) dated April
           13, 1999 between SESS Electronics Suzhou Semiconductor Co.,
           Ltd. and Fairchild Korea Semiconductor Ltd.+
10.45      EPI Services Agreement dated April 13, 1999 between Samsung
           Electronics and Fairchild Korea Semiconductor Ltd.+
10.46      Photo Mask Supply Agreement dated April 13, 1999 between
           Samsung Electronics and Fairchild Korea Semiconductor Ltd.+
10.47      Credit Agreement dated April 14, 1999 among Fairchild
           Semiconductor Corporation, Fairchild International, certain lenders named within the Credit Agreement, Credit Suisse
           First Boston Corporation, Salomon Brothers Holding Company
           Inc., ABN Amro Bank NV and Fleet National Bank.+
10.48      Employment Agreement dated March 28, 1999 between Fairchild
           International and Deok-Jung Kim.+
10.49      Employment Agreement dated as of April 23, 1999 between
           Fairchild Semiconductor Corporation and Kyoung-Soo Kim.+
10.50      Sublease Agreement dated April 23, 1999 between Veritas
           Software Corporation and Fairchild Semiconductor Corporation
           of California.+
10.51      Lock-Up Agreement dated July   , 1999.*
10.52      Fairchild Executive Incentive Plan, as amended and restated, effective June 1, 1998.+
10.53      Securities Purchase and Holders Agreement dated as of March
           11, 1997 among Fairchild International, Sterling, National
           Semiconductor and Management Investors.+
21.01      Subsidiaries of Fairchild International.+
23.01      Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).
23.02      Consent of Samil Accounting Corporation.
23.03      Consent of KPMG LLP.
23.04      Consent of KPMG LLP.
24.01      Power of Attorney.+


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* To be supplied by amendment.

+ Previously filed.